    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 24, 2000

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             THE TITAN CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                               7373                              95-2588754
      (STATE OF INCORPORATION)                                            (I.R.S. EMPLOYER IDENTIFICATION NO.)

              (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION NUMBER)

                             3033 SCIENCE PARK RD.
                          SAN DIEGO, CALIFORNIA 92121
                                 (858) 552-9500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                  GENE W. RAY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             3033 SCIENCE PARK RD.
                          SAN DIEGO, CALIFORNIA 92121
                                 (858) 552-9500
  (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

RICHARD J. PARRINO, ESQ.            ANITA FINKELSTEIN, ESQ.           NICHOLAS J. COSTANZA, ESQ.
  STUART A. BARR, ESQ.     VENABLE, BAETJER, HOWARD & CIVILETTI, LLP     THE TITAN CORPORATION
 HOGAN & HARTSON L.L.P.            1201 NEW YORK AVENUE, NW             3033 SCIENCE PARK ROAD
  8300 GREENSBORO DRIVE                   SUITE 1000                  SAN DIEGO, CALIFORNIA 92121
 MCLEAN, VIRGINIA 22102              WASHINGTON, DC 20005              TELEPHONE: (858) 552-9500
TELEPHONE: (703) 610-6100          TELEPHONE: (202) 962-4800

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________________
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________________

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                PROPOSED MAXIMUM       PROPOSED MAXIMUM
         TITLE OF EACH CLASS               AMOUNT TO BE          OFFERING PRICE           AGGREGATE              AMOUNT OF
   OF SECURITIES TO BE REGISTERED           REGISTERED             PER SHARE          OFFERING PRICE(3)     REGISTRATION FEE(4)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value.........          (1)                    (2)                $193,091,525             $50,977
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) This registration statement covers the maximum number of shares of common stock of The Titan Corporation ("Titan") issuable in connection with the merger in exchange for shares of common stock of Advanced Communication Systems, Inc. ("ACS"), based on (i) the maximum number of shares of ACS common stock exchangeable in the merger (9,917,387 shares) and (ii) the exchange ratio applicable in the merger as described herein. This registration statement also covers additional shares of Titan common stock that may be issued to prevent dilution resulting from a stock split, stock dividend or similar transaction involving the Titan or ACS common stock, under Rule 416 of the Securities Act.
(2) Pursuant to Rule 457(o) of the Securities Act, the Proposed Maximum Offering Price Per Share has been omitted.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c) of the Securities Act, based on the market value of the ACS common stock to be received by Titan in the merger, as established by the average of the high and low sales prices of ACS common stock on January 20, 2000 on The Nasdaq National Market, which was $19.47.
(4) This fee has been calculated pursuant to Section 6(b) of the Securities Act as .000264 of $193,091,525. In accordance with Rule 457 under the Securities Act, the fee of $55,305.95 paid by ACS pursuant to Rule 14a-6(i)(1) under the Securities Exchange Act upon the filing of its preliminary proxy material relating to the merger has been credited against the registration fee payable in connection with this filing. Accordingly, no fee is payable in connection with this filing.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      ADVANCED COMMUNICATION SYSTEMS, INC.

                               10089 LEE HIGHWAY
                            FAIRFAX, VIRGINIA 22030

                                JANUARY 24, 2000

--------------------------------------------------------------------------------
                                PROPOSED MERGER
--------------------------------------------------------------------------------

To Our Stockholders:

     On December 9, 1999, Advanced Communication Systems, Inc. entered into a merger agreement with The Titan Corporation. The agreement calls for the merger of a Titan subsidiary into ACS. As a result of the merger, ACS will become a wholly owned subsidiary of Titan and ACS stockholders will become stockholders of Titan. Your board of directors believes that the combined strengths of ACS and Titan will enable the companies to compete more effectively than either can compete alone.

     If we complete the merger, you will receive Titan common stock in exchange for your ACS common stock. Titan common stock is listed on the New York Stock Exchange under the trading symbol "TTN." The number of shares of Titan common stock you will receive in exchange for each share of ACS common stock will be determined at the time of the merger according to a formula contained in the merger agreement and described in the accompanying proxy statement. Based on the number of shares of Titan and ACS common stock outstanding on January 20, 2000, if the merger were completed on that date, ACS stockholders would own approximately 9.95% of Titan's outstanding common stock immediately after the merger.

     ACS and Titan cannot complete the merger unless the holders of a majority of the outstanding shares of ACS common stock vote to adopt the merger agreement and approve the merger and related transactions. This letter is accompanied by ACS's proxy statement, which your board of directors is providing to you to solicit your proxy to vote for adoption of the merger agreement and approval of the merger and related transactions at a special meeting of ACS stockholders to be held on February 23, 2000. Only holders of ACS common stock as of the close of business on January 11, 2000 will be entitled to vote on the merger agreement at the special meeting.

     The accompanying document is also Titan's prospectus for its offering of Titan common stock to ACS stockholders in the proposed merger. This proxy statement/prospectus of ACS and Titan provides you with detailed information about the proposed merger. It also contains information about ACS and Titan from documents the two companies have filed with the Securities and Exchange Commission. We encourage you to read this document carefully. IN PARTICULAR, YOU SHOULD READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 17 FOR A DESCRIPTION OF THE VARIOUS RISKS YOU SHOULD CONSIDER IN EVALUATING THE PROPOSED MERGER.

     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF, AND THAT THE TERMS OF THE MERGER ARE FAIR TO, ACS AND ITS STOCKHOLDERS. YOUR BOARD ALSO HAS DECLARED UNANIMOUSLY THE ADVISABILITY OF THE MERGER AGREEMENT AND RECOMMENDED ITS APPROVAL BY THE ACS STOCKHOLDERS.

     Please take this opportunity to participate in the affairs of ACS by voting in favor of the merger agreement and the merger and related transactions. Your vote is important no matter how many shares you own. Whether or not you intend to attend the stockholders meeting, please carefully read the enclosed materials and then complete, sign, date and return the accompanying proxy in the pre-addressed, stamped envelope provided for that purpose. Even if you return your proxy, you may attend the meeting and vote in person.

     We appreciate your consideration in this matter.

                                          Sincerely,

                                          /s/ GEORGE A. ROBINSON
                                          George A. Robinson
                                          Chief Executive Officer

                            EACH VOTE IS IMPORTANT.
               PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THIS DOCUMENT OR THE SECURITIES TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS DOCUMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           This proxy statement/prospectus is dated January 24, 2000 and is first being mailed on or about January 24, 2000.

                      ADVANCED COMMUNICATION SYSTEMS, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD FEBRUARY 23, 2000

TO THE STOCKHOLDERS OF
ADVANCED COMMUNICATION SYSTEMS, INC.

     NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Advanced Communication Systems, Inc. will be held on Wednesday, February 23, 2000, at 10:30 a.m., local time, at the offices of ACS at 10089 Lee Highway, Fairfax, Virginia 22030, for the following purposes:

     1. To consider and vote upon a proposal to adopt an Agreement and Plan of Merger, dated as of December 9, 1999 and amended as of January 20, 2000 (the "Merger Agreement"), by and among ACS, The Titan Corporation, a Delaware corporation, and A T Acquisition Corp., a Delaware corporation that is a wholly owned subsidiary of Titan, and to approve the merger of A T Acquisition Corp. with ACS (the "Merger") and the other transactions contemplated by the Merger Agreement. As a result of the Merger, ACS will become a wholly owned subsidiary of Titan and ACS stockholders will become stockholders of Titan.

     2. To consider and vote upon the postponement or adjournment of the special meeting in order to solicit additional votes to adopt the Merger Agreement and approve the Merger and related transactions if, at the time of the meeting, ACS determines that it does not have in hand proxies representing enough votes to adopt the Merger Agreement and approve the Merger and related transactions.

     The enclosed proxy statement/prospectus contains a more complete description of these items of business. We encourage you to read it completely and carefully.

     The close of business on January 11, 2000 has been fixed as the record date for determining those stockholders entitled to vote at the special meeting of stockholders and any adjournments, postponements or reschedulings of the special meeting. Therefore, only holders of ACS common stock as of the close of business on January 11, 2000 will be entitled to vote at the special meeting on adoption of the Merger Agreement and approval of the Merger and related transactions.

                                          By Order of the Board of Directors,

                                          /s/ GEORGE A. ROBINSON

                                          George A. Robinson
                                          Chief Executive Officer

Fairfax, Virginia
January 24, 2000

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE PRE-ADDRESSED, POSTAGE PAID ENVELOPE PROVIDED FOR THAT PURPOSE. YOU MAY VOTE IN PERSON AT THE MEETING, EVEN IF YOU PREVIOUSLY HAVE RETURNED YOUR PROXY CARD.

          PLEASE DO NOT SEND STOCK CERTIFICATES WITH YOUR PROXY CARD.

                      ADVANCED COMMUNICATION SYSTEMS, INC.
                                PROXY STATEMENT
                           -------------------------

                             THE TITAN CORPORATION
                                   PROSPECTUS
                           -------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    1
SUMMARY.....................................................    3
RISK FACTORS................................................   17
INFORMATION IN THIS DOCUMENT................................   26
THE ACS SPECIAL MEETING.....................................   27
  General...................................................   27
  Matters to be Considered..................................   27
  Recommendation of the ACS Board of Directors..............   27
  Record Date and Vote Required.............................   27
  Proxies...................................................   28
  Availability of Accountants...............................   29
THE MERGER..................................................   30
  General...................................................   30
  Background of the Merger..................................   30
  Recommendation of ACS Board of Directors; ACS Reasons for
     the Merger.............................................   34
  Titan Reasons for the Merger..............................   35
  Opinion of Financial Advisor to ACS.......................   36
  Interests of ACS Directors and Executive Officers in the
     Merger.................................................   43
  Stockholder Approval Requirements.........................   44
  Accounting Treatment......................................   44
  Listing of Titan Common Stock on the NYSE.................   44
  Absence of Dissenters' Rights.............................   45
  Clearance Under Federal Antitrust Laws....................   45
  Federal Income Tax Consequences...........................   45
  Restrictions on Resale of Titan Common Stock by
     Affiliates.............................................   46
  Anti-Dilution Adjustments.................................   47
  Exchange of Certificates..................................   47
TERMS OF THE MERGER AGREEMENT AND RELATED TRANSACTIONS......   49
  General...................................................   49
  Effective Time............................................   51
  Representations and Warranties............................   52
  Business and Agreements of ACS and Titan Pending the
     Merger.................................................   55
  Non-Solicitation Agreement by ACS.........................   59
  Conditions to Completion of the Merger....................   60
  Termination of the Merger Agreement; Termination Fee......   61
  Waiver and Amendment of the Merger Agreement..............   63
  Expenses..................................................   64
  ACS Stockholder Agreements................................   64
UNAUDITED PRO FORMA FINANCIAL INFORMATION...................   66
INFORMATION ABOUT TITAN.....................................   76
INFORMATION ABOUT ACS.......................................   79

                                                              PAGE
                                                              ----
OWNERSHIP OF TITAN COMMON STOCK.............................   81
DESCRIPTION OF TITAN CAPITAL STOCK..........................   84
  Common Stock..............................................   84
  Preferred Share Purchase Rights...........................   84
  Preferred Stock...........................................   87
  Anti-Takeover Effect of Titan's Bylaw Provisions..........   88
  Section 203 of the Delaware General Corporation Law.......   89
  Director Liability and Indemnification of Directors and
     Officers...............................................   89
  Listing of Common Stock...................................   90
  Transfer Agent and Registrar..............................   90
DESCRIPTION OF ACS CAPITAL STOCK............................   91
  Common Stock..............................................   91
  Preferred Stock...........................................   91
  Anti-Takeover Effect of ACS's Bylaw Provisions............   91
  Section 203 of the Delaware General Corporation Law.......   92
  Director Liability and Indemnification of ACS Directors
     and Officers...........................................   93
  Listing of ACS Common Stock...............................   93
  ACS Transfer Agent and Registrar..........................   93
COMPARATIVE RIGHTS OF TITAN STOCKHOLDERS AND ACS
  STOCKHOLDERS..............................................   94
  Authorized Shares of Capital Stock; Dividend Rights.......   94
  Voting Rights.............................................   95
  Supermajority Voting Requirements; Business
     Combinations...........................................   95
  Appraisal Rights..........................................   96
  Special Meetings of Stockholders..........................   96
  Stockholder Action Without a Meeting......................   96
  Stockholder Proposal Procedures...........................   97
  Shareholder Rights Plan...................................   98
  Classified Board of Directors.............................   98
  Nominations of Directors..................................   98
  Removal of Directors......................................   99
  Vacancies in the Board of Directors.......................  100
  Indemnification...........................................  100
  Limitation of Personal Liability of Directors.............  100
  Amendment of Certificate of Incorporation.................  100
  Amendment of Bylaws.......................................  101
OTHER MATTERS...............................................  102
  Validity of Titan Common Stock............................  102
  Experts...................................................  102
WHERE YOU CAN FIND MORE INFORMATION.........................  103

                            APPENDICES
APPENDIX A -- Agreement and Plan of Merger
APPENDIX B -- Opinion of Banc of America Securities LLC

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q.  WHY ARE ACS AND TITAN PROPOSING THE MERGER?

A. The boards of directors of ACS and Titan believe the combined strengths of the two companies will enable them to compete more effectively than either can compete alone.

Q.  WHAT WILL HAPPEN TO ACS AS A RESULT OF THE MERGER?

A. If the merger is completed, ACS will become a wholly owned subsidiary of Titan, and the ACS common stock will cease to be traded on The Nasdaq National Market.

Q.  WHAT WILL I RECEIVE IN THE MERGER?

A. Each share of ACS common stock you own will be converted into the right to receive Titan common stock in an amount which will be determined at the time of the merger based on the average of the closing sale prices of the Titan common stock on the New York Stock Exchange for the ten consecutive trading days ending two trading days immediately before the merger closing date.

Q.  HOW WILL THE MERGER AFFECT MY FUTURE DIVIDENDS?

A. Neither Titan nor ACS has historically paid dividends to its common stockholders. Titan does not anticipate that it will pay dividends to its common stockholders in the foreseeable future.

Q.  WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ACS STOCKHOLDERS?

A. ACS stockholders who exchange their shares of ACS common stock for shares of Titan common stock as a result of the merger will not recognize any gain or loss on the exchange for U.S. federal income tax purposes. To review the tax consequences to ACS stockholders in greater detail, see page 45.

Q.  WHEN DO ACS AND TITAN EXPECT THE MERGER TO BE COMPLETED?

A. ACS and Titan are working to complete the merger as quickly as possible. We hope to complete the merger during the first quarter of 2000.

Q.  ARE ACS STOCKHOLDERS ENTITLED TO DISSENTERS' RIGHTS?

A. No. Under Delaware law, which governs ACS and the rights of its stockholders, ACS stockholders are not entitled to dissenters' rights of appraisal or other rights to demand fair value for their shares in cash instead of Titan shares by reason of the merger.

Q.  WHO MUST APPROVE THE MERGER?

A. In addition to the boards of directors of ACS and Titan, which have already approved the merger, the stockholders of ACS must adopt the merger agreement. The ACS special meeting of stockholders will take place on February 23, 2000. ACS and Titan must also obtain some regulatory approvals for the merger.

Q.  WHAT DO I NEED TO DO NOW?

A. You should carefully read and consider the information contained in this proxy statement/prospectus. You should then complete and sign your proxy and return it in the enclosed return envelope as soon as possible so that your shares will be represented at the ACS special meeting. If you sign, date and mail your proxy card without identifying how you want to vote, your proxy will be voted "FOR" adoption of the merger agreement and approval of the merger and related transactions. If you do not vote in person or by returning your completed proxy card, your failure to vote will have the same effect as a vote "AGAINST" the merger agreement.

Q.  CAN I CHANGE MY VOTE AFTER I MAIL MY SIGNED PROXY?

A. Yes. You can change your vote at any time before your proxy is voted at the special meeting of ACS stockholders. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy reflecting a later date. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the address on page 28. Third, you can attend the special meeting and vote in person.

Q. IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A. No. Your broker will vote your shares on the merger agreement only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct brokers to vote the shares.

Q.  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A. No, you should not send in your stock certificates with your proxy. If the merger is completed, Titan will send you written instructions on how to exchange your stock certificates.

Q.  WHO CAN HELP ANSWER MY QUESTIONS?

A. If you have any questions about the merger or if you need additional copies of this proxy statement/prospectus or the enclosed proxy, you should contact Corporate Investor Communications, Inc. at the following address:

                       Corporate Investor Communications, Inc.
                                  111 Commerce Road
                              Carlstadt, NJ 07072-2586
                              Telephone: (800) 557-7141

                                    SUMMARY

     This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that may be important to you. To understand the proposed merger, you should read carefully this entire document and the other documents to which Titan and ACS refer. For more information about Titan and ACS, see "Where You Can Find More Information" on page 103. Each subject in this summary refers to the pages in this proxy statement/prospectus where you can find a more complete discussion of that subject.

THE COMPANIES (PAGE 76)

The parties to the merger agreement are The Titan Corporation, Advanced Communication Systems, Inc. and A T Acquisition Corp.

The Titan Corporation
3033 Science Park Road
San Diego, California 92121
Telephone: (619) 552-9500

The Titan Corporation is a leading provider of communications and information solutions to U.S. military and allied government agencies, as well as commercial customers. Titan's systems, products and services enable government and commercial customers to generate, process, transmit, store and distribute information in a secure, cost-effective and timely manner. Titan has organized its business into five segments: information technologies, software systems, medical sterilization and food pasteurization, communications systems, and emerging businesses.

Advanced Communication Systems, Inc.
10089 Lee Highway
Fairfax, Virginia 22030
Telephone: (703) 934-8130

Advanced Communication Systems, Inc. provides communication services, information systems and aerospace services, predominantly to U.S. government agencies and to commercial customers, and is a leader in U.S. Navy satellite communications. Recently, ACS began expanding its network and database design and support services to the U.S. military and developing business with other federal agencies, state and local governments and commercial customers.

A T Acquisition Corp.
3033 Science Park Road
San Diego, California 92121
Telephone: (619) 552-9500

A T Acquisition Corp. is a wholly owned subsidiary of Titan which Titan formed solely for the purpose of completing the merger. A T Acquisition Corp. is a newly formed corporation that to date has not conducted any activities other than activities related to its formation, the execution of the merger agreement and the preparation of this proxy statement/prospectus.

THE MERGER (PAGE 49)

The merger agreement is attached as Appendix A to this proxy statement/prospectus and is incorporated by reference into this document. We encourage you to read the entire merger agreement because it is the legal document that governs the merger.

In the merger, Titan will acquire ACS by merging A T Acquisition Corp. with and into ACS. ACS will become a wholly owned subsidiary of Titan and ACS stockholders will become stockholders of Titan. Based on the number of shares of Titan and ACS common stock outstanding on January 20, 2000, if the merger were completed on that date, ACS stockholders would own approximately 9.95% of Titan's outstanding common stock immediately after the merger.

Some ACS stockholders, who are members of ACS's management and board of directors and who collectively own approximately 24% of ACS's outstanding common stock, have signed an agreement to vote their shares in favor of adoption of the merger agreement and approval of the merger and related transactions. Each of these stockholders also has given Titan an irrevocable proxy authorizing Titan to vote the stockholder's shares in favor of adoption of the merger agreement and approval of the merger and related transactions. These stockholders are referred to as the ACS Principal Stockholders in this proxy statement/prospectus. See "Terms of the Merger Agreement and Related Transactions -- ACS Stockholder Agreements" beginning on page 64 for more information about these voting agreements.

WHAT YOU WILL RECEIVE IN THE MERGER (PAGE 49)

In the merger, each outstanding share of ACS common stock will be converted into the right to receive shares of Titan common stock. The number of Titan common shares you will be entitled to receive for each share of ACS common stock that you own will depend on the exchange ratio of Titan common stock to ACS common stock. The exchange ratio has not been fixed in the merger agreement, but will be calculated at the time of the merger according to a formula contained in the merger agreement. Under this formula, the exchange ratio will be based on the average of the closing sale prices of Titan common stock on the New York Stock Exchange for the ten consecutive trading days ending two trading days immediately before the merger closing date.

     - If the average Titan stock price is greater than $35.75, the exchange ratio, at ACS's election, will be 22 divided by that stock price.

     - If the average Titan stock price is greater than $32.50 and less than or equal to $35.75, the exchange ratio will be .6154.

     - If the average Titan stock price is between $25.50 and $32.50, the exchange ratio will be 20 divided by that stock price.

     - If the average Titan stock price is at least $22.95 but less than $25.50, the exchange ratio will be .7843.

     - If the average Titan stock price is less than $22.95 and greater than $14.00, the exchange ratio, at Titan's election, will be 18 divided by that stock price.

For information on some of the possible market values of Titan shares you could receive, see "Terms of the Merger Agreement and Related
Transactions -- General -- Conversion of ACS Common Stock" beginning on page 49.

Titan will not issue fractional shares of its common stock in the merger. Instead, fractional shares will be rounded up or down to the nearest whole share of Titan common stock.

TREATMENT OF OPTIONS IN THE MERGER (PAGE 51)

Titan will assume each option to purchase shares of ACS common stock held by an ACS employee or director at the effective time of the merger. Each assumed option will be converted into an option to purchase shares of Titan common stock. The number of shares subject to the assumed options and the option exercise prices will be adjusted based on the exchange ratio. All other terms of the options will remain unchanged.

EXCHANGE OF STOCK CERTIFICATES (PAGE 47)

After the merger, you will receive a letter of transmittal that will provide you with instructions on how to exchange your ACS stock certificates for stock certificates representing the Titan common stock you receive in the merger.

PLEASE DO NOT SEND YOUR STOCK
CERTIFICATES AT THIS TIME.

SPECIAL MEETING OF ACS STOCKHOLDERS (PAGE 27)

Under Delaware law, ACS stockholders must vote to adopt the merger agreement in order for ACS to complete the merger.

The special meeting of ACS stockholders will be held at the offices of ACS at 10089 Lee Highway, Fairfax, Virginia 22030 on February 23, 2000, at 10:30 a.m., local time. At the special meeting, you will be asked to vote to adopt the merger agreement and to approve the merger and the other transactions contemplated by the merger agreement.

You may vote, or submit a proxy to vote, at the special meeting if you were a record holder of ACS common stock at the close of business on January 11, 2000, which is the record date for the special meeting. If you return your proxy, you may revoke it at any time before the vote at the special meeting by sending a later-dated proxy or a written notice revoking the proxy to the secretary of ACS or by attending the meeting and voting in person.

VOTE REQUIRED (PAGE 27)

For the merger to occur, a majority of the shares of ACS common stock issued and outstanding on January 11, 2000 must vote to adopt the merger agreement. If you do not vote your shares of ACS common stock, the effect will be the same as a vote against the merger.

As of January 11, 2000, directors and officers of ACS, other than the ACS Principal Stockholders, beneficially owned less than 1% of the outstanding shares of ACS common stock.

ACS'S REASONS FOR THE MERGER (PAGE 34)

In reaching its decision to approve the merger and recommend the approval of the merger agreement to the ACS stockholders, the ACS board of directors considered and analyzed a number of factors, including the following:

     - the long-term as well as the short-term interests of ACS which the board of directors believes will be served by combining with Titan into a larger company that should be better able to compete in the federal professional and technical services marketplace and which is expected to have greater resources, thereby reducing stockholder risk;

     - the long-term and short-term interests of the ACS stockholders which the board of directors believes will be served by the merger, which will give ACS stockholders an interest in a larger entity likely to have a more liquid trading market and to generate more interest from financial analysts;

     - current market conditions favoring a sale of ACS to realize full value for stockholders and increasing consolidation in the federal professional and technical services industry;

     - the December 8, 1999 presentation and written opinion to the ACS board of directors of ACS's financial advisor, Banc of America Securities LLC, a copy of which opinion is attached as Appendix B to this proxy statement/prospectus, that the exchange ratio to be received by ACS stockholders in the merger was fair from a financial point of view to ACS as of the date of the opinion; and

     - the terms of the Titan proposal, which were more favorable to the ACS stockholders than the terms of the proposal of any other bidder.

RECOMMENDATION OF ACS'S BOARD OF DIRECTORS (PAGE 34)

The ACS board of directors has concluded unanimously that the merger is in the best interests of, and that the terms of the merger are fair to, ACS and to you as an ACS stockholder. The ACS board of directors has recommended unanimously that you vote "FOR" adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement.

OPINION OF FINANCIAL ADVISOR TO ACS (PAGE 36)

In making its determination to approve, and to recommend that the ACS stockholders approve, the merger agreement, the ACS board of directors took into consideration, among many factors, the December 8, 1999 presentation and written opinion of its financial advisor, Banc of America Securities, that the exchange ratio to be received by the ACS stockholders in the proposed merger was fair from a financial point of view to ACS as of the date of the opinion.

The full text of the written opinion of Banc of America Securities is attached as Appendix B to this proxy statement/prospectus. The opinion sets forth assumptions made and matters considered in the review undertaken in connection with the opinion. The opinion does not constitute a recommendation by Banc of America Securities to you on how to vote with respect to the merger or as to any other matter relating to the merger. YOU SHOULD READ THE OPINION CAREFULLY AND IN ITS ENTIRETY.

INTERESTS OF ACS'S DIRECTORS AND OFFICERS IN THE MERGER (PAGE 43)

In considering the recommendation of the ACS board of directors that you vote to adopt the merger agreement, you should be aware that some of the ACS directors and executive officers identified in this proxy statement/prospectus have interests in the merger that are different from, or in addition to, their rights as ACS stockholders. These interests arise primarily because some of the ACS directors and executive officers have entered or will enter into retention agreements or retirement contracts with ACS or Titan.

CLEARANCE UNDER FEDERAL ANTITRUST LAWS (PAGE 45)

In order to complete the merger, ACS and Titan had to make filings with the Department of Justice and the Federal Trade Commission in compliance with federal antitrust law. Before the merger can occur, the applicable pre-merger wait-ing period under this law must expire or be terminated.

CONDITIONS TO THE MERGER (PAGE 60)

The merger will not be completed unless customary conditions are satisfied or waived by Titan or ACS. Some conditions may not be waived, however, such as approval of the merger by the ACS stockholders, clearance under federal antitrust laws and the absence of governmental action to block the merger.

TERMINATION OF THE MERGER AGREEMENT (PAGE 61)

The merger agreement may be terminated by either Titan or ACS in a number of circumstances, in which case the merger will not be completed. Breaches of the merger agreement, withdrawal by the ACS board of directors of its recommendation that ACS stockholders adopt the merger agreement, and the failure of the ACS stockholders to adopt the merger agreement are some of the factors that could permit Titan or ACS to terminate the merger agreement. See "Terms of the Merger Agreement and Related Transactions -- Termination of the Merger Agreement; Termination Fee" beginning on page 61 for a more detailed description of the termination provisions of the merger agreement.

TERMINATION FEE (PAGE 61)

If the merger agreement is terminated, under some circumstances ACS may have to pay Titan a termination fee of up to $4 million. See "Terms of the Merger Agreement and Related Transactions -- Termination of the Merger Agreement; Termination Fee" beginning on page 61 for more information about when this termination fee or other termination payments may be payable.

FEDERAL INCOME TAX CONSEQUENCES (PAGE 45)

It is a condition to the merger that Titan and ACS receive opinions from their counsel to the effect that ACS stockholders will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their ACS common stock for Titan common stock in the merger. To review the expected federal income tax consequences of the merger, see the tax discussion beginning on page 45.

The tax consequences of the merger to ACS stockholders will depend on the particular facts of each ACS stockholder's own situation. Therefore, ACS stockholders should consult their own tax advisors regarding the merger's specific tax consequences.

ACCOUNTING TREATMENT (PAGE 44)

Titan and ACS have structured the merger to be accounted for as a pooling of interests in accordance with generally accepted accounting principles. This means that the two companies will be treated as if they had always been combined for accounting and financial reporting purposes.

ABSENCE OF DISSENTERS' RIGHTS (PAGE 45)

Under Delaware law, which governs your rights as an ACS stockholder, you will not be entitled to dissent from the merger or to exercise appraisal rights in connection with the merger.

DIFFERENCES IN THE RIGHTS OF STOCKHOLDERS (PAGE 94)

If you own ACS common stock, you will receive Titan common stock and become a stockholder of Titan after the merger. Your rights will continue to be governed by Delaware law, but also will be governed by Titan's certificate of incorporation, bylaws and shareholder rights plan, rather than by ACS's certificate of incorporation and bylaws. For a description of how your rights as a Titan stockholder would differ from your rights as an ACS stockholder, see "Comparative Rights of Titan Stockholders and ACS Stockholders" beginning on page 94.

WHERE YOU CAN FIND MORE INFORMATION (PAGE 103)

If you would like more information about Titan or ACS, you can find this information in documents filed by each company with the Securities and Exchange Commission. These documents are identified on pages 103 and 104. Instructions on how you can obtain copies of these documents are on page 104.

     DIVIDENDS AND MARKET PRICES OF TITAN COMMON STOCK AND ACS COMMON STOCK

     Titan. The Titan common stock is listed on the NYSE under the symbol "TTN." The table below shows, for the periods indicated, the high and low sale prices of the Titan common stock on the NYSE composite tape:

                                                               HIGH      LOW
                                                              ------    ------
FISCAL YEAR ENDED DECEMBER 31, 1997
First Quarter...............................................  $ 3.75    $ 2.88
  Second Quarter............................................    4.38      2.75
  Third Quarter.............................................    7.44      4.19
  Fourth Quarter............................................    8.38      5.25
FISCAL YEAR ENDED DECEMBER 31, 1998
  First Quarter.............................................  $ 6.88    $ 5.50
  Second Quarter............................................    8.25      5.75
  Third Quarter.............................................    6.56      3.81
  Fourth Quarter............................................    6.19      4.25
FISCAL YEAR ENDED DECEMBER 31, 1999
  First Quarter.............................................  $ 6.25    $ 4.75
  Second Quarter............................................   11.00      4.94
  Third Quarter.............................................   14.63      9.38
  Fourth Quarter............................................   48.38     13.13
FISCAL YEAR ENDING DECEMBER 31, 2000
  First Quarter (through January 20, 2000)..................  $49.00    $33.38

     Titan did not declare or pay a cash dividend on its common stock in any of the periods shown in the table above. Titan may pay cash dividends only if it complies with financial tests and other restrictions contained in agreements relating to Titan's indebtedness. Other than earnings distributed as quarterly dividends to holders of Titan public preferred stock, Titan anticipates that, for the foreseeable future, it will continue to retain any earnings for use in its business.

     ACS. The ACS common stock is traded on The Nasdaq National Market under the symbol "ACSC." The table below shows, for the periods indicated, the reported high and low sale prices for the ACS common stock on The Nasdaq National Market:

                                                               HIGH      LOW
                                                              ------    ------
FISCAL YEAR ENDED SEPTEMBER 30, 1998
First Quarter...............................................  $12.75    $ 8.00
  Second Quarter............................................   12.00      8.00
  Third Quarter.............................................   14.94     10.50
  Fourth Quarter............................................   12.88      7.75
FISCAL YEAR ENDED SEPTEMBER 30, 1999
  First Quarter.............................................  $12.56    $ 7.13
  Second Quarter............................................   16.13      9.81
  Third Quarter.............................................   13.94     11.13
  Fourth Quarter............................................   15.00     10.00
FISCAL YEAR ENDING SEPTEMBER 30, 2000
  First Quarter.............................................  $19.13    $10.88
  Second Quarter (through January 20, 2000).................   19.88     18.13

     ACS did not declare or pay a cash dividend on its common stock in any of the periods shown in the table above. ACS may pay cash dividends only if it complies with financial tests and other restrictions contained in its credit facility agreement.

     Following the merger, the ACS common stock will cease to be traded on The Nasdaq National Market, and there will be no further market for the ACS common stock.

     Comparative Share Prices. The following table sets forth the closing sale price of the Titan common stock reported on the NYSE composite tape and the closing sale price of the ACS common stock reported on The Nasdaq National Market on December 8, 1999, the last full trading day before public announcement of the execution of the merger agreement, and on January 20, 2000, the last practicable date before the printing of this proxy statement/prospectus for which sales price information was available, and the equivalent per share prices for the ACS common stock on those two dates.

                                                                                     ACS EQUIVALENT
                                           TITAN COMMON STOCK    ACS COMMON STOCK     COMMON STOCK
                                           ------------------    ----------------    --------------
December 8, 1999                                 $28.69               $14.56             $20.00
January 20, 2000                                 $39.63               $19.50             $22.34

     The equivalent per share price shown in the table above for each date represents the per share closing price for the Titan common stock reported on the NYSE on that date, multiplied by an assumed exchange ratio of .6971 for December 8, 1999 and an assumed exchange ratio of .5637 for January 20, 2000. Based on the exchange ratio formula set forth in the merger agreement, we have calculated these assumed exchange ratios based on the average of the closing sale prices of the Titan common stock on the NYSE for the ten consecutive trading days ending two trading days before each date shown in the table. For a description of how the exchange ratio will be calculated, see "Terms of the Merger Agreement and Related Transactions -- General -- Conversion of ACS Common Stock."

     You are urged to obtain current quotations for the market prices of the Titan common stock and the ACS common stock. No assurance can be given as to the market price of the Titan common stock or the ACS common stock on the merger closing date or in the period before the closing date. The market prices of the Titan common stock that you will receive in the merger may vary significantly from the prices shown in the preceding tables.

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

     We expect that the merger of Titan and ACS will be accounted for under the pooling of interests method of accounting, which means that, for accounting and financial reporting purposes, Titan and ACS will be treated as if they had always been combined. We have presented below unaudited pro forma combined financial data that reflect the pooling of interests method of accounting and are intended to give you a better picture of what the businesses of Titan and ACS might have looked like if the merger between the two companies had occurred on January 1, 1996, the first day of the first period for which financial information is presented here. Titan and ACS might have performed differently if they had been combined.

     In addition, the pro forma statement of operations data for the year ended December 31, 1998 and for the nine months ended September 30, 1998 and 1999 assume that Titan completed the acquisitions of Transnational Partners II, LLC ("TNP"), JB Systems, Inc., doing business as Mainsaver, Assist Cornerstone Technologies, Inc. ("Assist") and SFG Technologies, Inc. ("SFG") as of the beginning of each such period. The pro forma balance sheet data as of September 30, 1999 assume that Titan completed these acquisitions as of such date. The summary unaudited pro forma financial data presented below have been derived from, and should be read in conjunction with, the "Unaudited Pro Forma Financial Information" and related notes in this proxy statement/prospectus and the financial statements of TNP, Mainsaver, Assist and SFG incorporated by reference herein. You should not rely on the unaudited pro forma combined financial data as being indicative of the results that would have occurred or of the future results that will occur after the merger.

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

                                                 NINE MONTHS ENDED
                                                   SEPTEMBER 30,              YEAR ENDED DECEMBER 31,
                                           -----------------------------   ------------------------------
                                               1999            1998          1998       1997       1996
                                           -------------   -------------   --------   --------   --------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
PRO FORMA STATEMENT OF OPERATIONS DATA:
Revenue..................................    $451,274        $298,724      $440,433   $328,117   $277,641
Costs and expenses:
Cost of revenues.........................     324,771         216,375       315,465    254,240    211,964
  Selling, general and administrative
    expense..............................      86,438          54,144        82,426     47,859     46,479
  Research and development expense.......       8,128           6,133         8,786      7,466      5,023
  Special acquisition related charges and
    other................................          --           4,553         9,891      8,510         --
                                             --------        --------      --------   --------   --------
         Total costs and expenses........     419,337         281,205       416,568    318,075    263,466
Operating profit.........................      31,937          17,520        23,865     10,042     14,175
Interest expense.........................     (12,392)         (8,964)      (12,783)    (6,779)    (5,021)
Interest income..........................         585             302           512      1,025        696
                                             --------        --------      --------   --------   --------
Income from continuing operations before
  income taxes...........................      20,130           8,857        11,594      4,288      9,850
Income tax provision.....................       7,901           3,730         5,784      3,934      2,603
                                             --------        --------      --------   --------   --------
Income from continuing operations before
  cumulative effect of change in
  accounting.............................    $ 12,229        $  5,128      $  5,810   $    354   $  7,247
                                             ========        ========      ========   ========   ========
Basic earnings per share
  Income from continuing operations......    $   0.25        $   0.11      $   0.12   $  (0.01)  $   0.16
                                             ========        ========      ========   ========   ========
  Weighted average shares................      45,983          42,521        42,802     40,485     39,459
                                             ========        ========      ========   ========   ========
Diluted earnings per share
  Income from continuing operations......    $   0.22        $   0.10      $   0.11   $  (0.01)  $   0.16
                                             --------        --------      --------   --------   --------
  Weighted average shares................      53,396          43,627        43,936     40,485     39,836
                                             ========        ========      ========   ========   ========

                                                                  AS OF
                                                              SEPTEMBER 30,
                                                                  1999
                                                              -------------
                                                               (UNAUDITED)
PRO FORMA BALANCE SHEET DATA:
Cash and cash equivalents...................................    $  6,235
Working capital.............................................     114,632
Property and equipment, net.................................      38,175
Total assets................................................     505,669
Total debt..................................................     232,165
Stockholders' equity........................................     131,450

            SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF TITAN

     Titan derived the following information from its audited financial statements as of and for the years ended December 31, 1994 through 1998 and unaudited financial statements as of and for the nine months ended September 30, 1999 and 1998. The following information is only a summary and should be read in conjunction with the historical financial statements of Titan and related notes contained in Titan's annual reports and other information it has filed with the SEC. To obtain copies of this information, see "Where You Can Find More Information."

     The summary consolidated statements of operations data for the nine months ended September 30, 1998 and September 30, 1999 and the consolidated balance sheet data as of September 30, 1999 are unaudited but include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. Results for the nine months ended September 30, 1999 are not necessarily indicative of the results which may be expected for any other interim periods or for the year as a whole.

                                      NINE MONTHS ENDED
                                        SEPTEMBER 30,                    YEAR ENDED DECEMBER 31,
                                     -------------------   ----------------------------------------------------
                                       1999       1998       1998       1997       1996       1995       1994
                                     --------   --------   --------   --------   --------   --------   --------
                                         (UNAUDITED)
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Revenues...........................  $274,059   $218,678   $303,428   $275,923   $245,976   $244,882   $230,611
Costs and expenses:
  Cost of revenues.................   211,147    168,816    232,041    216,553    192,657    189,237    172,947
  Selling, general and
    administrative expense.........    32,957     26,936     37,553     36,731     36,226     37,513     35,871
  Research and development
    expense........................     5,317      4,025      5,590      7,466      5,023      6,907      5,749
  Special acquisition related
    charges and other..............        --      4,553      9,891      6,600         --      6,249     (1,200)
                                     --------   --------   --------   --------   --------   --------   --------
         Total costs and
           expenses................   249,421    204,330    285,075    267,350    233,906    239,906    213,367
Operating profit...................    24,638     14,348     18,353      8,573     12,070      4,976     17,244
Interest expense...................    (6,712)    (5,399)    (7,377)    (6,643)    (4,764)    (2,817)    (2,327)
Interest income....................       585        262        392        872        639        392        389
                                     --------   --------   --------   --------   --------   --------   --------
Income from continuing operations
  before income taxes..............    18,511      9,211     11,368      2,802      7,945      2,551     15,306
Income tax provision...............     5,553      3,336      4,155      4,184      2,603        498      5,103
                                     --------   --------   --------   --------   --------   --------   --------
Income (loss) from continuing
  operations before cumulative
  effect of change in accounting...    12,958      5,875      7,213     (1,382)     5,342      2,053     10,203
Cumulative effect of change in
  accounting principle, net........        --    (19,474)   (19,474)        --         --         --         --
Loss from discontinued operation,
  net of taxes.....................        --     (5,617)    (7,444)   (17,930)    (6,326)   (12,942)    (4,024)
                                     --------   --------   --------   --------   --------   --------   --------
Net income (loss)..................    12,958    (19,216)   (19,705)   (19,312)      (984)   (10,889)     6,179
Dividend requirements on preferred
  stock............................      (521)      (605)      (778)      (875)      (803)      (695)      (695)
                                     --------   --------   --------   --------   --------   --------   --------
Net income (loss) applicable to
  common stock.....................  $ 12,437   $(19,821)  $(20,483)  $(20,187)  $ (1,787)  $(11,584)  $  5,484
                                     ========   ========   ========   ========   ========   ========   ========
Basic earnings per share:
  Income from continuing
    operations.....................  $   0.33   $   0.15   $   0.18   $  (0.07)  $   0.14   $   0.04   $   0.31
  Cumulative effect of change in
    accounting.....................        --      (0.56)     (0.56)        --         --         --         --
  Loss from discontinued
    operation......................        --      (0.16)     (0.21)     (0.54)     (0.20)     (0.42)     (0.13)
                                     --------   --------   --------   --------   --------   --------   --------
Net income (loss)..................  $   0.33   $  (0.57)  $  (0.59)  $  (0.61)  $  (0.06)  $  (0.38)  $   0.18
  Weighted average shares..........    38,076     34,614     34,895     33,094     32,068     30,545     30,388
                                     ========   ========   ========   ========   ========   ========   ========

                                      NINE MONTHS ENDED
                                        SEPTEMBER 30,                    YEAR ENDED DECEMBER 31,
                                     -------------------   ----------------------------------------------------
                                       1999       1998       1998       1997       1996       1995       1994
                                     --------   --------   --------   --------   --------   --------   --------
                                         (UNAUDITED)
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Diluted earnings per share:
  Income from continuing
    operations.....................  $   0.29   $   0.15   $   0.18   $  (0.07)  $   0.14   $   0.04   $   0.31
  Cumulative effect of change in
    accounting.....................        --      (0.54)     (0.54)        --         --         --         --
  Loss from discontinued
    operation......................        --      (0.16)     (0.21)     (0.54)     (0.20)     (0.42)     (0.13)
                                     --------   --------   --------   --------   --------   --------   --------
Net income (loss)..................  $   0.29   $  (0.55)  $  (0.57)  $  (0.61)  $  (0.06)  $  (0.37)  $   0.18
                                     ========   ========   ========   ========   ========   ========   ========
  Weighted average shares..........    45,732     36,013     36,177     33,094     32,445     31,167     30,388
                                     ========   ========   ========   ========   ========   ========   ========

                                     AS OF SEPTEMBER 30,                    AS OF DECEMBER 31,
                                     -------------------   ----------------------------------------------------
                                       1999       1998       1998       1997       1996       1995       1994
                                     --------   --------   --------   --------   --------   --------   --------
                                         (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents..........  $  4,207   $ 11,079   $ 11,079   $ 11,383   $  5,719   $  9,477   $  9,447
Investments........................        --         --         --         --      9,888      5,000         --
Working capital....................    91,391     64,450     64,450    115,779     62,634     36,730     46,184
Property and equipment, net........    28,476     25,702     25,702     27,666     29,391     32,730     27,333
Total assets.......................   293,108    192,567    192,567    183,703    193,288    163,060    150,424
Total debt.........................   130,854     75,240     75,240     62,200     54,242     33,634     13,915
Stockholders' equity...............    86,837     50,711     50,711     65,447     82,279     71,691     78,296

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF ACS

     ACS derived the following information from its audited financial statements as of and for the years ended September 30, 1995 through 1999. The following information is only a summary and should be read in conjunction with the historical financial statements of ACS and related notes contained in ACS's annual reports and other information it has filed with the SEC. To obtain copies of this information, see "Where You Can Find More Information."

     Before June 25, 1997, ACS elected to be treated as a corporation taxed under subchapter S of the Internal Revenue Code and was not subject to federal and certain state income taxes. The pro forma statement of operations data presented below reflect, for the periods prior to June 25, 1997, federal and state income taxes based on applicable rates as if ACS had not elected S corporation status for the periods indicated.

                                                             YEAR ENDED SEPTEMBER 30,
                                                 -------------------------------------------------
                                                 1999(1)      1998     1997(2)    1996      1995
                                                 --------   --------   -------   -------   -------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues.......................................  $218,252   $107,752   $52,194   $31,665   $23,724
Direct costs...................................   147,667     69,847    37,687    19,307    14,815
Indirect, general and administrative
  expenses.....................................    54,577     28,834    11,128    10,253     8,202
Write-off of receivable and capitalized
  software.....................................     5,693         --        --        --        --
                                                 --------   --------   -------   -------   -------
Income from operations.........................    10,315      9,071     3,379     2,105       707
Interest expense...............................    (4,492)    (1,918)     (136)     (257)     (185)
Other income, net..............................       160         82       153        57        52
                                                 --------   --------   -------   -------   -------
Income before taxes............................     5,983      7,235     3,396     1,905       574
Provision (benefit) for income taxes...........     2,402      2,861      (250)       --        --
                                                 --------   --------   -------   -------   -------
Net income.....................................  $  3,581   $  4,374   $ 3,646   $ 1,905   $   574
                                                 ========   ========   =======   =======   =======
Net income per share -- basic..................  $   0.41   $   0.61   $  0.85   $  0.51
                                                 ========   ========   =======   =======
Net income per share -- diluted................  $   0.41   $   0.60   $  0.84   $  0.50
                                                 ========   ========   =======   =======
Weighted average shares outstanding -- basic...     8,680      7,221     4,306     3,733
                                                 ========   ========   =======   =======
Weighted average shares
  outstanding -- diluted.......................     8,803      7,326     4,352     3,806
                                                 ========   ========   =======   =======

                                                              YEAR ENDED SEPTEMBER 30,
                                                              ------------------------
                                                               1997      1996     1995
                                                              ------    ------    ----
PRO FORMA STATEMENT OF OPERATIONS DATA:
Income before taxes.........................................  $3,396    $1,905    $574
Pro forma income taxes......................................   1,305       743     229
                                                              ------    ------    ----
Pro forma net income........................................  $2,091    $1,162    $345
                                                              ======    ======    ====
Pro forma net income per share -- basic.....................  $ 0.45    $ 0.28
                                                              ======    ======
Pro forma net income per share -- diluted...................  $ 0.44    $ 0.27
                                                              ======    ======
Pro forma weighted average shares
  outstanding -- basic(3)(4)................................   4,682     4,212
                                                              ======    ======
Pro forma weighted average shares
  outstanding -- diluted(3)(4)..............................   4,729     4,286
                                                              ======    ======

                                                              YEAR ENDED SEPTEMBER 30,
                                                   -----------------------------------------------
                                                     1999       1998      1997      1996     1995
                                                   --------   --------   -------   ------   ------
BALANCE SHEET DATA:
Working capital..................................  $ 29,195   $ 21,436   $ 9,526   $5,387   $2,716
Total assets.....................................   143,202    119,735    26,212    3,117    6,987
Total debt.......................................    48,964     38,274        --    2,688    1,821
Stockholders' equity.............................    49,894     44,883    13,828    4,375    2,497

---------------

(1) Includes a one-time charge of $3.9 million related to software development for the Streamlined Automated Logistics Transmission System, or SALTS, and $1.8 million for an uncollected receivable from the Australian Navy related to the development and installation of RANSALTS, a SALTS-type product. Related costs that are included in the indirect, general and administrative expenses totaled $548,000. Indirect, general and administrative expenses also include unusual bid and proposal costs of $444,000. Adjusted per share earnings on a fully diluted basis, excluding the charges referred to above, would have been $0.86 for the year ended September 30, 1999.

(2) Excludes a one-time, non-cash charge of acquired in-process research and development costs incurred in connection with the acquisition of RF Microsystems, Inc., now a wholly owned subsidiary of ACS, totaling $1.9 million, or $0.25 per share on an after-tax basis.

(3) The pro forma weighted average shares outstanding is based on (a) the weighted average shares outstanding during the period, assuming the dilutive effect of all options outstanding for diluted pro forma net income per share, and (b) the assumed sale of a sufficient number of shares of ACS common stock necessary to fund the distribution of all undistributed S corporation earnings in excess of the preceding 12 months earnings, through the date of ACS's initial public offering in June 1997.

(4) Excludes the effect of an earnout payment of up to $10 million which is payable on or before February 14, 2000. This amount is payable in cash or ACS common stock at the option of the former owners of an acquired business.

                      COMPARATIVE UNAUDITED PER SHARE DATA

     The following table shows selected historical per share data of Titan and ACS and combined per share data on an unaudited pro forma combined basis for the years ended December 31, 1997 and 1998 after giving effect to the merger as if it had occurred on January 1, 1996 under the pooling of interests method of accounting. The pro forma combined per share data for the year ended December 31, 1999 and for the nine months ended September 30, 1999 combine the historical per share data of Titan with the historical per share data of ACS, TNP (only for the year ended December 31, 1998), Mainsaver, Assist and SFG as if each company had been combined with Titan on January 1, 1998. The pro forma combined per share data assume that 0.7843 of a share of Titan common stock had been issued in exchange for each outstanding share of ACS common stock. You should read this information in conjunction with the selected historical audited and unaudited financial information included elsewhere in this proxy statement/ prospectus and the historical audited and unaudited financial statements of Titan and ACS and related notes that are incorporated in this proxy statement/prospectus by reference.

     The per share data presented below are derived from the historical consolidated financial statements of Titan and ACS, both of which are incorporated in this proxy statement/prospectus by reference. The unaudited pro forma combined results of Titan and of ACS are not necessarily indicative of results of operations that would have resulted if the merger had been completed at the beginning of the periods indicated or of the results that will be achieved in the future. Interim data for the nine months ended September 30, 1999 and as of September 30, 1999 are unaudited but include, in the opinion of management of Titan, with respect to the Titan data, and ACS, with respect to the ACS data, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. Results for the nine months ended September 30, 1999 are not necessarily indicative of the results which may be expected for any other interim periods or for the year as a whole.

                                                                        YEAR ENDED DECEMBER 31,
                                                 NINE MONTHS ENDED     --------------------------
                                                 SEPTEMBER 30, 1999     1998      1997      1996
                                                 ------------------    ------    ------    ------
                                                                     (UNAUDITED)
Historical -- Titan:
  Net income (loss) per share..................        $0.29           $(0.57)   $(0.61)   $(0.06)
  Book value per share(1,2)....................         1.90
Historical -- ACS:
  Net income (loss) per share..................        $0.56           $ 0.60    $ 0.40    $ 0.50
  Book value per share(1,2)....................         5.70
Pro forma combined per Titan share(2):
  Net income (loss) per share..................        $0.22           $(0.50)   $(0.46)   $ 0.00
  Book value per share(1,2)....................         2.46
Equivalent pro forma combined per ACS share(3):
  Net income (loss) per share..................        $0.21           $(0.48)   $(0.43)   $(0.00)
  Book value per share(1,2)....................         2.37

---------------

(1) The historical book value per share is computed by dividing stockholders' equity by the number of shares of common stock and equivalents outstanding at the end of each period. The pro forma book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock and equivalents at the end of each period.

(2) Titan estimates that Titan and ACS will incur approximately $11.2 million of primarily direct transaction costs associated with the merger, which will be charged to operations as the costs are incurred. The book value per share data under pro forma combined per Titan share give effect to estimated costs of $7.8 million, net of tax, as if such costs had been incurred and charged to operations as of September 30, 1999. These costs and this charge are not included in the pro forma income per share data. See "Unaudited Pro Forma Financial Information" and the related notes in this proxy statement/prospectus.

(3) The amounts for equivalent pro forma combined per ACS share are calculated by dividing the amounts for pro forma combined per Titan share by an assumed exchange ratio of .7843. The exchange ratio assumes an average Titan stock price of at least $22.95 but less than $25.50, which is the range below which ACS has the right, subject to conditions, to terminate the merger agreement.

                                  RISK FACTORS

     You should carefully consider the following risk factors relating to the merger and ownership of
Titan common stock before you decide whether to vote to adopt the merger agreement and approve the merger and related transactions. You also should consider the other information in this proxy statement/prospectus and the other documents considered a part of this proxy statement/prospectus.
For information about these other documents, see "Where You Can Find More Information."

RISKS RELATING TO THE MERGER

     TITAN CANNOT ASSURE YOU THAT TITAN AND ACS BUSINESS OPERATIONS WILL BE SUCCESSFULLY INTEGRATED.

     If Titan and the stockholders of the combined company are to realize the anticipated benefits of the merger, the operations of Titan and ACS must be integrated and combined efficiently. Titan cannot assure you that the integration will be successful or that the anticipated benefits of the merger will be fully realized. Similarly, Titan cannot guarantee that the ACS stockholders will achieve greater value through their ownership of Titan common stock than they would have achieved as stockholders of ACS as a separate entity. The dedication of Titan's management resources to integration activities may detract attention from the day-to-day business of the combined company. The difficulties of integration may be increased by the need to coordinate geographically separate organizations, integrate personnel with disparate business backgrounds and combine different corporate cultures. This integration may also be more difficult due to Titan's integration challenges as a result of its recently completed acquisitions or any future acquisitions. Titan cannot assure you that there will not be substantial costs associated with the integration process, that integration activities will not result in a decrease in revenues or a decrease in the value of Titan common stock, or that there will not be other material adverse effects from Titan's integration efforts.

     THE EXPECTED COSTS OF THE MERGER WILL BE SUBSTANTIAL.

     Titan estimates that it will incur approximately $11.2 million of primarily direct transaction costs associated with the merger. These costs will be charged to operations as incurred. This amount is a preliminary estimate only; there can be no assurance that Titan will not actually incur charges in excess of this estimate.

     SALES OF SUBSTANTIAL AMOUNTS OF TITAN'S COMMON STOCK IN THE OPEN MARKET BY ACS STOCKHOLDERS COULD DEPRESS TITAN'S STOCK PRICE.

     If ACS stockholders sell substantial amounts of Titan common stock in the public market following the merger, including shares issued upon the exercise of outstanding options, the market price of Titan common stock could fall. These sales might also make it more difficult for Titan to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate. Based on the number of outstanding shares of ACS common stock as of January 20, 2000, Titan would issue 5,478,600 shares in the merger if the average Titan stock price used to calculate the exchange ratio is greater than $32.50 but less than or equal to $35.75 and 6,982,232 shares in the merger if the average Titan stock price used to calculate the exchange ratio is at least $22.95 but less than $25.50. In addition, Titan will assume all outstanding options to purchase ACS common stock, which will be converted into options to acquire shares of Titan common stock using the same exchange ratio which is applicable to ACS common stock in the merger. All of the shares of Titan common stock issued to stockholders of ACS, including those issued upon the exercise of options, will be freely tradable without restrictions or further registration under the Securities Act of 1933, unless you are an ACS "affiliate," as that term is defined under the Securities Act, at the time the merger is submitted for approval by ACS stockholders. The term "affiliate" would include directors, executive officers and some significant stockholders of ACS.

RISKS RELATING TO TITAN'S BUSINESS AND COMMON STOCK

     THE CAYENTA, TITAN SCAN AND TITAN WIRELESS BUSINESSES OPERATE IN EMERGING MARKETS, AND TITAN WILL BE UNABLE TO EXPAND THESE BUSINESSES AS IT EXPECTS IF THE PRINCIPAL PRODUCTS AND SERVICES OF THOSE BUSINESSES DO NOT MEET WITH MARKET ACCEPTANCE.

     To grow as currently contemplated, Titan will need to derive an increasing portion of its revenues from the Cayenta, Titan Scan and Titan Wireless businesses. If any of the primary markets targeted by Cayenta, Titan Scan or Titan Wireless fails to develop as Titan anticipates, Titan's revenues will be less than expected, its business will suffer and it may be unable to recoup the investments it has made to develop and market the principal products and services of those businesses.

     To date, none of Cayenta's revenues have been derived from direct sales by it of its total services provider, or TSP, offering. Cayenta's only TSP-related revenues have resulted from providing TSP services to the customers of a joint venture in which it holds a 10% equity interest. The market for TSP offerings has only recently begun to develop, and Cayenta cannot be certain that the market for TSP offerings will develop.

     The use of the Titan Scan electron beam technology for food irradiation has only recently been approved by the applicable regulatory authorities in the United States. Accordingly, a market for pasteurized foods has only recently begun to develop, and its continued development will depend on broad acceptance of irradiated foods by customers, food producers and providers, restaurant chains and food retailers. This acceptance may not occur.

     Titan Wireless's principal strategy is to provide products used in telephony systems in developing countries. Titan cannot guarantee that a substantial market for telephony services in developing countries will ever develop, or if such a market does develop, that fixed-site satellite equipment will capture a significant portion of that market. The development of a market for telephony services in developing countries will depend upon a variety of factors including whether a particular country has sufficient resources to support such a market and whether the telephony services are offered at a reasonable cost to the end users of such services. Titan Wireless's ability to penetrate the telephony market in developing countries will be adversely affected to the extent that other competing elements of the communications infrastructure, such as telephone lines, other satellite-delivered solutions and fiber optic cable and television cable, are installed in the developing countries. In addition, the development and implementation of telephony systems will be dependent upon, among other items, the continued development of necessary technologies, continued financial and other support from governmental agencies, the implementation of cost-effective systems, market acceptance for such systems and approval by appropriate regulatory agencies.

     TITAN HAS A LIMITED HISTORY OF COMMERCIALIZING NEW TECHNOLOGIES AND ITS COMMERCIAL BUSINESSES MAY NOT REMAIN OR EVER BECOME SUCCESSFUL.

     In 1991, Titan adopted a strategy of seeking to develop commercial businesses using technology developed in its defense businesses. The Titan Scan and Titan Wireless businesses are a product of this strategy. Many of Titan's commercial businesses are in an early stage of development or have only recently begun to offer their products, services, systems or solutions in the emerging markets in which they operate. These technology-based businesses are subject to risks inherent in companies at these early stages of development, including:

     - the risks that their base technology will become obsolete and that they will fail to respond in a timely and cost-effective manner to rapid technological changes;

     - the risks associated with operating in markets that are subject to a high degree of competition;

     - the risk that they will have inadequate management resources to capitalize on market opportunities and execute their strategy;

     - the risk that they will be unable to manage rapid growth effectively;

     - the risk that they will be unable to execute successfully each portion of their business strategy on schedule;

     - the risk that Titan may not identify markets with sufficient opportunities to justify its investments in products and solutions for these markets;

     - the market and operating risks that are unique to each particular business; and

     - the risk that adequate capital may not be available to fund their continued development.

     TITAN CANNOT GUARANTEE THAT CAYENTA'S PENDING INITIAL PUBLIC OFFERING WILL CLOSE OR THAT TITAN WILL BE ABLE TO EXECUTE ON ITS STRATEGY OF OBTAINING PUBLIC OR PRIVATE FINANCING TO FUND THE GROWTH OF ITS COMMERCIAL BUSINESSES.

     As part of Titan's strategy of seeking external financing to grow its commercial businesses, Titan's Cayenta subsidiary has filed a registration statement for an initial public offering of its common stock. Titan cannot guarantee that Cayenta will succeed in completing the offering, which may be adversely affected by market conditions or other factors. Titan has extended a credit facility of up to a maximum of $70.0 million under which Cayenta owed Titan approximately $54 million as of January 21, 2000. Cayenta may not use the proceeds of its initial public offering to pay amounts outstanding under its credit facility with Titan.

     Titan may seek public or private financing for one or more of its commercial businesses to fund their growth, including through initial public offerings for any of its segments. Titan cannot guarantee that adequate capital to fund its growth will be available to Titan or be available on acceptable terms.

     TITAN DEPENDS ON GOVERNMENT CONTRACTS FOR A MAJORITY OF ITS REVENUES.

     Titan earns a majority of its total revenues from U.S. government contracts. Any cancellations or modifications of Titan's significant U.S. government contracts or subcontracts, or failure by the U.S. government to exercise an option period relating to those contracts or subcontracts, could hurt Titan's business, financial condition and results of operations in the short or long term. Continuing declines in U.S. defense and other federal agency budgets also may hurt Titan's prospects.

     Titan's revenues from U.S. government business represented approximately 81% of its total revenues in 1996, 82% of its total revenues in 1997, and 80% of its total revenues in 1998. On a pro forma basis giving effect to its acquisition of ACS, Titan's revenues from U.S. government businesses represented approximately 88% of its total revenues for the twelve months ended September 30, 1999. This percentage may rise in the future. Although Titan bids for and is awarded long-term U.S. government contracts and subcontracts, the U.S. government only funds these contracts on an annual basis, and many of Titan's contracts and subcontracts include option years. The U.S. government may cancel these contracts at any time without penalty or may change its requirements, programs or contract budget, and generally has the right not to exercise option periods. The U.S. Congress may decline to appropriate funds needed to complete the contracts awarded to Titan or the prime contractor. On its subcontracts, Titan generally does not control the prime contractor's allocation of resources. Titan also depends upon the prime contractor to perform its obligations on the primary government contract. In addition to contract cancellations and declines in agency budgets, Titan's prospects may be adversely affected by:

     - budgetary constraints affecting U.S. government spending generally, and changes in fiscal policy or available funding;

     - curtailment of the U.S. government's use of technology services providers;

     - the adoption of new laws or regulations;

     - technological developments;

     - U.S. government shutdowns, such as that which occurred during the U.S. government's 1996 fiscal year;

     - competition and consolidation in Titan's business areas; and

     - general economic conditions.

These or other factors could cause government agencies to reduce their purchases under contracts, to exercise their right to terminate contracts or not to exercise options to renew contracts. Any of these actions could have a material adverse effect on Titan's business, financial condition and results of operations.

     GOVERNMENT AUDITS OF TITAN'S GOVERNMENT CONTRACTS COULD CAUSE A MATERIAL NEGATIVE ADJUSTMENT TO ITS REVENUES.

     Titan's government contracts are subject to cost audits by the government. These audits may occur several years after completion of the audited work. Audits may result in a recalculation of contract revenues or result in the government refusing to reimburse some of Titan's contract costs and fees. Generally, Titan resolves audit issues by negotiation without material adjustments. However, in the future, Titan could have a material adjustment to revenue as a result of an audit, including an audit of one of the companies Titan has recently acquired. Before Titan acquired them, some of its recently acquired companies did not impose internal controls as rigorous as those Titan imposes on the government contracts it performs. As part of the integration process, Titan seeks to apply its policies throughout the acquired companies.

     TITAN'S OPERATING MARGINS MAY DECLINE UNDER ITS FIXED-PRICE CONTRACTS IF IT FAILS TO ESTIMATE ACCURATELY THE RESOURCES NECESSARY TO SATISFY ITS OBLIGATIONS.

     Some of Titan's contracts are fixed-price contracts under which Titan bears the risk of any cost overruns. Its profits are adversely affected if its costs under a contract exceed the assumptions it used in bidding for these contracts.

     TITAN IS NOT ABLE TO GUARANTEE THAT IT WILL RETAIN ITS CONTRACTS WITH THE U.S. GOVERNMENT AND SUBCONTRACTS UNDER U.S. GOVERNMENT PRIME CONTRACTS IN ANY COMPETITIVE REBIDDING PROCESS.

     Upon expiration of a U.S. government contract or subcontract under U.S. government prime contracts, if the government customer requires further services of the type provided in the contract, there is frequently a competitive rebidding process. Titan cannot guarantee that it, or the prime contractor, will win any particular bid, or that it will be able to replace business lost upon expiration or completion of a contract. Further, all U.S. government contracts are subject to protest by competitors. The unexpected termination of one or more of Titan's significant contracts could result in significant revenue shortfalls. The termination or non-renewal of any of its significant contracts, short-term revenue shortfalls, the imposition of fines or damages, or Titan's suspension or debarment from bidding on additional contracts could have a material adverse effect on its business, financial condition and results of operations.

     MANY OF TITAN'S U.S. GOVERNMENT CUSTOMERS SPEND THEIR PROCUREMENT BUDGETS THROUGH GSA SCHEDULE CONTRACTS, AND TITAN IS REQUIRED TO COMPETE FOR POST-AWARD ORDERS.

     Budgetary pressures and reforms in the procurement process have caused many U.S. government customers increasingly to purchase goods and services through "indefinite delivery, indefinite quantity" contracts, General Services Administration, or GSA, Schedule contracts and other multiple award or government-wide acquisitions contract vehicles. Titan's failure to compete effectively in this procurement environment could have a material adverse effect on its business, financial condition and results of operations. These contract vehicles have resulted in increased competition and pricing pressure and required Titan to make sustained post-award efforts to realize revenues under the relevant contract. Titan cannot guarantee that it will continue to increase revenues or otherwise sell successfully under these contract vehicles.

     TITAN MAY BE LIABLE FOR PENALTIES UNDER A VARIETY OF PROCUREMENT RULES AND REGULATIONS, AND CHANGES IN GOVERNMENT REGULATIONS COULD ADVERSELY AFFECT ITS BUSINESS.

     Titan's defense and commercial businesses must comply with and are affected by various government regulations. Among the most significant regulations are the following:

     - the Federal Acquisition Regulations, which comprehensively regulate the formation, administration and performance of government contracts;

     - the Truth in Negotiations Act, which requires certification and disclosure of all cost and pricing data in connection with contract negotiations;

     - the Cost Accounting Standards, which impose accounting requirements that govern Titan's right to reimbursement under certain cost-based government contracts; and

     - laws, regulations and Executive Orders restricting the use and dissemination of information classified for national security purposes and the exportation of certain products and technical data.

These regulations affect how Titan and its customers do business and, in some instances, impose added costs on its businesses. Any changes in applicable laws could adversely affect the financial performance of the business affected by the changed regulations. Any failure to comply with applicable laws could result in contract termination, price or fee reductions or suspension or debarment from contracting with the U.S. government.

     TITAN'S FAILURE TO RETAIN QUALIFIED TECHNICAL AND MANAGEMENT PERSONNEL COULD ADVERSELY AFFECT ITS FINANCIAL PERFORMANCE.

     Titan needs to maintain its workforce of highly qualified technical and management personnel for each of its business segments, including its engineers, computer programmers and personnel with security clearances required for classified work. In addition, Titan's future success will depend in part on its ability to identify, recruit and retain additional qualified personnel, including individuals with security clearances required for classified work. The loss of any key personnel could negatively affect its business, financial condition and results of operations. Titan's employees generally have many other job opportunities, and there is intense competition for their services. Consequently, Titan strives to maintain an entrepreneurial work environment and provide financial incentives to attract and retain its key personnel. Titan cannot guarantee that it will be able to continue to attract and retain personnel with the advanced technical and security clearance qualifications necessary for the development of its business.

     TITAN COMPETES IN HIGHLY COMPETITIVE MARKETS AGAINST MANY COMPANIES THAT ARE LARGER, BETTER FINANCED AND BETTER KNOWN THAN TITAN.

     Titan's businesses operate in highly competitive markets. Many of Titan's competitors are larger, better financed and better known companies who may compete more effectively. Titan believes it must continue to expand its defense information technology business so that it can remain price competitive and compete for larger contracts. For that reason, Titan is continuing to look for acquisition candidates. Titan's commercial businesses compete against other technologies as well as against companies with similar products. In order to remain competitive, Titan must invest to keep its products technically advanced and compete on price and on value added to its customers. Titan's ability to compete may be adversely affected by limits on its capital resources and its ability to invest in maintaining and expanding its market share. Any adverse financial developments could make Titan a less effective competitor.

     TITAN IS SUBJECT TO RISKS ASSOCIATED WITH ITS ACQUISITIONS OF OTHER COMPANIES.

     Since January 1, 1998, Titan has acquired seven defense information technology companies as part of the consolidation strategy for its defense business. Four of these seven transactions were structured as stock-for-stock pooling of interests transactions. In addition, since January 1, 1999, Titan has acquired four information technology services and solutions companies as part of Cayenta's development of its total services provider offering. The acquisition and integration of new companies involves risk. The integration of acquired businesses may be costly and may result in a decrease in its revenues or a decrease in the value of its common stock for the following reasons, among others:

     - Titan may need to divert more management resources to integration than it planned, which may adversely affect its ability to pursue other more profitable activities;

     - the difficulties of integration may be increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures;

     - Titan may not eliminate as many redundant costs as it anticipated in selecting its acquisition candidates; and

     - one or more of Titan's acquisition candidates also may have liabilities or adverse operating issues that Titan failed to discover through its diligence prior to the acquisition.

Consequently, Titan's recent acquisitions may not improve its business, financial condition and results of operations in the short-term or long-term as it expects them to do.

     Titan intends to continue to look for complementary businesses or technologies to acquire so that it can expand its core businesses. However, Titan may not find any more attractive candidates or may find that the acquisition terms are not favorable to it. In addition, Titan may compete with other companies for these acquisition candidates. Instability in the U.S. securities markets and volatility in its stock price may make acquisitions with Titan stock more expensive. Titan also may not adequately assess the risks inherent in a particular acquisition candidate or correctly assess the candidate's potential contribution to its financial performance. Accordingly, Titan's acquisition strategy may not improve its overall business, financial condition and results of operations, and could weaken them.

     TITAN MAY INCUR SIGNIFICANT COSTS IN PROTECTING ITS INTELLECTUAL PROPERTY.

     As a policy, Titan seeks to protect its proprietary technology and inventions through patents, copyrights, trade secret law and other legal protections. While Titan's patent portfolio is valuable, its financial success ultimately depends upon its ability to deliver products and services that meet customer needs, not on intellectual property laws. Titan may, however, incur significant expense both in protecting its intellectual property and in depending or assessing claims with respect to intellectual property owned by others. Any patent or other infringement litigation by or against Titan could have an adverse effect on its business, financial condition and results of operations. Titan also could be forced to modify or abandon one or more planned or current products based upon its assessment of intellectual property risks or actual or threatened claims by other companies.

     On January 6, 2000, Ion Beam Applications s.a., a Belgian corporation, and some of its U.S. subsidiaries filed an action for declaratory judgment in a federal court in Virginia against Titan relating to its patent for its SureBeam technology. The action attacks the validity of Titan's patent, seeks a declaration that Ion Beam Applications and its customers have not infringed any of the 62 claims in Titan's patent, and alleges that Titan has engaged in unfair competition and that Titan's conduct constitutes patent misuse. Titan intends to vigorously defend its patent position. A finding in favor of Ion Beam Applications in this action could adversely affect Titan's business, financial condition and results of operations by reducing the growth of its Titan Scan business segment and preventing Titan from generating the revenues that it expects from food pasteurization.

     TITAN'S QUARTERLY AND ANNUAL FINANCIAL PERFORMANCE AND STOCK PRICE HAVE HISTORICALLY FLUCTUATED AND MAY CONTINUE TO FLUCTUATE SIGNIFICANTLY IN THE FUTURE.

     Titan's revenues are affected by factors such as the unpredictability of sales and contracts awards due to the long procurement process for most of its products and services, defense and intelligence budgets, competition and general economic conditions. Titan's product mix and unit volume, its ability to keep expenses within budgets, its distribution channels and its pricing affect its gross margins. These factors and other risk factors described in this proxy statement/prospectus may adversely affect Titan's financial performance within a period and cause its financial results to fluctuate significantly on a quarterly or annual basis. Consequently, Titan does not believe that comparison of its financial performance from period to period is necessarily meaningful or predictive of its likely future performance. It is possible that in some future quarter or quarters Titan's operating results will be below the expectations of public market analysts or investors. If so, the market price of Titan's common stock may decline significantly.

     From time to time, there may be significant volatility in the market price for Titan's common stock. Over the past three years, the market price of Titan's common stock has fluctuated over a wide range. During its last four complete fiscal quarters, the highest sale price of its common stock on the New York Stock Exchange was $48.38 and the lowest sale price of its common stock was $4.75. A number of factors involving Titan and its industry could contribute to future fluctuations in its stock price, including the risk factors described in this proxy statement/prospectus.

     RISKS OF TITAN'S INTERNATIONAL OPERATIONS, INCLUDING ECONOMIC CONDITIONS IN EMERGING MARKETS, COULD ADVERSELY AFFECT THE PROSPECTS OF ITS COMMERCIAL COMMUNICATIONS BUSINESS.

     Titan sells commercial communications products and services primarily in developing countries. Its revenues from sales of these products and services in foreign countries represented 3% of its total revenues for the nine months ended September 30, 1999. Titan expects its revenues from these activities in foreign countries to increase. Although Titan generally sells commercial communications products and services in U.S. dollars, currency devaluations and adverse market conditions in emerging markets have negatively affected demand for its commercial communications products and services and, consequently, its revenues for this segment. Titan's commercial communications products generally require substantial capital investments, and its potential customers have not had the capital resources to make these investments. Titan has assisted its established marketing partner in Indonesia by providing trade credit that has subsequently been extended with a final installment due in September 2000. Because of market conditions in Indonesia and other factors, there is a risk that its customer in Indonesia may not be able to pay this debt in accordance with the extended terms. Further, Titan does not have the capital resources or tolerance of risk to finance the purchase of its commercial communications products and therefore relies upon its customers' abilities to obtain such financing. As a result, revenues in this group may be adversely affected by economic conditions in emerging markets and the unavailability of financing on reasonable terms. These services generally are billed in U.S. dollars but in the future may be billed in local currency. Titan does not believe that its international operations currently subject it to material risks from fluctuations in currency exchange rates. However, as Titan increases its commercial communications activities in foreign countries, its risks from fluctuations in currency exchange rates could increase.

     Selling products or services in international markets also entails other market, economic, cultural, legal and political risks, conditions and expenses. These risks include:

     - trade barriers;

     - export and import restrictions and other applicable laws;

     - political and economic instability;

     - difficulties in collecting amounts owed to Titan; and

     - difficulties in managing overseas employees and contractors.

Any one of these factors or other international business risks could adversely affect Titan's financial performance.

     TITAN'S OPERATING RESULTS MAY SUFFER IF A SIGNIFICANT NUMBER OF ITS U.S. NAVY CONTRACTS ARE DELAYED OR CANCELED.

     A significant percentage of Titan's products and services are predominately sold and performed under contracts with various parts of the U.S. Navy or with prime contractors to the U.S. Navy. Although these various parts of the U.S. Navy are subject to common budgetary pressures and other factors, Titan's various U.S. Navy customers exercise independent purchasing decisions. However, because of such concentration of its contracts, Titan is vulnerable to adverse changes in its business, financial condition and results of operations if a significant number of its U.S. Navy contracts and subcontracts are simultaneously delayed or canceled for budgetary or other reasons.

     THE COVENANTS IN TITAN'S EXISTING CREDIT FACILITY RESTRICT ITS FINANCIAL AND OPERATIONAL FLEXIBILITY, AND IT IS LIKELY THAT ITS ANTICIPATED REPLACEMENT CREDIT FACILITY WILL CONTAIN SIMILAR OR MORE RESTRICTIVE COVENANTS.

     Titan's existing credit facility contains covenants that restrict, among other things, its ability to borrow money, make particular types of investments or other restricted payments, swap or sell assets, merge or consolidate or make acquisitions. An event of default under its credit facility could allow the lenders to declare all amounts outstanding to be immediately due and payable. Titan has pledged substantially all of its consolidated assets and the stock of its subsidiaries to secure the debt under its credit facility. If the amounts outstanding under the credit facility were accelerated, the lenders could proceed against Titan's consolidated assets and the stock of its subsidiaries. Any event of default, therefore, could have a material adverse effect on its business. Titan's credit facility also requires it to maintain specified financial ratios. Titan's ability to meet these financial ratios can be affected by events beyond its control, and Titan cannot assure you that it will meet those ratios. Titan expects to replace its credit facility with a new credit facility. It is likely that any replacement credit facility will contain similar or more restrictive covenants. Titan also may incur future debt obligations that might subject it to restrictive covenants that could affect its financial and operational flexibility or subject it to other events of default.

     TITAN'S OPERATING RESULTS MAY BE ADVERSELY AFFECTED BY DISRUPTIONS IN ITS SUPPLY OF PRODUCTS AND COMPONENTS OR SERVICES.

     Because its internal manufacturing capacity is limited, Titan uses contract manufacturers. While it uses care in selecting its manufacturers, this arrangement gives Titan less control over the quality and price of products or components than if it manufactured them. In some cases, Titan obtains products from a sole supplier or a limited group of suppliers. Consequently, Titan risks disruptions in its supply of key products and components if its suppliers fail or are unable to perform because of strikes, natural disasters, financial condition or other factors. Any material supply disruptions could adversely affect its business, financial condition and results of operations as well as its ongoing product cost structure.

     TITAN'S BUSINESS IS SUBJECT TO SIGNIFICANT ENVIRONMENTAL REGULATION.

     Titan is subject to environmental and safety laws and regulations governing the uses, storage and disposal of hazardous substances or waste and imposing liability for the cleanup of contamination from these substances. Titan cannot completely eliminate the risk of contamination or injury from these substances or waste, and, in the event of such an incident, Titan could be held liable for any damages that result. From time to time, Titan has been notified of violations of government and environmental regulations. Titan attempts to correct these violations promptly without any material impact on Titan's operations. In addition, Titan may be required to incur significant additional costs to comply with environmental laws and regulations in the future. These costs, and any future violations or liability under environmental laws or regulations, could have a material adverse effect on Titan's business, financial condition and results of operations.

     FAILURE TO ACHIEVE YEAR 2000 COMPLIANCE COULD HAVE A NEGATIVE EFFECT ON TITAN'S FINANCIAL CONDITION.

     Titan implemented a Year 2000 compliance program to address various areas of the business that may encounter difficulties as a result of the Year 2000 issue. Because of its history of acquisitions, Titan has a number of business units that use different systems, some of which Titan knows have Year 2000 issues. Titan estimates that the cost of moving business units to new systems will ultimately range from $1.0 million to $2.0 million. If any of the business units experience system failures as a result of the Year 2000 issue, disruptions could occur in some key business processes, such as labor and other cost accumulation, project management and billing. If the business units cannot timely correct all Year 2000 problems, these problems may have material adverse effects on Titan's financial position, results of operations or cash flows. To date, none of Titan's business units has experienced system failures as a result of the Year 2000 issue.

     Most of Titan's customers, in particular the U.S. government, utilize complex billing and accounting systems to determine the timing and the amounts that will be paid to Titan under its contracts. In addition, several of Titan's major strategic partners rely on complex software systems to coordinate and control their day-to-day operations. These complex systems may not be Year 2000 compliant. Although these customers and strategic partners advised Titan that they expected to resolve any Year 2000 issues before December 31, 1999, Titan cannot guarantee that its billing procedures and cycles, or its joint sales and marketing efforts, will not be interrupted in the future. If these Year 2000 issues involving its customers and business partners are not resolved on time, or at all, Titan's business, financial position, results of operations or cash flows could be materially and adversely affected. To date, none of Titan's billing procedures or cycles, or its joint sales and marketing efforts, has been interrupted.

     TITAN DOES NOT ANTICIPATE THAT IT WILL PAY DIVIDENDS ON ITS COMMON STOCK.

     Titan has not paid cash dividends on its common stock within the past three years and does not anticipate that it will pay cash dividends in the foreseeable future. Titan may pay cash dividends only if it complies with financial tests and other restrictions contained in agreements relating to its indebtedness.

     PROVISIONS IN TITAN'S CERTIFICATE OF INCORPORATION AND BYLAWS AND IN DELAWARE LAW COULD DISCOURAGE TAKEOVER ATTEMPTS TITAN OPPOSES EVEN IF TITAN'S STOCKHOLDERS MIGHT BENEFIT FROM A CHANGE IN CONTROL OF TITAN.

     Provisions in Titan's certificate of incorporation and bylaws and in the Delaware General Corporation Law may make it difficult and expensive for a third party to pursue a takeover attempt Titan opposes even if a change in control of Titan would be beneficial to the interests of its stockholders. Titan's bylaws permit its stockholders to take action by written consent instead of at a meeting and to nominate directors or bring other business before stockholder meetings only if they comply with advance notice and other procedural requirements in its bylaws. Titan's board of directors currently has the authority under its certificate of incorporation to issue up to 2,500,000 authorized shares of Titan preferred stock in one or more series and to fix the powers, preferences and rights of each series without stockholder approval. The ability to issue preferred stock could discourage unsolicited acquisition proposals or make it more difficult for a third party to gain control of Titan, or otherwise could adversely affect the market price of Titan's common stock. Further, as a Delaware corporation, Titan is subject to section 203 of the Delaware General Corporation Law. This section generally prohibits Titan from engaging in mergers and other business combinations with stockholders that beneficially own 15% or more of its voting stock, or with their affiliates, unless Titan's directors or stockholders approve the business combination in the prescribed manner.

     TITAN HAS ADOPTED A SHAREHOLDER RIGHTS PLAN WHICH COULD DISCOURAGE HOSTILE ACQUISITIONS OF CONTROL IN WHICH ITS STOCKHOLDERS MAY WISH TO PARTICIPATE.

     In 1995, Titan's board of directors adopted a "poison pill" shareholder rights plan, which may discourage a third party from making a proposal to acquire Titan which Titan has not solicited or does not approve, even if the acquisition would be beneficial to its stockholders. As a result, Titan's stockholders who wish to participate in such a transaction may not have an opportunity to do so. Under Titan's rights plan, preferred share purchase rights, which are attached to its common stock, generally will be triggered upon the acquisition, or actions that would result in the acquisition, of 15% or more of its common stock by any person or group. If triggered, these rights would entitle its stockholders other than the acquiror to purchase, for the exercise price, shares of its common stock having a market value of two times the exercise price. In addition, if a company acquires Titan in a merger or other business combination not approved by the board of directors, these rights will entitle Titan's stockholders other than the acquiror to purchase, for the exercise price, shares of the common stock of the acquiring company having a market value of two times the exercise price.

                          INFORMATION IN THIS DOCUMENT

     Important information in the documents referred to under the heading "Where You Can Find More Information" is considered a part of, but is not included directly in, this proxy statement/prospectus. You may obtain this information without charge upon written or oral request to:

                             The Titan Corporation
                             3033 Science Park Road
                        San Diego, California 92121-1199
                            Attn: Investor Relations
                            Telephone (858) 552-9500

                                       or

                    Corporate Investor Communications, Inc.
                               111 Commerce Road
                            Carlstadt, NJ 07072-2586
                           Telephone: (800) 557-7141

     If you would like to request documents, please do so by February 15, 2000 to receive them before the special meeting of ACS's stockholders.

     This proxy statement/prospectus and the information incorporated by reference in it include "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. Titan and ACS intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements by either Titan or ACS regarding its expected financial position and operating results, its business strategy, its financing plans, forecasted trends relating to the markets in which it operates, its ability to complete acquisitions, and similar matters are forward-looking statements. These statements can sometimes be identified by the use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect" or "intend." Neither Titan nor ACS can promise you that its expectations in such forward-looking statements will turn out to be correct. The actual results of Titan or ACS could be materially different from such expectations. Important factors that could cause the actual results to be materially different from expectations include those discussed in this proxy statement/prospectus under the caption "Risk Factors."

     Some of the information contained in or considered a part of this proxy statement/prospectus concerning the markets and industries in which Titan and ACS operate is derived from publicly available information and from industry sources. Although Titan and ACS believe that this publicly available information and the information provided by these industry sources are reliable, Titan and ACS have not independently verified the accuracy of any of this information.

                            THE ACS SPECIAL MEETING

GENERAL

     This proxy statement/prospectus, together with a notice of special meeting and a form of proxy, is being provided to holders of ACS common stock in connection with the solicitation of proxies by the ACS board of directors for use at a special meeting of ACS stockholders to be held on February 23, 2000, at 10:30 a.m., local time, at the offices of ACS at 10089 Lee Highway, Fairfax, Virginia 22030, or at any adjournment, postponement or rescheduling of that meeting.

     This proxy statement/prospectus and the accompanying notice of special meeting and form of proxy are first being mailed to stockholders of ACS around January 24, 2000.

MATTERS TO BE CONSIDERED

     The special meeting of stockholders is being held so that ACS stockholders may consider and vote on adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement.

     ACS stockholders also will be asked to vote on a proposal to adjourn or postpone the special meeting to allow additional time for the solicitation of proxies if, at the time of the meeting, ACS determines that it does not have in hand proxies representing enough votes to adopt the merger agreement and approve the merger and related transactions. ACS stockholders also will be asked to act on any other matters that may properly come before the meeting.

RECOMMENDATION OF THE ACS BOARD OF DIRECTORS

     THE ACS BOARD OF DIRECTORS HAS APPROVED UNANIMOUSLY THE MERGER AGREEMENT, THE PROPOSED MERGER AND OTHER TRANSACTIONS RELATED TO THE MERGER AND CONTEMPLATED BY THE MERGER AGREEMENT. THE ACS BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF, AND THAT THE TERMS OF THE MERGER ARE FAIR TO, ACS AND ITS STOCKHOLDERS. THE ACS BOARD RECOMMENDS UNANIMOUSLY THAT ACS STOCKHOLDERS VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

RECORD DATE AND VOTE REQUIRED

     The ACS board of directors has fixed January 11, 2000 as the record date for determining the ACS stockholders who are entitled to notice of and to vote at the special meeting. Therefore, only stockholders of record at the close of business on the record date will receive notice of, and be able to vote at, the special meeting of ACS stockholders.

     At the close of business on the record date, there were 8,836,252 shares of ACS common stock outstanding and entitled to a vote, held by 86 record holders. A majority of these shares must be represented, in person or by proxy, at the special meeting in order to constitute a quorum. A quorum must be present before a vote can be taken on the adoption of the merger agreement, or any other matter except adjournment or postponement of the meeting due to the absence of a quorum. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum at the special meeting.

     Each share of common stock entitles its holder to cast one vote on each matter submitted to a vote at the special meeting. For the merger to be approved under Delaware law and ACS's certificate of incorporation, at least a majority of the outstanding shares of ACS common stock must be voted for the adoption of the merger agreement. In the event that the stockholders are asked to vote on a proposal to adjourn or postpone the special meeting to permit solicitation of additional proxies, approval of that proposal would require the affirmative vote of at least a majority of the shares of ACS common stock present in person or represented by proxy at the meeting.

     As of the record date, 2,184,404 of the outstanding shares of ACS common stock, which represented approximately 25% of the ACS common stock outstanding, were beneficially owned by directors and executive officers of ACS and their affiliates, including the ACS Principal Stockholders. The ACS Principal Stockholders, who collectively owned approximately 24% of ACS's outstanding common stock as of the record date, have signed an agreement to vote their shares in favor of adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement. Each of these stockholders also has given Titan an irrevocable proxy authorizing Titan to vote the stockholder's shares in favor of adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement. See "Terms of the Merger Agreement and Related Transactions -- ACS Stockholder Agreements" for more information about these voting agreements.

PROXIES

     This proxy statement/prospectus is being furnished to ACS stockholders in connection with the solicitation of proxies by the ACS board of directors for use at the special meeting of ACS stockholders. It is accompanied by a form of proxy.

     ACS stockholders should complete, sign and return the form of proxy if they will not be able to attend the special meeting in person. A stockholder who submits a proxy and later changes his or her mind as to the vote, or decides to attend the meeting in person, may revoke the proxy at any time by notifying the corporate secretary of ACS in writing of the revocation before the proxy is exercised or by completing, signing and returning a proxy with a later date. In addition, a stockholder may revoke a prior proxy by attending the special meeting and voting in person. However, attendance at the special meeting by a stockholder who has signed a proxy but does not provide a notice of revocation or request to vote in person is not sufficient to revoke that proxy.

     Written notices of revocation of proxies and other communications relating to proxies should be addressed to:
                           Corporate Investor Communications, Inc.
                           111 Commerce Road
                           Carlstadt, NJ 07072-2586

     All shares of ACS stock entitled to vote represented at the special meeting of ACS stockholders by properly executed proxies that are received prior to or at the meeting and not revoked before they are exercised will be voted at the meeting as directed by the stockholders in the proxies for such shares. If a properly executed proxy is returned but contains no voting instructions, the shares of ACS common stock represented by the proxy will be voted "FOR" adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement. In the event that the stockholders are asked to vote on a proposal to adjourn or postpone the meeting to permit the solicitation of additional proxies and no directions on this proposal are indicated, proxies that indicate a vote in favor of adoption of the merger agreement will be voted "FOR" the proposal to postpone or adjourn, proxies that indicate a vote against adoption of the merger agreement will be voted "AGAINST" the proposal to postpone or adjourn, and proxies that abstain from a vote on adoption of the merger agreement will be voted "FOR" the adjournment or postponement.

     ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF ACS STOCK ISSUED AND OUTSTANDING ON THE RECORD DATE. ACCORDINGLY, ABSTENTIONS, FAILURES TO VOTE AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS VOTES AGAINST ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. THEREFORE, THE ACS BOARD OF DIRECTORS URGES ALL ACS STOCKHOLDERS TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE PRE-ADDRESSED, POSTAGE-PAID ENVELOPE PROVIDED FOR THAT PURPOSE.

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

     If any other matters are properly presented for consideration at the special meeting, the persons named in the enclosed form of proxy will have the discretion to vote on those matters using their best judgment.

     In addition to soliciting proxies by mail, ACS will request that banks, brokers and other record holders of ACS common stock forward proxies and proxy materials to the beneficial owners of such shares and, if necessary, obtain their voting instructions. ACS will reimburse these record holders for their reasonable expenses in performing these tasks and will pay all other costs of soliciting proxies. ACS has retained Corporate Investor Communications, Inc., a proxy solicitation firm, to assist it in the solicitation of proxies for the ACS special meeting at a cost of approximately $5,000 plus reimbursement of reasonable out-of-pocket expenses. If the merger is not completed, ACS and Titan have agreed to share equally certain costs, including costs of printing, filing and mailing this proxy statement/prospectus and the registration statement of which it is a part. Directors, officers and employees of ACS may solicit proxies in person or by telephone, mail, facsimile or other means. These directors, officers and employees will not be separately compensated for soliciting proxies.

AVAILABILITY OF ACCOUNTANTS

     Arthur Andersen LLP has acted as ACS's independent accountants since 1997. Representatives of Arthur Andersen LLP familiar with ACS are expected to attend the special meeting and to be available to answer appropriate questions and will have an opportunity to make a statement if they should desire to do so.

                                   THE MERGER

     The discussion in this proxy statement/prospectus of the merger and the principal terms of the merger agreement is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement/prospectus as Appendix A and is incorporated in this document by reference.

GENERAL

     Under the terms of the merger agreement, A T Acquisition Corp., a wholly owned subsidiary of Titan, will be merged with and into ACS at the effective time of the merger. ACS will be the surviving corporation in the merger and will become a wholly owned subsidiary of Titan.

     At the effective time of the merger, each issued and outstanding share of ACS common stock will be converted into the right to receive the number of shares of Titan common stock calculated as described below. Titan will not issue fractional shares of its common stock in the merger. Instead, fractional shares will be rounded up or down to the nearest whole share of Titan common stock. The number of shares of Titan common stock ACS stockholders will be entitled to receive will depend on the exchange ratio of Titan common stock to ACS common stock. The exchange ratio has not been fixed in the merger agreement, but will be calculated at the time of the merger in accordance with a formula contained in the merger agreement. Under this formula, the exchange ratio will be based on the average of the closing sale prices of the Titan common stock on the NYSE for the ten consecutive trading days ending two trading days immediately before the merger closing date.

     At the effective time of the merger, Titan will assume all outstanding ACS employee and director stock options. Each assumed option will be converted in the merger into an option to purchase shares of Titan common stock using the same exchange ratio which is applicable to ACS common stock in the merger. Except for the number of shares issuable upon exercise of such options and the option exercise prices, which will be adjusted based on the exchange ratio, the assumed options will remain subject to the same terms and conditions that were in effect before the merger. The exercise price per share of Titan common stock issuable under the assumed options will equal the exercise price per share of ACS common stock issuable under the applicable option at the effective time of the merger divided by the exchange ratio, rounded to the nearest whole cent. The option conversion will not result in accelerated vesting of any assumed options or otherwise affect the vesting schedules in effect before the merger for the assumed options.

BACKGROUND OF THE MERGER

     ACS Consideration of Strategic Alternatives. Since its initial public offering in 1997, ACS has followed a multi-track approach of internal growth, new business development and selected acquisitions to capitalize on industry growth and expansion. ACS management and its board of directors have, on an ongoing basis, reviewed ACS's performance, strategic position and direction, and prospects in light of changes in the capital markets and in the federal professional and technical services industry in which ACS operates.

     During 1998, ACS experienced increasing difficulty in carrying out its acquisition strategy. Senior management attributed this difficulty to two factors. First, consolidation in the federal professional and technical services industry had increased competition and the acquisition prices for companies of the size that ACS was seeking to acquire. Second, because of ACS's own relatively small size, the ACS common stock was not being widely followed in the investment community and, management believed, did not fully reflect the company's value. As a consequence, stock acquisitions by ACS were relatively expensive.

     In light of these industry and market conditions, during the second half of 1999, members of ACS senior management met with representatives of four investment banking firms with national reputations to discuss the strategic alternatives available to ACS and the assistance which each of these firms could provide to ACS.

     On August 24, 1999, representatives of Banc of America Securities LLC met with ACS directors and senior management, reviewed ACS's existing strategic plan and identified and analyzed a range of alternatives available to ACS. Based on its review, Banc of America Securities identified and discussed in detail several alternatives available to ACS, including remaining an independent public company and continuing to pursue its acquisition strategy, entering into a strategic alliance or business combination, or pursuing a sale or merger of ACS. In light of the ongoing consolidation in the federal professional and technical services marketplace and the relatively disadvantageous position of small public companies in the capital markets, Banc of America Securities recommended that the board of directors of ACS consider exploring a sale of ACS as a means to maximize value for ACS stockholders.

     At a regular meeting of the ACS board of directors on September 9, 1999, George A. Robinson, Chairman, President and Chief Executive Officer of ACS, led the board of directors in a discussion of the industry and market factors affecting ACS, the information provided by the investment banking firms and the strategic alternatives available to ACS. Mr. Robinson recommended that ACS engage Banc of America Securities to explore the strategic alternatives which might be available to ACS in order to maximize stockholder value. This recommendation was based upon Banc of America Securities' knowledge of ACS and of the federal professional services industry, its relationships with a substantial number of potential acquirers and its willingness to provide necessary resources to assist ACS on a timely basis. Following discussion at the meeting, the board of directors authorized Mr. Robinson to retain Banc of America Securities on the basis indicated.

     ACS and Banc of America Securities entered into an engagement letter on September 13, 1999. With the assistance of Banc of America Securities, the ACS board of directors subsequently conducted an auction process designed to obtain the highest possible bids for ACS. This process began with the development of a confidential descriptive memorandum, which was written to provide potential buyers with general information regarding ACS, its historical and projected financial performance and the federal professional and technical services and commercial training marketplaces. The memorandum also provided information about ACS's customer base, corporate structure and strategy, and described in detail the business plans and operations of ACS's federal and commercial businesses. Upon completion of the descriptive memorandum, Banc of America Securities started the marketing process by contacting potential acquirers in October 1999. During the marketing process, Banc of America Securities contacted numerous potential acquirers. A number of these companies expressed an interest in a potential acquisition of or partnership with ACS, entered into confidentiality agreements with ACS and received copies of the descriptive memorandum. A group of these companies, including Titan, submitted initial indications of interest. These indications of interest were submitted by both strategic and financial bidders.

     The indications of interest from companies other than Titan were either withdrawn or were determined by ACS, in consultation with Banc of America Securities, not to be in ACS's interest to pursue further. Subsequently, as described below, ACS entered into an exclusivity arrangement with Titan.

     Titan Acquisition Strategy. In recent years, developments in government procurement policies and other factors have contributed to substantial consolidation in the defense information technology industry, as larger companies have acquired smaller companies without the broad capabilities needed to compete effectively for government contracts. Titan has pursued a policy of supplementing the internal growth in its defense business with an active program of strategic acquisitions to take advantage of growth opportunities from this ongoing consolidation. Since January 1, 1998, Titan has acquired seven defense information technology companies as part of its consolidation strategy. In implementing its strategy, Titan seeks acquisition candidates it believes are capable of bringing strategic advantages, earnings and strong management resources to the combined company.

     Chronology of Events Leading Up to Execution of the Merger Agreement. On October 21, 1999, ACS's financial advisor, Banc of America Securities, contacted Eric DeMarco, Titan's Chief Financial Officer, to express ACS's interest in initiating discussions regarding a possible business combination with Titan. Mr. DeMarco responded on October 25, 1999 that Titan would be willing to pursue such discussions on an exploratory basis.

     On October 25, 1999, ACS agreed to provide Titan with confidential information about ACS for Titan's use in evaluating a potential business combination. On the same date, Titan executed a confidentiality agreement in which it agreed to maintain, and to cause its affiliates and representatives to maintain, the confidentiality of information it received from ACS in connection with its evaluation. As a part of this agreement, Titan also agreed that, without the permission of the ACS board of directors, neither it nor any of its representatives would seek to acquire ACS's voting securities, engage in the solicitation of proxies with respect to ACS stockholders or form any "group" within the meaning of the Exchange Act relating to ACS's voting securities for a period of two years. Titan also agreed that for a period of two years it would not solicit for employment any employee of ACS who became known to Titan in connection with Titan's consideration of a potential business combination with ACS. ACS subsequently executed a substantially identical confidentiality agreement for the benefit of Titan.

     In the first week of November 1999, Dr. Gene W. Ray, Titan's Chief Executive Officer, and Mr. George Robinson, ACS's Chief Executive Officer, engaged by telephone in an exploratory discussion regarding the concept of a business combination between Titan and ACS. Mr. Ray and Mr. Robinson agreed to meet to begin formal discussions regarding a possible business combination between the two companies.

     On November 5, 1999, Titan engaged an investment banking firm to provide it with financial advisory services and to act as Titan's financial advisor in connection with a possible business combination with ACS.

     On November 11, 1999, the Titan board of directors met in a regularly scheduled meeting at which Titan's senior management advised the directors of the status of discussions with ACS and provided the directors with information regarding ACS and its business. Management's presentation addressed the strategic advantages of a combination with ACS, the structure and accounting treatment of such a transaction, and valuation and pricing issues. At this meeting, the board of directors authorized Titan's management to enter into negotiations with ACS with respect to a stock-for-stock business combination.

     On November 12, 1999, Dr. Ray and Mr. DeMarco, on behalf of Titan, and Mr. Robinson, on behalf of ACS, met to discuss strategic issues in the context of a possible business combination between the two companies and procedures for the commencement of due diligence investigations. Discussions regarding a combination transaction focused on the strategic advantages for both companies, the use of a stock-for-stock structure and the desired accounting treatment for a combination. The representatives identified pricing of a combination and issues relating to integration of the companies' businesses, including employee retention, as important issues that would have to be resolved. Following this meeting, Titan began its financial, business and legal due diligence review.

     On November 17, 1999, members of the senior management of Titan and ACS, together with the financial and legal advisors of the two companies and their independent accountants, met to discuss a possible business combination and to review financial information and other due diligence materials, which were not and are not publicly available, concerning ACS and Titan. The members of Titan management attending the meeting were Dr. Ray, Mr. DeMarco, Mr. M.C. Baird, Senior Vice President, Mr. Ronald B. Gorda, Senior Vice President, Mr. Nicholas
J. Costanza, Senior Vice President and General Counsel, Mr. L.L. Fowler, Vice President, and Mr. Allan D. Branch, Executive Vice President of a Titan subsidiary. Among the members of ACS management attending the meeting were Mr. George Robinson, Chairman, President and Chief Executive Officer, Mr. Thomas A Costello, Executive Vice President, Chief Operating Officer, Secretary and a director, Mr. Charles Martinache, a director, Mr. Vince Vidas, a director, Mr. Wayne Shelton, a director, Mr. Charles (Ron) Collins, a director, Mr. Thomas Brennan, President of ACS's SEMCOR division, Mr. John Finegan, Vice President of ACS's Information Technology division, Dwayne Junker, President of ACS's Services and RF Microsystems divisions, and Mr. Kevin Adams, President of ACS's Technologies division. Management representatives of each company made a presentation that included information about the company's business, organizational structure and management philosophy, financial condition, and strategic plan. Representatives of the companies discussed various matters relating to financial reporting and the structure and exchange ratio for a combination.

     At a special meeting of the ACS board of directors immediately following the meeting with Titan on November 17, the ACS board of directors authorized Mr. Robinson to enter into an exclusivity agreement with Titan and to negotiate a definitive agreement for a business combination between ACS and Titan.

     Following the meeting on November 17, 1999, Titan and ACS exchanged additional financial and accounting information and, together with their respective financial advisors, discussed due diligence matters.

     On November 23, 1999, Titan and ACS executed an exclusivity agreement. This agreement obligated ACS, subject to specified exceptions, to refrain from conducting any negotiations with other parties regarding a possible business combination for a period of 21 days, during which time Titan and ACS agreed to continue to exchange information and seek to negotiate a definitive agreement for a business combination. ACS agreed that, if it entered into a definitive agreement for a business combination with another party within this 21-day period, it would pay Titan a termination fee of $4 million if the consideration payable by the other party for each ACS common share at the time of public announcement of the transaction had a fair market value greater than $20.

     During the period from November 22 to November 26, 1999, members of the senior managements of Titan and ACS, and their financial and legal advisors, held discussions and meetings pertaining to the terms of the proposed business combination and general business issues, and conducted due diligence investigations. The discussions regarding terms of a combination related principally to agreeing upon an exchange ratio and addressing human resources issues relating to ACS after the combination. Working groups composed of employees of both companies and the companies' independent accountants and financial and legal advisors examined various issues, including the structure and accounting treatment of a business combination, the compatibility and integration of their information systems, the debt levels and debt coverage of the two companies and operational issues that would affect the combined companies. Accounting due diligence encompassed a number of financial reporting matters.

     During the period from December 3 to December 9, 1999, members of senior management of Titan and ACS, together with their financial and legal advisors, negotiated the terms of the merger agreement and the Company Stockholders Agreement. The parties continued, during this time, to exchange financial, business and legal due diligence materials and conducted additional due diligence.

     On December 8, 1999, Titan's board of directors met in a special meeting. At this meeting, members of Titan's senior management, together with Titan's legal and financial advisors, reviewed with the Titan board of directors, among other things, the financial and legal aspects of the transaction, the terms of the merger agreement, the Company Stockholders Agreement, and the other matters described below under "Titan Reasons for the Merger." After discussion and consideration, the Titan board of directors unanimously approved the merger agreement and the merger and the issuance of Titan common stock in connection with the merger. In addition, on December 8, by unanimous written consent, the board of directors of A T Acquisition Corp. approved and adopted the merger agreement, and Titan, as the sole stockholder of A T Acquisition Corp., approved and adopted the merger agreement.

     At its regular meeting on December 8, 1999, the ACS board of directors evaluated the offer from Titan and considered and analyzed a number of factors, including a presentation from Banc of America Securities, its financial advisor, regarding Titan and its offer. Banc of America Securities presented its written opinion, a copy of which is attached as Appendix B to this proxy statement/prospectus, that subject to certain factors, analyses and limitations and based upon the terms presented in Titan's offer, as of the date of the opinion, the exchange ratio to be received by ACS stockholders in the proposed merger was fair, from a financial point of view, to ACS. At the December 8 meeting, the ACS board of directors unanimously approved, adopted and declared advisable to the stockholders of ACS and recommended for stockholder approval the merger agreement and the merger and the other transactions contemplated by the merger agreement.

     On December 9, 1999, the merger agreement was executed and delivered by Titan, ACS and A T Acquisition Corp., and the Company Stockholders Agreement was executed and delivered by Titan and the ACS Principal Stockholders. On the same day, Titan and ACS issued a joint press release announcing the execution of the merger agreement and the proposed merger.

RECOMMENDATION OF ACS BOARD OF DIRECTORS; ACS REASONS FOR THE MERGER

     ACS'S BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF ACS AND THE ACS STOCKHOLDERS. ACCORDINGLY, ACS'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, UNANIMOUSLY ADOPTED A RESOLUTION DECLARING THE MERGER ADVISABLE AND UNANIMOUSLY RECOMMENDS THAT ACS STOCKHOLDERS VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

     In reaching its decision to approve the merger and recommend adoption of the merger agreement to the ACS stockholders, the ACS board of directors, with the assistance of its financial and legal advisors, considered and analyzed a number of factors, including those reviewed at the December 8, 1999 board of directors meeting, as described above. The material factors considered by the ACS board of directors in determining to approve the merger agreement were:

     - the long-term as well as the short-term interests of ACS which the board of directors believes will be served by combining with Titan into a larger company that should be better able to compete in the federal professional and technical services marketplace and which is expected to have greater resources, thereby reducing stockholder risk;

     - the long-term and short term interests of the ACS stockholders which the board of directors believes will be served by the merger, which will give ACS stockholders an interest in a larger entity likely to have a more liquid trading market and to generate more interest from financial analysts;

     - current market conditions favoring a sale of ACS to realize full value for stockholders and increasing consolidation in the federal professional and technical services industry;

     - the presentation and written opinion to the ACS board of directors of ACS's financial advisor, Banc of America Securities, a copy of which opinion is attached as Appendix B to this proxy statement/ prospectus, that the exchange ratio to be received by ACS stockholders in the merger was fair from a financial point of view to ACS as of the date of the opinion;

     - the terms of the Titan proposal, which were more favorable to the ACS stockholders than the terms of the proposal of any other bidder;

     - the fact that the merger is expected to qualify as a tax-free reorganization and be accounted for as a pooling of interests;

     - the likelihood that the transactions contemplated by the merger agreement would be successfully completed; and

     - the impact of the merger on various constituencies served by ACS, including its employees, customers, creditors, and suppliers, as well as the communities in which an office or other facility of ACS is located or which ACS otherwise serves.

     In arriving at its decision to approve the merger agreement and recommend its approval by the stockholders, the ACS board of directors considered information from a number of sources, including:

     - historical information concerning the respective businesses, financial performance, condition, operations, technology, products, properties, assets, management style, competitive position and trends and prospects of ACS and Titan;

     - SEC filings by Titan;

     - current and historical market prices, volatility and trading data for the two companies;

     - the full-day management presentation by Titan;

     - information and advice based on the results of due diligence investigations by members of ACS's management and ACS's legal, financial and accounting advisors concerning the business, financial performance, condition, operations, technology, products, properties, assets, competitive position and trends and prospects of Titan;

     - trends in Titan's business and financial results and the capabilities of its management team;

     - reports from management relating to the prospects for successful integration of the two companies; and

     - reports by ACS's legal counsel on the terms of the merger agreement and related agreements, and an evaluation of those terms in comparison to the terms of other recent mergers and acquisitions.

     The ACS board of directors also identified and considered a number of uncertainties and risks in its deliberations concerning the merger, including:

     - the risk that the potential benefits sought in the merger might not be realized fully, if at all;

     - the potential effects of the public announcement of the merger on ACS's stock price, sales, customer relations and operating results;

     - the risk that Titan would be unable to achieve growth or sustain profitability after the merger;

     - the potential difficulties in the integration of the companies' business operations;

     - the effect of the non-solicitation agreement on ACS's ability to consider competing offers before completion of the merger;

     - the provisions in the merger agreement that require payments to be made if the merger agreement is terminated under certain circumstances; and

     - the other risks associated with the businesses of ACS and Titan and with the merger described under "Risk Factors" in this proxy statement/prospectus.

     The foregoing summary of the information and factors considered by the ACS board of directors is not intended to be exhaustive, but is believed to include all significant factors considered by it. In view of the variety of factors considered in connection with its evaluation of the merger, the ACS board of directors did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight to the factors considered in reaching its determination. In addition, individual members of the ACS board of directors may have given different weight to different factors.

     For a discussion of the interests of some directors and executive officers of ACS in the merger, see "Interests of ACS Directors and Executive Officers in the Merger" below.

TITAN REASONS FOR THE MERGER

     Titan believes a business combination with ACS will advance its strategic objective of taking advantage through acquisitions of growth opportunities from ongoing consolidation in the defense information technology industry. Titan expects the combination with ACS to offer the following strategic benefits to Titan after the merger:

     - enhancement of Titan's defense business revenues;

     - augmentation of Titan's employee base in the Washington, D.C. area, where a significant portion of its defense business is conducted;

     - expansion of Titan's defense customer base; and

     - broadening of Titan's capability to serve the defense industry and to compete for new projects.

OPINION OF FINANCIAL ADVISOR TO ACS

     On September 13, 1999, the board of directors of ACS retained Banc of America Securities to act as its sole financial advisor in connection with a proposed transaction involving business opportunities acceptable to ACS pursuant to which ACS may be combined with a business partner. Banc of America Securities is a nationally recognized investment banking firm. Banc of America Securities is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. ACS selected Banc of America Securities to act as its financial advisor on the basis of Banc of America Securities' experience and expertise in transactions similar to the merger, its reputation in the general information technology services industry and investment community and its historical investment banking relationship with ACS.

     Banc of America Securities delivered its written opinion dated as of December 8, 1999 to the ACS board of directors that the exchange ratio to be received by the ACS stockholders in the proposed merger was fair from a financial point of view as of that date to ACS. The ACS board of directors did not limit the investigations made or procedures followed by Banc of America Securities in rendering its opinion.

     The full text of Banc of America Securities' written opinion to the ACS board of directors is attached as Appendix B to this proxy statement/prospectus and is incorporated in its entirety in this document. You should read this opinion carefully and in its entirety in connection with this proxy statement/prospectus. The following summary of Banc of America Securities' opinion is qualified in its entirety by reference to the full text of the opinion.

     Banc of America Securities' opinion is directed to the ACS board of directors. It does not constitute a recommendation to you on how to vote with respect to the merger. The opinion addresses only the financial fairness of the consideration to be received by stockholders of ACS in the merger. The opinion does not address the relative merits of the merger or any alternatives to the merger, the underlying decision of the ACS board of directors to proceed with or effect the merger or any other aspect of the merger. In furnishing its opinion, Banc of America Securities did not admit that it is an expert within the meaning of the term "expert" as used in the Securities Act, nor did it admit that its opinion constitutes a report or valuation within the meaning of the Securities Act. Statements to that effect are included in the Banc of America Securities opinion.

     In preparing its opinion, Banc of America Securities:

     - reviewed publicly available financial statements and other business and financial information of ACS and Titan;

     - reviewed internal financial statements and other financial and operating data concerning ACS and Titan;

     - analyzed financial forecasts prepared by the managements of ACS and Titan;

     - reviewed and discussed with senior executives of ACS and Titan information relating to strategic, financial and operational benefits anticipated from the merger prepared by the management of ACS;

     - discussed the past and current operations, financial condition and prospects of ACS with senior executives of ACS and discussed the past and current operations, financial condition and prospects of Titan with senior executives of Titan;

     - reviewed the pro forma impact of the merger on Titan's earnings per share, cash flow, consolidated capitalization and financial ratios;

     - reviewed and considered, in the analysis, information prepared by members of senior management of ACS and Titan relating to the relative contributions of ACS and Titan to the combined company;

     - reviewed the reported prices and trading activity for ACS common stock and the Titan common stock;

     - compared the financial performance of ACS and Titan and the prices and trading activity of ACS common stock and Titan common stock with other publicly traded companies Banc of America Securities deemed relevant;

     - compared the financial terms of the merger to the financial terms, to the extent publicly available, of other business combination transactions Banc of America Securities deemed relevant;

     - participated in discussions and negotiations among representatives of ACS and Titan and their financial and legal advisors;

     - reviewed the December 7, 1999 draft of the merger agreement and related documents;

     - at the request of the management of ACS, spoke with a number of potential purchasers concerning their interest in ACS and their preliminary range of possible purchase prices;

     - analyzed various segments of Titan's business and compared them to publicly available information on other market participants; and

     - performed other analyses and considered other factors as Banc of America Securities deemed appropriate.

     Banc of America Securities reviewed the December 7, 1999 draft merger agreement in preparing its opinion. While ACS and Titan had the opportunity to agree to materially add, delete or alter material terms of the merger agreement before its execution, the final merger agreement was substantially similar to the December 7, 1999 draft merger agreement.

     Banc of America Securities did not assume any responsibility to verify independently the information listed above. Instead, with the consent of the ACS board of directors, Banc of America Securities relied on the information as being accurate and complete in all material respects. Banc of America Securities also made the following assumptions with the consent of the ACS board of directors:

     - with respect to the financial forecasts, including information relating to certain strategic, financial and operational benefits anticipated from the merger, that the financial forecasts had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of ACS and Titan;

     - in connection with the receipt of all the necessary regulatory approvals for the proposed merger, that no restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the merger;

     - that the merger would be accounted for as a pooling of interests in accordance with generally accepted accounting principles;

     - that the merger would be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code; and

     - that Titan would be able to retain ACS's key managers upon consummation of the merger.

     ACS and Titan do not publicly disclose internal management forecasts of the type provided to Banc of America Securities by the management of each of ACS and Titan in connection with Banc of America Securities' review of the merger. The forecasts were not prepared with a view toward public disclosure. In addition, the forecasts were based on numerous variables and assumptions that are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from the results set forth in the forecasts. Banc of America Securities has assumed no liability for the forecasts.

     In addition, for purposes of its opinion, Banc of America Securities:

     - with respect to the forecasts for ACS provided to Banc of America Securities by ACS's management, adjusted those forecasts to reflect more conservative assumptions than those made by management of ACS and discussed the adjusted forecasts with management of ACS, who acknowledged Banc of America Securities' use of the adjusted forecasts in arriving at Banc of America Securities' opinion;

     - relied on advice of counsel and independent accountants to ACS as to all legal and financial reporting matters with respect to ACS, the merger and the December 7, 1999 draft merger agreement;

     - did not assume responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities, contingent or otherwise, of ACS or Titan, and did not receive any appraisals; and

     - relied, without independent verification, upon the assessment by the managements of ACS and Titan of their respective technology, products and services and the integration of ACS's technology with Titan's technology and the timing of introduction of future products and services incorporating that technology.

     No opinion was expressed by Banc of America Securities as to whether any alternative transaction might produce consideration for the ACS stockholders in an amount in excess of that contemplated in the merger. Banc of America Securities' opinion was based on economic, market and other conditions in effect on, and the information made available to it as of, the date of the opinion. Accordingly, although subsequent developments may affect its opinion, Banc of America Securities does not have any obligation to update, revise or reaffirm its opinion. No opinion was rendered by Banc of America Securities with respect to any shares of ACS common stock held by Titan or any affiliate of Titan.

     The following represents a brief summary of the material financial analyses performed by Banc of America Securities in connection with providing its opinion to the ACS board of directors. Some of the summaries of financial analyses performed by Banc of America Securities include information presented in tabular format. In order to understand fully the financial analyses performed by Banc of America Securities, you should read the tables together with the rest of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Banc of America Securities.

     Comparable Company Analysis. Based on public and other available information, Banc of America Securities calculated the multiples of aggregate value to each of (a) revenues, (b) earnings before interest and taxes, referred to as EBIT, and (c) earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, each for the latest twelve months, for eight companies in the technical services government contractor industry that Banc of America Securities deemed to be comparable to ACS.

     Banc of America Securities defined aggregate value to mean:

     - equity value, defined as the product of the number of shares of common stock outstanding for a company multiplied by its stock price, plus

     - outstanding funded debt, less

     - cash and cash equivalents.

     The following table sets forth multiples indicated by this analysis for these eight companies:

AGGREGATE VALUE TO:                         RANGE OF MULTIPLES*    MEDIAN    ADJUSTED MEAN**
-------------------                         -------------------    ------    ---------------
Latest twelve months revenues.............         0.7x to 0.9x     0.8x           0.8x
Latest twelve months EBIT.................       11.7x to 12.7x    12.2x          12.5x
Latest twelve months EBITDA...............        9.1x to 10.1x     9.6x           8.8x

---------------
     * The Range of Multiples is derived from relevant data that take into account the Median, the Adjusted Mean and other information.

     ** Adjusted to omit high and low values of relevant data sets.

     The comparable company analysis compared ACS to the eight companies in the technical services government contractor industry on the basis that the companies selected were the most relevant given the factors considered above. Consequently, Banc of America Securities did not include every company that could be deemed to be a participant in the same industries.

     Banc of America Securities noted that the aggregate value of the consideration to be received by the stockholders of ACS in connection with the merger implied multiples of (a) 1.1x latest twelve months revenues, (b) 13.8x latest twelve months EBIT and (c) 11.4x latest twelve months EBITDA for ACS.

     Comparable Transactions Analysis. Based on public and other available information, Banc of America Securities calculated the multiples of aggregate value to each of latest twelve months revenues, EBIT and EBITDA for the acquired company implied in ten acquisitions of technical services government contractor companies that have been announced since 1996.

     The following table sets forth the multiples indicated by this analysis for these ten acquisitions:

AGGREGATE VALUE TO:                         RANGE OF MULTIPLES*    MEDIAN    ADJUSTED MEAN**
-------------------                         -------------------    ------    ---------------
Latest twelve months revenues.............         0.9x to 1.1x     1.0x           1.0x
Latest twelve months EBIT.................       12.9x to 13.9x    13.3x          13.4x
Latest twelve months EBITDA...............        9.7x to 10.7x    10.2x          10.5x

---------------
     * The Range of Multiples is derived from relevant data that take into account the Median, the Adjusted Mean and other information.

     ** Adjusted to omit high and low values of relevant data sets.

     The comparable transactions analysis compared the merger to the ten acquisitions of technical services government contractor companies on the basis that the transactions selected were the most relevant given the factors considered above. Consequently, Banc of America Securities did not include every transaction that could be deemed to have occurred in the relevant industries.

     Banc of America Securities noted that aggregate value of ACS implied by the merger yielded multiples of (a) 1.1x latest twelve months revenues, (b) 13.8x latest twelve months EBIT and (c) 11.4x latest twelve months EBITDA.

     No company or transaction used in the comparable company or comparable transactions analyses is identical to ACS or the merger. Accordingly, an analysis of the foregoing results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which ACS and the merger were compared.

     Discounted Cash Flow Analysis. Banc of America Securities used financial cash flow forecasts for ACS for the fiscal years ending September 30, 2000 through 2004, as estimated by the management of ACS, to perform discounted cash flow analysis. In conducting this analysis, Banc of America Securities first calculated the present values of the forecasted cash flows. Second, Banc of America Securities estimated the terminal value of ACS at the end of 2004 by applying multiples to ACS's estimated 2004

EBITDA, which multiples ranged from 9.0x to 11.0x. Banc of America Securities then discounted the cash flows and terminal values to present values using discount rates ranging from 11.5% to 13.5%. Banc of America Securities selected the range of discount rates to reflect the estimated weighted average cost of capital for ACS. The weighted average cost of capital weights the cost of debt and equity by the proportion of each type of capital employed by ACS. Banc of America Securities used the December 3, 1999 10-year treasury note for a risk free rate, a selected equity risk premium, the average of the comparable companies' predicted betas derived from a selected equity model and ACS's targeted capital structure to calculate ACS's cost of capital.

     This analysis indicated a range of aggregate value for ACS, expressed as multiples of estimated EBITDA, as follows:

                   MULTIPLE OF AGGREGATE VALUE TO 1999 EBITDA

                TERMINAL MULTIPLE   TERMINAL MULTIPLE    TERMINAL MULTIPLE
                OF 9.0X PROJECTED   OF 10.0X PROJECTED   OF 11.0X PROJECTED
                FISCAL YEAR 2004     FISCAL YEAR 2004     FISCAL YEAR 2004
DISCOUNT RATE        EBITDA               EBITDA               EBITDA
-------------   -----------------   ------------------   ------------------
    11.5%             10.5x               11.5x                12.5x
    12.5%             10.0x               11.0x                11.9x
    13.5%              9.6x               10.5x                11.5x

     Premiums Paid Analysis. Banc of America Securities reviewed the consideration paid or offered in merger and acquisition transactions announced between 1996 and 1999 involving U.S. companies in the technical services government contractor industry. Banc of America Securities calculated the premiums paid or offered relative to the stock prices of the acquired companies one day and four weeks before the announcement of the acquisition offer.

     This analysis indicated the following median and mean premiums:

                                           PREMIUM ONE DAY      PREMIUM FOUR WEEKS
                                         BEFORE ANNOUNCEMENT    BEFORE ANNOUNCEMENT
                                         -------------------    -------------------
Median                                           10%                    32%
Mean                                             16%                    34%

     Banc of America Securities noted that the per share value of the stock consideration to be received by ACS stockholders in connection with the merger implied a premium of 33% over ACS's closing stock price on December 3, 1999. The premium implied by the merger over ACS's closing stock price four weeks before that date was 41%.

     Contribution Analysis. Banc of America Securities used the estimates and forecasts for ACS prepared by the management of ACS and for Titan prepared by the management of Titan to review the estimated contribution of each company to the (a) revenue, (b) EBIT, (c) EBITDA and (d) net income for each of (1) the estimated calendar year 1999 and (2) projected calendar year 2000, for the combined company. This analysis did not take into account any potential synergies following consummation of the merger. Banc of America Securities also reviewed the estimated contribution of each of ACS and Titan to stockholders' equity as stated in each company's most recent balance sheet and market capitalization at December 3, 1999.

     This analysis indicated that ACS would contribute:

                                                      ON AN              ON A
                                                    ESTIMATED          PROJECTED
                                                    CALENDAR           CALENDAR
CONTRIBUTION TO:                                 YEAR 1999 BASIS    YEAR 2000 BASIS
----------------                                 ---------------    ---------------
Revenues.......................................        36%                31%
EBIT...........................................        34%                26%
EBITDA.........................................        31%                27%
Net income.....................................        36%                29%

     The analysis also indicated that ACS would contribute to the combined company (a) 58% of stockholders' book equity as of September 30, 1999 and (b) 9.1% of estimated market capitalization as of December 3, 1999.

     Banc of America Securities then compared the contributions to the pro forma share ownership of the combined company to be owned by each company's stockholders, assuming the merger was consummated under the terms of the December 7, 1999 draft merger agreement. On a pro forma basis, ACS stockholders would own approximately 12.1% of the combined company on a diluted basis.

     Exchange Ratio Analysis. Banc of America Securities reviewed the historical ratio of closing price per share of ACS common stock to that of Titan common stock for several time periods during the one-year period from December 3, 1998 to December 3, 1999. Banc of America Securities noted that at no time during this period did the historical exchange ratio exceed 2.96. During this period, the historical exchange ratio calculated on a daily basis has ranged from a low of 0.50 on December 2, 1999 to a high of 2.96 on January 26, 1999.

     The weighted average exchange ratios for selected time periods during the last year were:

                                                              WEIGHTED AVERAGE
TIME PERIOD BEFORE DECEMBER 3, 1999                            EXCHANGE RATIO
-----------------------------------                           ----------------
10 trading days.............................................        0.54
20 trading days.............................................        0.58
30 trading days.............................................        0.63
45 trading days.............................................        0.66
3 months....................................................        0.65
6 months....................................................        0.79
9 months....................................................        0.92
12 months...................................................        1.02

     Banc of America Securities noted that the weighted average exchange ratios for all but three of these periods were less than the exchange ratio of 0.6897 proposed in the December 7, 1999 draft merger agreement.

     Accretion/Dilution Analysis. Using financial forecasts of ACS and Titan provided by their respective managements, Banc of America Securities reviewed the pro forma effects of the merger, including a comparison of estimated earnings per share on a stand-alone basis for Titan, to the estimated earnings per share of the combined company for calendar years 1999 through 2003.

     Banc of America Securities noted that, based on (a) the forecasts provided by each company and (b) assuming completion of the merger under the terms of the December 7, 1999 draft merger agreement, the accretion or dilution to Titan's earnings per share would be:

                                                                  ACCRETION
                                                                (DILUTION) TO
CALENDAR YEAR                                                 EARNINGS PER SHARE
-------------                                                 ------------------
1999........................................................         37.5%
2000........................................................          5.3%
2001........................................................          7.0%
2002........................................................          5.1%
2003........................................................          5.9%

     Historical Stock Price Analysis. Banc of America Securities reviewed the performance of the per share market price and trading volume of ACS common stock for the period between March 3, 1999 through December 3, 1999. The analysis indicated that the closing market price per share for ACS common stock during this period ranged from $12.37 to $15.00.

     Banc of America Securities also reviewed the weighted average closing price for ACS common stock over a number of periods:

                                                             WEIGHTED AVERAGE
                                                              CLOSING PRICE
                                                              PER SHARE FOR
PERIOD PRIOR TO DECEMBER 3, 1999                             ACS COMMON STOCK
--------------------------------                             ----------------
Last 30 trading days.......................................       $13.89
Last 90 trading days.......................................       $12.40
Last 180 trading days......................................       $12.51

     Banc of America Securities noted that the equity value per share to ACS stockholders based on the terms of the merger and the closing price of Titan common stock on December 3, 1999 was $20.00, which compared favorably to the weighted average closing price of ACS common stock for each period reviewed.

     As noted above, the discussion above is merely a summary of the analyses and examinations that Banc of America Securities considered to be material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by Banc of America Securities. The preparation of a fairness opinion is not susceptible to partial analysis or summary description. Banc of America Securities believes that its analyses and the summary above must be considered as a whole. Banc of America Securities further believes that selecting portions of its analyses and the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the ACS board of directors. Banc of America Securities did not assign any specific weight to any of the analyses described above. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be Banc of America Securities' view of the actual value of ACS.

     In performing its analyses, Banc of America Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of ACS and Titan. The analyses performed by Banc of America Securities are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of Banc of America Securities' analysis of the financial fairness of the consideration to be received by the stockholders of ACS in the merger and were provided to the ACS board of directors in connection with the delivery of Banc of America Securities' opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future.

     As described above, Banc of America Securities' opinion and presentation to the ACS board of directors were among the many factors taken into consideration by the ACS board of directors in making its determination to approve, and to recommend that ACS's stockholders approve, the merger agreement.

     ACS agreed to pay Banc of America Securities a fee of $50,000 at the time the engagement letter was executed. In addition, ACS agreed to pay Banc of America Securities a fee of $500,000 at the time Banc of America Securities delivered its opinion. At any subsequent delivery of the opinion, or if the opinion were subject to revisions after its date, ACS will pay Banc of America Securities an additional fee of $250,000. ACS agreed to pay Banc of America Securities an additional transaction fee contingent on the completion of the merger. The transaction fee will be determined at the time the merger is completed and will be based on the aggregate transaction value. As of December 9, 1999, based on Titan's closing stock price, the transaction fee was estimated to be approximately $3.1 million. The transaction fee will be reduced by any fees previously paid to Banc of America Securities at the time the engagement letter was executed, the opinion was originally delivered or the opinion was subsequently delivered or revised, as described above. The ACS board of directors was aware of this fee structure and took it into account in considering Banc of America Securities' fairness opinion and in approving the merger. The engagement letter calls for ACS to reimburse Banc of America Securities for all reasonable out-of-pocket expenses, including reasonable fees and disbursements of Banc of America Securities' counsel, and ACS has agreed to indemnify Banc of America Securities, any controlling person of Banc of America Securities, and their respective directors, officers, employees, agents, affiliates and representatives against particular liabilities, including liabilities under the federal securities laws.

     In the past, Banc of America Securities or its affiliates have provided financial advisory and financing services for ACS and have received fees for the rendering of these services. Banc of America Securities serves as agent bank under ACS's senior credit facility and has received fees for rendering those services. In the ordinary course of its businesses, Banc of America Securities and its affiliates may actively trade the debt and equity securities of ACS and Titan for their own account or for the accounts of customers and, accordingly, Banc of America Securities or its affiliates may at any time hold long or short positions in those securities.

INTERESTS OF ACS DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

     The following ACS directors and executive officers have interests in the merger that are different from, or in addition to, the interests generally of ACS stockholders:

     - The merger agreement provides that George A. Robinson, the Chairman, President and Chief Executive Officer of ACS, will become a member of the Titan board of directors.

     - George A. Robinson, as the Chief Executive Officer of ACS, is entitled to retirement benefits under the Advanced Communication Systems, Inc. Executive Retirement Plan that will be immediately available if Mr. Robinson should retire after the merger, which would constitute a "change in control" under the retirement plan. These benefits consist of:

        -- a cash payment equal to one month of Mr. Robinson's salary for each year of his employment, which, as of the date of this joint proxy statement/prospectus, would represent an aggregate payment of $350,000; and

        -- the immediate vesting of options to purchase 30,000 shares of ACS common stock at an exercise price of $11.75 per share, with such number of shares and exercise price subject to adjustment in the merger based on the exchange ratio. These options otherwise would vest in increments of 10,000 shares on each of February 25, 2000, February 25, 2001 and February 25, 2002.

     - Terrence E. Hileman, Vice President, Chief Financial Officer and Treasurer of ACS, and Thomas A. Costello, Executive Vice President, Chief Operating Officer and Secretary of ACS, are parties to an ACS retention incentive program agreement under which each of them is entitled to receive a bonus payment within seven days following the closing of a transaction or series of transactions that may involve the sale or transfer of substantially all of the assets or equity securities of ACS to another entity or the merger of ACS with and into another entity, provided all of the conditions set forth in the agreement are satisfied. These conditions include a requirement that any such transaction be completed on or before June 30, 2000. Assuming that all of the conditions are met, Mr. Hileman and Mr. Costello will each be entitled to payments of $75,000 after the completion of the merger.

     - Following the merger, Mr. Hileman and Mr. Costello will become parties to a Titan retention incentive program agreement under which each of them will be entitled to receive a bonus payment within seven days following the first anniversary of the effective date of the merger, provided all of the conditions set forth in the agreement are satisfied. Assuming that all of the conditions are met, Mr. Hileman and Mr. Costello will each be entitled to a payment of $25,000 after the first anniversary of the merger.

     As of January 20, 2000, directors and executive officers of ACS held a total of 2,184,404 shares of ACS common stock and options to purchase 95,000 shares of ACS common stock. These shares and options will be converted in the merger into the right to receive shares of Titan common stock or options to purchase shares of Titan common stock on the same basis as all other outstanding ACS shares and options.

     As a result of their interests in the merger, the individuals listed above may be more likely to vote to approve the merger agreement and the merger than if they did not hold such interests. The ACS board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby.

STOCKHOLDER APPROVAL REQUIREMENTS

     Under Delaware law, ACS stockholders must vote to adopt the merger agreement in order for ACS to complete the merger. Titan stockholders are not required to adopt the merger agreement under Delaware law because Titan is not a constituent corporation in the merger, or under NYSE rules because the maximum number of shares of Titan common stock which Titan is obligated to issue in the merger will be less than 20% of the Titan common stock outstanding before the merger.

ACCOUNTING TREATMENT

     It is intended that the merger be accounted for by Titan as a pooling of interests under generally accepted accounting principles. This means that Titan and ACS will be treated as if they had always been combined for accounting and financial reporting purposes. It is a condition to the completion of the merger that the following will occur:

     - ACS and Titan will receive a letter, dated the merger closing date, from ACS's independent accountants stating that the accountants are not aware of any fact concerning ACS, its stockholders or affiliates which could preclude Titan from accounting for the merger as a pooling of interests; and

     - Titan and ACS will receive a letter, dated the merger closing date, from Titan's independent accountants stating that the accountants are not aware of any fact concerning Titan or any of its affiliates which could preclude Titan from accounting for the merger as a pooling of interests, and that the merger is eligible to be accounted for as a pooling of interests.

LISTING OF TITAN COMMON STOCK ON THE NYSE

     It is a condition to the obligation of Titan and ACS to complete the merger that the Titan common stock to be issued under the merger agreement, including the Titan shares issuable upon exercise of the assumed stock options, be approved for listing on the NYSE, subject to official notice of issuance.

ABSENCE OF DISSENTERS' RIGHTS

     Both Titan and ACS are incorporated under the laws of Delaware, and are therefore governed by the Delaware General Corporation Law. Under section 262(b)(1) of the Delaware General Corporation Law, the stockholders of ACS are not entitled to dissent from the merger or to exercise appraisal rights in connection with the merger because the ACS common stock is quoted on The Nasdaq National Market and ACS stockholders will receive only shares of Titan common stock as consideration in the merger. These shares of Titan common stock will be listed on the NYSE upon the completion of the merger. Titan stockholders are not entitled to dissent from the merger or to exercise appraisal rights under section 262 of the Delaware General Corporation Law because Titan is not a constituent corporation in the merger.

CLEARANCE UNDER FEDERAL ANTITRUST LAWS

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the merger may not be completed until notifications have been given and certain information has been furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice and specified waiting period requirements have been satisfied. The obligations of Titan and ACS to complete the merger are subject to the condition that the applicable waiting period will have expired or been terminated. Titan and ACS filed pre-merger notification and report forms with respect to the merger with the Federal Trade Commission and the Antitrust Division on January 7, 2000. Satisfaction or termination of the waiting period requirement with respect to any such filing does not preclude the Federal Trade Commission, the Antitrust Division or any other party from challenging or seeking to delay or enjoin the merger on antitrust or other grounds either before or after the effective time of the merger. There can be no assurance that such a challenge will not be made or, if made, would not succeed.

FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a summary of the material U.S. federal income tax consequences of the merger to a stockholder of ACS holding shares of ACS common stock as a capital asset within the meaning of section 1221 of the Internal Revenue Code of 1986 at the effective time of the merger.

     This discussion does not address all aspects of federal taxation that may be relevant to particular stockholders of ACS in light of their personal circumstances or to stockholders of ACS subject to special treatment under the Internal Revenue Code. Stockholders subject to special treatment include banks, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, stockholders who received their ACS common stock through the exercise of employee stock options or otherwise as compensation, stockholders who are not U.S. persons and stockholders who hold ACS common stock as part of a hedge, straddle or conversion transaction. In addition, the discussion does not address any state, local or foreign tax consequences of the merger, or the tax consequences of the merger to holders of stock options or restricted stock.

     This discussion is based on the Internal Revenue Code, the U.S. Department of Treasury regulations and administrative rulings and court decisions as of the date of this proxy statement/prospectus. These sources of legal authority are all subject to change, possibly with retroactive effects, and are subject to differing interpretations. Neither Titan nor ACS has sought or will seek a ruling from the Internal Revenue Service concerning the tax consequences of the merger. ACS stockholders are urged to consult their tax advisors regarding the tax consequences of the merger to them, including the effects of U.S. federal, state, local, foreign and other tax laws.

     Tax Consequences of the Merger. Titan has received the opinion of Hogan & Hartson L.L.P., counsel to Titan, and ACS and the ACS stockholders have received the opinion of Venable, Baetjer, Howard & Civiletti, LLP, counsel to ACS, that the merger of A T Acquisition Corp. into ACS will qualify as a reorganization under section 368(a) of the Internal Revenue Code, subject to the assumptions, limitations, qualifications and other considerations described below under "Considerations with Respect to Opinions." Under such treatment,

          (1) no gain or loss will be recognized by an ACS stockholder as a result of the receipt solely of shares of Titan common stock in exchange for the stockholder's ACS common stock;

          (2) an ACS stockholder's tax basis in the Titan common stock received in the merger will be equal to the stockholder's aggregate tax basis in the ACS common stock immediately before the merger;

          (3) an ACS stockholder's holding period for Titan common stock received in the merger will include the holding period of the ACS common stock for which it was exchanged, assuming such ACS common stock was held as a capital asset on the effective date of the merger; and

          (4) neither Titan nor ACS will recognize any gain or loss as a result of the merger.

     Considerations with Respect to Opinions. The tax opinions of Hogan & Hartson L.L.P. and Venable, Baetjer, Howard & Civiletti, LLP and the foregoing summary of the U.S. federal income tax consequences of the merger will be and are subject to assumptions, limitations and qualifications and are based on current law and, among other things, representations of ACS and Titan, including representations made by the respective managements of ACS and Titan. For a complete description of the assumptions made and matters considered in connection with such tax opinions, ACS stockholders should refer to the full text of the tax opinions, copies of which have been filed as exhibits to the registration statement of which this proxy statement/prospectus forms a part. Opinions of counsel are not binding on the Internal Revenue Service and do not preclude the Internal Revenue Service from adopting a contrary position. In addition, if any of the representations or assumptions underlying the opinions are inconsistent with the facts relating to the merger and the parties to the merger, the U.S. federal income tax consequences of the merger could differ from those described above.

     THIS DISCUSSION IS ONLY A GENERAL SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THE TAX CONSEQUENCES OF THE MERGER TO AN ACS STOCKHOLDER MAY BE DIFFERENT FROM THOSE SUMMARIZED ABOVE, BASED ON THE ACS STOCKHOLDER'S INDIVIDUAL SITUATION. THE STOCKHOLDERS OF ACS ARE STRONGLY ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS, AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

RESTRICTIONS ON RESALE OF TITAN COMMON STOCK BY AFFILIATES

     The issuance of Titan shares to ACS stockholders in connection with the merger has been registered under the Securities Act. Such shares may be traded freely and without restriction by those ACS stockholders who are not deemed to be ACS "affiliates," as that term is defined under the Securities Act, at the time the merger agreement is submitted for approval by the ACS stockholders at the special meeting. An affiliate of ACS is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with ACS. Any subsequent transfer of Titan common stock issued in the merger by any ACS affiliate will, under existing law, require one of the following:

     - registration of the transfer under the Securities Act;

     - compliance with Rule 145 under the Securities Act, which allows limited sales under specified circumstances; or

     - availability of another exemption from registration.

The foregoing restrictions are expected to apply to, among other persons, directors and executive officers of ACS and any holders of 10% or more of the ACS common stock converted in the merger.

     SEC guidelines regarding qualifying for the pooling of interests method of accounting also limit sales of shares of the acquiring and acquired companies by affiliates of either company. SEC guidelines indicate further that the pooling of interests method of accounting generally will not be challenged on the basis of sales by affiliates of the acquiring or acquired company if the affiliates do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with a business combination during the period beginning 30 days before the completion of the business combination and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published in accordance with SEC Accounting Release No. 135.

     Titan has agreed in the merger agreement to use its reasonable best efforts to cause each person who is an affiliate of Titan, for purposes of qualifying the merger for pooling of interests accounting treatment, to deliver to ACS no later than 31 days before the effective time of the merger a written agreement intended to preserve the ability to treat the merger as a pooling of interests and to ensure compliance with the Securities Act. ACS has agreed to the same undertaking with respect to its affiliates.

     If the effective time of the merger occurs after February 29, 2000, Titan has agreed in the merger agreement to prepare and publicly release, as soon as practicable following the end of the first complete accounting month ending at least 30 days after the merger closing date, combined sales and net income figures as required by the terms of the SEC Accounting Release No. 135.

     This proxy statement/prospectus does not cover any resales of Titan common stock, including Titan common stock issuable upon the exercise of any assumed options, to be received by ACS stockholders upon completion of the merger. No person is authorized to make use of this proxy statement/prospectus in connection with any resale.

ANTI-DILUTION ADJUSTMENTS

     If between December 9, 1999 and the effective time of the merger, the outstanding shares of Titan common stock or ACS common stock are changed into a different number of shares because of any reclassification, recapitalization, split-up, combination or exchange of shares, or if any dividend payable in stock or other securities is declared on such shares with a record date within this period, the merger agreement requires that the exchange ratio be adjusted accordingly to provide the same economic effect as contemplated by the merger agreement before such reclassification, recapitalization, split-up, combination, exchange or dividend.

EXCHANGE OF CERTIFICATES

     Titan has agreed to deposit certificates representing the shares of Titan common stock to be issued or paid under the merger agreement with First Union National Bank, which will act as exchange agent in the merger for the benefit of the holders of issued and outstanding shares of ACS common stock. Within three business days after the effective time of the merger, Titan will cause First Union National Bank to mail a letter of transmittal to each holder of ACS common stock. The letter of transmittal will contain instructions on how ACS stockholders may surrender their ACS stock certificates to the exchange agent in exchange for Titan certificates.

     YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY, AND YOU SHOULD NOT FORWARD THEM TO THE EXCHANGE AGENT UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL. FOLLOWING YOUR RECEIPT OF THE LETTER OF TRANSMITTAL, YOU SHOULD FORWARD THE CERTIFICATES ONLY IN ACCORDANCE WITH THE INSTRUCTIONS SPECIFIED IN THE LETTER.

     After the effective time of the merger and until ACS stockholders surrender the certificates representing their ACS common stock for exchange, holders of these certificates will not be paid any dividends or other distributions declared after the effective time of the merger on the Titan common stock issuable to such stockholders in the merger. Any such unpaid dividends or other distributions on such Titan common stock will be paid, without interest, only to the holders who have properly tendered their ACS common stock certificates for exchange. All stock certificates presented after the effective time of the merger will be canceled and exchanged for a certificate or certificates representing the applicable number of shares of Titan common stock to be received in the merger.

     Any shares of Titan common stock that remain undistributed 12 months after the effective time of the merger will be delivered to Titan on demand. After that time, certificates representing ACS common stock must be surrendered for exchange to Titan or to ACS as the surviving corporation of the merger. Titan and ACS, as the surviving corporation of the merger, will not be liable for any shares of Titan common stock or cash delivered to a public official under any abandoned property, escheat or similar laws.

     If a certificate representing ACS common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration payable under the merger agreement when the claimant submits an affidavit of loss, theft or destruction, and, if required by Titan in the case of any certificate representing more than 7,500 shares of ACS common stock, posts a bond as indemnity against any claim that may be made later with respect to the lost certificate.

     Upon completion of the merger, the ACS common stock will cease to be traded on The Nasdaq National Market, and there will be no further market for the ACS common stock.

             TERMS OF THE MERGER AGREEMENT AND RELATED TRANSACTIONS

     The following summary of the material terms and provisions of the merger agreement is qualified in its entirety by reference to the merger agreement. The merger agreement is attached as Appendix A to this proxy statement/prospectus and is considered a part of this document.

GENERAL

     The merger agreement provides that at the effective time of the merger, A T Acquisition Corp., a wholly owned subsidiary of Titan, will merge with and into ACS. ACS will be the surviving corporation of the merger and will be a wholly owned subsidiary of Titan. The separate corporate existence of A T Acquisition Corp. will terminate at the effective time of the merger. At the effective time of the merger, each ACS stockholder will obtain the right to receive, in exchange for each share of ACS common stock held, the number of shares of Titan common stock calculated as described below under "Conversion of ACS Common Stock."

     Certificate of Incorporation and Bylaws of the Surviving Corporation.   The
certificate of incorporation of A T Acquisition Corp., as amended by the certificate of merger, will become the certificate of incorporation of ACS after the merger. The bylaws of A T Acquisition Corp. will become the bylaws of ACS after the merger.

     Directors and Officers of the ACS After the Merger. The directors and officers of A T Acquisition Corp. will be the initial directors and officers of ACS as the surviving corporation of the merger, and will serve until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal.

     Directors and Officers of Titan After the Merger. The merger agreement provides that George A. Robinson, who currently is the Chairman, President and Chief Executive Officer of ACS, will become a director of Titan after the merger. Mr. Robinson is a founder of ACS and has served as Chairman, President and Chief Executive Officer of ACS since its inception in 1987. From 1986 to 1987, Mr. Robinson held the position of Vice President for East Coast Operations of Advanced Digital Systems, Inc., a military communication software development company. Before working at Advanced Digital Systems, Mr. Robinson spent over 20 years as a civilian employee in the U.S. Navy Satellite Communication program, most recently as Deputy Director.

     Conversion of ACS Common Stock. At the effective time of the merger, each issued and outstanding share of ACS common stock will be converted into the right to receive the number of shares of Titan common stock calculated as described below. Fractional shares of Titan common stock will not be issued in the merger, but instead will be rounded up or down to the nearest whole share of Titan common stock.

     The number of shares of Titan common stock you will be entitled to receive will depend on the merger exchange ratio of Titan common stock to ACS common stock. For example, if the exchange ratio is fixed at .70, you would receive .70 of a share of Titan common stock for each ACS share you own. The exchange ratio has not been fixed in the merger agreement, but will be calculated at the time of the merger in accordance with a formula contained in the merger agreement. Under this formula, the exchange ratio will be based on the average of the closing sale prices of the Titan common stock on the NYSE for the ten consecutive trading days ending two trading days immediately before the merger closing date. References to the average Titan stock price in the following discussion mean the average of these closing sale prices over the ten-day period.

     The following table shows the merger exchange ratio within the indicated ranges of average Titan stock prices:

            RANGE OF AVERAGE
           TITAN STOCK PRICES                            EXCHANGE RATIO
           ------------------                            --------------
greater than $35.75                         22 divided by average Titan stock price,
                                            at ACS's election
greater than $32.50 and less than           .6154
or equal to $35.75
between $25.50 and $32.50                   20 divided by average Titan stock price
$22.95 to less than $25.50                  .7843
less than $22.95 and greater than $14.00    18 divided by average Titan stock price,
                                            at Titan's election

     If the average Titan stock price is greater than $35.75, Titan has the right to terminate the merger agreement, unless ACS elects to have the exchange ratio fixed at an amount equal to 22 divided by the average Titan stock price.

     If the average Titan stock price is less than $22.95, but greater than $14.00, ACS has the right to terminate the merger agreement, unless Titan elects to have the exchange ratio fixed at an amount equal to 18 divided by the average Titan stock price. If the average Titan stock price is equal to or less than $14.00, ACS has an unconditional right to terminate the merger agreement.

     The following table lists some of the possible values of the consideration that you may receive in the merger:

                                                                       AND, FOR EACH SHARE OF ACS
                                                                       COMMON STOCK YOU OWN, YOU
                                                                       WILL RECEIVE THE FOLLOWING
                                                                       DOLLAR VALUE BASED ON THE
                                                                                AVERAGE
IF THE AVERAGE TITAN STOCK PRICE IS:    THE EXCHANGE RATIO WILL BE:        TITAN STOCK PRICE:
               $15.00                            1.2000                         $18.00
               $16.00                            1.1250                         $18.00
               $17.00                            1.0588                         $18.00
               $18.00                            1.0000                         $18.00
               $19.00                            0.9474                         $18.00
               $20.00                            0.9000                         $18.00
               $21.00                            0.8571                         $18.00
               $22.00                            0.8182                         $18.00
               $23.00                            0.7843                         $18.04
               $24.00                            0.7843                         $18.82
               $25.00                            0.7843                         $19.61
               $26.00                            0.7692                         $20.00
               $27.00                            0.7407                         $20.00
               $28.00                            0.7143                         $20.00
               $29.00                            0.6897                         $20.00
               $30.00                            0.6667                         $20.00
               $31.00                            0.6452                         $20.00
               $32.00                            0.6250                         $20.00

                                                                       AND, FOR EACH SHARE OF ACS
                                                                       COMMON STOCK YOU OWN, YOU
                                                                       WILL RECEIVE THE FOLLOWING
                                                                       DOLLAR VALUE BASED ON THE
                                                                                AVERAGE
IF THE AVERAGE TITAN STOCK PRICE IS:    THE EXCHANGE RATIO WILL BE:        TITAN STOCK PRICE:
               $33.00                            0.6154                         $20.31
               $34.00                            0.6154                         $20.92
               $35.00                            0.6154                         $21.54
               $36.00                            0.6111                         $22.00
               $37.00                            0.5946                         $22.00
               $38.00                            0.5789                         $22.00
               $39.00                            0.5641                         $22.00
               $40.00                            0.5500                         $22.00
               $41.00                            0.5366                         $22.00
               $42.00                            0.5238                         $22.00
               $43.00                            0.5116                         $22.00
               $44.00                            0.5000                         $22.00
               $45.00                            0.4889                         $22.00
               $46.00                            0.4783                         $22.00
               $47.00                            0.4681                         $22.00
               $48.00                            0.4583                         $22.00
               $49.00                            0.4490                         $22.00
               $50.00                            0.4400                         $22.00

     Each share of ACS common stock held in the treasury of ACS will be canceled at the effective time of the merger without the payment of any consideration. Each share of common stock of A T Acquisition Corp. issued and outstanding immediately before the effective time of the merger will be converted into and exchanged for one share of common stock of the surviving corporation of the merger, which will continue to be held by Titan.

     Assumption of Options. As of January 20, 2000, ACS had outstanding options to purchase 479,885 shares of ACS common stock granted to employees and outstanding options to purchase 35,000 shares of ACS common stock granted to directors for their services as directors. At the effective time of the merger, Titan will assume all outstanding ACS employee stock options and director stock options. Each assumed option will be converted in the merger into an option to purchase shares of Titan common stock using the same exchange ratio. Except for the number of shares issuable upon exercise of such options and the option exercise prices, which will be adjusted based on the exchange ratio, the assumed options will remain subject to the same terms and conditions that were in effect before the merger. The exercise price per share of Titan common stock issuable under the assumed options will equal the exercise price per share of ACS common stock issuable under the applicable option at the effective time of the merger divided by the exchange ratio, rounded to the nearest whole cent.

EFFECTIVE TIME

     The merger will occur on the second business day after the satisfaction or waiver of all of the conditions precedent set forth in the merger agreement. The effective time of the merger will be the date and time that Titan and ACS file a certificate of merger with the Delaware secretary of state. If the merger is not completed by June 6, 2000, which date may be extended by mutual consent of Titan and ACS, the merger agreement may be terminated by either Titan or ACS, unless the failure to consummate the merger by this date is due to the material failure of the party seeking to terminate the merger agreement to fulfill any of its obligations.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains various representations of ACS, Titan and A T Acquisition Corp.

     Representations and Warranties of ACS. The merger agreement contains representations and warranties of ACS regarding, among other matters:

     - the corporate organization and existence of ACS and each of its subsidiaries, including that it is duly organized, validly existing and in good standing with the corporate power and authority to own, operate and lease its assets and to carry on its business as currently conducted;

     - the certificate of incorporation and bylaws or other organizational documents of ACS and each of its subsidiaries;

     - the capitalization of ACS, including the number of shares of capital stock authorized, the number of shares and rights to acquire shares outstanding, and the number of shares reserved for issuance;

     - the corporate power and authority of ACS to execute and deliver the merger agreement and related documents and to consummate the merger and other contemplated transactions;

     - the compliance of the merger agreement and related documents with ACS's certificate of incorporation and bylaws, applicable laws, and material agreements, including the absence of events of default or breach thereunder;

     - required governmental and third-party consents;

     - the filing by ACS of all forms, reports, statements and other documents required to be filed with the SEC and the accuracy of ACS's financial reports contained in these filings;

     - the absence of material undisclosed liabilities;

     - the absence of specified changes in ACS's business since September 30, 1999;

     - the absence of material claims, actions, suits, proceedings and specified judgments, decrees and injunctions;

     - possession and validity of all required licenses and permits;

     - the ownership of intellectual property, the absence of intellectual property infringement or contests, and the accuracy of ACS's disclosures to the SEC relating to its computer software, firmware, hardware and similar items;

     - the adequacy of protection by ACS and its subsidiaries of their confidential information and trade secrets;

     - ACS's employee benefit plans and related matters, including that such plans have been operated and administered in accordance with applicable law;

     - compliance with laws relating to employees or the workplace, and the absence of material disputes with employees;

     - the title to and condition of material assets owned by ACS;

     - the ownership and condition of the real property owned or leased by ACS;

     - the validity of and absence of defaults under certain material contracts and other agreements of ACS;

     - the validity and status of completed acquisitions by ACS;

     - the filing and accuracy of ACS's tax returns, the lack of pending or threatened proceedings, deficiencies or audits with respect to taxes, and the adequacy of ACS's reserves for taxes;

     - compliance with environmental laws and the absence of environmental liabilities;

     - the maintenance of insurance;

     - the absence of specified business practices of ACS;

     - ACS's Year 2000 risk management plans and condition and the Year 2000 readiness of ACS's hardware and software;

     - the absence of any material interest rate swaps, caps, floors, option agreements and similar interest rate risk management arrangements;

     - the absence of any anti-takeover provisions which apply to the merger and other contemplated transactions;

     - with respect to ACS's government contracts, the absence of any civil fraud or criminal investigations, suspension and debarment proceedings, contract price adjustments or claims of defective pricing, equitable adjustments, cost disallowances, and notice of contract termination, cure notice or show cause notice;

     - the adoption by ACS's board of directors of a resolution approving the merger agreement and the merger and recommending adoption of the merger agreement and approval of the merger by the stockholders of ACS;

     - the existence of a written opinion from Banc of America Securities relating to the fairness of the merger;

     - the absence of brokers, except as identified in the merger agreement;

     - the absence of any action by ACS that would cause the merger to fail to qualify as a reorganization under section 368(a) of the Internal Revenue Code or fail to be treated for financial accounting purposes as a pooling of interests in accordance with generally accepted accounting principles and the regulations and interpretations of the SEC; and

     - the absence of material misstatements or omissions in the information furnished by ACS for inclusion in this proxy statement/prospectus.

     Representations and Warranties of Titan and A T Acquisition Corp. The merger agreement contains representations and warranties of Titan and A T Acquisition Corp. regarding, among other matters:

     - the corporate organization and existence of A T Acquisition Corp., including that it was formed solely for the purpose of engaging in the merger, and that except for obligations and liabilities incurred in connection with the merger, A T Acquisition Corp. has not incurred any obligations or engaged in any business activities of any kind;

     - A T Acquisition Corp.'s certificate of incorporation and bylaws;

     - the capitalization of A T Acquisition Corp., including the number of shares of capital stock authorized and the number of shares outstanding;

     - the corporate power and authority of A T Acquisition Corp. to execute and deliver the merger agreement and related documents and to consummate the merger and other contemplated transactions;

     - the compliance of the merger agreement and related documents with A T Acquisition Corp's certificate of incorporation and bylaws, applicable laws, and specified agreements of A T Acquisition Corp., including the absence of events of default or rights of acceleration; and

     - required governmental and third-party consents.

     Representations and Warranties of Titan. The merger agreement contains representations and warranties of Titan regarding, among other matters:

     - the corporate organization and existence of Titan, including that it is duly organized, validly existing and in good standing with the corporate power and authority to own, operate and lease its properties and to carry on its business as currently conducted;

     - Titan's certificate of incorporation and bylaws;

     - the capitalization of Titan, including the number of shares of capital stock authorized, the number of shares and rights to acquire shares outstanding, and the number of shares reserved for issuance;

     - the corporate power and authority of Titan to execute and deliver the merger agreement and related documents and to consummate the merger and other contemplated transactions;

     - the compliance of the merger agreement and related documents with Titan's certificate of incorporation and bylaws, applicable laws to which Titan or any subsidiary is bound, and specified agreements of Titan, including the absence of events of default or acceleration;

     - required governmental and third-party consents;

     - the filing by Titan of all forms, reports, statements and other documents required to be filed with the SEC and the accuracy of the financial reports contained in these filings;

     - the absence of material undisclosed liabilities;

     - the absence of specified changes in Titan's business since September 30, 1999;

     - the absence of material claims, actions, suits, proceedings and specified judgments, decrees and injunctions;

     - the absence of certain business practices of Titan;

     - with respect to Titan's government contracts, the absence of any civil fraud or criminal investigations, suspension and debarment proceedings, contract price adjustments or claims of defective pricing, equitable adjustments, cost disallowances, and notice of contract termination, cure notice or show cause notice;

     - the adoption by Titan's board of directors of a resolution approving the merger agreement and the merger;

     - the absence of brokers utilized by Titan, except as identified in the merger agreement;

     - the absence of any action by Titan or any of its affiliates that would cause the merger to fail to qualify as a reorganization under section 368(a) of the Internal Revenue Code, or fail to be treated for financial accounting purposes as a pooling of interests in accordance with generally accepted accounting principles and the regulations and interpretations of the SEC;

     - the absence of material misstatements or omissions in the information furnished by Titan for inclusion in this proxy statement/prospectus;

     - the absence of ownership of shares of ACS by Titan and its affiliates as of December 9, 1999; and

     - compliance with environmental laws and the absence of environmental liabilities by Titan and its subsidiaries.

BUSINESS AND AGREEMENTS OF ACS AND TITAN PENDING THE MERGER

     Under the merger agreement, ACS has agreed to do the following, and has agreed to cause its subsidiaries to do the following, pending the merger:

     - conduct its business in the usual and ordinary course consistent with past practice;

     - use its reasonable best efforts to preserve its business organization substantially intact, retain the services of its principal officers and key employees and maintain its relationship with its principal customers and suppliers;

     - use its reasonable best efforts to keep its assets in good repair and condition, ordinary wear and tear excepted;

     - use its reasonable best efforts to keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained;

     - prepare and file all tax returns required to be filed in a timely manner, and in a manner consistent with past practices and applicable laws;

     - timely file with the SEC all reports required to be filed under the Exchange Act, which reports must comply in all material respects with the Exchange Act; and

     - operate its business in accordance with the terms of its licenses and in all material respects with applicable laws.

     In addition, ACS has agreed that, except as expressly contemplated by the merger agreement or otherwise consented to by Titan, pending the merger, it will not, among other matters:

     - subject to specified exceptions, increase in any manner the compensation of, or pay any bonus to, any director, executive officer or key employee;

     - grant any severance or termination pay except for normal severance practices or under existing agreements in effect on the date of the merger agreement to, or enter into any severance agreement with, any director, officer or employee;

     - enter into any employment agreement with any director, officer or employee, except for severance arrangements or policies entered into before the date of the merger agreement;

     - adopt or amend any employee benefit plan or arrangement, except as may be required to comply with applicable law;

     - make any loans to any officer, director or key employee;

     - declare, set aside, pay any dividend, or make any other distribution in respect of, outstanding shares of ACS common stock;

     - redeem, purchase or otherwise reacquire any shares of ACS common stock or any securities or obligations convertible into or exchangeable for any shares of ACS common stock, or any options, warrants or conversion or other rights to acquire any shares of ACS common stock or any such securities or obligations, except in connection with the exercise of the employee and director options in accordance with their terms;

     - enter into any merger, consolidation, restructuring, reorganization or recapitalization, or adopt a plan of complete or partial liquidation or dissolution;

     - split, combine or reclassify any shares of ACS common stock;

     - issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of ACS common stock;

     - issue, pledge, deliver, award, grant or sell, or file any registration statement covering, any shares of any class of its stock or other securities, any securities convertible into or exercisable or exchangeable for any such shares or other securities, or any rights, warrants or options to acquire any such shares or other securities, except for the issuance of stock options to ACS employees hired after the date of the merger agreement, ACS employees on a quarterly basis under ACS's performance-based equity incentive program, and ACS directors in connection with annual grants of stock options by ACS to its directors;

     - acquire or agree to acquire by any manner any business or corporation, partnership, association or other business organization or division after the filing of this prospectus and proxy statement;

     - make or commit to make any investments or capital expenditures, other than investments or capital expenditures that do not exceed in the aggregate $1 million from the date of the merger agreement until the merger closing date and that are solely for purposes related to computer hardware and software, leaseholds, furniture and fixtures;

     - sell, lease, exchange, mortgage, pledge, transfer or otherwise subject to any encumbrance or dispose of any of its assets, except for sales, dispositions or transfers in the ordinary course of business and consistent with past practices or sales that do not exceed $200,000 in the aggregate;

     - propose or adopt any amendments to its certificate of incorporation or its bylaws;

     - make any change in any method of accounting, accounting practice or policy other than those required by generally accepted accounting principles or applicable law or regulations;

     - make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, except where the amount of such settlements or controversies, individually or in the aggregate, does not exceed $100,000, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended December 31, 1998, except in either case as may be required by applicable law or regulations or generally accepted accounting principles;

     - incur any indebtedness for borrowed money, unless otherwise permitted by the merger agreement, or issue or sell any debt securities or any warrants or rights to acquire any debt securities of ACS or any subsidiary of ACS;

     - guarantee any obligation for borrowed money, other than purchase money indebtedness not to exceed $500,000 in the aggregate, except in the ordinary course of business under existing loan agreements or capitalized leases;

     - prepay, before maturity, any of its long-term debt;

     - engage in any transaction, whether directly or indirectly, with any affiliate of ACS, except a subsidiary of ACS, which involves the transfer of consideration or has a financial impact on the entity, other than under agreements existing on the date of the merger agreement;

     - except in the ordinary course of business, enter into any contract, agreement, commitment, arrangement, lease or other instrument with a value in excess of $50,000;

     - adjust, split, combine or reclassify any capital stock;

     - except for transactions in the ordinary course of business, terminate, amend in a material way, or waive any provision of, any material ACS contract, except for customer and service contracts entered into in the ordinary course of business;

     - settle any material claim, action or proceeding involving money damages, except any settlement in the ordinary course of business in which the amount of the settlement individually does not exceed $25,000, and in the aggregate with all other settlements, does not exceed $50,000;

     - take any action that is intended or would reasonably be expected to result in any of ACS's representations and warranties set forth in the merger agreement becoming untrue in any material respect before the effective time of the merger, or in any of the conditions to the merger set forth in the merger agreement not being satisfied or in a violation of any provision of the merger agreement; or

     - agree in writing or otherwise to do any of the foregoing.

     Titan has agreed that, except as expressly contemplated by the merger agreement or otherwise consented to by ACS, pending the merger, it will not, among other matters:

     - declare, set aside or pay any dividend on, or make any other distribution in respect of, outstanding shares of Titan common stock;

     - redeem, purchase or otherwise reacquire any shares capital stock of Titan or any securities of, or other ownership interests in, Titan or any of its subsidiaries, except for repurchases related to shares owned by employees or former employees of Titan or any of its subsidiaries;

     - except to the extent not otherwise accounted for in the merger agreement, split, combine or reclassify any shares of Titan common stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its common stock;

     - take any action that would, or would be reasonably likely to, prevent the merger from being accounted for as a pooling of interests in accordance with generally accepted accounting principles and the rules and regulations of the SEC;

     - take any action that is intended or would reasonably be expected to result in any of Titan's representations and warranties set forth in the merger agreement becoming untrue in any material respect before the effective time of the merger, or in any of the conditions to the merger set forth in the merger agreement not being satisfied or in a violation of any provision of the merger agreement;

     - take any action that would, or would be reasonably likely to, prevent the merger from qualifying as a reorganization under section 368(a) of the Internal Revenue Code; or

     - agree in writing or otherwise to do any of the foregoing.

     In addition, except as provided in the merger agreement, Titan has agreed that it will not do any of the following, and will not allow its representatives to do any of the following, pending the merger:

     - acquire, propose to acquire or cause to be acquired, in any manner, any voting securities, rights or options to purchase any voting securities of ACS or any ACS subsidiary, or any of the assets or business of ACS, its subsidiaries and divisions;

     - seek or propose to influence or control the management or policies of ACS, obtain representation on the board of directors of ACS, solicit any proxies or consents with respect to any securities of ACS, make any public announcement regarding ACS or request permission to do any of these acts;

     - make any public announcement regarding or submit a proposal for any extraordinary transaction involving ACS, its securities or its assets;

     - enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the above items;

     - seek, request permission or participate in any effort to do any of the above acts; or

     - request ACS or any of its subsidiaries, affiliates, directors, officers, employees, agents or representatives to amend or waive any of the above undertakings.

     ACS also has agreed:

     - to mail this proxy statement/prospectus to its stockholders promptly after the registration statement of which it is a part becomes effective;

     - to take promptly all action necessary in accordance with the Delaware General Corporation Law and ACS's certificate of incorporation and bylaws to solicit from the stockholders of ACS proxies or consents to adopt the merger agreement and approve the merger; and

     - to furnish Titan with all information concerning ACS and the holders of its common stock which may reasonably be requested in connection with the filing of the registration statement of which this proxy statement/prospectus is a part.

     Titan also has agreed:

     - to take any action required to be taken by the SEC or the NYSE or under any applicable state securities laws in connection with the issuance of Titan common stock in the merger;

     - to file with the NYSE a supplemental listing application so that the shares of Titan common stock issuable under the merger agreement are included for quotation on the NYSE, and to use its best efforts to cause these shares to be approved for listing, subject to official notice of issuance, before the closing date;

     - for one year following the effective time of the merger, to provide compensation and benefits to former ACS employees employed by Titan that are substantially the same as those provided to the ACS employees by ACS prior to the merger; and

     - for one year following the effective time of the merger, to provide incentive compensation to former ACS employees employed by Titan that is substantially the same as this provided to Titan employees.

     ACS and Titan have further agreed:

     - to consult with respect to up to 28 key employees of ACS to be identified by ACS with whom ACS, as the surviving corporation in the merger, will enter into retention agreements following the merger;

     - to give one another access to all of their respective properties and executive personnel, and to all information concerning their respective businesses, properties, contracts, records and personnel, including information related to their subsidiaries;

     - to keep confidential all information received from the other party under confidentiality agreements previously signed by Titan and ACS, respectively;

     - to prepare and file with the SEC this proxy statement/prospectus and the registration statement of which it is a part;

     - to use their reasonable best efforts to have the registration statement of which this proxy statement/prospectus is a part declared effective under the Securities Act as promptly as possible after filing;

     - along with A T Acquisition Corp., to complete all documents required to be filed with the Federal Trade Commission and the Department of Justice in order to comply with the Hart-Scott-Rodino Antitrust Improvements Act, and to take all reasonable actions and use all reasonable best efforts to secure approval for the completion of the merger;

     - to use their reasonable best efforts to take all necessary, proper or appropriate actions to consummate the transactions contemplated by the merger agreement; and

     - to notify each other of the occurrence or non-occurrence of any event which would likely cause any condition to the merger obligations not to be satisfied.

NON-SOLICITATION AGREEMENT BY ACS

     ACS has agreed in the merger agreement that it will not do any of the following pending the merger:

     - initiate, solicit, knowingly facilitate or encourage the submission of an "acquisition proposal," as this term is defined below;

     - participate in any discussions, furnish any information, negotiate with any person or otherwise take any action to facilitate any inquiries or the making of an acquisition proposal for ACS;

     - grant any waiver or release under any standstill or similar agreement relating to any class of equity securities of ACS; or

     - enter into any agreement with respect to an acquisition proposal for ACS, other than with Titan.

     ACS has further agreed:

     - to notify its subsidiaries, affiliates, directors, officers, employees, agents or representatives of the terms of its non-solicitation agreement and use reasonable efforts to cause them to comply with the agreement; and

     - to cease immediately all existing discussions and negotiations that could reasonably be expected to lead to an acquisition proposal for ACS.

     The merger agreement provides that none of these restrictions will prohibit the ACS board of directors from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes a bona fide acquisition proposal to ACS if each of the following requirements is satisfied:

     - the board of directors of ACS determines in good faith, taking into account the advice of outside counsel, that such action is reasonably likely to be required for the board of directors of ACS to comply with its fiduciary duties to the ACS stockholders under applicable law;

     - before furnishing information to, or entering into discussions or negotiations with, the person or entity, ACS provides written notice to Titan of the existence of the acquisition proposal and of its intention to furnish information or enter into discussions or negotiations with respect to the acquisition proposal;

     - before furnishing information, ACS receives an executed confidentiality agreement with terms no less favorable to ACS than those contained in the confidentiality agreements previously executed by Titan and ACS;

     - ACS keeps Titan informed on a timely basis of the status of negotiations and the material terms of any agreement, and promptly provides Titan with copies of all written inquiries and proposals related to the acquisition proposal; and

     - the acquisition proposal was not solicited in violation of the merger agreement.

     For purposes of the merger agreement, "acquisition proposal" means any of the following involving ACS or its subsidiaries, other than the transactions contemplated by the merger agreement:

     - any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution, tender offer, exchange offer or other similar transaction; or

     - any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets or equity securities of ACS in a single transaction or series of related transactions.

CONDITIONS TO COMPLETION OF THE MERGER

     Conditions to Each Party's Obligation to Complete the Merger. Each party's obligation to complete the merger is subject to the satisfaction or waiver, where permissible, of the following conditions:

     - the merger agreement and the merger have been approved by the stockholders of ACS;

     - the registration statement of which this proxy statement/prospectus forms a part has become effective, and no stop order suspending its effectiveness has been issued and no proceedings for that purpose have been initiated or, to the knowledge of Titan or ACS, threatened by the SEC;

     - no governmental entity or court has enacted, issued, promulgated, enforced or entered any law, statute, rule, ordinance, regulation, executive order, decree, judgment, injunction or other order that prevents or prohibits completion of the merger, so long as Titan and ACS use their reasonable best efforts to cause any order of this nature to be lifted;

     - the Titan common stock issuable to holders of ACS common stock under the merger agreement has been included for listing on the NYSE upon official notice of issuance;

     - the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act has expired or been terminated;

     - Titan and ACS have obtained permits, authorizations, consents and approvals necessary to complete the merger, unless failure to obtain them would not have a material adverse effect on either Titan or ACS;

     - the delivery to Titan and ACS of a letter from ACS's independent accountants, addressed to Titan and dated as of the merger closing date, setting forth the concurrence of ACS's independent accountants with ACS's conclusion that the merger will qualify as a pooling of interests and a statement that ACS's independent accountants, after reasonable investigation, are not aware of any fact regarding ACS or its stockholders or affiliates that could preclude ACS from accounting for the merger as a pooling of interests;

     - the delivery to Titan and ACS of a letter from Titan's independent accountants, addressed to ACS and dated as of the merger closing date, setting forth the concurrence of Titan's independent accountants with Titan's conclusion that the merger will qualify as a pooling of interests and a statement that Titan's independent accountants, after reasonable investigation, are not aware of any fact regarding Titan or its affiliates that could preclude Titan from accounting for the merger as a pooling of interests, and that the merger is eligible to be accounted for as a pooling of interest in accordance with generally accepted accounting principles and the rules, policies and regulations of the SEC;

     - ACS and the holders of ACS common stock at the time of closing have received a legal opinion from Titan's counsel, dated as of the merger closing date, to the effect that the merger will constitute a reorganization under section 368(a) of the Internal Revenue Code; and

     - Titan has received a legal opinion from ACS's counsel, dated as of the merger closing date, to the effect that the merger will constitute a reorganization under section 368(a) of the Internal Revenue Code.

     Conditions to the Obligations of Titan and A T Acquisition Corp. to Complete the Merger. The obligations of Titan and A T Acquisition Corp. to complete the merger is subject to the satisfaction or waiver, where permissible, of the following additional conditions:

     - ACS's representations and warranties in the merger agreement were true and correct when made and are true and correct on and as of the merger closing date;

     - ACS will have performed in all material respects the agreements and covenants required to be performed by it on or before the effective date of the merger;

     - there will not have been any material adverse effect on ACS since the date of the merger agreement, with any decline in the price of a share of ACS common stock not constituting a material adverse effect on ACS for this purpose;

     - there will not be pending or threatened any suit, action, proceeding or investigation that:

        -- challenges or seeks to prohibit the completion of the merger,

        -- relates to the merger and seeks to obtain from Titan or any of its subsidiaries damages that may be material to Titan,

        -- seeks to prohibit or limit in any material respect Titan's ability to vote, receive dividends or otherwise exercise ownership rights with respect to the stock of the surviving corporation,

        -- materially and adversely affects the right of ACS, as the surviving corporation of the merger, to own the assets or operate the business of ACS, or

        -- if adversely determined, could have a material adverse effect on ACS or Titan; and

     - each ACS affiliate will have entered into an affiliate agreement which is in full force and effect at the effective time of the merger.

     Conditions to the Obligation of ACS to Complete the Merger. The obligation of ACS to complete the merger is subject to the satisfaction or waiver, where permissible, of the following additional conditions:

     - the representations and warranties of Titan and A T Acquisition Corp. in the merger agreement will be true and correct when made and on and as of the merger closing date;

     - Titan and A T Acquisition Corp. will have performed in all material respects the agreements and covenants required to be performed by them on or before the effective time of the merger;

     - there will not have been any material adverse effect on Titan since the date of the merger agreement, with any decline in the price of a share of Titan common stock not constituting a material adverse effect on Titan for this purpose; and

     - there will not be pending or threatened any suit, action, proceeding or investigation that:

        -- challenges or seeks to prohibit the completion of the merger,

        -- relates to the merger and seeks to obtain from ACS or any of its subsidiaries damages that may be material to ACS, or

        -- if adversely determined, could have a material adverse effect on ACS or Titan.

TERMINATION OF THE MERGER AGREEMENT; TERMINATION FEE

     The merger agreement may be terminated at any time prior to the effective time of the merger:

          (1) by mutual written consent of Titan and ACS;

          (2) by Titan, if ACS materially breaches any of its representations, warranties, covenants or agreements, so that the conditions precedent to the obligations of Titan to close the merger are not satisfied, except that, if such a breach is curable by ACS through the exercise of reasonable best efforts, for so long as ACS continues to exercise reasonable best efforts, Titan may not terminate the merger agreement;

          (3) by ACS, if Titan materially breaches any of its representations, warranties, covenants or agreements, so that the conditions precedent to the obligations of ACS to close the merger are not satisfied, except that, if such a breach is curable by Titan through the exercise of reasonable best efforts, for so long as Titan continues to exercise reasonable best efforts, ACS may not terminate the merger agreement;

          (4) by either Titan or ACS, if any law, statute, rule, ordinance, regulation, executive order, decree, judgment, stipulation, injunction or other order that is final and nonappealable prevents the completion of the merger, if the party seeking to terminate the merger agreement has used reasonable best efforts to cause the order to be vacated or lifted;

          (5) by either Titan or ACS, if the merger has not occurred on or before June 6, 2000, except that this right to terminate the merger agreement is not available to any party whose material breach of its obligations was the cause of the failure of the merger to occur;

          (6) by ACS or Titan at any time after the ACS special meeting, if the vote of the stockholders of ACS required by the merger agreement has not been obtained, provided that the right to terminate under this provision will not be available to ACS if ACS fails to comply with its duty to mail this proxy statement/prospectus to its stockholders in a timely manner and to comply with the proxy solicitation rules and regulations under the Exchange Act;

          (7) by Titan, if the average Titan stock price is greater than $35.75 per share, unless ACS elects to permit the exchange ratio to be equal to the quotient obtained by dividing 22 by the average Titan stock price;

          (8) by ACS, if the average Titan stock price is less than $22.95 per share, unless Titan elects to permit the exchange ratio to be equal to the quotient obtained by dividing 18 by the average Titan stock price, except that Titan will not have the right to avoid termination if its stock price is equal to or less than $14.00 per share;

          (9) by ACS, if the board of directors of ACS determines in good faith, taking into account the advice of outside counsel, that the action is reasonably likely to be required for the board of directors to comply with its fiduciary duties to stockholders under applicable law, other than in connection with an acquisition proposal;

          (10) by ACS, if the ACS board of directors withdraws its recommendation of the merger agreement, recommends an alternative transaction in which greater aggregate financial consideration will be paid to ACS's stockholders than under the merger agreement and determines that the ACS board of directors is reasonably likely to be required to recommend the alternative proposal to ACS's stockholders to comply with its fiduciary duties under applicable law, except that termination under this provision will not be effective if, before the close of business on the second full business day after Titan receives written notice of termination, Titan elects in writing to have ACS hold the ACS special meeting, in which case ACS will be required to proceed with the meeting;

          (11) by Titan, if the ACS board of directors (a) fails to recommend approval of the merger agreement and the merger, (b) withdraws, modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to Titan or A T Acquisition Corp., (c) fails to include a recommendation of the merger agreement and the merger in ACS's proxy statement, (d) fails to reaffirm its recommendation in favor of the adoption and approval of the merger agreement and the merger within ten days after Titan so requests or (e) resolves or publicly announces an intention to do any of the foregoing;

          (12) by Titan, if the ACS board of directors makes any recommendation to ACS stockholders with respect to another proposal to acquire ACS other than a recommendation to reject the proposal, or resolves or publicly announces an intention to do the foregoing;

          (13) by Titan, if any tender offer or exchange offer for 26% or more of the outstanding shares of ACS capital stock has commenced or threatened to commence, and the ACS board of directors within ten days thereafter either recommends to the ACS stockholders that they tender their shares, fails to recommend unconditionally that the ACS stockholders not accept the tender offer, or makes no recommendation to the ACS stockholders with respect to acceptance of the tender offer, or if the board of ACS resolves or publicly announces an intention to do the foregoing; or

          (14) by Titan, if any person or group, as defined in section 13(d)(3) of the Exchange Act, acquires beneficial ownership or the right to acquire beneficial ownership of 26% or more of the outstanding shares of ACS capital stock, or if a group forms which has beneficial ownership or the right to acquire beneficial ownership of 26% or more of the outstanding shares of ACS capital stock.

     If the merger agreement is terminated by ACS for the reasons set forth in paragraph (9) above, ACS will be required to pay Titan all of Titan's reasonable expenses incurred in connection with the transactions contemplated by the merger agreement up to $1 million. If ACS enters into a definitive agreement in connection with, or consummates, an acquisition proposal within six months from the date of such a termination, ACS will be required to pay Titan the difference between $4 million and the aggregate amount ACS previously paid in reimbursement of Titan's transaction expenses.

     If the merger agreement is terminated by ACS for the reasons set forth in paragraph (10) above, Titan may, within five business days, make an election to receive the sum of $4 million instead of compelling ACS to proceed with the solicitation of ACS stockholder approval of the merger.

     If the merger agreement is terminated by ACS for any of the reasons set forth in paragraph (11), (12) or (13) above, other than for the reason set forth in clause (11)(d), or as a result of a resolution or public announcement by the ACS board of directors of an intention to act as set forth in clause (11)(d), then:

     - if the ACS board of directors has recommended to the ACS stockholders an acquisition proposal with a third party, ACS will be required to pay Titan $4 million; and

     - if the ACS board of directors has not recommended to the ACS stockholders an acquisition proposal with a third party, ACS will be required to pay Titan all of Titan's reasonable expenses up to $1 million, and if ACS enters into a definitive agreement in connection with, or consummates, an alternative transaction within nine months from the date of termination of the merger agreement, ACS will be required to pay Titan the difference between $4 million and the aggregate amount previously paid in reimbursement of Titan's transaction expenses.

     If the merger agreement is terminated by ACS as a result of Titan's material breach of its representations, warranties, covenants or agreements in the merger agreement, Titan will be required to pay ACS an amount equal to all of ACS's reasonable expenses incurred in connection with the transactions contemplated by the merger agreement and all damages caused to ACS as a result of the breach.

     If the merger agreement is terminated by Titan as a result of ACS's material breach of its representations, warranties, covenants or agreements in the merger agreement, ACS will be required to pay Titan an amount equal to all of Titan's reasonable expenses incurred in connection with the transactions contemplated by the merger agreement and all damages caused to Titan as a result of the breach.

WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

     Waiver. At any time before the effective time of the merger, the parties to the merger agreement may agree to do any of the following:

     - extend the time for the performance of any obligation or other act required to be performed under the merger agreement;

     - waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered in connection with it; and

     - waive compliance with any of the agreements or conditions contained in the merger agreement.

     Amendment. The merger agreement may be amended by the parties through action authorized by their respective boards of directors at any time before the effective time of the merger, but no amendment may be made that by law or NYSE rule requires additional approval by the stockholders, unless stockholder approval is obtained.

EXPENSES

     Except as described under "Termination of the Merger Agreement; Termination Fee" above, Titan and ACS generally will bear their own costs and expenses incurred in connection with the merger agreement, except that if the merger is not completed, Titan and ACS will each pay one-half the costs incurred in:

     - filing the registration statement of which this proxy statement/prospectus forms a part;

     - printing and mailing this proxy statement/prospectus; and

     - filing the pre-merger notification and report forms required for compliance with the Hart-Scott-Rodino Antitrust Improvements Act and any applicable foreign laws.

ACS STOCKHOLDER AGREEMENTS

     Company Stockholders Agreement. On December 9, 1999, as an essential condition and inducement to Titan and A T Acquisition Corp. entering into the merger agreement, Titan, A T Acquisition Corp. and several ACS stockholders, referred to as the ACS Principal Stockholders, entered into a Company Stockholders Agreement. Under the Company Stockholders Agreement, the ACS Principal Stockholders have agreed to vote, or cause the record holders of their ACS securities to vote, the ACS common stock beneficially owned by them as of December 9, 1999 and any other voting interests in ACS acquired by them after December 9, 1999 in the following manner:

     - in favor of the merger and adoption of the merger agreement;

     - in favor of other actions contemplated by the merger agreement in connection with any meeting of, or solicitation of consents from, ACS stockholders where such matters are submitted to a vote of ACS stockholders;

     - against approval or adoption of resolutions which would have the effect of preventing or materially delaying completion of the merger or ACS from performing its obligations under the merger agreement; and

     - against any other action which would constitute a material breach of any provision of the merger agreement.

     The ACS common stock beneficially owned by the ACS Principal Stockholders represented approximately 24% of the ACS common stock outstanding as of December 6, 1999. The ACS Principal Stockholders consist of the following persons:

     - George A. Robinson, Chairman, President and Chief Executive Officer of ACS, and Barbara Robinson, Mr. Robinson's wife;

     - Charles G. Martinache, a director of ACS; and

     - Thomas A. Costello, Executive Vice President, Chief Operating Officer, Secretary and a director of ACS, and Margaret M. Costello, Mr. Costello's wife.

     Under the Company Stockholders Agreement, each ACS Principal Stockholder delivered an irrevocable proxy to Titan to vote the ACS shares of such ACS Principal Stockholder in favor of the merger, as described under "Irrevocable Proxies" below.

     The ACS Principal Stockholders have agreed not to take any of the following actions until the effective time of the merger or, if earlier terminated, the termination of the Company Stockholders

Agreement, and to use their reasonable efforts not to allow any of their representatives to take any of the following actions:

     - initiate, solicit, facilitate or encourage the submission of an acquisition proposal for ACS;

     - participate in any discussions or provide information with respect to an acquisition proposal for ACS;

     - waive or release any standstill or similar agreement with respect to any class of ACS equity securities;

     - execute any proxies or other voting arrangements with respect to ACS capital stock or rights to acquire ACS capital stock; or

     - transfer or otherwise dispose of any shares of capital stock beneficially owned by the ACS Principal Stockholders unless the transferee has become bound by the Company Stockholders Agreement.

     The Company Stockholders Agreement will terminate on the earlier to occur of the effective time of the merger or on the date the merger agreement is validly terminated.

     Irrevocable Proxies. Under the Company Stockholders Agreement, and as a condition and inducement to Titan's entering into the merger agreement, each ACS Principal Stockholder granted an irrevocable proxy dated December 9, 1999 to Titan, with power of substitution and resubstitution. Under the terms of each proxy, Titan has the authority to vote the ACS common stock owned by the applicable ACS Principal Stockholder as of December 9, 1999, together with all other shares of ACS capital stock the ACS Principal Stockholder acquires after December 9, 1999, in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement. Each proxy authorizes Titan to vote these shares at any meeting of stockholders of ACS, or in connection with any solicitation of written consents from stockholders of ACS, called or solicited for the purpose of voting on the merger agreement, the merger and the other actions contemplated by the merger agreement. Each proxy is coupled with an interest and is irrevocable. The proxy and the rights contained in it will terminate upon the termination of the Company Stockholders Agreement.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The accompanying pro forma financial statements should be read in conjunction with the notes to the consolidated financial statements contained in Titan's Annual Report on Form 10-K for the year ended December 31, 1998, the notes to the consolidated financial statements contained in Titan's Quarterly Report on Form 10-Q for the nine months ended September 30, 1999, the notes to the consolidated financial statements contained in ACS's Annual Report on Form 10-K for the year ended September 30, 1999 and the notes to the financial statements of TNP, Mainsaver, Assist and SFG, which are collectively referred to as the Acquired Companies.

     The following unaudited pro forma condensed balance sheets and unaudited pro forma condensed statements of operations, which are collectively referred to as the Pro Forma Statements, have been prepared to illustrate the estimated effects of the merger of ACS and the acquisitions of the Acquired Companies, for balance sheet purposes as of September 30, 1999, and for statement of operations purposes for the years ended December 31, 1998, 1997 and 1996 and for the nine months ended September 30, 1999. The operating results for TNP are included in Titan's operating results for the nine months ended September 30, 1999. In the Pro Forma Statements, Titan's revenues and expenses for the year ended December 31, 1998, which is Titan's fiscal year end, are combined with revenues and expenses of ACS for the year ended September 30, 1998 and with the Acquired Companies' aggregate revenues and expenses for the year ended December 31, 1998. Titan's revenues and expenses for the nine months ended September 30, 1999 are combined with the revenues and expenses of ACS for the nine months ended June 30, 1999 and with the Acquired Companies' aggregate revenues and expenses for the nine months ended September 30, 1999. Titan's revenues and expenses for such periods for the years ended December 31, 1997 and 1996 are combined with the revenues and expenses of ACS for the years ended September 30, 1997 and 1996.

     The unaudited pro forma adjustments are based upon available information and upon assumptions that Titan believes are reasonable in the circumstances. The unaudited pro forma statements of operations include the recurring items which are directly attributable to the merger and the acquisitions of the Acquired Companies, such as amortization of additional goodwill, increase in interest expense, increase in preferred dividends, and the related tax effects thereof. The unaudited pro forma combined balance sheet gives effect to the merger with ACS and the acquisitions of the Acquired Companies as if they had occurred on September 30, 1999. The unaudited pro forma combined statements of operations give effect to the merger with ACS as if it had occurred on January 1, 1996, and give effect to the acquisitions of the Acquired Companies as if they had occurred on January 1, 1998. The unaudited pro forma statements do not purport to represent what Titan's financial position or results of operations would actually have been if the merger or the acquisitions in fact had occurred on the date or at the beginning of the periods indicated, nor do they purport to project Titan's financial position or results of operations for any future date or period.

                             THE TITAN CORPORATION

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

                                                                                    PRO FORMA
                                                                                   ADJUSTMENTS   PRO FORMA
                                                              TITAN       ACS       (NOTE 4)     COMBINED    MAINSAVER
                                                             --------   --------   -----------   ---------   ---------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUES..................................................   $274,059   $156,403     $    --     $430,462     $ 6,267
Costs and expenses:
  Cost of revenues........................................    211,147    106,183          --      317,330       1,626
  Selling, general and administrative expense.............     32,957     39,265          --       72,222       3,962
  Research and development expense........................      5,317         --          --        5,317       1,774
  Special acquisition related charges and other...........         --         --          --           --          --
                                                             --------   --------     -------     --------     -------
        Total costs and expenses..........................    249,421    145,448          --      394,869       7,362
                                                             --------   --------     -------     --------     -------
Operating profit (loss)...................................     24,638     10,955          --       35,593      (1,095)
Interest expense..........................................     (6,712)    (2,741)         --       (9,453)       (309)
Interest income...........................................        585         --          --          585          --
                                                             --------   --------     -------     --------     -------
Income from continuing operations before income taxes.....     18,511      8,214          --       26,725      (1,404)
Income tax provision......................................      5,553      3,256          --        8,809          --
                                                             --------   --------     -------     --------     -------
Income (loss) from continuing operations before cumulative
  effect of change in accounting..........................   $ 12,958   $  4,958     $    --     $ 17,916     $(1,404)
                                                             ========   ========     =======     ========     =======
Basic earnings per share
  Income from continuing operations.......................   $   0.33   $   0.57     $    --     $   0.38     $    --
                                                             ========   ========     =======     ========     =======
  Weighted average shares.................................     38,076      8,663      (1,272)      45,467          --
                                                             ========   ========     =======     ========     =======
Diluted earnings per share
  Income from continuing operations.......................   $   0.29   $   0.56     $    --     $   0.34     $    --
                                                             ========   ========     =======     ========     =======
  Weighted average shares.................................     45,732      8,788      (1,397)      53,123          --
                                                             ========   ========     =======     ========     =======

                                                                               PRO FORMA
                                                                              ADJUSTMENTS   PRO FORMA
                                                            ASSIST    SFG      (NOTE 4)     COMBINED
                                                            ------   ------   -----------   ---------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUES..................................................  $9,585   $4,960     $    --     $451,274
Costs and expenses:
  Cost of revenues........................................   5,596      219          --      324,771
  Selling, general and administrative expense.............   4,049    4,113       2,092       86,438
  Research and development expense........................     440      597          --        8,128
  Special acquisition related charges and other...........      --       --          --           --
                                                            ------   ------     -------     --------
        Total costs and expenses..........................  10,085    4,929       2,092      419,337
                                                            ------   ------     -------     --------
Operating profit (loss)...................................    (500)      31      (2,092)      31,937
Interest expense..........................................    (234)    (215)     (2,269)     (12,392)
Interest income...........................................      88       --          --          585
                                                            ------   ------     -------     --------
Income from continuing operations before income taxes.....    (646)     184)     (4,361)      20,130
Income tax provision......................................      --       --        (908)       7,901
                                                            ------   ------     -------     --------
Income (loss) from continuing operations before cumulative
  effect of change in accounting..........................  $ (646)  $ (184)    $(3,453)    $ 12,229
                                                            ======   ======     =======     ========
Basic earnings per share
  Income from continuing operations.......................  $   --   $   --     $    --     $   0.25
                                                            ======   ======     =======     ========
  Weighted average shares.................................     516       --          --       45,983
                                                            ======   ======     =======     ========
Diluted earnings per share
  Income from continuing operations.......................  $   --   $   --     $    --     $   0.22
                                                            ======   ======     =======     ========
  Weighted average shares.................................     516       --        (243)      53,396
                                                            ======   ======     =======     ========

                             THE TITAN CORPORATION

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998

                                                                           PRO FORMA
                                                                          ADJUSTMENTS   PRO FORMA
                                                      TITAN       ACS      (NOTE 4)     COMBINED     TNP     MAINSAVER
                                                     --------   -------   -----------   ---------   ------   ---------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUES..........................................   $218,678   $58,398      $  --      $277,076    $3,669    $5,909
Costs and expenses:
  Cost of revenues................................    168,816    37,364         --       206,180     2,665     2,043
  Selling, general and administrative expense.....     26,936    16,130                   43,066       110     3,392
  Research and development expense................      4,025        --         --         4,025        --       594
  Special acquisition related charges and other...      4,553        --         --         4,553        --        --
                                                     --------   -------      -----      --------    ------    ------
        Total costs and expenses..................    204,330    53,494         --       257,824     2,775     6,029
Operating profit (loss)...........................     14,348     4,904         --        19,252       895      (120)
Interest expense..................................     (5,399)     (740)        --        (6,139)       --       (93)
Interest income...................................        262        --         --           262         7        --
                                                     --------   -------      -----      --------    ------    ------
Income (loss) from continuing operations before
  income taxes....................................      9,211     4,164         --        13,375       901      (213)
Income tax provision..............................      3,336     1,505         --         4,841         4        --
                                                     --------   -------      -----      --------    ------    ------
Income (loss) from continuing operations before
  cumulative effect of change in accounting
  principle, net..................................   $  5,875   $ 2,659      $  --      $  8,534    $  898    $ (213)
                                                     ========   =======      =====      ========    ======    ======
Basic earnings per share
  Income from continuing operations...............   $   0.15   $  0.40      $  --      $   0.19    $   --    $   --
                                                     ========   =======      =====      ========    ======    ======
  Weighted average shares.........................     34,614     6,729        662        42,005                  --
                                                     ========   =======      =====      ========    ======    ======
Diluted earnings per share
  Income from continuing operations...............   $   0.15   $  0.39      $  --      $   0.38    $   --    $   --
                                                     ========   =======      =====      ========    ======    ======
  Weighted average shares.........................     36,013     6,855        536        43,404     2,345        --
                                                     ========   =======      =====      ========    ======    ======

                                                                       PRO FORMA
                                                                      ADJUSTMENTS   PRO FORMA
                                                    ASSIST    SFG      (NOTE 4)     COMBINED
                                                    ------   ------   -----------   ---------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUES..........................................  $8,069   $4,001     $    --     $298,724
Costs and expenses:
  Cost of revenues................................   5,132      355          --      216,375
  Selling, general and administrative expense.....   3,173    2,311       2,092       54,144
  Research and development expense................     273    1,241          --        6,133
  Special acquisition related charges and other...      --       --          --        4,553
                                                    ------   ------     -------     --------
        Total costs and expenses..................   8,578    3,907       2,092      281,205
Operating profit (loss)...........................    (509)      94      (2,092)      17,520
Interest expense..................................    (235)    (228)     (2,269)      (8,964)
Interest income...................................      33       --          --          302
                                                    ------   ------     -------     --------
Income (loss) from continuing operations before
  income taxes....................................    (711)    (134)     (4,361)       8,857
Income tax provision..............................    (207)      --        (908)       3,730
                                                    ------   ------     -------     --------
Income (loss) from continuing operations before
  cumulative effect of change in accounting
  principle, net..................................  $ (504)  $ (134)    $(3,453)    $  5,128
                                                    ======   ======     =======     ========
Basic earnings per share
  Income from continuing operations...............  $   --   $   --     $    --     $   0.11
                                                    ======   ======     =======     ========
  Weighted average shares.........................     516       --          --       42,521
                                                    ======   ======     =======     ========
Diluted earnings per share
  Income from continuing operations...............  $   --   $   --     $    --     $   0.10
                                                    ======   ======     =======     ========
  Weighted average shares.........................     516       --      (2,638)      43,627
                                                    ======   ======     =======     ========

                             THE TITAN CORPORATION

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                                            PRO FORMA
                                                           ADJUSTMENTS   PRO FORMA
                                      TITAN       ACS       (NOTE 4)     COMBINED     TNP     MAINSAVER
                                     --------   --------   -----------   ---------   ------   ---------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUES...........................  $303,428   $107,752      $ --       $411,180    $5,644    $ 7,218
Costs and expenses:
  Cost of revenues.................   232,041     69,847        --        301,888     4,067      2,387
  Selling, general and
    administrative expense.........    37,553     28,834        --         66,387       146      5,187
  Research and development
    expense........................     5,590         --        --          5,590        --        946
  Special acquisition related
    charges and other..............     9,891         --        --          9,891        --         --
                                     --------   --------      ----       --------    ------    -------
        Total costs and expenses...   285,075     98,681        --        383,756     4,213      8,520
Operating profit (loss)............    18,353      9,071        --         27,424     1,431     (1,302)
Interest expense...................    (7,377)    (1,918)       --         (9,295)       --       (165)
Interest income....................       392         82        --            474         9         --
                                     --------   --------      ----       --------    ------    -------
Income (loss) from continuing
  operations before income taxes...    11,368      7,235        --         18,603     1,440     (1,467)
Income tax provision...............     4,155      2,861        --          7,016         5         --
                                     --------   --------      ----       --------    ------    -------
Income (loss) from continuing
  operations before cumulative
  effect of change in accounting
  principal, net...................  $  7,213   $  4,374      $ --       $ 11,587    $1,435    $(1,467)
                                     ========   ========      ====       ========    ======    =======
Basic earnings per share
  Income from continuing
    operations.....................  $   0.18   $   0.61      $ --       $   0.26    $   --    $    --
                                     ========   ========      ====       ========    ======    =======
  Weighted average shares..........    34,895      7,221       170         42,286        --         --
                                     ========   ========      ====       ========    ======    =======
Diluted earnings per share
  Income from continuing
    operations.....................  $   0.18   $   0.60      $ --       $   0.25    $   --    $    --
                                     ========   ========      ====       ========    ======    =======
  Weighted average shares..........    36,177      7,326        65         43,568     2,345         --
                                     ========   ========      ====       ========    ======    =======

                                                         PRO FORMA
                                                        ADJUSTMENTS   PRO FORMA
                                     ASSIST     SFG      (NOTE 4)     COMBINED
                                     -------   ------   -----------   ---------
                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUES...........................  $11,523   $4,868     $    --     $440,433
Costs and expenses:
  Cost of revenues.................    6,917      206          --      315,465
  Selling, general and
    administrative expense.........    4,477    3,016       3,213       82,426
  Research and development
    expense........................      397    1,853          --        8,786
  Special acquisition related
    charges and other..............       --       --          --        9,891
                                     -------   ------     -------     --------
        Total costs and expenses...   11,791    5,075       3,213      416,568
Operating profit (loss)............     (268)    (207)     (3,213)      23,865
Interest expense...................     (319)    (363)     (2,641)     (12,783)
Interest income....................       29       --          --          512
                                     -------   ------     -------     --------
Income (loss) from continuing
  operations before income taxes...     (558)    (570)     (5,854)      11,594
Income tax provision...............     (180)      --      (1,057)       5,784
                                     -------   ------     -------     --------
Income (loss) from continuing
  operations before cumulative
  effect of change in accounting
  principal, net...................  $  (378)  $ (570)    $(4,797)    $  5,810
                                     =======   ======     =======     ========
Basic earnings per share
  Income from continuing
    operations.....................  $    --   $   --     $    --     $   0.12
                                     =======   ======     =======     ========
  Weighted average shares..........      516       --          --       42,802
                                     =======   ======     =======     ========
Diluted earnings per share
  Income from continuing
    operations.....................  $    --   $   --     $    --     $   0.11
                                     =======   ======     =======     ========
  Weighted average shares..........      516       --      (2,493)      43,936
                                     =======   ======     =======     ========

                             THE TITAN CORPORATION
             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                                          PRO FORMA
                                                                         ADJUSTMENTS    PRO FORMA
                                                   TITAN        ACS       (NOTE 4)      COMBINED
                                                  --------    -------    -----------    ---------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues......................................    $275,923    $52,194      $   --       $328,117
Costs and expenses:
  Cost of revenues............................     216,553     37,687          --        254,240
  Selling, general and administrative
     expense..................................      36,731     11,128          --         47,859
  Research and development expense............       7,466         --          --          7,466
  Special acquisition related charges and
     other....................................       6,600      1,910          --          8,510
                                                  --------    -------      ------       --------
          Total costs and expenses............     267,350     50,725          --        318,075
Operating profit (loss).......................       8,573      1,469          --         10,042
Interest expense..............................      (6,643)      (136)         --         (6,779)
Interest income...............................         872        153          --          1,025
                                                  --------    -------      ------       --------
Income (loss) from continuing operations
  before income taxes.........................       2,802      1,486          --          4,288
Income tax provision..........................       4,184       (250)         --          3,934
                                                  --------    -------      ------       --------
Income (loss) from continuing operations
  before cumulative effect of change in
  accounting..................................    $ (1,382)   $ 1,736      $   --       $    354
                                                  ========    =======      ======       ========
Basic earnings per share
  Income (loss) from continuing operations....    $  (0.07)   $  0.40      $   --       $  (0.01)
                                                  ========    =======      ======       ========
          Weighted average shares.............      33,094      4,306       3,085         40,485
                                                  ========    =======      ======       ========
Diluted earnings per share
  Income (loss) from continuing operations....    $  (0.07)   $  0.40      $   --       $  (0.01)
                                                  ========    =======      ======       ========
          Weighted average shares.............      33,094      4,352       3,039         40,485
                                                  ========    =======      ======       ========

                             THE TITAN CORPORATION
             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                          PRO FORMA
                                                                         ADJUSTMENTS    PRO FORMA
                                                   TITAN        ACS       (NOTE 4)      COMBINED
                                                  --------    -------    -----------    ---------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues......................................    $245,976    $31,665      $   --       $277,641
Costs and expenses:
  Cost of revenues............................     192,657     19,307          --        211,964
  Selling, general and administrative
     expense..................................      36,226     10,253          --         46,479
  Research and development expense............       5,023         --          --          5,023
  Special acquisition related charges and
     other....................................          --         --          --             --
                                                  --------    -------      ------       --------
          Total costs and expenses............     233,906     29,560          --        263,466
Operating profit (loss).......................      12,070      2,105          --         14,175
Interest expense..............................      (4,764)      (257)         --         (5,021)
Interest income...............................         639         57          --            696
                                                  --------    -------      ------       --------
Income (loss) from continuing operations
  before income taxes.........................       7,945      1,905          --          9,850
Income tax provision..........................       2,603         --          --          2,603
                                                  --------    -------      ------       --------
Income (loss) from continuing operations
  before cumulative effect of change in
  accounting..................................    $  5,342    $ 1,905      $   --       $  7,247
                                                  ========    =======      ======       ========
Basic earnings per share
  Income from continuing operations...........    $   0.14    $  0.51      $   --       $   0.16
                                                  ========    =======      ======       ========
          Weighted average shares.............      32,068      3,733       3,658         39,459
                                                  ========    =======      ======       ========
Diluted earnings per share
  Income from continuing operations...........    $   0.14    $  0.50      $   --       $   0.16
                                                  ========    =======      ======       ========
          Weighted average shares.............      32,445      3,806       3,585         39,836
                                                  ========    =======      ======       ========

                             THE TITAN CORPORATION
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1999

                                                   PRO FORMA                                               PRO FORMA
                                                  ADJUSTMENTS                                             ADJUSTMENTS
                             TITAN       ACS       (NOTE 4)     PRO FORMA   MAINSAVER   ASSIST    SFG      (NOTE 4)     PRO FORMA
                            --------   --------   -----------   ---------   ---------   ------   ------   -----------   ---------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
ASSETS
CURRENT ASSETS:
Cash and cash
  equivalents.............  $  4,207   $  1,615     $   --      $  5,822    $     --    $  413   $   --     $    --     $  6,235
Accounts
  receivable -- net.......   131,787     67,834         --       199,621       1,559     2,627    2,639          --      206,446
Inventories...............    12,492        932         --        13,424          --        --       --          --       13,424
Prepaid expenses and
  other...................     8,938      2,896         --        11,834          69       380      290          --       12,573
Deferred income taxes.....     5,635         --      3,345         8,980          --        --       --          --        8,980
                            --------   --------     ------      --------    --------    ------   ------     -------     --------
    Total current
      assets..............   163,059     73,277      3,345       239,681       1,628     3,420    2,929          --      247,658
Property and
  equipment -- net........    28,476      7,908         --        36,384         805       293      693          --       38,175
Goodwill -- net...........    89,064     61,603         --       150,667          --        --       --      55,794      206,461
Other assets..............    11,929        414         --        12,343          64       260      128          --       12,795
Net assets of discontinued
  operations..............       580         --         --           580          --        --       --          --          580
                            --------   --------     ------      --------    --------    ------   ------     -------     --------
    Total assets..........  $293,108   $143,202     $3,345      $439,655    $  2,497    $3,973   $3,750     $55,794     $505,669
                            ========   ========     ======      ========    ========    ======   ======     =======     ========
LIABILITIES AND
  STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Line of credit............  $  6,163   $     --     $   --      $  6,163    $  1,512    $   --   $  947     $(1,512)    $  7,110
Accounts payable..........    29,598      5,773         --        35,371         953     1,219    1,266          --       38,809
Acquisition debt..........     4,800         --         --         4,800          --        --       --          --        4,800
Current portion of
  long-term debt..........     2,089        964         --         3,053         211       187      400        (400)       3,451
Accrued compensation and
  benefits................    17,008         --         --        17,008          --       508       --          --       17,516
Other accrued
  liabilities.............    11,971     37,345         --        49,316       2,244       445    1,996       7,300       61,301
Net liabilities of
  discontinued
  operations..............        39         --         --            39          --        --       --          --           39
                            --------   --------     ------      --------    --------    ------   ------     -------     --------
    Total current
      liabilities.........    71,668     44,082         --       115,750       4,920     2,359    4,609       5,388      133,026
Line of credit............   110,712     47,580         --       158,292          --        --       --      39,352      197,644
Long-term debt............     7,090        420     11,150        18,660       1,653     2,327    3,110      (6,590)      19,160
Other non-current
  liabilities.............    16,801      1,226         --        18,027         485       197      504       5,176       24,389
Redeemable preferred
  stock...................        --         --         --            --          --       305       --        (305)          --
STOCKHOLDERS' EQUITY:
Preferred stock:
  Cumulative
    convertible...........       695         --         --           695          --        --       --          --          695
  Series A junior
    participating.........        --         --         --            --          --        --       --          --           --
Common stock..............       437        115         --           552       6,197         5       --      (6,202)         552
Capital in excess of par
  value...................    98,833     42,511         --       141,344          --         9    2,981      (2,990)     141,344
Retained earnings
  (deficit)...............   (10,492)     7,578     (7,805)      (10,719)    (10,758)   (1,229)  (7,454)     21,965       (8,195)
Treasury stock............    (2,636)      (310)        --        (2,946)         --        --       --          --       (2,946)
                            --------   --------     ------      --------    --------    ------   ------     -------     --------
    Total stockholders'
      equity..............    86,837     49,894     (7,805)      128,926      (4,561)   (1,215)  (4,473)     12,773      131,450
                            --------   --------     ------      --------    --------    ------   ------     -------     --------
    Total liabilities and
      stockholders'
      equity..............  $293,108   $143,202     $3,345      $439,655    $  2,497    $3,973   $3,750     $55,794     $505,669
                            ========   ========     ======      ========    ========    ======   ======     =======     ========

                             THE TITAN CORPORATION
               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

1.   GENERAL

     Cayenta, Inc. ("Cayenta"), a wholly owned subsidiary of The Titan Corporation ("Titan"), acquired substantially all of the assets and liabilities of Transnational Partners II, LLC ("TNP") in January 1999. Thereafter, Cayenta acquired JB Systems, Inc. in November 1999, and Assist Cornerstone Technologies, Inc. ("Assist Cornerstone") and SFG Technologies, Inc. ("SFG Technologies") in December 1999. (See The 1999 Acquired Companies in Note 3 below.) On December 9, 1999, Titan entered into an agreement to acquire Advanced Communication Systems, Inc. ("ACS").

2.   BASIS OF PRESENTATION

     The accompanying unaudited pro forma condensed consolidated financial statements are based on adjustments to the historical consolidated financial statements of Titan to give effect to the acquisitions described in Note 3 below and the proposed merger with ACS. The pro forma condensed consolidated statements of operations assume the acquisitions were consummated as of the beginning of the periods presented. The pro forma condensed consolidated statements of operations are not necessarily indicative of results that would have occurred had the acquisitions been consummated as of the beginning of the periods presented or the results that may be attained in the future.

     Certain information normally included in financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The pro forma condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements of Titan and ACS and the historical financial statements of the Acquired Companies.

     The information in the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1998 and for the nine months ended September 30, 1999 and 1998 have been derived from (a) the audited statements of operations of Titan, ACS, TNP and each of the 1999 Acquired Companies for the year ended December 31, 1998 (except with respect to ACS, which includes the audited statement of operations for the year ended September 30, 1998, and SFG Technologies, which includes the audited eight month period ended December 31, 1998 and the unaudited four month period ended April 30,
1998), (b) the unaudited statements of operations of Titan for the nine months ended September 30, 1999, (c) the unaudited statements of operations of ACS for the nine months ended June 30, 1999 and 1998 and (d) the unaudited statements of operations of the 1999 Acquired Companies for the nine months ended September 30, 1999. The information in the unaudited proforma condensed consolidated statements of operations for the years ended December 31, 1997 and 1996 have been derived from (a) the audited statements of operations of Titan for the years ended December 31, 1997 and 1996 with the (b) audited statements of operations of ACS for the years ended September 30, 1997 and 1996.

     The financial statements of SFG Technologies are translated from Canadian dollars to U.S. dollars based on the end of the period exchange rate for balance sheet items and average for the period rates for statement of operations data. There are no significant differences between U.S. and Canadian generally accepted accounting principles relative to SFG Technologies.

3.   ACQUISITIONS

     All acquisitions were accounted for as purchases. Accordingly the operating results are reflected in the consolidated results of Cayenta from the date of acquisition. Summary information on the acquisitions follows:

     TNP. In January 1999, Cayenta acquired substantially all of the assets of TNP, an enterprise application integration consulting company. Cayenta acquired these assets for an initial installment of $7.0 million in cash and 2,345,000 shares of Cayenta convertible preferred stock. Cayenta will pay an additional $2.8 million note that was issued as part of its acquisition of TNP, plus 7% interest thereon, in January 2000. Acquisition goodwill of $12.7 million is being amortized on a straight-line basis over 30 years.

THE 1999 ACQUIRED COMPANIES

     Mainsaver. In November 1999, Cayenta acquired JB Systems, an enterprise asset management, or EAM, company doing business under the name Mainsaver. Cayenta acquired Mainsaver for $11.7 million in cash, of which $8.2 million was paid at the closing. Of the $3.5 million withheld at the closing, $500,000 is due in February 2000 and $3.0 million is due in May 2001, after satisfaction of possible working capital adjustments or indemnification obligations. In addition, Cayenta paid approximately $3.4 million to reduce outstanding indebtedness of Mainsaver.

     Assist Cornerstone. In December 1999, Cayenta acquired Assist Cornerstone, an e-commerce solutions and software company. Cayenta acquired Assist Cornerstone for 516,000 shares of Cayenta Class A common stock and approximately $12.9 million in cash, of which $9.9 million was paid at the closing. Of the $3.0 million withheld at the closing, $1.7 million is due in March 2000 and $1.3 million is due in June 2001, after satisfaction of possible working capital adjustments or indemnification obligations. In addition, Cayenta paid approximately $3.2 million to retire outstanding indebtedness of Assist Cornerstone and redeem all of its outstanding redeemable preferred stock.

     SFG Technologies. In December 1999, Cayenta acquired SFG Technologies, a solutions and software provider focusing on revenue cycle services for the utility industry. Cayenta acquired SFG Technologies for $11.6 million in cash, of which $9.5 million was paid at the closing. Of the $2.0 million placed into escrow at the closing, $500,000 is due in March 2000 and $1.5 million is due in June 2001, after satisfaction of possible working capital adjustments or indemnification obligations. In addition, Cayenta paid approximately $3.1 million to retire outstanding indebtedness of SFG Technologies and redeem all of its outstanding redeemable preferred stock.

     Acquisition costs related to the 1999 Acquired Companies approximated $5.1 million, which includes approximately $2.1 million of estimated fair value assigned to 495,800 warrants granted to an investment advisor for certain advisory services performed in connection with these acquisitions. Goodwill related to these acquisitions amounted to approximately $55.8 million and is being amortized over 20 years.

4.   ADJUSTMENTS TO HISTORICAL FINANCIAL STATEMENTS

     The following pro forma adjustments have been made to the historical condensed consolidated balance sheets and statements of operations as if the acquisitions described in Note 1 were consummated at September 30, 1999 and as of the beginning of the periods presented, respectively:

BALANCE SHEETS

     1999 Acquisitions:

          (a) to reflect the goodwill related to the 1999 Acquired Companies;

          (b) to reflect the retirement of certain debt of the 1999 Acquired Companies using advances under Titan's line of credit;

          (c) to reflect the purchase price holdbacks and to accrue for transaction costs;

          (d) to eliminate the 1999 Acquired Companies equity accounts; and

     ACS Acquisition:

          (e) to reflect the impact of estimated direct transaction costs of the merger with ACS and estimated costs of integrating the companies of approximately $11.2 million. These transaction costs consist primarily of investment banking fees, costs of filings with regulatory agencies, and accounting, legal, financial printing and other related costs.

STATEMENTS OF OPERATIONS

     1999 Acquisitions:

          (f) to reflect incremental amortization (on a straight-line basis over 20 years) of goodwill related to the purchase of the 1999 Acquired Companies and to reflect the amortization (on a straight line basis over 30 years) of goodwill related to the TNP acquisition;

          (g) to reflect incremental interest expense on advances under Titan's line of credit to fund the cash portion of the purchase prices of the TNP acquisition and of the 1999 Acquired Companies and to reflect interest expense related to holdback amounts for the 1999 Acquired Companies;

          (h) to reflect (A) the change in income taxes related to pro forma adjustments, and (B) income taxes on TNP as if it were a C corporation for federal income tax purposes; and

     ACS Acquisition:

          (i) to base the unaudited pro forma combined net income (loss) per common share on the weighted average number of common and equivalent shares of Titan outstanding for each period at an assumed exchange ratio of .7843 of a share of Titan common stock for each share of ACS common stock, assuming 9,424,000 shares of ACS common stock issued and outstanding. The exchange ratio of .7843 assumes an average Titan stock price of at least $22.95 but less than $25.50, which is the range below which ACS has the right, subject to conditions, to terminate the merger agreement. The effect of the assumed conversion of Titan's convertible subordinated debentures was antidilutive for all periods presented. The assumed exchange ratio on January 20, 2000 is .5637, based on the average of the closing sale prices of the Titan common stock on the NYSE for the ten consecutive trading days ending two trading days before January 20, 2000, as set forth in the merger agreement.

                            INFORMATION ABOUT TITAN
GENERAL
     Titan is a leading diversified technology company that provides information technology, communications, and electron beam food pasteurization and medical product sterilization systems and services. Through extensive government-funded contract and research and development activities since 1981 under contracts totaling in excess of $2 billion, Titan has accumulated a broad portfolio of technologies, intellectual property and expertise from which Titan has developed many of its commercial businesses. The core technologies supporting the Titan Scan and Titan Wireless segments were derived from technologies originally developed for government applications. Titan believes that its government-funded contract and research and development activities enhance its technical expertise with sophisticated technologies and facilitate its ability to develop commercial applications. Titan funds the development of commercial technologies from its technology base both internally as well as in conjunction with partners. In 1997, for example, Titan contributed the core technology to form IPivot, Inc., a company which designs and manufactures Internet commerce equipment that improves the performance of server farms, web sites and software applications. In November 1999, Titan received approximately $42 million in cash for its 8.1% equity interest when IPivot was acquired by Intel Corporation. Titan plans to continue building its technology portfolio, identifying commercial applications and entering into strategic relationships to further its growth.
     Titan has organized its business into five segments that reflect the specific markets and industries in which Titan operates:

SEGMENT                                               SEGMENT DESCRIPTION
-------                                               -------------------
Titan                                       Information technology and
                                            communications solutions for defense,
                                            intelligence, and other U.S. and allied
                                            government agencies

Cayenta                                     Comprehensive information technology
                                            solutions for its customers' business
                                            functions, including e-business,
                                            finance, accounting, customer billing
                                            and collection, contract management,
                                            supply chain integration and enterprise
                                            asset management

Titan Scan                                  Electron beam food pasteurization and
                                            medical product sterilization systems
                                            and services

Titan Wireless                              Satellite communication systems and
                                            services which support telephony in
                                            developing countries
Emerging Technologies                       Development of commercial applications
                                            for technologies created by Titan's
                                            other business segments through
                                            government-sponsored research and
                                            development programs

     Each of Titan's segments has a management team with significant relevant experience in the segment's particular business and market area. Consistent with its strategy of aligning management motivation with stockholder interests, each of Titan's segments other than Emerging Technologies, which is not a separate subsidiary, has its own key employee stock option plan to foster an entrepreneurial environment.

     Titan believes that the markets in which it operates are large and growing:

SEGMENT                                              TARGET MARKET PROFILE
-------                                              ---------------------
Titan Systems                               The U.S. government is among the largest
                                            buyers of information technology systems
                                            and services in the world. According to
                                            the Government Electronic Industries
                                            Alliance, the U.S. government's
                                            information technology budget for its
                                            fiscal year 2000 is expected to be
                                            approximately $34 billion. In addition,
                                            the Government Electronic Industries
                                            Alliance forecasts that U.S. government
                                            spending on defense information
                                            technology will grow on an
                                            inflated-adjusted basis at a rate of
                                            1.3% over the next five years.

Cayenta                                     Forrester Research projects that the
                                            market for business to business
                                            e-business will grow from $43 billion in
                                            1998 to $1.3 trillion in 2003. In
                                            addition, International Data Corporation
                                            estimates that the worldwide market for
                                            consulting, design, systems integration,
                                            support, management and outsourcing
                                            services associated with the
                                            development, deployment and management
                                            of Internet sites will grow at a five
                                            year compounded annual growth rate of
                                            59% from $7.8 billion 1998 to $78.5
                                            billion in 2003.

Titan Scan                                  Titan believes that, subject to consumer
                                            acceptance, the market for food
                                            pasteurization systems and services
                                            could develop to be in excess of $1.5
                                            billion annually. According to a market
                                            research report, the global market for
                                            sterilization services for medical
                                            products was approximately $368 million
                                            in 1999.

Titan Wireless                              In Titan's targeted markets, telephone
                                            availability is relatively low. In 1998,
                                            according to the International
                                            Telecommunication Union, low income
                                            countries, which represent approximately
                                            one-third of the world's population, had
                                            fewer than two subscriber lines per 100
                                            inhabitants compared to 66.13 in the
                                            United States.

RECENT DEVELOPMENTS

     Acquisitions by Titan Systems. On June 9, 1999, Titan Systems acquired System Resources Corporation, an information technology government contractor, through a stock purchase for a purchase price of $35 million, subject to certain post-closing adjustments, consisting of $33 million in cash paid at closing, less a $500,000 holdback, and $2 million in promissory notes which bear interest at 7% per annum and become fully payable on June 9, 2000. In addition, Titan agreed to pay the System Resources stockholders one-half of approximately $1.5 million in System Resources receivables aged more than 720 days to the extent that any of those receivables are collected within the two year period following the closing date. The transaction was accounted for as a purchase.

     On July 22, 1999, Titan Systems acquired all of the outstanding stock of Atlantic Aerospace Electronics Corporation, a defense and commercial technology and systems company which focuses on applied research and development in information technologies, for cash of approximately $18 million, subject to certain post-closing adjustments, plus potential payments of up to $3 million contingent upon certain future contract awards. The transaction was accounted for as a purchase.

     Acquisitions by Cayenta. On January 1, 1999, Cayenta acquired substantially all of the assets of Transnational Partners II, LLC, an enterprise application integration consulting company. Cayenta acquired these assets for an initial installment of $7 million in cash and 2,345,000 shares of Cayenta's convertible preferred stock. Cayenta will pay off an additional $2.8 million note that it issued as part of its acquisition of Transnational Partners, plus 7% interest on the note, in January 2000.

     On November 2, 1999, Cayenta acquired JB Systems, Inc., an enterprise asset management company doing business under the name Mainsaver. Cayenta acquired Mainsaver for $11.7 million in cash, of which $8.2 million was paid at the closing. Of the $3.5 million withheld at the closing, $500,000 is due in February 2000 and $3 million is due in May 2001, after satisfaction of possible working capital adjustments or indemnification obligations. In addition, Cayenta paid approximately $3.4 million to reduce outstanding indebtedness of Mainsaver.

     On December 7, 1999, Cayenta acquired Assist Cornerstone Technologies, Inc., an e-commerce solutions and software company. Cayenta acquired Assist for 516,458 shares of its Class A common stock and approximately $12.9 million in cash, of which $9.9 million was paid at the closing. Of the $3 million withheld at the closing, $1.7 million is due in March 2000 and $1.3 million is due in June 2001, after satisfaction of possible working capital adjustments or indemnification obligations. In addition, Cayenta paid approximately $3.2 million to retire outstanding indebtedness of Assist and redeem all of its outstanding redeemable preferred stock.

     On December 23, 1999, Cayenta acquired SFG Technologies, Inc., a solutions and software provider focusing on revenue cycle services for the utility industry. Cayenta acquired SFG Technologies for $11.6 million in cash, of which $9.5 million was paid at the closing. Of the $2.1 million placed into escrow at the closing, $600,000 is due in March 2000 and $1.5 million is due in June 2001, after satisfaction of possible working capital adjustments or indemnification obligations. In addition, Cayenta paid approximately $3.1 million to retire outstanding indebtedness of SFG Technologies and redeem all of its outstanding redeemable preferred stock.

     Each of Cayenta's acquisitions was accounted for using the purchase method.

                             INFORMATION ABOUT ACS

GENERAL

     Advanced Communication Systems, Inc. provides a wide range of technology services and solutions, predominantly to U.S. government agencies and to commercial customers. ACS operates primarily in three interrelated areas:

     - communication services, including the design, development, integration and implementation of complete communications solutions across the full spectrum of media, ranging from land lines to wireless technologies, with particular strengths in satellite communication services, information systems and aerospace services;

     - information systems, including the design and installation of and support services for information management and LAN/WAN systems, as well as multimedia training, Internet/Intranet solutions and database support; and

     - aerospace services, including systems engineering, life-cycle support, and program management services for a broad range of military systems.

COMMUNICATION SERVICES

     ACS designs, develops, integrates and implements complete communication systems across the full spectrum of media, ranging from land lines to wireless technologies, with particular strengths in satellite communications. ACS provides technical, programmatic and financial management support for large-scale command, control and communication system procurements, including comprehensive communications engineering support to assist in the development of military communication systems. ACS also supports communication systems after development with a complete set of in-service engineering skills, which include planning for and conducting installation, testing operational performance and providing training and maintenance assistance for a wide variety of communications equipment, such as antennas, receivers, processors and complete systems. Other ACS capabilities include innovative business process reengineering and implementation of streamlined, accountable commercial practices that significantly enhance customer productivity. ACS's communication services business represented approximately 52% of its overall revenues for the fiscal year ended September 30, 1999.

INFORMATION SYSTEMS

     ACS offers a broad array of professional information technology services and information systems to commercial and government markets. These services include information management systems design and integration; LAN/WAN design, installation and support; database design and real-time database management; Internet and Intranet services; and multimedia training development. ACS plans and creates conceptual designs, system designs and system updates, including identifying functional requirements and creating database, system and subsystem specifications. It performs feasibility and cost-benefit studies on system alternatives and presents recommendations. ACS also analyzes current office functions and matches them with appropriate software and provides integrated office tools to permit data sharing and improve efficiency. ACS provides technical assistance to end users on system configuration issues, software upgrades and functionality and a broad range of database support using innovative solutions to manage databases and present the information back to a variety of end users at the level and detail specific to their needs. To permit its customers to communicate more efficiently, ACS develops and implements both external (Internet) and internal (Intranet) connectivity solutions. It conducts needs analyses to define specific objectives for Web sites; designs marketing objectives and strategies; provides design services for the appearance of Web sites; and provides technical and project management services and support. ACS offers a range of training services utilizing innovative techniques and tools, such as computer-based training aids, training videos and on-line performance tools, to promote increased productivity and efficient use of installed systems. ACS also provides systems integration for communication systems and to a lesser extent acts as a value-added reseller of computer hardware, software and integrated systems to both government and commercial customers. ACS supports the systems and products it sells by providing its customers a wide range of services, including employee training, maintenance, repair and user assistance. ACS' information systems business represented approximately 27% of its revenues for the fiscal year ended September 30, 1999.

AEROSPACE SERVICES

     ACS applies a wide range of advanced technology to assist customers throughout the military services in meeting their critical mission requirements. It provides systems engineering and integration support for a diverse range of surveillance, reconnaissance and radar systems. ACS develops and validates software; provides system-level survivability analysis and solutions; applies advanced corrosion inspection and control methodologies; supports the development of advanced materials, including composites; and provides flight test planning and related range management support. ACS provides systems engineering, systems integration and system test support to U.S. Army, U.S. Navy and U.S. Air Force aviation platforms and systems, and many of the afloat ships of the U.S. Navy. Services provided include development or review of specifications, requirements analysis, system and/or subsystem design, hardware and software engineering, human factors engineering, test planning and test support. ACS provides a broad range of logistics analysis and life-cycle support services to U.S. Army, U.S. Navy, U.S. Air Force and Federal Aviation Administration activities. ACS also provides a broad range of program management support services to a variety of U.S. Army, U.S. Navy and U.S. Air Force programs. ACS's aerospace business represented approximately 21% of its revenues for the fiscal year ended September 30, 1999.

ADDITIONAL INFORMATION

     Additional information concerning ACS's business is contained in ACS's Annual Report on Form 10-K for the fiscal year ended September 30, 1999, under the captions "Business," "Properties," and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The report is incorporated by reference in this proxy statement/prospectus. To obtain copies of this report and other information about ACS, see "Where You Can Find More Information."

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
                        OWNERSHIP OF TITAN COMMON STOCK

     The following table presents information regarding the beneficial ownership of Titan common stock as of January 14, 2000, and as adjusted to reflect the issuance by Titan of 5,018,340 shares of common stock in connection with the merger, using an assumed exchange ratio of .5637, by stockholders that include:

     - each person known by Titan to be the beneficial owner of more than 5% of the outstanding Titan common stock;
     - each person or entity known by Titan to be a beneficial owner of ACS common stock that would become a beneficial owner of more than 5% of the outstanding Titan common stock as a result of the merger;
     - each director of Titan;
     - Titan's chief executive officer and the four most highly compensated executive officers of Titan in 1998 other than the chief executive officer;
     - the directors and executive officers of ACS who are expected to serve as directors or executive officers of Titan following completion of the merger; and
     - all such directors and executive officers of Titan and ACS as a group.

     The information in the following table concerning ownership of Titan common stock after the merger assumes an exchange ratio of .5637, which is based on the average of closing sale prices of the Titan common stock on the NYSE for the ten consecutive trading days ending two trading days before January 20, 2000.

                                                  BEFORE THE MERGER              AFTER THE MERGER
                                             ---------------------------    ---------------------------
                                                SHARES                         SHARES
NAME AND ADDRESS                             BENEFICIALLY    PERCENTAGE     BENEFICIALLY    PERCENTAGE
OF BENEFICIAL OWNER(1)                         OWNED(2)      OF CLASS(3)      OWNED(2)      OF CLASS(3)
----------------------                       ------------    -----------    ------------    -----------
Charles R. Allen...........................        47,420(4)        *           47,420(4)         *
Mellon C. Baird............................       250,036(5)        *          250,036(5)         *
Herbert L. Bradley.........................        10,000(6)        *           10,000(6)         *
Joseph F. Caligiuri........................        38,500(7)        *           38,500(7)         *
Nicholas J. Costanza.......................           179(8)        *              179(8)         *
Eric M. DeMarco............................        94,316(9)        *           94,316(9)         *
Daniel J. Fink.............................        37,584(10)       *           37,584(10)        *
L.L. Fowler................................        67,994(11)       *           67,994(11)        *
Ronald B. Gorda............................       211,633(12)       *          211,633(12)        *
Robert I. Hanisee..........................         1,930(13)       *            1,930(13)        *
Robert E. La Blanc.........................        30,500(14)       *           30,500(14)        *
Lawrence A. Oberkfell......................            --         --                --           --
Deanna Hom Petersen........................        23,324(15)       *           23,324(15)        *
David P. Porreca...........................         7,500(16)       *            7,500(16)        *
Thomas G. Pownall..........................        62,048(17)       *           62,049(17)        *
Gene W. Ray................................       772,177(18)    1.68%         772,177(18)     1.50%
George Robinson............................            --         --           272,476(19)        *
James E. Roth..............................        11,250(20)       *           11,250(20)        *
Dianne D. Scott............................        20,630(21)       *           20,630(21)        *
All directors and executive officers as a
  group (18 persons before the merger and
  19 persons after the merger).............     1,687,021(22)    3.62%       1,959,497(22)     3.79%

---------------
  *  Less than 1%.

 (1) Except as otherwise provided, the address of each owner is c/o The Titan Corporation, 3033 Science Park Road, San Diego, California 92121.

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

 (2) The information regarding beneficial ownership of Titan common stock has been presented according to rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under the SEC rules, beneficial ownership of Titan common stock includes any shares as to which a person has sole or shared voting power or investment power and also any shares which a person has the right to acquire within 60 days through the exercise of any stock option or other right. Under California and some other state laws, personal property owned by a married person may be community property that either spouse may manage and control. Titan has no information as to whether any shares shown in this table are subject to such community property laws.

 (3) Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by that person by the sum of the number of shares outstanding as of such date and the number of shares as to which that person has the right to acquire voting or investment power with respect to their shares. Information with respect to beneficial owners of more than 5% of the common stock is based upon the most recent Schedule 13D or Schedule 13G on file with the SEC.

 (4) Includes outstanding options exercisable within 60 days after January 14, 2000 to purchase 27,500 shares.

 (5) Includes outstanding options exercisable within 60 days after January 14, 2000 to purchase 249,502 shares and 534 shares held by the trustees of Titan's 401(k) Retirement Plan and Employee Stock Ownership Plan.

 (6) Includes outstanding options exercisable within 60 days after January 14, 2000 to purchase 10,000 shares.

 (7) Includes outstanding options exercisable within 60 days after January 14, 2000 to purchase 22,500 shares.

 (8) Includes 179 shares held by the trustees of Titan's 401(k) Retirement Plan.

 (9) Includes outstanding options exercisable within 60 days after January 14, 2000 to purchase 77,500 shares and 1,496 shares held by the trustees of Titan's 401(k) Retirement Plan and Employee Stock Ownership Plan.

(10) Includes outstanding options exercisable within 60 days after January 14, 2000 to purchase 27,500 shares.

(11) Includes outstanding options exercisable within 60 days after January 14, 2000 to purchase 48,500 shares and 18,381 shares held by the trustees of Titan's 401(k) Retirement Plan and Employee Stock Ownership Plan.

(12) Includes outstanding options exercisable within 60 days after January 14, 2000 to purchase 180,000 shares and 22,419 shares held by the trustees of Titan's 401(k) Retirement Plan and Employee Stock Ownership Plan.

(13) Includes outstanding options exercisable within 60 days after January 14, 2000 to purchase 1,250 shares.

(14) Includes outstanding options exercisable within 60 days after January 14, 2000 to purchase 22,500 shares.

(15) Includes outstanding options exercisable within 60 days after January 14, 2000 to purchase 18,375 shares and 4,449 shares held by the trustees of Titan's 401(k) Retirement Plan and Employee Stock Ownership Plan.

(16) Includes outstanding options exercisable within 60 days after January 14, 2000 to purchase 7,500 shares.

(17) Includes outstanding options exercisable within 60 days after January 14, 2000 to purchase 21,250 shares.

(18) Includes outstanding options exercisable within 60 days after January 14, 2000 to purchase 467,500 shares and 75,935 shares held by the trustees of Titan's 401(k) Retirement Plan and Employee Stock Ownership Plan.

(19) Gives effect to the exchange in the merger of Titan common stock for 333,371 shares of ACS common stock owned by the Robinson 1997 Trust No. 1 and 333,371 shares of ACS common stock owned by the Robinson 1997 Trust No. 2, for each of which George A. Robinson is the sole trustee, 180,758 shares of ACS common stock owned by George A. Robinson and Barbara Robinson as joint tenants and outstanding options to purchase 10,000 shares of ACS common stock that are exercisable within 60 days.

(20) Includes outstanding options exercisable within 60 days after January 14, 2000 to purchase 1,250 shares.

(21) Includes outstanding options exercisable within 60 days after January 14, 2000 to purchase 18,000 shares and 2,630 shares held by the trustees of Titan's 401(k) Retirement Plan and Employee Stock Ownership Plan.

(22) Includes outstanding options exercisable within 60 days after January 14, 2000 to purchase 1,094,652 shares and 100,384 shares held by the trustees of Titan's 401(k) Retirement Plan and Employee Stock Ownership Plan.

                       DESCRIPTION OF TITAN CAPITAL STOCK

     Titan's authorized capital stock consists of 100,000,000 shares of common stock, par value $.01 per share, of which 45,428,643 shares were outstanding as of January 20, 2000, and 2,500,000 shares of preferred stock, par value $1.00 per share. Of the 2,500,000 authorized shares of Titan preferred stock, 250,000 shares have been designated as series A junior participating preferred stock, none of which have been issued as of the date hereof, and 1,068,102 shares have been designated as $1.00 cumulative convertible preferred stock, $1.00 par value per share, 694,772 of which were issued and outstanding as of January 20, 2000.

     The following summary description of Titan's capital stock and its shareholder rights plan is not complete and is subject to the provisions of the Titan certificate of incorporation and bylaws, the rights agreement described below and the provisions of applicable law. Copies of these documents have been filed as part of, or incorporated by reference as exhibits to, the registration statement of which this proxy statement/prospectus is a part and may be obtained as described under "Where You Can Find More Information."

COMMON STOCK

     Subject to any prior rights of any holders of Titan preferred stock then outstanding, holders of Titan common stock are entitled to such dividends as may be declared from time to time by the Titan board of directors out of funds legally available for dividend payments. Each holder of Titan common stock is entitled to one vote for each share owned by the holder on all matters submitted to a vote of common stockholders. Shares of Titan common stock are not entitled to any cumulative voting rights. If there is a liquidation, dissolution or winding up of Titan, holders of Titan common stock are entitled to share equally and ratably in any assets remaining after the payment of all debt and other liabilities, subject to the prior rights, if any, of holders of Titan preferred stock. Holders of Titan common stock have no preemptive or other subscription or conversion rights. The Titan common stock is not subject to redemption.

PREFERRED SHARE PURCHASE RIGHTS

     Each outstanding share of Titan common stock has or will have attached to it one preferred share purchase right, which we refer to as a right. Each right entitles the registered holder of common stock to purchase from Titan, upon the occurrence of specified events, one one-hundredth of a share of series A junior participating preferred stock of Titan, which we refer to as the participating preferred shares, at a price of $42 per one one-hundredth of a participating preferred share, subject to adjustment. The terms of the rights are set forth in a rights agreement dated as of August 21, 1995 between Titan and American Stock Transfer and Trust Company, as rights agent.

     Until the distribution date described below, Titan will not issue separate certificates evidencing the rights. Until that date, the rights will be evidenced, with respect to any common stock certificate, by that common stock certificate. The rights will detach from the common stock and a distribution date will occur upon the earlier of the following dates:

     - subject to the exceptions described below, the tenth day following a public announcement that an "acquiring person," which, subject to the exceptions listed in the following sentence, includes a person or "group" of affiliated or associated persons, has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding common stock, or

     - the tenth day following the commencement, or the first public announcement by any person or group of an intention to commence, a tender offer or exchange offer that would result in beneficial ownership by a person or group of 15% or more of the outstanding common stock.

     The Titan board of directors, with the concurrence of a majority of the continuing directors, may postpone the distribution date by determining a later distribution date before the time any person or group becomes an acquiring person. Any board member who is not an acquiring person or an affiliate or associate of an acquiring person, or an employee, director, representative, nominee or designee of an acquiring person, or its affiliate or associate, but who:

     - was a member of the Titan board of directors before any person becomes an acquiring person; or

     - became a member of the Titan board of directors after any person becomes an acquiring person if the member was nominated for election or elected to the Titan board of directors upon the recommendation or approval of a majority of the continuing directors, is considered to be a continuing director of Titan.

     The term "acquiring person" does not include Titan, any subsidiary of Titan, any employee benefit plan of Titan or of any subsidiary of Titan, or any entity holding Titan common stock for or under an employee benefit plan of Titan or any of its subsidiaries. In addition, a person who would otherwise be an acquiring person will not be considered an acquiring person if the Titan board of directors determines in good faith that such person inadvertently became the beneficial owner of 15% or more of the Titan common stock and such person divests itself, as promptly as practicable, of beneficial ownership of a sufficient number of shares of Titan common stock so that it would no longer otherwise qualify as an acquiring person.

     The rights agreement provides that, until the distribution date, or earlier redemption or expiration of the rights, the rights will be transferred only with the Titan common stock. The rights will be evidenced, with respect to any common stock certificate outstanding as of September 7, 1995, by that common stock certificate with a summary of the rights attached to it. Until the distribution date, or earlier redemption or expiration of the rights, new common stock certificates issued after September 7, 1995 upon transfer or new issuances of common stock will contain a notation incorporating the rights agreement by reference. Until the distribution date, the surrender for transfer of any certificates for common stock, even without a summary of the rights attached to it, also will constitute the transfer of the rights associated with the common stock represented by that certificate. As soon as practicable after the distribution date, separate certificates evidencing the rights will be mailed to holders of record of the Titan common stock as of the close of business on the distribution date, and the separate right certificates alone will evidence the rights. Only Titan common stock issued before the distribution date will be issued with rights.

     The rights are not exercisable until the distribution date. The rights will expire on August 17, 2005, unless the expiration date is extended or unless the rights are earlier redeemed or exchanged by Titan, in each case as described below.

     The purchase price payable for the participating preferred shares, and the number of participating preferred shares or other securities or property issuable, upon exercise of the rights, as well as the number of rights outstanding, are subject to adjustment from time to time to prevent dilution in the following circumstances:

     - in the event of a stock dividend on, or a subdivision, combination or reclassification of the participating preferred shares,

     - upon the grant to holders of the participating preferred shares of rights or warrants to subscribe for or purchase participating preferred shares at a price, or securities convertible into participating preferred shares with a conversion price, less than the current market price of the participating preferred shares, or

     - upon the distribution to holders of the participating preferred shares of evidences of indebtedness, securities or assets, excluding regular periodic cash dividends at a rate not in excess of 125% of the last cash dividend paid or, in the case that regular cash dividends have not been paid, at a rate not in excess of 50% of the average net income per share of the four quarters ended immediately before the payment of the dividend, or dividends payable in participating preferred shares or of subscription rights or warrants, other than those referred to above.

The number of outstanding rights and the number of one one-hundredths of a participating preferred share issuable upon exercise of each right are also subject to adjustment in the event of a dividend or other distribution on the common stock payable in common stock or subdivisions, consolidations or combinations of Titan common stock occurring, in any of those cases, before the distribution date.

     Participating preferred shares purchasable upon exercise of the rights will not be redeemable. Each participating preferred share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share, but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Titan common stock. If there is a liquidation, the holders of the participating preferred shares will be entitled to a minimum preferential liquidation payment of $100 per share, but will be entitled to an aggregate payment of 100 times the payment made per share of Titan common stock. Each participating preferred share will have 100 votes, voting together with the Titan common stock. If there is a merger, consolidation or other transaction in which Titan common stock is exchanged, each participating preferred share will be entitled to receive 100 times the amount received per share of Titan common stock. These rights are protected by customary antidilution provisions.

     Because of the nature of the dividend, liquidation and voting rights of the participating preferred shares, the value of the one one-hundredth interest in a participating preferred share purchasable upon exercise of each right should approximate the value of one share of Titan common stock.

     If any person or group becomes an acquiring person, except pursuant to specified cash offers for all outstanding shares of Titan common stock approved by the Titan board of directors, or if Titan is the surviving corporation in a merger with an acquiring person or any affiliate or associate of an acquiring person and Titan common stock is not changed or exchanged, proper provision will be made so that each holder of a right, other than rights beneficially owned by the acquiring person, which will become null and void, will have the right to receive upon exercise of the right at the then-current market price, instead of participating preferred shares, that number of shares of Titan common stock having a market value of two times the exercise price of the right. If Titan does not have sufficient common stock issued but not outstanding, or authorized but unissued, to permit the exercise in full of the rights, Titan will be required to take all action necessary to authorize additional common stock for issuance upon exercise of the rights. If, after a good-faith effort, Titan is unable to take all necessary action, Titan will substitute, for each share of common stock that would otherwise be issuable upon exercise of a right, a number of participating preferred shares, or fractional participating preferred shares, with the same market value as that share of common stock.

     If, after a person or group has become an acquiring person, Titan is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a right, other than rights beneficially owned by the acquiring person, which will become null and void, will have the right to receive, upon the exercise of the right at its then-current exercise price and instead of participating preferred shares, that number of shares of common stock of the acquiring company, or its parent, which at the time of the transaction will have a market value of two times the exercise price of the right.

     The exercise price of a right at any date will be equal to the purchase price at that date multiplied by the number of one one-hundredths of a participating preferred share for which a right is exercisable at that date.

     At any time after any person or group becomes an acquiring person and before the acquisition by that person or group of 50% or more of the outstanding Titan common stock, the Titan board of directors may exchange the rights, in whole or in part, for a number of shares of Titan common stock, per right, having an aggregate value equal to the excess of the value of the shares of Titan common stock issuable upon exercise of a right after a person or group becomes an acquiring person over the purchase price, subject to adjustment. The Titan board of directors will not exchange the rights owned by the acquiring person or group, which will have become null and void.

     With specified exceptions, no adjustments in the purchase price for the preferred shares will be required until cumulative adjustments require an adjustment of at least 1% of that purchase price. No fractional participating preferred shares will be issued, other than fractions which are integral multiples of one one-hundredth of a participating preferred share, which may, at the election of Titan, be evidenced by depositary receipts. Instead of issuing fractional participating preferred shares, Titan will make an adjustment in cash based on the market price of the participating preferred shares on the last trading day before the date of exercise.

     Upon approval by its board of directors, Titan may redeem the rights, in whole, but not in part, at a price of $.01 per right at any time until ten days following the public announcement that a person or group has become an acquiring person. The Titan board of directors, with the concurrence of a majority of the continuing directors, may extend the period during which the rights are redeemable beyond the ten days following the public announcement that a person or group has become an acquiring person. Under circumstances described in the rights agreement, the decision to redeem will require the concurrence of a majority of the continuing directors. Immediately upon the determination of the Titan board of directors to redeem the rights, Titan will make an announcement of the redemption. Upon the redemption, the right to exercise the rights will terminate and the only right of right holders will be to receive the redemption price.

     Until a right is exercised, the holder of the right, in the capacity of a holder, will have no rights as a stockholder of Titan, including, without limitation, the right to vote or to receive dividends. Although the distribution of the rights will not be taxable to stockholders or to Titan, stockholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for Titan common stock or other consideration, or for common stock of the acquiring company or its parent as set forth above.

     Any of the provisions of the rights agreement may be amended or supplemented by the Titan board of directors before the distribution date. From and after the distribution date, Titan and the rights agent may amend or supplement the rights agreement from time to time without the approval of any holders of rights

     - to cure any ambiguity, to correct or supplement any defective or inconsistent provisions,

     - to shorten or lengthen any time period under the rights agreement relating to when the rights may be redeemed, so long as, under specified circumstances, a majority of the continuing directors approve the shortening or lengthening, or

     - to make any other provisions with respect to the rights which Titan and the rights agent may deem necessary or desirable.

Notwithstanding this right to amend or supplement, from and after the distribution date, the rights agreement may not be amended in any manner which would adversely affect the interest of the holders of rights.

PREFERRED STOCK

     Under the Titan certificate of incorporation, the board of directors has the authority, without further action by Titan stockholders, to issue up to 2,500,000 shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. Of the preferred stock currently outstanding, the board of directors has fixed the terms of the participating preferred shares issuable upon exercise of the rights and the $1.00 cumulative convertible preferred stock. Because the board of directors has the power to establish the preferences and rights of the shares of any additional series of preferred stock, it may afford holders of any preferred stock preferences, powers and rights, including voting rights, senior to the rights of holders of the common stock, which could adversely affect the holders of the common stock.

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     Each outstanding share of the $1.00 cumulative convertible preferred stock is convertible at any time into two-thirds of a share of Titan common stock. Each holder of the $1.00 cumulative convertible preferred stock is entitled to one-third vote per share of such stock. Holders of the common stock and the $1.00 cumulative convertible preferred stock generally vote as a single class. Upon liquidation, the $1.00 cumulative convertible preferred stockholders are entitled to receive $20 per share, plus cumulative dividends in arrears, before any distribution is made to the common stockholders.

ANTI-TAKEOVER EFFECT OF TITAN'S BYLAW PROVISIONS

     The Titan bylaws contain provisions that could make it more difficult to consummate an acquisition of Titan by means of a tender offer, a proxy contest or otherwise.

     Stockholder Action by Written Consent. The Titan bylaws provide that stockholder action may be taken by written consent instead of a meeting, but only upon compliance with advance notice and other procedural requirements specified in the bylaws. Any Titan stockholder of record seeking to have the stockholders authorize or take corporate action by written consent must, by written notice to Titan's secretary, request the Titan board of directors to fix a record date for the purpose of determining the stockholders entitled to consent to the action in writing without a meeting. Within ten days of receiving the notice, the Titan board of directors must adopt a resolution fixing the record date, which must not precede, or be more than ten days after, the date of the resolution. If the Titan board of directors does not fix a record date in this manner, the record date:

     - when no prior action by the Titan board of directors is required by applicable law, will be the first date on which a signed written consent describing the action taken or proposed to be taken is delivered to Titan; or

     - when prior action by the Titan board of directors is required by applicable law, will be at the close of business on the date on which the Titan board of directors adopts the resolution taking the prior action.

In addition, the bylaws provide that no stockholder action by written consent is effective until nationally recognized inspectors of election certify to Titan that the consents properly delivered to Titan represent at least the minimum number of votes that would be necessary to take the corporate action. All stockholder consents must be properly delivered to Titan within 60 days of the date that the earliest dated written consent was received by Titan.

     Compliance with these requirements or the failure of Titan stockholders to satisfy any of the requirements could delay, prevent or invalidate stockholder action.

     Stockholder Advance Notice Procedure. The Titan bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors before an annual or special meeting of Titan stockholders or to bring other business before an annual meeting of Titan stockholders. Titan stockholders are not authorized to bring other business before a special meeting of Titan stockholders and are only authorized to make nominations of candidates for election as directors before a special meeting when the election of directors at the special meeting has been authorized by or at the direction of the Titan board of directors.

     The stockholder notice procedures provide that only persons who are nominated by or at the direction of the Titan board of directors or by a stockholder who has given timely written notice to the secretary of Titan before the meeting at which directors are to be elected will be eligible for election as directors. The notices required for a stockholder to nominate a person for election as a director at any annual meeting or at special meetings which the Titan board of directors has determined that directors will be elected include specified information about the stockholder and each proposed director nominee, a description of all arrangements or understandings between the stockholder and each proposed nominee and any other persons, other information regarding each proposed nominee that would be required to be included in a proxy statement filed under SEC rules and regulations, and the written consent of each proposed nominee to serve as a director if elected. The stockholder notice procedure also provides that the only business that

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may be conducted at an annual meeting is business which has been brought before the meeting by, or at the direction of, the board of directors or by a stockholder who has given timely written notice to the secretary of Titan. This notice is required to include a brief description of the business desired to be brought before the meeting, any material interest of the stockholder in that business, and specified information about the stockholder and the stockholder's ownership of Titan capital stock.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     Titan is subject to section 203 of the Delaware General Corporation Law, which, with specified exceptions, prohibits a Delaware corporation from engaging in any "business combination" with any "interested stockholder" for a period of three years following the time that the stockholder became an interested stockholder unless:

     - before that time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     - upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will he tendered in a tender or exchange offer; or

     - at or after that time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

     Section 203 defines "business combination" to include the following:

     - any merger or consolidation of the corporation with the interested stockholder;

     - any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

     - subject to specified exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

     - any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

     - any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

     In general, section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by that entity or person.

DIRECTOR LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of each director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, in respect of unlawful dividend payments or stock redemptions or repurchases, and for any transaction from which the director derives an improper personal benefit. The Titan certificate of incorporation provides for the elimination and limitation of the personal liability of directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law.

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

In addition, the certificate of incorporation provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. The effect of this provision is to eliminate the rights of Titan and its stockholders, through stockholder derivative suits on behalf of Titan, to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except in the situations described above. The provision does not limit or eliminate the rights of Titan or any stockholder to seek non-monetary relief such as an injunction or rescission upon breach of a director's duty of care. This provision is consistent with section 102(b)(7) of the Delaware General Corporation Law, which is designed, among other things, to encourage qualified individuals to serve as directors of Delaware corporations.

     The Titan bylaws provide that, to the full extent permitted by law, Titan will indemnify, and advance expenses to, each of its currently acting and former directors and officers.

LISTING OF COMMON STOCK

     The Titan common stock is listed on the New York Stock Exchange under the symbol "TTN."

TRANSFER AGENT AND REGISTRAR

     American Stock Transfer & Trust Company serves as transfer agent and registrar for the Titan common stock.

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

                        DESCRIPTION OF ACS CAPITAL STOCK

     ACS's authorized capital stock consists of 40,000,000 shares of common stock, par value $.01 per share, of which 8,902,502 shares were outstanding as of January 20, 2000, and 1,000,000 shares of preferred stock, par value $.01 per share, none of which were outstanding as of that date.

     The following summary description of ACS's capital stock is not complete and is subject to the provisions of the ACS certificate of incorporation and bylaws and the provisions of applicable law. Copies of these documents may be obtained as described under "Where You Can Find More Information."

COMMON STOCK

     Owners of ACS common stock are entitled to one vote per share on all matters to be voted on by stockholders, including the election of directors. ACS common stockholders do not have the right to cumulate votes in the election of directors. Subject to any superior rights of holders of ACS preferred stock, the holders of ACS common stock are entitled to receive such dividends as may be lawfully declared by the ACS board of directors from time to time. Upon a liquidation, dissolution or winding up of ACS, the holders of ACS common stock are entitled to share, on a pro rata basis, in all assets remaining available for distribution to them after liabilities and obligations have been paid in full and after each class or series of stock, if any, having preference over the ACS common stock in payment upon such an event has been paid all amounts to which such class or series is entitled, or an amount sufficient for such payments in full has been set aside. Holders of ACS common stock do not have preemptive rights and shares of ACS common stock are neither redeemable nor convertible.

PREFERRED STOCK

     ACS's certificate of incorporation authorizes 1,000,000 shares of preferred stock. This preferred stock may be issued from time to time in one or more classes or series with such designations, powers, preferences, rights, qualifications, limitations and restrictions as may be fixed by the ACS board of directors. Such issuance does not require stockholder approval.

ANTI-TAKEOVER EFFECT OF ACS'S BYLAW PROVISIONS

     ACS's bylaws contain procedural requirements for nominations of directors by stockholders and other stockholder proposals. These requirements could make it more difficult to consummate an acquisition of ACS through a tender offer, proxy contest or otherwise.

     Written notice of proposals by ACS stockholders to nominate directors or to propose business for action at any meeting of stockholders must:

     - be made by a stockholder of record at the time of giving notice who is entitled to vote at such meeting; and

     - be delivered to the secretary of ACS at ACS's principal executive offices within the periods described below.

     If a proposal is to be brought at an annual meeting, the notice must be received not less than 120 days before the first anniversary of the preceding year's annual meeting if the meeting is to be held within 30 days of the anniversary of the previous year's annual meeting. If a proposal is to be brought before a special meeting or an annual meeting the date of which is more than 30 days from the anniversary date of the prior year's meeting, the notice must be received no later than the close of business on the 10th day following the earlier of the day on which notice of the meeting date was mailed or public disclosure of the meeting was made. The notice must contain:

     - a brief description of each matter desired to be brought before the meeting and the reasons for bringing each matter to the meeting;

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

     - with respect to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to the proposed nominee required under Exchange Act;

     - the name and address, as they appear on ACS's records, of the stockholder proposing such business or nominating such person or persons, and the name and address of the beneficial owner, if any, on whose behalf the proposal or nomination is made;

     - the class and number of shares of capital stock of ACS that are owned beneficially and of record by such stockholder of record and by the beneficial owner, if any, on whose behalf the proposal or nomination is made; and

     - any material interest or relationship that such stockholder of record and/or the beneficial owner, if any, on whose behalf the proposal or nomination is made may respectively have in such business or with such nominee.

A stockholder bringing any proposal to an annual or special meeting also must comply with all applicable requirements of the Exchange Act and the rules and regulations under that Act.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     ACS is subject to section 203 of the Delaware General Corporation Law, which, with specified exceptions, prohibits a Delaware corporation from engaging in any "business combination" with any "interested stockholder" for a period of three years following the time that the stockholder became an interested stockholder unless:

     - before that time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     - upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - at or after that time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

     Section 203 defines "business combination" to include the following:

     - any merger or consolidation of the corporation with the interested stockholder;

     - any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

     - subject to specified exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

     - any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

     - any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

     In general, section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by that entity or person.

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

DIRECTOR LIABILITY AND INDEMNIFICATION OF ACS DIRECTORS AND OFFICERS

     The Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of each director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, in respect of unlawful dividend payments or stock redemptions or repurchases, and for any transaction from which the director derives an improper personal benefit. ACS's certificate of incorporation provides for the elimination and limitation of the personal liability of directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. In addition, ACS's certificate of incorporation provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. The effect of this provision is to eliminate the rights of ACS and its stockholders, through stockholder derivative suits on behalf of ACS, to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except in the situations described above. The provision does not limit or eliminate the rights of ACS or any stockholder to seek non-monetary relief such as an injunction or rescission upon breach of a director's duty of care.

     The ACS bylaws provide for indemnification by ACS, to the full extent permitted by law, of its officers, directors and any other persons with respect to service to ACS to the extent the ACS board of directors specifies that such persons are entitled to indemnification.

LISTING OF ACS COMMON STOCK

     ACS common stock is quoted on The Nasdaq National Market under the symbol "ACSC."

ACS TRANSFER AGENT AND REGISTRAR

     Continental Stock Transfer & Trust Company serves as the transfer agent and registrar for ACS common stock.

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                    COMPARATIVE RIGHTS OF TITAN STOCKHOLDERS
                              AND ACS STOCKHOLDERS

     ACS is a Delaware corporation and a public company, and your rights as an ACS stockholder are governed by the Delaware General Corporation Law and ACS's certificate of incorporation and bylaws. Following the merger, ACS stockholders will be common stockholders of Titan, which is also a Delaware corporation and a public company. Your rights as a Titan stockholder will continue to be governed by the Delaware General Corporation Law, but also will be governed by Titan's certificate of incorporation, bylaws and shareholder rights agreement, which is referred to as the rights agreement.

     Significant differences, which Titan and ACS believe are all the material differences, between the rights of Titan stockholders and ACS stockholders are summarized below. This summary is not an exhaustive list or detailed description of the provisions discussed and is qualified in its entirety by Titan's certificate of incorporation, bylaws and rights agreement, and ACS's certificate of incorporation and bylaws, each of which you should review carefully. For more information on these documents, see "Description of Titan Capital Stock" and "Description of ACS Capital Stock." Copies of these documents may be obtained as described under "Where You Can Find More Information."

AUTHORIZED SHARES OF CAPITAL STOCK; DIVIDEND RIGHTS

     Titan. Titan's authorized capital stock consists of 100,000,000 shares of common stock, par value $.01 per share, and 2,500,000 shares of preferred stock, par value $1.00 per share. As of January 20, 2000, 45,428,643 shares of Titan common stock were issued and outstanding. Under Titan's certificate of incorporation, Titan's board of directors currently has the authority, without further action by Titan stockholders, to issue up to 2,500,000 authorized shares of Titan preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. Of the authorized shares of Titan preferred stock, Titan's board of directors has designated 250,000 shares as series A junior participating preferred stock, none of which have been issued as of the date hereof, and 1,068,102 shares as $1.00 cumulative convertible preferred stock, of which 694,772 shares were issued and outstanding as of January 20, 2000. For additional information on Titan's capital stock, see "Description of Titan Capital Stock."

     During the time that any series of Titan preferred stock is outstanding, if the terms of the series so provide, no dividends may be declared or paid by Titan's board of directors on Titan common stock, unless dividends on all outstanding shares of the relevant class or series of Titan preferred stock for the current and all past dividend periods have been declared and paid or provision made for the payment of those dividends.

     ACS. ACS's authorized capital stock consists of 40,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. As of January 20, 2000, 8,902,502 shares of ACS common stock and no shares of ACS preferred stock were issued and outstanding. Shares of ACS preferred stock may be issued from time to time by the ACS board of directors in one or more classes or series. The ACS board has the authority to determine the designation, voting rights, dividend rate, redemption, liquidation, dissolution and distribution rights, payment and sinking fund provisions, conversion rights, number of shares constituting any class or series, and any other special rights deemed advisable by the ACS board of directors. Such issuance does not require stockholder approval.

     While any class or series of ACS preferred stock is outstanding, if the terms of that class or series so provide, no dividends may be declared or paid by the ACS board on ACS common stock or shares of any class or series subordinate in right of payment of dividends to the outstanding class or series of ACS preferred stock, unless dividends on all outstanding shares of the relevant class or series of ACS preferred stock for the current and all past dividend periods have been declared and paid or provision made for the payment of all such dividends.

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VOTING RIGHTS

     Titan. Subject to the voting rights of holders of any then outstanding Titan preferred stock, each share of Titan common stock is entitled to one vote on each matter submitted to a vote of the stockholders of Titan. Shares of Titan common stock are not entitled to any cumulative voting rights.

     Each holder of Titan's $1.00 cumulative convertible preferred stock is entitled to one-third vote per share of such stock. Holders of the common stock and the $1.00 cumulative convertible preferred stock generally vote as a single class.

     ACS. Each holder of ACS common stock is entitled to one vote for each share outstanding in the holder's name on the records of ACS on each matter submitted to a vote of the stockholders. Shares of ACS common stock are not entitled to any cumulative voting rights.

SUPERMAJORITY VOTING REQUIREMENTS; BUSINESS COMBINATIONS

     Titan and ACS are subject to section 203 of the Delaware General Corporation Law, which, with specified exceptions, prohibits a Delaware corporation from engaging in any "business combination" with any "interested stockholder" for a period of three years following the time that the stockholder became an interested stockholder unless:

     - before that time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     - upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will he tendered in a tender or exchange offer; or

     - at or after that time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

     Section 203 defines "business combination" to include the following:

     - any merger or consolidation of the corporation with the interested stockholder;

     - any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

     - subject to specified exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

     - any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

     - any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by that entity or person.

     Titan. Titan's certificate of incorporation and bylaws do not have supermajority or other special voting requirements for business combinations or other transactions.

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

     ACS. In its certification of incorporation, ACS expressly elects to be governed by section 203 of the Delaware General Corporation Law. The ACS bylaws do not contain any supermajority or other special voting requirements for business combinations or other transactions.

APPRAISAL RIGHTS

     Titan. Titan's certificate of incorporation does not provide for appraisal rights other than those rights designated by the Delaware General Corporation Law. The Delaware General Corporation Law provides for appraisal rights only in the case of specified mergers or consolidations and not, unless the certificate of incorporation of a corporation so provides, in the case of other mergers, a sale or transfer of all or substantially all of its assets or an amendment to its certificate of incorporation. In addition, the Delaware General Corporation Law does not provide appraisal rights in connection with a merger or consolidation, unless the certificate of incorporation of a corporation so provides, to the holders of shares of a constituent corporation listed on a national securities exchange, or designated as a national market system security by the National Association of Securities Dealers, Inc., or held of record by more than 2,000 stockholders, unless the applicable agreement of merger or consolidation requires the holders of those shares to receive, in exchange for those shares, any property other than shares of stock of the resulting or surviving corporation, shares of stock of any other corporation listed on a national securities exchange or designated as described above, or held of record by more than 2,000 holders, cash in lieu of fractional shares or any combination of the foregoing. The Delaware General Corporation Law also denies appraisal rights to the stockholders of the surviving corporation in a merger if such merger did not require approval by the stockholders of the surviving corporation.

     ACS. ACS's certification of incorporation does not provide for appraisal rights other than those rights designated by the Delaware General Corporation Law, as summarized above.

SPECIAL MEETINGS OF STOCKHOLDERS

     Titan. Titan's bylaws provide that special meetings may be called by Titan pursuant to Titan's notice of meeting provisions. The stockholders of Titan do not have the right to request or call a special meeting of stockholders, but a stockholder may nominate persons for election as directors at a special meeting called by Titan for the purpose of electing directors if the stockholder complies with the advance notice provisions of the bylaws. For information on these procedures, see "Description of Titan Capital Stock -- Stockholder Advance Notice Procedures."

     ACS. The ACS certificate of incorporation and bylaws provide that special meetings of stockholders may be called by the ACS board of directors pursuant to a resolution adopted by a majority of the board then serving, excluding directors elected under the terms of any class or series of preferred stock, by the chairman of the ACS board of directors, or by any holder or holders of at least 40% of the outstanding shares of ACS capital stock entitled to vote on any matter for which the special meeting is being called.

STOCKHOLDER ACTION WITHOUT A MEETING

     Titan. Titan's bylaws provide that stockholder action may be taken by written consent instead of a meeting, but only upon compliance with advance notice and other procedural requirements specified in Titan's bylaws. Any Titan stockholder of record seeking to have Titan's stockholders authorize or take corporate action by written consent must, by written notice to Titan's secretary, request Titan's board of directors to fix a record date for the purpose of determining the stockholders entitled to consent to the action in writing without a meeting. Within ten days of receiving the notice, Titan's board of directors must adopt a resolution fixing the record date, which must not precede, or be more than ten days after, the date of the resolution. If the Titan board of directors does not fix a record date in this manner, the record date:

     - when no prior action by the Titan board of directors is required by applicable law, will be the first date on which a signed written consent describing the action taken or proposed to be taken is delivered to Titan; or

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

     - when prior action by the Titan board of directors is required by applicable law, will be at the close of business on the date on which the Titan board of directors adopts the resolution taking the required action.

In addition, Titan's bylaws provide that no stockholder action by written consent is effective until nationally recognized inspectors of election certify to Titan that the consents properly delivered to Titan represent at least the minimum number of votes that would be necessary to take the corporate action. All stockholder consents must be properly delivered to Titan within 60 days of the date that the earliest dated written consent was received by Titan.

     ACS. The ACS bylaws permit any action required or permitted at any meeting of the stockholders to be taken without a meeting, without prior notice, and without a vote, if one or more written consents describing the action to be taken are signed by the holders of at least that number of shares of outstanding stock necessary to approve the matter at a meeting at which the holders of all shares entitled to vote were present and voted. In order for such a consent to be effective, all necessary consents must be delivered to ACS within a 60-day period.

STOCKHOLDER PROPOSAL PROCEDURES

     Titan. Titan's bylaws require that notice of proposals by stockholders to be brought before any annual meeting must be delivered to Titan not later than the 60th day nor earlier than the 90th day before the first anniversary of the preceding year's annual meeting. If, however, the annual meeting is more than 30 days before or more than 60 days after the anniversary date, the notice must be delivered not earlier than the 90th day nor later than the 60th day before the annual meeting, or the 10th day following the date on which Titan first publicly announces the annual meeting date. The notice must include, as to each matter the stockholder proposes to bring before the annual meeting:

     - a brief description of the business desired to be brought before the annual meeting and the reasons for conducting that business at the annual meeting;

     - the name, age and business and residential addresses, as they appear on Titan's records, of the stockholders proposing such business;

     - the class and number of Titan's capital stock which are beneficially owned by the stockholder; and

     - any material interest of the stockholder in the proposed business.

     ACS. The ACS bylaws require that written notice of proposals by stockholders to nominate directors or to propose business for action at any meeting of stockholders must be made:

     - by a stockholder of record at the time of giving notice who is entitled to vote at such meeting; and

     - must be delivered to the secretary of ACS at the ACS principal executive offices within the time periods described below.

     If a proposal is to be brought at an annual meeting, the notice must be received not less than 120 days before the first anniversary of the preceding year's annual meeting if the meeting is to be held within 30 days of the anniversary of the previous year's annual meeting. If a proposal is to be brought before a special meeting or at an annual meeting the date of which is more than 30 days from the anniversary date of the prior year's meeting, the notice must be received no later than the close of business on the 10th day following the earlier of the day on which notice of the meeting date was mailed or public disclosure of the meeting was made. The notice must contain:

     - a brief description of each matter desired to be brought before the meeting and the reasons for bringing each matter to the meeting;

     - with respect to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to the proposed nominee required under Exchange Act;

     - the name and address, as they appear on the ACS records, of the stockholder proposing such business or nominating such person or persons, and the name and address of the beneficial owner, if any, on whose behalf the proposal or nomination is made;

     - the class and number of shares of capital stock of ACS that are owned beneficially and of record by such stockholder of record and by the beneficial owner, if any, on whose behalf the proposal or nomination is made; and

     - any material interest or relationship that such stockholder of record and/or the beneficial owner, if any, on whose behalf the proposal or nomination is made may respectively have in such business or with such nominee.

A stockholder bringing any proposal to an annual or special meeting also must comply with all applicable requirements of the Exchange Act and the rules and regulations under that Act.

SHAREHOLDER RIGHTS PLAN

     Titan. Titan is a party to the rights agreement with American Stock Transfer and Trust Company, as rights agent. For information on the rights agreement, see "Description of Titan Capital Stock -- Preferred Share Purchase Rights."

     ACS.  ACS is not a party to any shareholder rights plan.

CLASSIFIED BOARD OF DIRECTORS

     Titan. Titan's certificate of incorporation and bylaws do not provide for a classified board of directors. The size of Titan's board of directors is currently fixed by the Titan bylaws at eight directors.

     ACS. The size of the ACS board of directors is currently set by the bylaws at six. ACS's certificate of incorporation and bylaws do not provide for a classified board of directors.

NOMINATIONS OF DIRECTORS

     Titan. Subject to the rights of holders of Titans $1.00 cumulative convertible preferred stock described below, Titan's bylaws provide that nominations for the election of directors may be made by Titan's board of directors or Titan's stockholders. Titan's bylaws provide that any stockholder wishing to nominate persons for election as directors at an annual meeting must deliver to the secretary of Titan, at Titan's principal office in San Diego, a written notice of the stockholder's intention to make a director nomination. The stockholder is required to furnish the notice not later than 60 days nor earlier than 90 days before the first anniversary of the preceding year's annual meeting. If, however, the annual meeting is more than 30 days before or more than 60 days after the anniversary date, the notice must be delivered not earlier than the 90th day nor later than the 60th day before the annual meeting, or the 10th day following the date on which Titan first publicly announces the annual meeting date. The notice must set forth the following information:

     - the name and address of record of the stockholder who intends to make the nomination;

     - a representation that the stockholder is a holder of record of Titan common stock and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

     - the name, age, business and residential addresses and principal occupation or employment of each nominee;

     - a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons, naming such person or persons, pursuant to which the nomination or nominations are to be made by the stockholder;

     - other information regarding each proposed nominee as would be required to be included in a proxy statement filed pursuant to the rules and regulations of the SEC; and

     - the written consent of each proposed nominee to serve as a director of Titan if so elected.

     Holders of Titan's $1.00 cumulative preferred stock are entitled to elect two directors to Titan's board of directors in the event of a default in the payment of dividends on the $1.00 cumulative convertible preferred stock. The size of Titan's board in this event would be increased by two directors.

     ACS. The ACS bylaws provide that nominations for election of directors to the ACS board of directors may be made at an annual or special meeting of stockholders by or at the direction of the board of directors or by any ACS stockholder of record at the time of giving of notice, who is entitled to vote for the election of directors at the meeting. A stockholder's written notice must be delivered to the secretary of ACS at ACS's principal executive offices. If a nomination is to be made at an annual meeting, the notice must be received not less than 120 days before the first anniversary of the preceding year's annual meeting if the meeting is to be held within 30 days of the anniversary of the previous year's annual meeting. If a nomination is to be made at a special meeting or at an annual meeting the date of which is more than 30 days from the anniversary date of the prior year's meeting, the notice must be received no later than the close of business on the 10th day following the earlier of the day on which notice of the meeting date was mailed or public disclosure of the meeting was made. The notice must set forth the following information:

     - with respect to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to the proposed nominee required under the Exchange Act;

     - the name and address, as they appear on the ACS records, of the stockholder nominating such person or persons, and the name and address of the beneficial owner, if any, on whose behalf the proposal or nomination is made;

     - the class and number of shares of capital stock of ACS that are owned beneficially and of record by such stockholder of record and by the beneficial owner, if any, on whose behalf the nomination is made; and

     - any material interest or relationship that such stockholder of record and/or the beneficial owner, if any, on whose behalf the nomination is made may have with such nominee.

A stockholder making any nomination at an annual or special meeting also must comply with all applicable requirements of the Exchange Act and the rules and regulations under that Act.

REMOVAL OF DIRECTORS

     Titan. Under Titan's bylaws, Titan's directors may be removed at any time, either with or without cause, by the affirmative vote of stockholders having a majority of the voting power of Titan. This bylaw provision is subject to rights under Titan's certificate of incorporation of holders of Titan's $1.00 cumulative convertible preferred stock during any period in which Titan defaults on the payment of dividends on the $1.00 cumulative convertible preferred stock.

     ACS. The ACS certificate of incorporation and bylaws provide that any or all directors, excluding those elected by any class or series of preferred stock, may be removed, with cause, at any meeting of stockholders, upon the affirmative vote of the holders of a majority of the outstanding shares of each class of ACS capital stock then entitled to vote in person or by proxy at an election of such directors. The fact that removal of a director or directors is to be acted upon at the meeting must be included in the notice of the meeting at which such removal or removals will be considered. The ACS bylaws also provide that, except as provided otherwise, any or all directors elected by any class or series of preferred stock may be removed, with or without cause, at any meeting of stockholders, upon the affirmative vote of the holders of a majority of the outstanding shares of each class or series of ACS capital stock entitled to vote at an election of such directors. The notice of the meeting at which the removal is to be considered must include notice of the intention to act upon the removal.

VACANCIES IN THE BOARD OF DIRECTORS

     Titan. Titan's bylaws provide that, when any vacancy occurs in the Titan board of directors, whether by reason of an increase in the number of members composing the Titan board of directors, or otherwise, a majority of the remaining members of the Titan board of directors, even though less than a quorum may appoint a director or directors to fill such vacancy or vacancies. The bylaws further provide, however, that if a vacancy is caused by removal, then the successor must be elected by Titan stockholders at a special meeting called for that purpose. This bylaw provision is subject to rights under Titan's certificate of incorporation of holders of Titan's $1.00 cumulative convertible preferred stock during any period in which Titan defaults on the payment of dividends on the $1.00 cumulative convertible preferred stock.

     ACS. The ACS bylaws provide that any vacancy in the ACS board of directors, whether occurring by reason of an increase in the number of members composing the board of directors, or otherwise, may be filled by the vote of a majority of the ACS directors then in office, though less than a quorum, except as described below, or by the affirmative vote, at any meeting of ACS stockholders called for the purpose of filling such directorship, of the holders of a majority of the outstanding shares of each class of ACS capital stock then entitled to vote at an election of such directors. Any vacancies on the board of directors due to the loss of a director elected by the holders of common stock may be filled only by the vote of a majority of the directors then in office, excluding those elected by any series of preferred stock.

INDEMNIFICATION

     Titan. Titan's bylaws provide for indemnification by Titan, to the fullest extent permitted by law, of its officers, directors, employees and agents.

     ACS. The ACS certificate of incorporation and bylaws provide for indemnification by ACS, to the fullest extent permitted by law, of its officers, directors and any other persons with respect of service to ACS to the extent the ACS board of directors specifies that such persons are entitled to indemnification.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

     Titan. Titan's certificate of incorporation provides for the elimination and limitation of the personal liability of directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. In addition, Titan's certificate of incorporation provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. The effect of this provision is to eliminate the rights of Titan and its stockholders, through stockholder derivative suits on behalf of Titan, to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except in the situations described above. The provision does not limit or eliminate the rights of Titan or any stockholder to seek non-monetary relief such as an injunction or rescission upon breach of a director's duty of care. This provision is consistent with section 102(b)(7) of the Delaware General Corporation Law, which is designed, among other things, to encourage qualified individuals to serve as directors of Delaware corporations.

     ACS. The ACS certificate of incorporation eliminates the personal liability of the ACS directors to the same extent that the Titan certificate of incorporation eliminates the personal liability of the Titan directors.

AMENDMENT OF CERTIFICATE OF INCORPORATION

     Titan. Titan's certificate of incorporation may be amended under the Delaware General Corporation Law by a majority vote of the total number of shares outstanding and entitled to vote on the amendment. If any amendment of Titan's certificate of incorporation would adversely affect the rights of any holders of shares of a class or series of capital stock, or such holders are entitled to vote on the amendment, the vote of the holders of a majority of all outstanding shares of the class or series, voting as a class, is also necessary to authorize the amendment.

     ACS. Except for the articles in ACS's certificate of incorporation pertaining to indemnification and amendment of the ACS certificate of incorporation, the certificate of incorporation may be amended under the Delaware General Corporation Law by approval of the ACS board of directors and the subsequent affirmative vote of a majority of the total number of shares outstanding and entitled to vote on the amendment. If any amendment of the ACS certificate of incorporation would adversely affect the rights of any holders any class or series of capital stock, or such holders are entitled to vote on the amendment, the vote of the holders of a majority of all outstanding shares of the class or series, voting as a class, is also necessary to authorize the amendment.

AMENDMENT OF BYLAWS

     Titan. Titan's bylaws may be amended or repealed either by the Titan board of directors, acting by the affirmative vote of a majority of the Titan directors, or by Titan's stockholders.

     ACS. ACS's bylaws may be amended or repealed either by the ACS board of directors, acting by the affirmative vote of a majority of the ACS directors, excluding directors elected by the holders of preferred stock, or by ACS's stockholders.

                                 OTHER MATTERS

VALIDITY OF TITAN COMMON STOCK

     Hogan & Hartson L.L.P., counsel to Titan, has rendered a legal opinion to the effect that the Titan common stock offered hereby, when issued in accordance with the merger agreement, will be validly issued, fully paid and nonassessable.

EXPERTS

     The historical consolidated balance sheets of The Titan Corporation as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998, the financial statements of Transnational Partners II, LLC as of December 31, 1997 and 1998 and for the period from February 9, 1997 (commencement of operations) through December 31, 1997 and for the year ended December 31, 1998, and the financial statements of Mainsaver, as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998, incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated balance sheets of Advanced Communication Systems, Inc. as of September 30, 1998 and 1999, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1999 incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements of Assist Cornerstone Technologies, Inc. as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, incorporated by reference in this registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference herein, and are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of SFG Technologies, Inc. as of December 31, 1998 and April 30, 1998 and for the eight months ended December 31, 1998 and for the years ended April 30, 1996, 1997 and 1998, incorporated by reference in this registration statement have been audited by KPMG LLP, independent auditors, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     Titan has filed the registration statement of which this proxy statement/prospectus forms a part. The registration statement, including the attached exhibits and schedules, contains additional information about Titan. The rules and regulations of the SEC allow Titan to omit from this proxy statement/prospectus certain information included in the registration statement.

     Both Titan and ACS file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. The SEC file number for Titan's documents filed under the Exchange Act is 1-6035. The SEC file number for ACS's documents filed under the Exchange Act is 0-22737. You may read and copy any of this information at the following locations of the SEC:

     Public Reference Room         New York Regional Office         Chicago Regional Office
    450 Fifth Street, N.W.           7 World Trade Center           500 West Madison Street
           Room 1024                      Suite 1300                      Suite 1400
    Washington, D.C. 20549         New York, New York 10048      Chicago, Illinois 60661-2511

     You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330.

     Titan and ACS file information electronically with the SEC. Our SEC filings are also available from the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically.

     The SEC allows both Titan and ACS to "incorporate by reference" in this proxy statement/ prospectus certain documents the companies file with it, which means that Titan and ACS can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement/prospectus, and information that Titan and ACS file later with the SEC will automatically update and supersede this information.

     Titan incorporates by reference the documents listed below and any future filings Titan will make with the SEC under section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the special meeting of ACS stockholders:

          1. Titan's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, which was filed on March 31, 1999, including information incorporated by reference in the Form 10-K from the definitive proxy statement for the 1999 annual meeting of stockholders of Titan, which was filed on April 1, 1999;

          2. Titan's amendment to its Annual Report on Form 10-K, which was filed on Form 10-K/A on January 24, 2000;

          3. Titan's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999, which was filed on May 17, 1999, its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1999, which was filed on August 16, 1999, and its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999, which was filed on November 12, 1999;

          4. Titan's Current Reports on Form 8-K which were filed on June 24, 1999, November 17, 1999, December 16, 1999, January 6, 2000 and January 24, 2000;

          5. Titan's amendment to its Current Report on Form 8-K filed on June 24, 1999, which was filed on August 23, 1999; and

          6. Titan's amendments to its Current Report on Form 8-K filed on January 6, 2000, which were filed on January 19, 2000 and January 24, 2000.

     ACS incorporates by reference the documents listed below and any future filings ACS will make with the SEC under section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the special meeting of ACS stockholders:

          1. ACS's Annual Report on Form 10-K for the fiscal year ended September 30, 1999, which was filed on December 29, 1999;

          2. ACS's amendment to its Annual Report on Form 10-K, which was filed on Form 10-K/A on January 21, 2000; and

          3. ACS's Current Report on Form 8-K which was filed on December 21, 1999.

     In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

     You may obtain any of the documents listed above from the SEC, through the SEC's Web site at the address described above, or from Titan or Corporate Investor Communications, Inc., by requesting these documents in writing or by telephone at the following addresses:

                             The Titan Corporation
                             3033 Science Park Road
                          San Diego, California 92121
                           Attn.: Investor Relations
                                 (858) 552-9500

                    Corporate Investor Communications, Inc.
                               111 Commerce Road
                        Carlstadt, New Jersey 07072-2586
                                 (800) 557-7141

     These documents are available from Titan and Corporate Investor Communications, Inc. without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part. If you would like to request documents, please do so by February 15, 2000 to receive them before the special meeting of ACS's stockholders.

     This document is a proxy statement of ACS and a prospectus of Titan. ACS has supplied all information contained in, or considered a part of, this proxy statement/prospectus relating to ACS, and Titan has supplied all such information relating to Titan.

     Neither Titan nor ACS has authorized anyone to give any information or make any representation about the merger or Titan or ACS that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that Titan or ACS has incorporated into this document. Therefore, if anyone does give you information of this type, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

                                   APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                             THE TITAN CORPORATION,
                      ADVANCED COMMUNICATION SYSTEMS, INC.

                                      AND

                             A T ACQUISITION CORP.
                          DATED AS OF DECEMBER 9, 1999
                       AND AMENDED AS OF JANUARY 20, 2000

                               TABLE OF CONTENTS

                                                                                  PAGE
                                                                                  ----
Article I.          The Merger..................................................   A-1
  Section 1.1.      The Merger..................................................   A-1
  Section 1.2.      Effective Time..............................................   A-1
  Section 1.3.      Effect of the Merger........................................   A-2
  Section 1.4.      Certificate of Incorporation; Bylaws........................   A-2
  Section 1.5.      Directors and Officers......................................   A-2
  Section 1.6.      Closing.....................................................   A-2
  Section 1.7.      Subsequent Actions..........................................   A-2
  Section 1.8.      Tax and Accounting Treatment of the Merger..................   A-2
Article II.         Conversion of Securities; Exchange of Certificates..........   A-3
  Section 2.1.      Conversion of Securities....................................   A-3
  Section 2.2.      Exchange of Certificates....................................   A-4
  Section 2.3.      Assumption of Obligations to Issue Stock....................   A-6
  Section 2.4.      Stock Transfer Books........................................   A-8
  Section 2.5.      Certain Adjustments.........................................   A-8
Article III.        Representations and Warranties of the Company...............   A-8
  Section 3.1.      Organization and Qualification; Subsidiaries................   A-8
  Section 3.2.      Certificate of Incorporation and Bylaws.....................   A-8
  Section 3.3.      Capitalization..............................................   A-9
  Section 3.4.      Authority...................................................  A-10
  Section 3.5.      No Conflict; Required Filings and Consents..................  A-10
  Section 3.6.      SEC Filings; Financial Statements...........................  A-11
  Section 3.7.      No Undisclosed Liabilities..................................  A-12
  Section 3.8.      Absence of Certain Changes or Events........................  A-12
  Section 3.9.      Absence of Litigation.......................................  A-12
  Section 3.10      Licenses and Permits; Compliance With Laws..................  A-13
  Section 3.11.     Intellectual Property.......................................  A-13
  Section 3.12.     Employee Benefit Plans and Related Matters..................  A-14
  Section 3.13.     Properties..................................................  A-16
  Section 3.14.     Contracts...................................................  A-16
  Section 3.15.     Taxes.......................................................  A-18
  Section 3.16.     Environmental Matters.......................................  A-19
  Section 3.17.     Insurance...................................................  A-19
  Section 3.18.     Certain Practices...........................................  A-20
  Section 3.19.     Year 2000...................................................  A-20
  Section 3.20.     Interest Rate and Foreign Exchange Contracts................  A-20
  Section 3.21.     State Takeover Statutes.....................................  A-20
  Section 3.22.     Government Contracts........................................  A-20
  Section 3.23.     Board Approval; Vote Required...............................  A-21
  Section 3.24.     Opinion of Financial Advisor................................  A-21
  Section 3.25.     Brokers.....................................................  A-21
  Section 3.26.     Pooling; Tax Matters........................................  A-21
  Section 3.27.     Registration Statement; Proxy Statement/Prospectus..........  A-22
Article IV.         Representations and Warranties of Acquiror and Merger Sub...  A-22
  Section 4.1.      Organization and Qualification..............................  A-22
  Section 4.2.      Certificate of Incorporation and Bylaws.....................  A-22
  Section 4.3.      Capitalization..............................................  A-23
  Section 4.4.      Authority...................................................  A-23
  Section 4.5.      No Conflict; Required Filings and Consents..................  A-23

                                                                                  PAGE
                                                                                  ----
Article V.          Representations and Warranties of Acquiror..................  A-23
  Section 5.1.      Organization and Qualification; Subsidiaries................  A-24
  Section 5.2.      Certificate of Incorporation and Bylaws.....................  A-24
  Section 5.3.      Capitalization..............................................  A-24
  Section 5.4.      Authority...................................................  A-25
  Section 5.5.      No Conflict; Required Filings and Consents..................  A-25
  Section 5.6.      SEC Filings; Financial Statements...........................  A-26
  Section 5.7.      No Undisclosed Liabilities..................................  A-26
  Section 5.8.      Absence of Certain Changes or Events........................  A-27
  Section 5.9.      Absence of Litigation.......................................  A-27
  Section 5.10.     Certain Practices...........................................  A-27
  Section 5.11.     Government Contracts........................................  A-27
  Section 5.12.     Board Approval; Vote Required...............................  A-28
  Section 5.13.     Opinion of Financial Advisor................................  A-28
  Section 5.14.     Brokers.....................................................  A-28
  Section 5.15.     Pooling; Tax Matters........................................  A-28
  Section 5.16.     Registration Statement; Proxy Statement/Prospectus..........  A-28
  Section 5.17.     Share Ownership.............................................  A-29
  Section 5.18.     Environmental Matters.......................................  A-29
Article VI.         Covenants...................................................  A-29
  Section 6.1.      Affirmative Covenants of the Company........................  A-29
  Section 6.2.      Negative Covenants of the Company...........................  A-29
  Section 6.3.      Affirmative Covenants of Acquiror...........................  A-32
  Section 6.4.      Negative Covenants of Acquiror..............................  A-32
Article VII.        Additional Agreements.......................................  A-32
  Section 7.1.      Access and Information......................................  A-32
  Section 7.2.      Confidentiality.............................................  A-32
  Section 7.3.      Proxy Statement and Registration Statement; Stockholders      A-33
                    Meetings....................................................
  Section 7.4.      HSR Act Matters.............................................  A-34
  Section 7.5.      Public Announcements........................................  A-34
  Section 7.6.      Indemnification.............................................  A-34
  Section 7.7.      Further Action; Reasonable Best Efforts.....................  A-35
  Section 7.8.      No Solicitation.............................................  A-36
  Section 7.9.      NYSE Listing................................................  A-36
  Section 7.10.     Employee Matters............................................  A-37
  Section 7.11.     Affiliates..................................................  A-37
  Section 7.12.     Event Notices...............................................  A-38
  Section 7.13.     Tax Treatment...............................................  A-38
  Section 7.14.     Pooling of Interests........................................  A-39
  Section 7.15.     Merger Sub..................................................  A-39
  Section 7.16.     Board of Directors of Acquiror..............................  A-39
  Section 7.17.     Publishing Financial Results................................  A-39
  Section 7.18.     Stand-Still.................................................  A-39
  Section 7.19.     Stockholder Rights Plan.....................................  A-40
Article VIII.       Closing Conditions..........................................  A-40
  Section 8.1.      Conditions to Obligations of the Parties to Effect the        A-40
                    Merger......................................................
  Section 8.2.      Additional Conditions to Obligations of Acquiror and Merger   A-41
                    Sub.........................................................
  Section 8.3.      Additional Conditions to Obligations of the Company.........  A-42

                                                                                  PAGE
                                                                                  ----
Article IX.         Termination, Amendment and Waiver...........................  A-42
  Section 9.1.      Termination.................................................  A-42
  Section 9.2.      Effect of Termination.......................................  A-44
  Section 9.3.      Amendment...................................................  A-44
  Section 9.4.      Extension; Waiver...........................................  A-44
  Section 9.5.      Transaction Fees, Expenses and Other Payments...............  A-45
  Section 9.6.      Termination Fees............................................  A-45
Article X.          General Provisions..........................................  A-46
  Section 10.1.     Effectiveness of Representations, Warranties and              A-46
                    Agreements..................................................
  Section 10.2.     Notices.....................................................  A-46
  Section 10.3.     Certain Definitions.........................................  A-47
  Section 10.4.     Headings....................................................  A-49
  Section 10.5.     Severability................................................  A-49
  Section 10.6.     Entire Agreement............................................  A-49
  Section 10.7.     Specific Performance........................................  A-49
  Section 10.8.     Assignment..................................................  A-49
  Section 10.9.     Third Party Beneficiaries...................................  A-50
  Section 10.10.    Governing Law...............................................  A-50
  Section 10.11.    Counterparts................................................  A-50
  Section 10.12.    Waiver Of Jury Trial........................................  A-50

Exhibits
Exhibit A  Company Affiliate Agreement
Exhibit B  Acquiror Affiliate Agreement

Schedules
Schedule 3.1   Organization and Qualification; Subsidiaries
Schedule 3.3   Capitalization of the Company
Schedule 3.5   Required Filings and Consents
Schedule 3.8   Absence of Certain Changes or Events
Schedule 3.9   Litigation
Schedule 3.10  Licenses and Permits
Schedule 3.11  Company Intellectual Property
Schedule 3.12  Employee Benefit Plans
Schedule 3.14  Contracts
Schedule 3.15  Taxes
Schedule 3.22  Government Contracts
Schedule 3.25  Brokers
Schedule 3.26  Pooling; Tax Matters
Schedule 5.3   Capitalization of Acquiror
Schedule 5.5   Required Filings and Consents
Schedule 5.8   Absence of Certain Changes or Events
Schedule 5.9   Litigation
Schedule 5.11  Government Contracts
Schedule 5.15  Pooling; Tax Matters
Schedule 6.2   Negative Covenants of the Company
Schedule 7.10  Employee Matters
Schedule 7.11  Affiliates of the Company and Acquiror

                             INDEX OF DEFINED TERMS

                                                                     SECTION
                                                                     -------
Acquiror....................................................  PREAMBLE
Acquiror Common Stock.......................................  2.1(a)
Acquiror Confidentiality Agreement..........................  7.2
Acquiror Counter Proposal...................................  7.3(c)
Acquiror Financial Statements...............................  5.6(b)
Acquiror Floating Rate Election.............................  2.1(c)
Acquiror Preferred Stock....................................  5.3(a)
Acquiror SEC Reports........................................  5.6(a)
Acquiror Stock Option Plan..................................  5.3(a)
Acquiror Stock Price........................................  2.1(c)
Acquiror Stock Purchase Plan................................  5.3(a)
Acquiror Subsidiary and Acquiror Subsidiaries...............  5.1
Acquiror's Legal Counsel....................................  8.1(i)
Acquisition Agreement.......................................  3.14(e)
Acquisition Proposal........................................  10.3
Affiliate...................................................  10.3
Affiliate Agreement.........................................  2.2(c)
Agreement...................................................  PREAMBLE
Beneficial owner, beneficial ownership or beneficially        10.3
  own.......................................................
Bid.........................................................  3.22(b)
Business Day................................................  10.3
Certificate and Certificates................................  2.1(a)
Certificate of Merger.......................................  1.2
Claim.......................................................  7.6(b)
Closing.....................................................  1.6
Closing Date................................................  1.6
Code........................................................  RECITALS
Company.....................................................  PREAMBLE
Company Acquisition.........................................  6.2(e)
Company Benefit Plans.......................................  3.12(a)
Company Common Stock........................................  2.1(a)
Company Confidentiality Agreement...........................  7.2
Company Financial Statements................................  3.6(b)
Company Floating Rate Election..............................  2.1(c)
Company Intellectual Property...............................  3.11(a)
Company Leases..............................................  3.13
Company Permits.............................................  3.10
Company Preferred Stock.....................................  3.3(a)
Company Recommendation......................................  3.4(b)
Company SEC Reports.........................................  3.6(a)
Company Stock Option Plans..................................  2.3(a)
Company Stockholder Agreement...............................  PREAMBLE
Company Stockholder Approval................................  3.4(a)
Company Stockholders Meeting................................  7.3(b)
Company Subsidiary and Company Subsidiaries.................  3.1
Confidentiality Agreement...................................  7.2
Continuing Employees........................................  7.10(a)
Contracts...................................................  3.14(a)
Control, controlled by, under common control with...........  10.3

                                                                     SECTION
                                                                     -------
Credit Facility.............................................  10.3
D&O Insurance...............................................  7.6(b)
Delaware Law................................................  RECITALS
Director Option.............................................  2.3(c)
Effective Time..............................................  1.2
Employee benefit plans......................................  3.12(a)
Encumbrance.................................................  10.3
Environmental Laws..........................................  3.16(a)
ERISA Affiliate.............................................  3.12(a)
ERISA.......................................................  3.12(a)
Exchange Act................................................  3.5(b)
Exchange Agent..............................................  2.2(a)
Exchange Fund...............................................  2.2(a)
Exchange Ratio..............................................  2.1(b)
GAAP........................................................  RECITALS
Government Contract.........................................  3.22(b)
Governmental Entity.........................................  3.5(b)
Hazardous Substances........................................  3.16(a)
Holder and Holders..........................................  2.1(a)
HSR Act.....................................................  3.5(b)
Incentive stock options.....................................  2.3(a)
Indemnified Parties.........................................  7.6(b)
Information Technology......................................  3.19
Intellectual Property.......................................  10.3
Interim Period..............................................  7.1
Proxy Statement.............................................  3.17
Legal Opinions..............................................  8.1(i)
Material Adverse Effect.....................................  10.3
Material Contract...........................................  3.14(a)
Merger......................................................  RECITALS
Merger Consideration........................................  2.1(a)
Merger Sub..................................................  PREAMBLE
Merger Sub Stock............................................  2.1(f)
Multiemployer plan..........................................  3.12(a)
NASD........................................................  3.5(b)
Nasdaq......................................................  3.5(b)
NYSE........................................................  2.1(c)
Option......................................................  2.3(a)
Order.......................................................  8.1(c)
Outside Date................................................  9.1(e)
Person......................................................  10.3
Pooling of interests........................................  3.26(a); 5.15; 6.2(o);
                                                              6.4(c); 7.11(b); 7.14;
                                                              8.1(g); 8.1(h)
Reasonable best efforts.....................................  10.3
Receiving Party.............................................  7.2
Registration Statement......................................  3.27
Representation Letters......................................  7.13
Representatives.............................................  7.8(a)
SEC.........................................................  RECITALS
Securities Act..............................................  3.5(b)

                                                                     SECTION
                                                                     -------
Stockholder Vote Election...................................  9.1(i)
Subsidiary..................................................  10.3
Superior Proposal...........................................  10.3
Surviving Corporation.......................................  1.1
Tax.........................................................  3.15(g)
Terminating Acquiror Breach.................................  9.1(c)
Terminating Company Breach..................................  9.1(b)
Termination Election........................................  9.6(b)
Termination Fee.............................................  9.6(a)
Treasury Stock..............................................  2.1(d)
Year 2000 Compliant.........................................  3.19
Year 2000 Meeting...........................................  7.16

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of December 9, 1999, and amended as of January 20, 2000, by and among The Titan Corporation, a Delaware corporation ("Acquiror"), Advanced Communication Systems, Inc., a Delaware corporation (the "Company") and A T Acquisition Corp., a Delaware corporation ("Merger Sub").

     WHEREAS, Merger Sub is a newly formed corporation that is a wholly owned direct subsidiary of Acquiror, organized and existing under the laws of the State of Delaware;

     WHEREAS, the Board of Directors of the Company, Acquiror and Merger Sub has each determined that it is fair to, advisable, and in the best interests of, the stockholders of the Company, Acquiror and Merger Sub that Merger Sub be merged with and into the Company (the "Merger") pursuant to and subject to the terms and conditions of this Agreement and the Delaware General Corporation Law ("Delaware Law");

     WHEREAS, as a condition and inducement to Acquiror's and Merger Sub's entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Acquiror and Merger Sub are entering into a Stockholders Agreement with certain stockholders of the Company (the "Company Stockholders Agreement"), pursuant to which, among other things, such stockholders have agreed to vote their Shares of Company Common Stock in favor of the Merger and granted Acquiror an irrevocable proxy to vote such shares of Company Common Stock;

     WHEREAS, for United States federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, for financial accounting purposes, it is intended that the Merger be accounted for as a pooling of interests under United States generally accepted accounting principles ("GAAP") and the rules and regulations of the Securities and Exchange Commission (the "SEC").

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I.

                                   THE MERGER

SECTION 1.1.  THE MERGER.

     Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law, at the Effective Time (as defined in Section 1.2) the Merger shall be effected and, pursuant thereto, Merger Sub shall be merged with and into the Company.

     As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (sometimes referred to herein as the "Surviving Corporation") and shall become a wholly owned subsidiary of Acquiror. The name of the Company shall continue as the name of the Surviving Corporation.

SECTION 1.2.  EFFECTIVE TIME.

     On the Closing Date (as defined in Section 1.6), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, as required by, and executed in accordance with the relevant provisions of, Delaware Law and in such form as approved by the Company and Acquiror prior to such filing (the time of the filing of the Certificate of Merger or the effective time specified therein being the "Effective Time").

SECTION 1.3.  EFFECT OF THE MERGER.

     At the Effective Time, the effect of the Merger shall be as set forth herein and as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.4.  CERTIFICATE OF INCORPORATION; BYLAWS.

     At the Effective Time: (a) the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time and as amended by the Certificate of Merger, shall become the certificate of incorporation of the Surviving Corporation and shall reflect a name change to that of the Surviving Corporation, and (b) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation.

SECTION 1.5.  DIRECTORS AND OFFICERS.

     The officers and directors of Merger Sub shall be initial directors and officers of the Surviving Corporation. Each such officer and director shall hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and until his or her successor is duly elected or appointed and qualified in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

SECTION 1.6.  CLOSING.

     Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 9.1, and subject to the terms and conditions of this Agreement (including, without limitation, the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII hereof) the closing of the Merger (the "Closing") shall take place at 11 a.m. Washington, D.C. time on the second Business Day after the satisfaction or waiver of the last to be fulfilled or waived of the conditions set forth in Article VIII (the "Closing Date"), at the offices of Hogan & Hartson, LLP, 8300 Greensboro Drive, Suite 1100, McLean, Virginia 22102, unless another place or time is agreed to in writing by the parties hereto.

SECTION 1.7.  SUBSEQUENT ACTIONS.

     If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue, vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of either of its constituent corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be directed and authorized to execute and deliver, in the name and on behalf of either of the Company or the Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out this Agreement.

SECTION 1.8.  TAX AND ACCOUNTING TREATMENT OF THE MERGER.

     It is intended by the parties hereto that the Merger shall (a) constitute a reorganization of Merger Sub and the Company within the meaning of Section 368(a) of the Code, and (b) be accounted for as a pooling of interests under GAAP and the rules and regulations of the SEC. The parties hereby adopt this

Agreement as a "plan of reorganization" of Merger Sub and the Company within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

                                  ARTICLE II.

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.1.  CONVERSION OF SECURITIES.

     At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company or the holders of any of the securities referred to in this Section 2.1:

     (a) Common Stock. Each share of common stock, par value $.01 per share, of the Company (the "Company Common Stock") (excluding any shares of Treasury Stock (as hereinafter defined) and any shares held by Acquiror or any Affiliate of Acquiror) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive that number, rounded up or down, as the case may be to the nearest whole number of share(s) of common stock, par value $.01 per share, of the Acquiror (the "Acquiror Common Stock") equal to the "Exchange Ratio" (as defined below) upon surrender of the certificate representing such shares in accordance with Section 2.2. The shares of Acquiror Common Stock issuable to the holders of Company Common Stock outstanding immediately prior to the Effective Time (each, a "Holder" and collectively, the "Holders") pursuant hereto shall be referred to hereinafter as the "Merger Consideration." All such shares of Company Common Stock shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares (a "Certificate" and collectively, the "Certificates") shall thereafter represent only the right to receive the Merger Consideration. At the Effective Time, the Holders shall cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the Merger Consideration and as otherwise provided herein or afforded by applicable law;

     (b) Exchange Ratio.

     The "Exchange Ratio" shall be determined as follows:

        (i) if the Acquiror Stock Price is less than or equal to $32.50 per share and greater than or equal to $25.50 per share, the Exchange Ratio equals the quotient obtained by dividing 20 by the Acquiror Stock Price;

        (ii) if the Acquiror Stock Price is less than $25.50 per share and greater than or equal to $22.95 per share, the Exchange Ratio is .7843;

        (iii) if the Acquiror Stock Price is greater than $32.50 per share and less than or equal to $35.75 per share, the Exchange Ratio is .6154;

        (iv) if the Acquiror Stock Price is greater than $35.75 per share and the Company makes a "Company Floating Rate Election," the Exchange Ratio shall be equal to the quotient obtained by dividing 22 by the Acquiror Stock Price; and

        (v) if the Acquiror Stock Price is less than $22.95 per share and Acquiror makes an "Acquiror Floating Rate Election," the Exchange Ratio shall be equal to the quotient obtained by dividing 18 by the Acquiror Stock Price.

     (c) Certain Definitions. For purposes of this Agreement, (i) the term "Acquiror Stock Price" shall mean the average of the closing sale prices of a share of Acquiror Common Stock as reported on the New York Stock Exchange ("NYSE") for the ten (10) trading day period ending two (2) trading days immediately preceding the Closing Date; (ii) the term "Acquiror Floating Rate Election" shall mean an election made by Acquiror upon determination of the Acquiror Stock Price in the event that the Acquiror Stock Price is less than $22.95 per share, whereby Acquiror agrees to use the Exchange Ratio which equals the quotient obtained by dividing 18 by the Acquiror Stock Price; and (iii) the term "Company

Floating Rate Election" shall mean an election made by the Company upon determination of the Acquiror Stock Price in the event that the Acquiror Stock Price is greater than $35.75 per share, whereby the Company agrees to use the Exchange Ratio which equals the quotient obtained by dividing 22 by the Acquiror Stock Price.

     (d) Treasury Stock. All shares of capital stock of the Company held by Acquiror, any Affiliate of Acquiror and in the treasury of the Company immediately prior to the Effective Time ("Treasury Stock") shall be canceled and extinguished without any conversion thereof and no consideration shall be delivered or deliverable in exchange therefor;

     (e) Other Rights Relating to the Company Stock.  Except as set forth in
Section 2.3, all options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in the Company, including any securities directly or indirectly convertible into or exercisable or exchangeable for any capital stock or other equity securities of the Company that have not been exercised, or that have not vested, prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no Merger Stock or other consideration shall be delivered or deliverable in exchange therefor;

     (f) Merger Sub Stock. Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time ("Merger Sub Stock") shall be converted into and exchanged for one (1) duly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation; and

SECTION 2.2.  EXCHANGE OF CERTIFICATES.

     (a) Exchange Agent. Promptly (and in no event later than the third business day) after the Effective Time, Acquiror shall deposit with First Union National Bank (the "Exchange Agent") for the benefit of the Holders for issuance and payment in accordance with this Article II: the shares of Acquiror Common Stock issuable pursuant to Section 2.1(a) (such shares of Acquiror Common Stock being hereinafter referred to as the "Exchange Fund"). At the Effective Time, Acquiror shall cause the Exchange Agent, pursuant to irrevocable instructions delivered to the Exchange Agent prior thereto, to deliver Acquiror Common Stock contemplated to be issued pursuant to Section 2.1(a) out of the Exchange Fund. The Exchange Fund shall not be used for any purpose other than as set forth in this Section 2.2(a).

     (b) Payment Procedures. Promptly (and in no event later than the third business day) after the Effective Time, Acquiror shall cause the Exchange Agent to mail to each Holder who, as of the Effective Time, holds a Certificate or Certificates (excluding any Certificates for Treasury Stock): (i) a form letter of transmittal; and (ii) instructions for use in effecting the surrender of the Certificates for cancellation and delivery in exchange for the Merger Consideration. Upon surrender to the Exchange Agent and cancellation of a Certificate, together with such letter of transmittal duly executed and any other reasonably required documents, the Holder of such Certificate shall be entitled to receive in exchange therefor the applicable amount of the Merger Consideration as determined pursuant to Section 2.1(a). In the event of a surrender of a Certificate representing shares of Company Common Stock that are not registered in the transfer records of the Company under the name of the Holder surrendering such Certificate, a certificate representing the proper number of shares of Acquiror Common Stock may be issued to a Person other than the Holder in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other Taxes required by reason of the issuance of shares of Acquiror Common Stock to a Person other than the Holder of such Certificate or shall establish to the satisfaction of Acquiror that such Taxes have been paid or are not applicable. Until surrendered in accordance with the provisions of this Section 2.2, each Certificate shall represent for all purposes only the right to receive the applicable amount of the Merger Consideration with respect thereto as determined pursuant to Section 2.1(a), in such case without any interest thereon.

     (c) Issuances to Affiliates. Notwithstanding anything herein to the contrary, any Certificate surrendered for exchange by any Affiliate of the Company shall not be exchanged until Acquiror shall have received a signed agreement from such Affiliate (an "Affiliate Agreement") as provided in Section
7.11 hereof.

     (d) No Further Rights in Stock. All shares of Acquiror Common Stock issued upon the surrender for exchange of Certificates pursuant to Section 2.1 and in accordance with this Section 2.2 shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Company as the Surviving Corporation of the shares of Company Common Stock represented by such Certificates that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates are presented to Acquiror, the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided herein, except as otherwise provided by law.

     (e) RESERVED.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the Holders for twelve (12) months after the Effective Time shall be delivered to Acquiror, upon demand, and any Holder that has not theretofore received Merger Consideration in respect of any shares of Company Common Stock held thereby shall thereafter look only to the Surviving Corporation and Acquiror for the applicable amount of the Merger Consideration to which such Holder is entitled pursuant hereto.

     (g) Withholding of Tax. Acquiror or the Exchange Agent shall be entitled to deduct and withhold from the applicable amount of the Merger Consideration otherwise issuable or payable to, any Holder such amounts as Acquiror (or any Affiliate thereof) or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Acquiror (or any Affiliate thereof) or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of whom such deduction and withholding was made.

     (h) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit setting forth that fact by the Person claiming such loss, theft or destruction and the granting of a reasonable indemnity against any claim that may be made against Acquiror or the Exchange Agent with respect to such Certificate (and, if required by Acquiror in the case of any Certificate or Certificates from any Holder representing more than Seven Thousand Five Hundred (7,500) shares of Company Common Stock, the posting by such Person of a bond, in such reasonable amount as Acquiror may direct), Acquiror shall cause the Exchange Agent to issue to such Person the applicable amount of the Merger Consideration and any cash payments with respect to such lost, stolen or destroyed Certificate to which the Holder thereof may be entitled pursuant to this Article II.

     (i) Distributions With Respect to Unexchanged Shares of Acquiror Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock evidenced thereby until the holder of such Certificate shall properly surrender such Certificate in accordance with the requirements of Section 2.2(b). Subject to the effect of escheat, tax or other applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates evidencing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, (i) promptly the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Acquiror Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Acquiror Common Stock.

     (j) No Liability. Neither Acquiror nor the Surviving Corporation shall be liable to any Holder of shares of Company Common Stock for any shares of Acquiror Common Stock (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

SECTION 2.3.  ASSUMPTION OF OBLIGATIONS TO ISSUE STOCK.

     (a) Company Options. As of the Effective Time, each outstanding Option (as hereinafter defined) shall be converted into an option to acquire Acquiror Common Stock as provided in this Section 2.3(a). The term "Option" shall mean any option to purchase or acquire shares of Company Common Stock granted under the Company's 1996 Stock Incentive Plan and 1997 Stock Incentive Plan, as amended (the "Company Stock Option Plans"). Following the Effective Time, each Option shall continue to have, and shall be subject to, the terms and conditions of each agreement pursuant to which such Option was subject immediately prior to the Effective Time (including, in the case of each Option granted under the Company Stock Option Plans, the terms and conditions of the Company Stock Option Plans under which such Option was granted), except that: (i) each Option (as converted pursuant to this Section 2.3(a)) shall be exercisable for that number of whole shares of Acquiror Common Stock equal to the product of (A) the aggregate number of shares of Company Common Stock for which such Option was exercisable at the Effective Time, multiplied by (B) the Exchange Ratio, provided, however, that no fractional shares of Acquiror Common Stock shall be issued upon the exercise of any Option (as converted pursuant to this Section 2.3(a)) and the holder of any Option (as converted pursuant to this Section 2.3(a)) granted under the Company Stock Option Plans otherwise exercisable for a fractional share of Acquiror Common Stock shall be entitled to receive, upon exercise thereof, cash (without interest) in such amount to which such holder would otherwise be entitled as determined pursuant to the provisions of the Company Stock Option Plans and the agreement under which such Option was granted (provided that all references in such Company Stock Option Plans and such agreement to the Company shall be references to Acquiror and references to the Company's Common Stock shall be references to Acquiror Common Stock); and (ii) the exercise price per share of Acquiror Common Stock issuable pursuant to each Option (as converted pursuant to this Section 2.3(a)) shall be equal to the exercise price per share of Company Common Stock under such Option at the Effective Time divided by the Exchange Ratio, rounded to the nearest whole cent. The assumption and substitution of Options as provided herein shall not give the holders of such Options additional benefits or additional (or accelerated) vesting rights that they did not have immediately prior to the Effective Time or relieve the holders of such Options from any obligations or restrictions applicable to their Options or the shares obtainable upon exercise of the Options. The adjustment provided herein with respect to any Options that are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be, effected in a manner that is consistent with continued treatment of such Options as "incentive stock options" under Section 424(a) of the Code. The duration and other terms of the converted options provided for in this Section 2.3(a) shall be the same as the Options except that all references to the Company shall be references to Acquiror and references to the Company's Common Stock shall be references to Acquiror Common Stock. Acquiror shall take all corporate action necessary to reserve for issuance, at all times any converted options provided for in this Section 2.3(a) are outstanding, a sufficient number of shares of Acquiror Common Stock for delivery upon the exercise of such converted Options. The Company will take such action as shall be reasonably necessary (including but not limited to obtaining waivers from holders of Options) so that each Option that was unvested or subject to a repurchase option, risk of forfeiture or other condition under any applicable Company Stock Option Plans immediately prior to the Effective Time shall continue to be subject to such vesting, repurchase, forfeiture or other conditions with respect to the Acquiror Common Stock that may be issuable with respect thereto after the occurrence of the Effective Time or the consummation of the transactions contemplated by this Agreement.

     (b) Form S-8. Acquiror shall: (i) promptly following the Effective Time, file all necessary registration statements on Form S-8 (or amend existing registration statements on Form S-8) to become effective as soon as practicable after the Effective Time in order to effectively register the shares of Acquiror Common Stock subject to Options outstanding as of the Effective Time (as converted pursuant
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to Section 2.3(a)) that were granted under the Company Stock Option Plans; (ii)
use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Options (as converted pursuant to Section 2.3(a)) remain outstanding; and (iii) promptly following the Effective Time prepare and submit to the NYSE the Supplemental Listing Application relating to inclusion for quotation on the NYSE of the shares of Acquiror Common Stock subject to such Options (as converted pursuant to Section 2.3(a)) and use reasonable best efforts to cause such securities to be approved for listing on the NYSE as soon as practicable after the Effective Time, subject to official notice of issuance.

     (c) Director Options. As of the Effective Time, each outstanding Director Option (as hereinafter defined) shall be converted into an option to acquire Acquiror Common Stock as provided in this Section 2.3(c). The term "Director Option" shall mean any option to purchase or acquire shares of Company Common Stock granted to any director of the Company in such individual's capacity as a director (specifically excluding any Options granted under the Company Stock Option Plans). Following the Effective Time, each Director Option shall continue to have, and shall be subject to, the terms and conditions of each agreement to which such Director Option was subject immediately prior to the Effective Time, except that: (i) each Director Option (as converted pursuant to this Section 2.3(c)) shall be exercisable for that number of whole shares of Acquiror Common Stock equal to the product of (A) the aggregate number of shares of Company Common Stock for which such Director Option was exercisable at the Effective Time, multiplied by (B) the Exchange Ratio, provided, however, that no fractional shares of Acquiror Common Stock shall be issued upon the exercise of any Director Option (as converted pursuant to this Section 2.3(c)) and the holder of any Director Option (as converted pursuant to this Section 2.3(c)) otherwise exercisable for a fractional share of Acquiror Common Stock shall be entitled to receive, upon exercise thereof, cash (without interest) in an amount equivalent to the fair market value (at the time of exercise) of the fractional share of Acquiror Common Stock to which such holder would otherwise be entitled (as determined pursuant to the provisions of the applicable Director Option agreement); and (ii) the exercise price per share of Acquiror Common Stock issuable pursuant to each Director Option (as converted pursuant to this Section 2.3(c)) shall be equal to the exercise price per share of Company Common Stock under such Director Option at the Effective Time divided by the Exchange Ratio, rounded to the nearest whole cent. The assumption and substitution of Director Options as provided herein shall not give the holders of such Director Options additional benefits or additional (or accelerated) vesting rights that they did not have immediately prior to the Effective Time or relieve the holders of such Director Options from any obligations or restrictions applicable to their Director Options or the shares obtainable upon exercise of their Director Options. The duration and other terms of the converted Director Options provided for in this Section 2.3(c) shall be the same as the Director Options except that all references to the Company shall be references to Acquiror and references to the Company's Common Stock shall be references to Acquiror Common Stock. Acquiror shall take all corporate action necessary to reserve for issuance, at all times any converted Director Options provided for in this Section 2.3(c) are outstanding, a sufficient number of shares of Acquiror Common Stock for delivery upon the exercise of such converted Director Options. The Company will take such action as shall be reasonably necessary (including but not limited to obtaining waivers from holders of Director Options) so that each Director Option that was unvested or subject to a repurchase option, risk of forfeiture or other condition immediately prior to the Effective Time shall continue to be subject to such vesting, repurchase, forfeiture or other conditions with respect to the Acquiror Common Stock that may be issuable with respect thereto after the occurrence of the Effective Time or the consummation of the transactions contemplated by this Agreement.

     (d) Except as may otherwise be agreed to by Acquiror and the Company or as otherwise contemplated or required to effectuate the provisions of this Section 2.3, the Company Stock Option Plans shall terminate as of the Effective Time and the provisions of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Company Subsidiary shall expire as of the Effective Time. The termination of any Company Stock Option Plans shall not affect any Options granted under such plans prior to the date of termination.

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     (e) Company Employee Stock Purchase Plan.  The Company's Employee Stock
Purchase Plan under Code Section 423 shall be terminated on or before the Effective Time, with a refund to participants of any payroll deductions for the then current Offering Period (as defined therein) which have not been used to purchase shares of the Company's Common Stock pursuant to the terms of the plan on or before the Effective Time.

SECTION 2.4.  STOCK TRANSFER BOOKS.

     At the Effective Time, the transfer books of the Company with respect to all shares of capital stock or other securities of the Company shall be closed and no further registration of transfers of such shares of capital stock or other securities shall thereafter be made on the records of the Company.

SECTION 2.5.  CERTAIN ADJUSTMENTS.

     If between the date hereof and the Effective Time, the outstanding shares of Company Common Stock or Acquiror Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, the Exchange Ratio shall be adjusted accordingly to provide the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend.

                                  ARTICLE III.

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Acquiror and Merger Sub, subject to the exceptions set forth herein and in the Company's disclosure schedules (which exceptions shall specifically identify a section, subsection or clause of a single section or subsection hereof, as applicable, to which such exception relates, it being understood and agreed that each such exception shall be deemed to be disclosed both under such section, subsection or clause hereof and any other section, subsection or clause hereof to which such disclosure reasonably relates) that:

SECTION 3.1.  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

     Each of the Company and each Subsidiary of the Company (each a "Company Subsidiary" and collectively, the "Company Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of the Company and each Company Subsidiary is duly qualified to conduct its business, and is in good standing, in each jurisdiction where such qualification is necessary, except for such failures that would not have a Material Adverse Effect on the Company. Each of the Company and each Company Subsidiary has the requisite corporate power and authority to own, operate, lease and otherwise to hold its assets and properties and to carry on its business as now being conducted, except for such failures that would not have a Material Adverse Effect on the Company. Section 3.1 of the Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of each Company Subsidiary's outstanding capital stock or other equity interests owned by the Company and Company Subsidiaries, as the case may be. Except as set forth in
Schedule 3.1, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

SECTION 3.2.  CERTIFICATE OF INCORPORATION AND BYLAWS.

     The Company has heretofore delivered to Acquiror a complete and correct copy of the certificate or articles of incorporation and the bylaws of the Company and each Company Subsidiary, each as amended to date. Each such certificate or articles of incorporation and bylaws is in full force and effect. None of the

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Company or any Company Subsidiary is in violation of any of the provisions of its articles or certificate of incorporation, bylaws or equivalent organizational documents.

SECTION 3.3.  CAPITALIZATION.

     (a) The authorized capital stock of the Company consists of forty million (40,000,000) shares of Company Common Stock and one million (1,000,000) shares of preferred stock, par value $.01 per share ("Company Preferred Stock").

        (1) As of December 6, 1999, (i) 8,776,448 shares of Company Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 2,679,636 shares of Company Common Stock are held in the treasury of the Company, and (iv) 648,323 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Options and Director Options for an aggregate exercise price of $6,395,659.00.

     (b) All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except for the shares of Company Common Stock outstanding as of the date hereof, the shares of Company Common Stock issuable pursuant to the Options and Director Options and such Options and Director Options, each of which Options and Director Options are described in Schedule 3.3 (which Schedule sets forth the (w) the name of the optionee, (x) the particular plan pursuant to which such Option or Director Option was granted, (y) the date of grant and number of shares of Company Common Stock subject to such Option or Director Option and (z) whether the exercisability of such option will be accelerated by the transaction contemplated by this Agreement) and the shares of Company Common Stock issuable pursuant to the Company's Employee Stock Purchase Plan: (i) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of the Company or any Company Subsidiary, (B) any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities or ownership interests of the Company or any Company Subsidiary, (C) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, or any obligation of the Company or any Company Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or securities convertible into or exchangeable or exercisable for capital stock or voting securities of or other ownership interests in, the Company or any Company Subsidiary, and (ii) there are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. The conversion of the Options and the Director Options into options to acquire Acquiror Common Stock pursuant to and in accordance with the terms set forth in Section 2.3 of this Agreement may be effected in all respects without the consent of any holder of an Option or a Director Option.

     (c) Except as described in Schedule 3.3, neither the Company nor any Company Subsidiary is a party to or aware of, any stockholder agreement, voting trust or agreement (i) restricting or requiring the purchase or transfer of, relating to the voting or disposition of, requiring registration of, or granting any preemptive or, except as provided by the terms of the Company Stock Option Plans and Director Options, antidilutive rights with respect to, any of the securities of the Company or any of the Company Subsidiaries that are outstanding or that may be subsequently issued upon the conversion or exercise of any instrument or otherwise or (ii) granting to any person or group the right to elect or to designate or nominate for election a director to the board of directors of the Company or any Company subsidiary.

     (d) All the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, and other than in connection with the Credit Facility, are free and clear of all Encumbrances, options, rights of first refusal, agreements, limitations on the Company's or such Company Subsidiary's voting rights, charges and other Encumbrances of any nature whatsoever.

     (e) Except as previously disclosed to Acquiror, as of the date of this Agreement, none of the Company or any Company Subsidiary directly or indirectly owns, or has agreed to purchase or otherwise
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acquire, 5% or more of the capital stock of, or any interest convertible into or exchangeable or exercisable for 5% or more of the capital stock of, any corporation, partnership, joint venture or other business association or entity (other than the Company Subsidiaries set forth in Schedule 3.1) other than a Company Acquisition as permitted pursuant to the provisions of Section 6.3(i). There are no material outstanding contractual obligations of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person except as permitted pursuant to the provisions of Section 6.3(i).

SECTION 3.4.  AUTHORITY.

     (a) The Company has the necessary corporate power and authority to enter into this Agreement and the other agreements referred to herein (the "Ancillary Agreements") and, subject to obtaining the requisite approval of this Agreement, the Merger and the other transactions contemplated hereby by the Company's stockholders as required by Delaware Law and as contemplated in Section 7.3(b) ("Company Stockholder Approval"), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Except for Company Stockholder Approval, the execution and delivery of this Agreement and the Ancillary Agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Acquiror and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity (it being understood that, with respect to the Company's obligation to consummate the Merger, the Company Stockholder Approval is required as set forth herein and that nothing in this Agreement shall be construed or interpreted as a guaranty by the Company that such approval will be obtained).

     (b) The Board of Directors of the Company has, on December 8, 1999, by unanimous resolution (i) approved and adopted this Agreement and the transactions contemplated by this Agreement, (ii) determined that the Merger is in the best interests of the Company and its stockholders and that the terms of this Agreement are fair to the Company and its stockholders and (iii) declared the advisability of this Agreement and recommended that the stockholders of the Company approve and adopt this Agreement and the transactions contemplated by this Agreement and directed that this Agreement and such transactions be submitted for approval by the Company's stockholders at the Company Stockholders Meeting (as hereinafter defined) (the "Company Recommendation").

SECTION 3.5.  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

     (a) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations under this Agreement will not:
(i) conflict with or violate the certificate or articles of incorporation or bylaws of the Company or any Company Subsidiary; (ii) subject to obtaining the approvals and compliance with the requirements set forth in Section 3.5(b), conflict with or violate any Order applicable to the Company or any Company Subsidiary or by which any of their respective properties or assets is bound or affected; or (iii) except as set forth in Schedule 3.5, result in any breach of or constitute a default (or an event that with or without notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of the Company or any Company Subsidiary pursuant to any Material Contract, except, in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other alterations or occurrences that would not: (x) prevent or, to the knowledge of the Company, delay in any material respect, consummation of the

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Merger; (y) otherwise prevent the Company from performing its obligations under this Agreement in any material respect; or (z) have a Material Adverse Effect on the Company.

     (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require by, with respect to or on behalf of the Company or any Company Subsidiary any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a "Governmental Entity"), except: (i) for (A) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), the National Association of Securities Dealers, Inc. (the "NASD"), the Nasdaq National Market, Inc. ("Nasdaq") and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) applicable requirements, if any, of the consents, approvals, authorizations or permits described in Schedule 3.5, and (C) filing and recordation of appropriate merger documents as required by Delaware Law; or (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not: (x) prevent or delay in any material respect the consummation of the Merger; (y) otherwise prevent the Company from performing its obligations under this Agreement in any material respect; or (z) would not individually, or in the aggregate, have a Material Adverse Effect on the Company.

SECTION 3.6.  SEC FILINGS; FINANCIAL STATEMENTS.

     (a) The Company has filed all forms, reports, statements and other documents required to be filed with the SEC since January 1, 1997, and has heretofore furnished to Acquiror, in the form filed with the SEC since such date, together with any amendments thereto, all of such forms, reports, statements and other documents, including without limitation, its: (i) Annual Reports on Form 10-K; (ii) Quarterly Reports on Form 10-Q; (iii) proxy statements relating to meetings of stockholders (whether annual or special);
(iv) reports on Form 8-K; and (v) other reports or registration statements filed by the Company and such Company Subsidiaries (collectively, the "Company SEC Reports"). As of their respective filing dates, the Company SEC Reports (including all Company SEC Reports filed after the date of this Agreement and prior to the Effective Time): (x) complied (or will comply when filed) as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable; and (y) did not or shall not at the time they are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is required to file any form, report, statement or other document with the SEC other than in conjunction with the filing of the Company SEC Reports.

     (b) The audited consolidated financial statements and unaudited interim financial statements of the Company (including the notes and schedules thereto) contained or incorporated by reference in the Company SEC Reports (including all Company SEC Reports filed after the date of this Agreement and prior to the Effective Time) (the "Company Financial Statements") complied or shall comply in all material respects with applicable GAAP accounting requirements and with the rules and regulations of the SEC with respect thereto. The Company Financial Statements present or shall present fairly in all material respects the consolidated financial position of the Company and the Company Subsidiaries at the respective dates thereof and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries for the periods indicated, in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be noted therein) and subject in the case of interim financial statements to normal year-end adjustments.

     (c) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, none of the Company or any of the Company Subsidiaries is indebted to any director, officer, employee, agent or consultant of the Company or any of the Company Subsidiaries (except for amounts due as normal salaries and bonuses, retention bonuses or retirement payments that have been previously disclosed to Acquiror, and in reimbursement of ordinary or relocation expenses) and no such person is indebted to the

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Company or any of the Company Subsidiaries, and there have been no other transactions of the type required to be disclosed pursuant to Items 402 and 404 of Regulation S-K under the Exchange Act.

     (d) The Company has filed all exhibits to the Company SEC Reports required by Item 601 of SEC Regulation S-K and has filed all contracts required to be filed pursuant to paragraph (b)(10) of such Item 601.

SECTION 3.7.  NO UNDISCLOSED LIABILITIES.

     Neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except: (a) liabilities or obligations reflected in the Company SEC Reports; (b) liabilities or obligations incurred since September 30, 1999, in the ordinary course of business consistent with past practices that have not had and are not reasonably likely to have a Material Adverse Effect on the Company (without taking into account the effects of the consummation of the Merger); and (c) liabilities or obligations that have not had and are not reasonably likely to have a Material Adverse Effect on the Company (without taking into account the effects of the consummation of the Merger).

SECTION 3.8.  ABSENCE OF CERTAIN CHANGES OR EVENTS.

     Since September 30, 1999, except as contemplated by this Agreement or as disclosed in any Company SEC Report filed since September 30, 1999, or as set forth in Schedule 3.8, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (a) any change in the business, operations, properties, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) of the Company or any Company Subsidiary having, individually or in the aggregate, a Material Adverse Effect on the Company, (b) any material change by the Company in its accounting methods, principles or practices, (c) any material revaluation by the Company of any material asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice, (d) any entry by the Company or any Company Subsidiary into any commitment or transaction material to the Company and the Company Subsidiaries taken as a whole, except in the ordinary course of business and consistent with past practice, (e) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of its capital stock or any redemption, purchase or other acquisition of any of its securities, (f) except as previously disclosed to Acquiror, any increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or employees of the Company or any Company Subsidiary, except in the ordinary course of business consistent with past practice, (g) except as previously disclosed to Acquiror, any entry by the Company or any Company Subsidiary into any employment, consulting, severance, termination or indemnification agreement with any officer or employee of the Company or any Company Subsidiary or entry into any such agreement with any other person outside the ordinary course of business, or (h) any agreement by the Company or any Company Subsidiary to take any of the actions described in this Section 3.8 except as expressly contemplated by this Agreement. Between September 30, 1999, and the date of this Agreement (inclusive), neither the Company nor any of the Company Subsidiaries has taken, or agreed to take, any action that would constitute a material breach of Section 6.1 or Section 6.2 if taken after the date of this Agreement.

SECTION 3.9.  ABSENCE OF LITIGATION.

     Except as set forth in the Company SEC Reports or in Schedule 3.9, there are: (a) no claims, actions, suits, investigations or proceedings pending or, to the Company's knowledge, threatened against the Company or any of the Company Subsidiaries, or any material asset thereof, before any court,
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administrative, governmental, arbitral, mediation or regulatory authority or body, domestic or foreign, that have had or are reasonably likely to have a Material Adverse Effect on the Company (without taking into account the effects of the consummation of the Merger) or that would prevent or enjoin, or, to the knowledge of the Company, delay in any material respect, consummation of the Merger or any of the other transactions contemplated hereby; and (b) no Orders of any Governmental Entity or arbitrator outstanding against the Company or any Company Subsidiary that have had or are reasonably likely to have a Material Adverse Effect on the Company (without taking into account the effects of the consummation of the Merger) or that would prevent or enjoin, or, to the knowledge of the Company, delay in any material respect, consummation of the Merger or any of the other transactions contemplated hereby. As of the date hereof, to the actual knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or officer of the Company or any Company Subsidiary to seek indemnification from the Company or any Company Subsidiary, except for events, claims, disputes and other conditions or circumstances that would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

SECTION 3.10.  LICENSES AND PERMITS; COMPLIANCE WITH LAWS.

     Except as set forth on Schedule 3.10, the Company and Company Subsidiaries hold and at all applicable times hereunder held, all material permits, licenses, franchises, authorizations and approvals from all Governmental Entities that are required for the operation of the businesses of the Company and the Company Subsidiaries as presently conducted and the ownership, operation, lease and holding by the Company and the Company Subsidiaries of their respective properties and assets (the "Company Permits"). As of the date hereof, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Except where individually or in the aggregate the existence of a conflict with, a violation of, or a default under would have a Material Adverse Effect on the Company, none of the Company or any Company Subsidiary is in conflict with, or in default under or violation of, (i) any Order applicable to the Company or any Company Subsidiary or by which any asset of the Company or any Company Subsidiary is bound or affected, (ii) any Material Contract or (iii) any Company Permits.

SECTION 3.11.  INTELLECTUAL PROPERTY.

     (a) Except as set forth on Schedule 3.11, the Company and the Company Subsidiaries have good title to or the right to use all the Intellectual Property owned, utilized or licensed by the Company and the Company Subsidiaries (all of the foregoing items collectively referred to as the "Company Intellectual Property") and all material inventions, processes, designs, formulae, trade secrets and know-how necessary for the conduct of the businesses of the Company and the Company Subsidiaries, as presently conducted. To the Company's knowledge, none of the Company or any of the Company Subsidiaries is infringing on any Intellectual Property right of others, and the Company has no knowledge of any infringement by others of such rights owned by the Company or any of the Company Subsidiaries, except where such infringement is not reasonably likely to have a Material Adverse Effect on the Company.

     (b) Except as set forth on Schedule 3.11 and except as is not reasonably likely to have a Material Adverse Effect on the Company, with respect to each item of Company Intellectual Property necessary for the conduct of the business of the Company and the Company Subsidiaries as currently conducted: (i) the owner thereof (if such owner is the Company or any Company Subsidiary) possesses all right, title and interest in and to the item, subject to and except as may be limited by the Credit Facility; (ii) the item is not subject to any outstanding Order or charge; (iii) no charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand is pending or, to the knowledge of the Company, is threatened that challenges the legality, validity, enforceability, use or ownership of the item.

     (c) The Company's disclosure in the Company's SEC Reports with respect to all of the computer software, computer firmware, computer hardware (whether general or special purpose), and other similar
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or related items of automated, computerized, and/or software system(s) that are developed and sold by the Company or any of the Company Subsidiaries (other than third-party software) or that are used or relied on by the Company or any Company Subsidiary in the administration and conduct of their respective businesses does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (d) RESERVED.

     (e) Company and each Company Subsidiary has taken all steps that are required to protect Company and each Company Subsidiary's rights in confidential information and trade secrets of the Company and each Company Subsidiary or provided by any other Person to Company or any Company Subsidiary.

     (f) Neither this Agreement nor the assignment to Acquiror or the Surviving Corporation, by operation of law or otherwise, of title to or the rights to use all of the Company Intellectual Property will, after the Closing (a) cause or result in an infringement or misappropriation of any Intellectual Property right of any person; (b) cause or prevent Acquiror or the Surviving Corporation from using the Company Intellectual Property in substantially the same manner as it is used by Company and each Company Subsidiary prior to the Closing; or (c) subject Acquiror or the Surviving Corporation to any obligation to pay royalties or other amounts to any third party in excess of those payable by the Company or any Company Subsidiary, respectively, prior to the Closing.

SECTION 3.12.  EMPLOYEE BENEFIT PLANS AND RELATED MATTERS.

     (a) The Company has made available to Acquiror copies of the governing documents with respect to each pension, retirement, profit sharing, deferred compensation, bonus, stock option, stock purchase, severance pay, vacation, tuition reimbursement, cafeteria plan or other employee benefit plan, including, but not limited to, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which the Company, or any entity required to be aggregated with the Company under Code Sections 414(b), (c), (m) or (o) (an "ERISA Affiliate"), maintains, sponsors, or contributes to and under which employees or former employees (or their respective beneficiaries) of the Company or an ERISA Affiliate are covered ("Company Benefit Plans"). None of the Company Benefit Plans is a "multiemployer pension plan," as such term is defined in section 3(37) of ERISA, or a "single employer plan", as defined in ERISA Section 4001(a)(15). None of the Company Benefit Plans is a "Employee Stock Ownership Plan" ("ESOP") within the meaning of Section 4975(e)(7) of the Code. With respect to each of the Company Benefit Plans; Company has made available to Acquiror copies of each of the following documents: (i) the most recent annual report (Form 5500), if any; (ii) the most recent summary plan description and subsequent summaries of material modifications required under ERISA, if any; (iii) the most recent determination letter received from the Internal Revenue Service with respect to each Company Benefit Plan that is intended to be tax-qualified under Section 401(a) of the Code; (iv) all related trust agreements or annuity agreements (and any other funding Document for each Plan; (v) all DOL opinions on any Plan and all correspondence relating to the request for and receipt of each opinion; (vi) all IRS rulings, opinions or technical advice relating to any Plan and all correspondence relating to the request for and receipt of each ruling, opinion or technical advice; and (vii) all Agreements with service providers or fiduciaries for providing services on behalf of any Plan.

     (b) Except where noncompliance would not have a Material Adverse Effect on the Company or where otherwise disclosed on Schedule 3.12, the Company Benefit Plans are in compliance with all applicable provisions of the Code, ERISA, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Securities Act, the Securities Exchange Act of 1934, and all other Laws pertaining to the Plans.

     (c) Except as set forth on Schedule 3.12, to Company's knowledge, there are no pending unfair labor practice charges, contract grievances under any collective bargaining agreement, other administrative charges, claims, grievances or suits, claims or actions filed in any court or with any administrative agency
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or arbiter by any current or former employee of the Company or an ERISA
Affiliate relating to or arising out of any conduct, action or event occurring prior to the date hereof with respect to the employment or termination of employment of any such current or former employee of the Company or ERISA Affiliate or relating to any Plan, nor are there any pending suits, investigations or audits by any governmental agencies regarding any of the Company Benefit Plans that would reasonably be expected to result in a Material Adverse Effect on the Company, and to the knowledge of the Company, there exist no facts that could reasonably be expected to give rise to such a claim.

     (d) Neither the Company nor any Company Subsidiary is a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or any Company Subsidiary and no collective bargaining agreement is being negotiated by the Company or any Company Subsidiary. As of the date hereof, there is no labor dispute, strike or work stoppage against the Company or any Company Subsidiary pending or threatened in writing that may interfere with the respective business activities of the Company or any Company Subsidiary, except where such dispute, strike or work stoppage would not have a Material Adverse Effect on the Company. As of the date hereof, to the knowledge of the Company, none of the Company, any Company Subsidiary, or their respective representatives or employees, has committed any unfair labor practices in connection with the operation of the respective businesses of the Company or any Company Subsidiary, and there is no charge or complaint against the Company or any Company Subsidiary by the National Labor Relations Board or any comparable state agency pending or threatened in writing, except where such unfair labor practice, charge or complaint would not have a Material Adverse Effect on the Company.

     (e) Neither the Company nor any Company Subsidiary maintains or contributes to any multiemployer or single employer plan as defined in Section 4001 of ERISA nor any pension plan subject to Section 412 of the Code or Title IV of ERISA.

     (f) The Company and the Company Subsidiaries have made and/or accrued all contributions and other payments required by and due under the terms of each Plan.

     (g) The Disclosure Schedule sets forth a list of all Qualified Plans. The trusts established under such Plans are exempt from federal income taxes under
Section 501(a) of the Code. Except as disclosed on Schedule 3.12, the Company and the Company Subsidiaries have received determination letters issued by the IRS with respect to each Qualified Plan, and the Company has Furnished to Acquiror true and complete copies of all such determination letters. Except as disclosed on Schedule 3.12, to the knowledge of the Company, nothing has occurred since the date of the most recent applicable determination letter that would reasonably be expected to adversely affect the tax-qualified status of any Qualified Plan.

     (h) The Disclosure Schedule identifies any Plan that covered any current or former the Company or Company Subsidiary employees that has been terminated and under which the Company or any Company Subsidiary currently has or can reasonably be expected in the future to have any current liability.

     (i) No Plan or Other Arrangement, individually or collectively, provides for any payment by the Company or any Company Subsidiary to any employee or independent contractor that is not deductible under Section 162(a)(1) or 404 of the Code or that is an "excess parachute payment" pursuant to Section 280G of the Code.

     (j) No Plan is a "qualified foreign plan" (as such term is defined in Section 404A(e) of the Code), and no Plan is subject to the Laws of any jurisdiction other than the United States of America or one of its political subdivisions.

     (k) No Plan is a Voluntary Employees' Beneficiary Association ("VEBA") within the meaning of Section 501(c)(9) of the Code.

     (l) The Disclosure Schedule (i) identifies all post-retirement medical, life insurance or other benefits promised, provided or otherwise due now or in the future to current, former or retired employees of the Company or any Company Subsidiary, (ii) identifies the method of funding (including, without limitation, any individual accounting) for all such benefits, (iii) discloses the funded status of the Plans providing or

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promising such benefits and (iv) sets forth the method of accounting for such benefits to any key employees (as defined in Section 416(i) of the Code) of the Company or any Company Subsidiary.

     (m) Except as disclosed in Schedule 3.12, the Company and the Company Subsidiaries have filed or caused to be filed all Forms 5500 (and Forms 5500 C/R) for the Company Benefit Plans that they are required to file. If not, on or before Closing the Company and/or Company Subsidiary shall cause the required Forms 5500 (and Form(s) 5500 C/R) to be filed.

     (n) For any Code Section 125 Plans maintained, the Company has filed or caused to be filed any required Form 5500 (or Form 5500 C/R), with Schedule F attached, to satisfy the requirements of Code Section 6039(D)(a). If not, on or before Closing the Company shall cause the required Form(s) 5500 (or Form(s) 5500 C/R), with Schedule F attached, to be filed to satisfy the requirements of Code Section 6039(D)(a).

SECTION 3.13.  PROPERTIES.

     Each of the Company and the Company Subsidiaries has good, valid and, in the case of real property, marketable fee simple, title to all the material assets and properties that it owns and that are reflected on the Company's consolidated balance sheet as of September 30, 1999, or that were thereafter acquired (except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business by them since such date), and such assets and properties are owned free and clear of all liens, claims and Encumbrances, except for (a) liens for taxes and assessments not yet due and payable or for taxes the validity of which is being contested in good faith, (b) liens, claims and Encumbrances to secure indebtedness reflected on the Company's consolidated balance sheet as of September 30, 1999, or indebtedness (including purchase money indebtedness) incurred in the ordinary course of business and consistent with past practice after the date thereof, (c) mechanic's, materialmen's and other liens, claims and Encumbrances that have arisen in the ordinary course of business and (d) imperfections of title and liens, claims and Encumbrances the existence of which do not have a Material Adverse Effect on the Company. The Company and each Company Subsidiary is not, nor will the Company or any Company Subsidiary be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement, in breach of any lease agreement to which the Company or any Company Subsidiary is a party (the "Company Leases") the breach of which could reasonably be expected to have a Material Adverse Effect on the Company or cause a loss of material rights under any Company Lease, and such execution, delivery and performance will not otherwise give rise to any right of any third party to terminate any Company Lease, the termination of which could reasonably be expected to have a Material Adverse Effect on the Company or cause a loss or impairment of material rights under any Company Lease. All the material buildings, structures, equipment and other tangible assets of the Company and the Company Subsidiaries (whether owned or leased) are in normal operating condition (normal wear and tear excepted) and are fit for use in the ordinary course of business of the Company. Notwithstanding anything to the contrary, no representations or warranties set forth in this Section 3.13 shall apply to any personal property of the Company or any Company Subsidiary that is surplus to the operating needs of the business of the Company or any Company Subsidiary as presently conducted.

SECTION 3.14.  CONTRACTS.

     (a) For the purposes of this Agreement, (i) with respect to any party, the term "Contracts" means all contracts, agreements, leases (including leases of real property), licenses, commitments, sales and purchase orders, intercompany work transfer agreements) with respect to work by or for another of such party's businesses) and other instruments of any kind, whether written or oral and (ii) the term "Material Contract" shall mean any Contract that is material to the business of the Company or any Company Subsidiary including without limitation all (i) employment, severance, termination, consulting (to the extent any thereof (A) involve any payments to officers and directors of the Company or (B) involve annual payments of at least $100,000 or are not terminable on less than thirty days' notice without material penalty) and retirement agreements to which the Company or any Company Subsidiary is a
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party, (ii) collective bargaining agreements to which the Company or any Company
Subsidiary is a party, (iii) agreements (excluding agreements that constitute Government Contracts) that require aggregate future payments by or to the Company or any Company Subsidiary of, more than $250,000 that are not terminable by the Company or such Company Subsidiary on less than thirty days' notice without material penalty, (iv) Government Contracts having a backlog in excess of $20,000,000, (v) material agreements containing covenants limiting the freedom of the Company or any Company Subsidiary to compete with any person in any line of business in which the Company or any Company Subsidiary engages or in any area or territory, or requiring the exclusive or minimum use or otherwise restricting the use by the Company or any Company Subsidiary of any services, products or technology to those provided by or available through any third party, (vi) agreements of the Company or any Company Subsidiary with any stockholder, executive officer or director of the Company, (vii) agreements under which the Company or any Company Subsidiary has advanced or loaned any amount in excess of $10,000 to any of its directors, officers or employees except for reimbursement of ordinary or relocation expenses, and (viii) all contracts listed as an exhibit to any of the Company SEC Reports under the rules and regulations of the SEC relating to the business of the Company and the Company Subsidiaries and any contracts that would be required to be so listed but for the exceptions with respect to listing contracts set forth in Item 601(b)(10) of Regulation S-K (collectively, the "Material Contracts").

     (b) All the Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms, and none of the Company or any of the Company Subsidiaries has violated any material provision of, or committed or failed to perform any material act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of, any Material Contract, except for defaults that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

     (c) To the knowledge of the Company, no counterparty to any Material Contract has violated any material provision of, or committed or failed to perform any act that, with or without notice, lapse of time, or both, would constitute a default or other breach under the provisions of, such Material Contract, except for defaults or breaches that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

     (d) Except as set forth in Schedule 3.14, no officer or director of the Company or any Company Subsidiary, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any material interest in any material contract or material property (real or personal, tangible or intangible), used in, or pertaining to the business of the Company or any Company Subsidiary.

     (e) The Company has delivered or made available to Acquiror a complete and correct copy of each acquisition agreement (including all material schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith (the "Acquisition Agreement") pursuant to which it or a Company Subsidiary has acquired or proposes to acquire any assets or securities of a third party other than in the ordinary course of business. The Company and the Company Subsidiaries and, to the knowledge of the Company, no other person party thereto is in default in the performance or compliance with any material provisions thereof. Each Acquisition Agreement has been consummated; is in full force and effect; and has not been terminated, rescinded or withdrawn. The consummation thereof has not had, and is not reasonably expected to cause, a Material Adverse Effect on the Company. All requisite approvals by and permits from Governmental Entities with respect to the transactions contemplated by the Acquisition Agreements and the Company's ownership of the assets and business of the third parties so acquired have been obtained, and no such approvals or permits impose any burdensome conditions on the Company or any Company Subsidiary. To the Company's knowledge, none of the representations or warranties in any Acquisition Agreement contain any untrue statement of a material fact or omit any material fact necessary to make the statements therein not misleading.

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SECTION 3.15.  TAXES.

     Except as set forth in Schedule 3.15:

     (a) The Company and each of the Company Subsidiaries has timely filed, or will timely file, all material Tax Returns and reports required to be filed by or with respect to any of them, either separately or as a member of a combined, consolidated or unitary group of which the Company or any of the Company Subsidiaries is or has been a member, for all periods ending prior to the Effective Time and for the period from the date hereof up to and including the Effective Time and has timely paid all Taxes shown on such Tax Returns. All such returns and reports were true, complete and correct when they were filed and will be true, correct and complete when they are filed on or before the Effective Time. The Company and each of the Company Subsidiaries has timely paid (or the Company has timely paid on behalf of the Company Subsidiaries), or made provision for payment of (in accordance with GAAP), or accrued or reserved for on the consolidated balance sheet as at September 30, 1999, (or in the case of amounts becoming due after the date hereof prior to the Effective Time will have paid, accrued or reserved for) whether asserted or unasserted, contingent or otherwise, all Taxes that may have or may become due (including any withholding, sales, value added or similar taxes that may have or may become due) for all periods ending on or before the Effective Time. The Company has made available to Acquiror complete copies of all Tax Returns that the Company and each of the Company Subsidiaries has filed for the past three years and will, before Closing, indicate which of those Tax Returns have been audited and which of those Tax Returns are currently the subject of audit. The Company also will deliver or make available to Acquiror correct and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by any of the Company and the Subsidiaries during the past three years.

     (b) To the Company's knowledge, there are no pending, proposed, threatened, audits, judicial proceedings, assessments or deficiencies with respect to material Taxes of the Company or any of the Company Subsidiaries. To the Company's knowledge, there is no pending proposed, or threatened, claim by any Tax authority in any jurisdiction in which the Company or any of the Company Subsidiaries does not pay Tax or file Tax Returns that the Company or any of the Company Subsidiaries is required to pay material Taxes or file material Tax Returns. The Company has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes by the Company or any of the Company Subsidiaries or for which they may be liable. Prior to Closing, the Company will indicate where there is any dispute or claim concerning any Tax Liability of any of the Company or the Company Subsidiaries either (A) claimed or raised by any authority in writing or (B) as to which any of the Company or the Company Subsidiaries has knowledge based upon personal contact with any agent of such authority.

     (c) The Company shall deliver or make available on or before Closing any Tax sharing agreement, Tax allocation agreement, Tax indemnity or assumption obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Tax authority) to which the Company or any of the Company Subsidiaries is a party, subject, obligated or bound in any manner.

     (d) No property of the Company or any of the Company Subsidiaries (i) is "tax-exempt use property" within the meaning of Section 168(h) of the Code, or
(ii) secures any debt the interest on which is exempt from tax under Section 103 of the Code.

     (e) The Company is a "United States Person," as defined in Section 7701(a)(30) of the Code.

     (f) The charges, accruals, and reserves with respect to Taxes on the books of the Company are adequate and are at least equal to the Company's and any of the Company Subsidiaries' liability for Taxes. No consent to the application of
Section 341(f)(2) of the Code, has been filed with respect to any property or assets held, acquired, or to be acquired by the Company or any of the Company Subsidiaries.

     (g) As used in this Agreement, "Tax" or "Taxes" means (i) any and all taxes (whether federal, state and local, domestic or foreign) including, without limitation, income, gross receipts, profits, property, sales, use, capital stock, net worth, occupation, value added, ad valorem, transfer, franchise, recapture, excise,
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windfall, withholding, payroll, social security, workers' compensation, unemployment compensation or employment taxes, tariffs, imposts, duties, levies, fees or governmental charges of any nature whatsoever, together with any interest, penalties or additions to tax imposed with respect to any of the foregoing, and (ii) any obligations under any agreements or arrangements with respect to any tax or taxes described in clause (i) above. As used in this Agreement, "Tax Return" means any return, declaration, report, claim for refund, information return, or statement, estimated return or statement or other document (including any related or supporting estimates, elections, schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

SECTION 3.16.  ENVIRONMENTAL MATTERS.

     (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) "Hazardous Substances" means (A) those substances defined in or regulated under the following federal statutes and their state counterparts, as each may be amended from time to time, and any regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (B) petroleum and petroleum products including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and mixtures thereof; (D) radon; (E) asbestos; (F) any other contaminant; and (G) any substance with respect to which a federal, state or local agency requires environmental investigation, monitoring, reporting or remediation; and (ii) "Environmental Laws" means any federal, state or local law relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) otherwise relating to pollution of the environment.

     (b) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company: (i) the Company and each Company Subsidiary is not in violation of any Environmental Law; (ii) none of the properties owned or, to the Company's knowledge, leased by the Company or any Company Subsidiary is contaminated with any Hazardous Substance; (iii) to the Company's knowledge, the Company and each Company Subsidiary is not liable for any off-site contamination; (iv) to the Company's knowledge, the Company and each Company Subsidiary is not liable under any Environmental Law; (v) the Company and each Company Subsidiary has all permits, licenses and other authorizations required under any Environmental Law ("Environmental Permits"); (vi) the Company and each Company Subsidiary is in compliance with its Environmental Permits and (vii) there are no pending, or, to the knowledge of the Company, threatened claims against the Company or any Company Subsidiary relating to any Environmental Law or Hazardous Substance.

SECTION 3.17.  INSURANCE.

     The Company and the Company Subsidiaries have obtained and maintained in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, including fire, earthquake and other risks insured against by extended coverage, as is customarily carried by reasonably prudent persons conducting businesses or owning assets similar to those of the Company and the Company Subsidiaries, and each has maintained in full force and effect public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with the activities of the Company and the Company Subsidiaries or any properties owned, occupied or controlled by the Company or any Company Subsidiary, in such amount as is customarily carried by reasonably prudent persons conducting businesses or owning assets similar to those of the Company and the Company Subsidiaries.

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SECTION 3.18.  CERTAIN PRACTICES.

     Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, none of the Company or any Company Subsidiary or any director, officer, agent, consultant or employee of the Company or any Company Subsidiary has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) directly or indirectly, paid or delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which is in any manner related to the business or operations of the Company or any Company Subsidiary, that was illegal under any federal, state or local Laws of the United States or any other country having jurisdiction; (c) made any payment to any customer or supplier of the Company or any Company Subsidiary or any officer, director, partner, employee, consultant or agent of any such customer or supplier, for the unlawful sharing of fees or to any such customer or supplier or any such officer, director, partner, employee, consultant or agent for the unlawful rebating of charges, or engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee, consultant or agent, in respect of the business of the Company or any Company Subsidiary; (d) made any other unlawful payment; or
(e) established or maintained any fund or asset that has not been appropriately recorded in the books and records of the Company that would be in violation of law.

SECTION 3.19.  YEAR 2000.

     To the Company's knowledge, each of the Company's and each Company Subsidiary's products: (i) will record, store, process, calculate and present calendar dates falling on and after January 1, 2000, and will calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as the products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates (collectively, "Year 2000 Compliant"). To the Company's knowledge, all of the Company's and each Company's Subsidiary's Information Technology (as defined below) is Year 2000 Compliant. To the Company's knowledge, all of the Company's and each Company's Subsidiary's essential hardware, software and services received from vendors and suppliers is Year 2000 Compliant. For purposes of the foregoing, the term "Information Technology" shall mean the internal mission critical systems, including local and wide area networks, financial systems and embedded microcontrollers within facility, security, telephone and other systems (other than general utility services including gas, electric, telephone and postal) that are owned by the Company or any Company Subsidiary in the conduct of its business.

SECTION 3.20.  INTEREST RATE AND FOREIGN EXCHANGE CONTRACTS.

     Neither the Company nor any Company Subsidiary has entered into any material interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements or foreign exchange contracts either for the account of the Company or any Company Subsidiary.

SECTION 3.21.  STATE TAKEOVER STATUTES.

     The Company has taken all actions required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from the provisions of Section 203 of Delaware Law, and accordingly, such Sections do not apply to the Merger or any of such transactions. No other "control share acquisition," "fair price" or other anti-takeover laws or regulations enacted under state or federal laws in the United States apply to this Agreement or any of the transactions contemplated hereby.

SECTION 3.22.  GOVERNMENT CONTRACTS.

     (a) Except as disclosed in Schedule 3.22, to the knowledge of the Company, with respect to Government Contracts held by the Company or any of its Subsidiaries, there is, as of the date hereof, no (i) civil fraud or criminal investigation by any government investigative agency that is reasonably likely to

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have a Material Adverse Effect on the Company, (ii) suspension or debarment proceeding (or equivalent proceeding) against the Company or any Company Subsidiaries that is reasonably likely to have a Material Adverse Effect on the Company, (iii) request by the government for a contract price adjustment based on a claimed disallowance by Defense Contract Audit Agency or claim of defective pricing, (iv) claim or equitable adjustment by the Company or any Company Subsidiaries against the U.S. Government or any third party in excess of $500,000, (v) written notice challenging, questioning or disallowing any cost(s) in excess of $500,000, or (vi) notice of contract termination, cure notice or show cause notice.

     (b) For the purposes of this Agreement, with respect to any party, "Government Contract" means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract, purchase order, delivery order, change order, Bid or other arrangement of any kind between such party or any of its Subsidiaries and (i) the U.S. Government (acting on its own behalf or on behalf of another country or international organization), (ii) any prime contractor of the U.S. Government or
(iii) any subcontractor with respect to any contract of a type described in clauses (i) or (ii) above. For the purposes of this Agreement, with respect to any party, "Bid" means any quotation, bid or proposal made by such party or any of its Subsidiaries that if accepted or awarded would lead to a Contract with the U.S. Government or any other person for the design, manufacture and sale of products or the provision of services.

SECTION 3.23.  BOARD APPROVAL; VOTE REQUIRED.

     The Board of Directors of the Company has determined that the transactions contemplated by this Agreement are fair to, advisable and in the best interests of the Company and its stockholders and has resolved to recommend to such stockholders that they vote in favor of this Agreement. The affirmative vote at the Company Stockholders Meeting of a majority of all outstanding shares of Company Common Stock to adopt this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby, including the Merger.

SECTION 3.24.  OPINION OF FINANCIAL ADVISOR.

     The Board of Directors of the Company has received the written opinion dated the date hereof of Banc of America Securities LLC, the Company's financial advisor, to the effect that the Exchange Ratio is fair from a financial point of view to the Holders as of the date of such opinion. A copy of such opinion has been delivered to Acquiror.

SECTION 3.25.  BROKERS.

     Other than Banc of America Securities LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Prior to the date of this Agreement, the Company has provided to Acquiror a complete and correct copy of all agreements between the Company and any Person set forth on Schedule 3.25 pursuant to which such firm will be entitled to any payment relating to the transactions contemplated by this Agreement.

SECTION 3.26.  POOLING; TAX MATTERS.

     Neither the Company nor any of its Affiliates has taken or agreed to take any action or failed to take any action that would prevent the Merger from (a) being treated for financial accounting purposes as a "pooling of interests" in accordance with GAAP and the regulations and interpretations of the SEC; or (b) constituting a reorganization within the meaning of Section 368(a) of the Code.
Schedule 3.26 contains a true and complete list of all persons who may be deemed to be Affiliates of the Company.

                                      A-21
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SECTION 3.27.  REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS.

     The information supplied by the Company or required to be supplied by the Company (except to the extent revised or superseded by amendments or supplements) for inclusion in the registration statement on Form S-4, or any amendment or supplement thereto, relating to the registration under the Securities Act of the shares of Acquiror Common Stock to be issued in the Merger (including any amendments or supplements, the "Registration Statement") shall not, at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company or required to be supplied by the Company (except to the extent revised or superseded by amendments or supplements) for inclusion in the proxy statement relating to the Company Stockholders Meeting (as hereinafter defined) (such proxy statement, as amended or supplemented from time to time, the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to the Holders, at the time of the Company Stockholders Meeting and at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies by or on behalf of the Company for the Company Stockholders Meeting that has become false or misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by Acquiror that is contained in or omitted from any of the foregoing documents. If at any time prior to the Effective Time any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company that should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, as the case may be, the Company shall promptly inform Acquiror. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

                                  ARTICLE IV.

                       REPRESENTATIONS AND WARRANTIES OF
                            ACQUIROR AND MERGER SUB

     Acquiror and Merger Sub jointly and severally represent and warrant to the Company as follows:

SECTION 4.1.  ORGANIZATION AND QUALIFICATION.

     Merger Sub is a corporation duly organized, validly existing and in good standing under Delaware Law. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date of this Agreement, except for obligations or liabilities incurred in connection with its incorporation and organization and otherwise in connection with the transactions contemplated by this Agreement, Merger Sub has not incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

SECTION 4.2.  CERTIFICATE OF INCORPORATION AND BYLAWS.

     Merger Sub has heretofore delivered to the Company a complete and correct copy of the certificate of incorporation and the bylaws of Merger Sub, each as amended to date. Such certificate of incorporation and bylaws are in full force and effect. Merger Sub is not in violation of any of the provisions of its certificate of incorporation or bylaws.

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SECTION 4.3.  CAPITALIZATION.

     The authorized capital of Merger Sub is as set forth in its certificate of incorporation. As of the date hereof, there are One Hundred (100) shares of Merger Sub Stock issued and outstanding, all of which are owned by Acquiror.

SECTION 4.4.  AUTHORITY.

     Merger Sub has the necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company and Acquiror, constitutes a legal, valid and binding obligation of Merger Sub, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

SECTION 4.5.  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

     (a) The execution and delivery of this Agreement by Merger Sub do not, and the performance by Merger Sub of its obligations under this Agreement will not:
(i) conflict with or violate the certificate of incorporation or bylaws of Merger Sub; (ii) subject to compliance with the requirements set forth in
Section 4.5(b) below, conflict with or violate any Order applicable to Merger Sub or by which any of its properties or assets is bound or affected; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the properties or assets of Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Merger Sub is a party or by which Merger Sub or any of its properties or assets is bound or affected, except, in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other alterations or occurrences that would not: (x) prevent or, to the knowledge of Acquiror, delay in any material respect consummation of the Merger; (y) otherwise prevent Merger Sub from performing its obligations under this Agreement in any material respect; or
(z) have a Material Adverse Effect on Merger Sub.

     (b) The execution and delivery of this Agreement by Merger Sub does not, and the performance of this Agreement by Merger Sub will not, require by, with respect to or on behalf of Merger Sub any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except:
(i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act, state securities or blue sky laws, state takeover laws, the NASD, and the HSR Act, (B) applicable requirements, if any, of the consents, approvals, authorizations or permits described in Schedule 5.5, and (C) filing and recordation of appropriate merger documents as required by Delaware Law; or (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not: (x) prevent or, to the knowledge of Acquiror, delay in any material respect consummation of the Merger;
(y) otherwise prevent Merger Sub from performing its obligations under this Agreement in any material respect; or (z) have a Material Adverse Effect on Merger Sub.

                                   ARTICLE V.

                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

     Acquiror hereby represents and warrants to the Company, subject to the exceptions set forth herein and in the Acquiror's disclosure schedules (which exceptions shall specifically identify a section, subsection or clause of a single section or subsection hereof, as applicable, to which such exception relates, it being understood and agreed that each such exception shall be deemed to be disclosed both under such section, subsection or clause hereof and any other section, subsection or clause hereof to which such disclosure reasonably relates) that:

SECTION 5.1.  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

     Each of Acquiror and each Subsidiary of Acquiror (each an "Acquiror Subsidiary" and collectively, the "Acquiror Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Acquiror and each Acquiror Subsidiary is duly qualified to conduct its business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its business makes such qualification necessary, except for such failures that would not have a Material Adverse Effect on Acquiror. Each of Acquiror and each Acquiror Subsidiary has the requisite corporate power and authority to own, operate, lease and otherwise to hold its assets and properties and to carry on its business as now being conducted, except for such failures that would not have a Material Adverse Effect on Acquiror.

SECTION 5.2.  CERTIFICATE OF INCORPORATION AND BYLAWS.

     Acquiror has heretofore delivered to the Company a complete and correct copy of the certificate of incorporation and the bylaws of Acquiror, each as amended to date. Such articles of incorporation and bylaws are in full force and effect. Acquiror is not in violation of any of the provisions of its certificate of incorporation or bylaws.

SECTION 5.3.  CAPITALIZATION.

     (a) The authorized capital stock of Acquiror consists of one hundred million (100,000,000) shares of Acquiror Common Stock and two million five hundred thousand (2,500,000) shares of preferred stock, par value $.01 per share ("Acquiror Preferred Stock"). As of December 6, 1999: (i) 45,346,383 shares of Acquiror Common Stock were issued and outstanding; (ii) 694,872 shares of Acquiror Preferred Stock were issued and outstanding; (iii) 5,000,000 shares of Acquiror Common Stock were reserved for issuance upon the exercise of outstanding employee stock options or other rights to purchase or receive Acquiror Common Stock granted under Acquiror's Stock Option Plan of 1997 (the "Acquiror Stock Option Plan"); (iv) 500,000 shares of Acquiror Common Stock were reserved for issuance pursuant to Acquiror's Employee Stock Purchase Plan (the "Acquiror Stock Purchase Plan"); and (v) 966,398 shares of Acquiror Common Stock were held by Acquiror in Acquiror's treasury.

     (b) All outstanding shares of capital stock of Acquiror are, and all shares that may be issued pursuant to the Acquiror Stock Option Plan or Acquiror Stock Purchase Plan will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 5.3 and except for changes since September 30, 1999 resulting from the issuance of shares of Acquiror Common Stock pursuant to the Acquiror Stock Option Plan or the Acquiror Stock Purchase Plan or as expressly permitted by this Agreement: (i) there are not issued, reserved for issuance or outstanding
(A) any shares of capital stock or other voting securities of Acquiror, (B) any securities of Acquiror or any Acquiror Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of or ownership interests in Acquiror or any Acquiror Subsidiary, (C) any warrants, calls, options or other rights to acquire from Acquiror or any Acquiror Subsidiary, or any obligation of Acquiror or any Acquiror Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or securities convertible into or exchangeable or exercisable for capital stock or voting securities of or other ownership interests in, Acquiror or any Acquiror Subsidiary; and (ii) there are no outstanding obligations of Acquiror or any Acquiror Subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

     (c) Except as described in Schedule 5.3, neither Acquiror nor any Acquiror Subsidiary is a party to any agreement restricting the purchase or transfer of, relating to the voting of, requiring registration of, or granting any preemptive or, except as provided by the terms of Acquiror Stock Option Plans or the Acquiror Stock Purchase Plan, antidilutive rights with respect to, any securities of the type described in this Section 5.3.

SECTION 5.4.  AUTHORITY.

     (a) Acquiror has the necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Acquiror and the consummation by Acquiror of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other proceedings on the part of Acquiror are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Acquiror has taken all steps necessary, as the sole stockholder of Merger Sub, to authorize and approve the execution, delivery and performance of the terms of this Agreement by Merger Sub. This Agreement has been duly executed and delivered by Acquiror and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Acquiror, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

     (b) The Board of Directors of Acquiror has, on December 8, 1999, by unanimous resolution (i) approved and adopted this Agreement and the transactions contemplated by this Agreement and (ii) determined that the Merger is in the best interests of Acquiror and its stockholders and that the terms of this Agreement are fair to Acquiror and its stockholders.

SECTION 5.5.  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

     (a) The execution and delivery of this Agreement by Acquiror do not, and the performance by Acquiror of its obligations under this Agreement will not:
(i) conflict with or violate the certificate of incorporation or bylaws of Acquiror; (ii) subject to obtaining the approvals and compliance with the requirements set forth in Section 5.5(b) below, conflict with or violate any Order applicable to Acquiror or any Acquiror Subsidiary or by which any of their respective properties or assets is bound or affected; or (iii) except as set forth in Schedule 5.5, result in any breach of or constitute a default (or an event that with or without notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Acquiror or any Acquiror Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror or any Acquiror Subsidiary is a party or by which Acquiror, any Acquiror Subsidiary or any of their respective properties or assets is bound or affected, except, in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other alterations or occurrences that would not: (x) prevent or, to the knowledge of Acquiror, delay in any material respect consummation of the Merger; (y) otherwise prevent Acquiror from performing its obligations under this Agreement in any material respect; or (z) have a Material Adverse Effect on Acquiror.

     (b) The execution and delivery of this Agreement by Acquiror does not, and the performance of this Agreement by Acquiror will not, require by, with respect to or on behalf of Acquiror or any Acquiror Subsidiary any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) applicable requirements, if any, of the Securities Act, state securities or blue sky laws, Exchange Act, state takeover laws, the NYSE, the NASD and the HSR Act, (B) applicable requirements, if any, of the consents, approvals, authorizations or permits described in Schedule 5.5, and
(C) filing and recordation of appropriate merger documents as required by Delaware Law, or (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not:
(x) prevent or, to the knowledge of Acquiror, delay in any material respect consummation of the Merger; (y) otherwise prevent Acquiror from performing its obligations under this Agreement in any material respect; or (z) have a Material Adverse Effect on Acquiror.

SECTION 5.6.  SEC FILINGS; FINANCIAL STATEMENTS.

     (a) Acquiror, and each Acquiror Subsidiary required to file, has filed all forms, reports, statements and other documents required to be filed with the SEC since January 1, 1997, and has heretofore furnished to the Company, in the form filed with the SEC since such date, together with any amendments thereto, all of such forms, reports, statements and other documents, including without limitation, its (i) Annual Reports on Form 10-K; (ii) Quarterly Reports on Form 10-Q; (iii) proxy statements relating to meetings of stockholders (whether annual or special); (iv) reports on Form 8-K; and (v) other reports or registration statements filed by Acquiror and/or such Acquiror Subsidiaries (collectively, the "Acquiror SEC Reports"). As of their respective filing dates, the Acquiror SEC Reports (including all Acquiror SEC Reports filed after the date of this Agreement and prior to the Effective Time): (x) complied (or will comply when filed) as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable; and (y) did not or shall not at the time they are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. No Acquiror Subsidiary is required to file any form, report, statement or other document with the SEC except in conjunction with the filling of the Acquiror SEC Reports.

     (b) The audited consolidated financial statements and unaudited interim financial statements of Acquiror (including the notes and schedules thereto) contained or incorporated by reference in the Acquiror SEC Reports (including all Acquiror SEC Reports filed after the date of this Agreement and prior to the Effective Time) (the "Acquiror Financial Statements") complied or shall comply in all material respects with applicable GAAP accounting requirements and with the rules and regulations of the SEC with respect thereto. The Acquiror Financial Statements present or shall present fairly in all material respects the consolidated financial position of Acquiror and the Acquiror Subsidiaries at the respective dates thereof and the consolidated results of operations and cash flows of Acquiror and the Acquiror Subsidiaries for the periods indicated, in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be noted therein) and subject in the case of interim financial statements to normal year-end adjustments.

     (c) Except as disclosed in the Acquiror SEC Reports filed prior to the date of this Agreement, none of Acquiror or any of the Acquiror Subsidiaries is indebted to any director, officer, employee, agent or consultant of Acquiror or any of the Acquiror Subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses) and no such person is indebted to Acquiror or any of the Acquiror Subsidiaries, and there have been no other transactions of the type required to be disclosed pursuant to Items 402 and 404 of Regulation S-K under the Exchange Act.

     (d) Acquiror has filed all exhibits to the Acquiror SEC Reports required by
Item 601 of SEC Regulation S-K and has filed (or made available to the Company) all material contracts that would have been required to be filed if there were no exclusions or exceptions in paragraph (b)(10) of such Item 601.

SECTION 5.7.  NO UNDISCLOSED LIABILITIES.

     Neither Acquiror nor any of the Acquiror Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except: (a) liabilities or obligations reflected in the Acquiror SEC Reports;
(b) liabilities or obligations incurred since September 30, 1999, in the ordinary course of business consistent with past practices that have not had, and are not reasonably likely to have (without taking into account the effects of the consummation of the Merger), a Material Adverse Effect on Acquiror; and
(c) liabilities or obligations that have not had, and are not reasonably likely to have (without taking into account the effects of the consummation of the Merger), a Material Adverse Effect on Acquiror.

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SECTION 5.8.  ABSENCE OF CERTAIN CHANGES OR EVENTS.

     Since September 30, 1999, except as contemplated by this Agreement or as disclosed in any Acquiror SEC Report filed since September 30, 1999, or as set forth in Schedule 5.8, Acquiror and the Acquiror Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (a) any change in the business, operations, properties, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) of Acquiror or any Acquiror Subsidiary having, individually or in the aggregate, a Material Adverse Effect on Acquiror, (b) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of its capital stock or any redemption, purchase or other acquisition of any of its securities, or (c) any agreement by Acquiror or any Acquiror Subsidiary to take any of the actions described in this Section 5.8 except as expressly contemplated by this Agreement. Between September 30, 1999, and the date of this Agreement (inclusive), neither Acquiror nor any of the Acquiror Subsidiaries has taken, or agreed to take, any action that would constitute a material breach of Section
6.3 or Section 6.4 if taken after the date of this Agreement.

SECTION 5.9.  ABSENCE OF LITIGATION.

     Except as set forth in the Acquiror SEC Reports or in Schedule 5.9, there are: (a) no claims, actions, suits, investigations, or proceedings pending or, to Acquiror's knowledge, threatened against Acquiror or any of the Acquiror Subsidiaries before any court, administrative, governmental, arbitral, mediation or regulatory authority or body, domestic or foreign, that would be reasonably likely to have a Material Adverse Effect on Acquiror or that would prevent or enjoin, or delay in any material respect, consummation of the Merger or the transactions contemplated hereby; and (b) no Orders of any Governmental Entity or arbitrator outstanding against Acquiror or any Acquiror Subsidiary that would reasonably be likely to have a Material Adverse Effect on Acquiror or that would prevent or enjoin, or delay in any material respect, consummation of the Merger or the transactions contemplated hereby.

SECTION 5.10.  CERTAIN PRACTICES.

     Except as would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror, none of Acquiror or any Acquiror Subsidiary or any director, officer, agent, consultant or employee of Acquiror or any Acquiror Subsidiary has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) directly or indirectly, paid or delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which is in any manner related to the business or operations of Acquiror or any Acquiror Subsidiary, that was illegal under any federal, state or local Laws of the United States or any other country having jurisdiction; (c) made any payment to any customer or supplier of Acquiror or any Acquiror Subsidiary or any officer, director, partner, employee, consultant or agent of any such customer or supplier, for the unlawful sharing of fees or to any such customer or supplier or any such officer, director, partner, employee, consultant or agent for the unlawful rebating of charges, or engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee, consultant or agent, in respect of the business of Acquiror or any Acquiror Subsidiary; (d) made any other unlawful payment; or (e) established or maintained any fund or asset that has not been appropriately recorded in the books and records of Acquiror that would be in violation of law.

SECTION 5.11.  GOVERNMENT CONTRACTS.

     Except as disclosed in Schedule 5.11, to the knowledge of the Acquiror, with respect to Government Contracts held by Acquiror or any of its Subsidiaries, there is, as of the date hereof, no (i) civil fraud or criminal investigation by any government investigative agency that is reasonably likely to have a Material Adverse Effect on the Acquiror, (ii) suspension or debarment proceeding (or equivalent proceeding) against the Acquiror or any Acquiror Subsidiaries that is reasonably likely to have a Material Adverse

Effect on the Acquiror, (iii) request by the government for a contract price adjustment based on a claimed disallowance by Defense Contract Audit Agency or claim of defective pricing, (iv) claim or equitable adjustment by the Acquiror or any Acquiror Subsidiaries against the U.S. Government or any third party in excess of $500,000, (v) written notice challenging, questioning or disallowing any cost(s) in excess of $500,000, or (vi) notice of contract termination, cure notice or show cause notice.

SECTION 5.12.  BOARD APPROVAL; VOTE REQUIRED.

     The Board of Directors of Acquiror has determined that the transactions contemplated by this Agreement are advisable and in the best interests of Acquiror and its stockholders. The affirmative vote of the Board of Directors to approve the transactions contemplated by this Agreement is the only vote necessary for consummation by Acquiror of the Merger and the other transactions contemplated hereby.

SECTION 5.13.  OPINION OF FINANCIAL ADVISOR.

     The Board of Directors of Acquiror has received the written opinion of Credit Suisse First Boston Corporation, Acquiror's financial advisor, addressed to the stockholders of Acquiror, to the effect that, as of the date of such opinion, the Exchange Ratio is fair from a financial point of view to the holders of Acquiror Common Stock. A copy of such opinion has been delivered to the Company and such opinion has not been withdrawn or modified in any material respect.

SECTION 5.14.  BROKERS.

     Other than Credit Suisse First Boston Corporation, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Acquiror. Within two (2) days subsequent to the date of this Agreement, the Acquiror shall provide to the Company a complete and correct copy of all agreements between the Acquiror and any Person pursuant to which such Person will be entitled to any payment relating to the transactions contemplated by this Agreement.

SECTION 5.15.  POOLING; TAX MATTERS.

     Neither Acquiror nor any of its Affiliates has taken or agreed to take any action or failed to take any action that would prevent the Merger from: (a) being treated for financial accounting purposes as a "pooling of interests" in accordance with GAAP and the regulations and interpretations of the SEC; or (b) constituting a reorganization within the meaning of Section 368(a) of the Code.
Schedule 5.15 contains a true and complete list of all persons who may be deemed to be Affiliates of Acquiror.

SECTION 5.16.  REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS.

     The information supplied by Acquiror or required to be supplied by Acquiror (except to the extent revised or superseded by amendments or supplements) for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Acquiror or required to be supplied by Acquiror (except to the extent revised or superseded by amendments or supplements) for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to the Company's stockholders, at the time of the Company Stockholders Meeting and at the Effective Time, contain any statement that, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies by or on behalf of the Company for the Company Stockholders Meeting that has become false or misleading. Notwithstanding the foregoing, Acquiror makes no representation, warranty or covenant with respect to any information supplied or

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required to be supplied by the Company that is contained in or omitted from any of the foregoing documents. If at any time prior to the Effective Time any event or circumstance relating to Acquiror or any Acquiror Subsidiary, or their respective officers or directors, should be discovered by Acquiror that should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, as the case may be, Acquiror shall promptly inform the Company. All documents that Acquiror is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

SECTION 5.17.  SHARE OWNERSHIP.

     Neither Acquiror nor any Affiliate of Acquiror, beneficially owned, as of the date of this Agreement, any Shares of the Company and none of the forgoing is an "Interested Stockholder" for purposes of Section 203 of the Delaware Law.

SECTION 5.18.  ENVIRONMENTAL MATTERS.

     Except as would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror: (i) Acquiror and each Acquiror Subsidiary is not in violation of any Environmental Law; (ii) none of the properties owned or to Acquiror's knowledge, leased by Acquiror or any Acquiror Subsidiary is contaminated with any Hazardous Substance; (iii) to Acquiror's knowledge, Acquiror and each Acquiror Subsidiary is not liable for any off-site contamination; (iv) to Acquiror's knowledge, Acquiror and each Acquiror Subsidiary is not liable under any Environmental Law; (v) Acquiror and each Acquiror Subsidiary has all Environmental Permits; (vi) Acquiror and each Acquiror Subsidiary is in compliance with its Environmental Permits and (vii) there are no pending, or, to the knowledge of Acquiror, threatened claims against Acquiror or any Acquiror Subsidiary relating to any Environmental Law or Hazardous Substance.

                                  ARTICLE VI.
                                   COVENANTS

SECTION 6.1.  AFFIRMATIVE COVENANTS OF THE COMPANY.

     The Company hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Acquiror (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each Company Subsidiary to:
(a) operate its business in the usual and ordinary course consistent with past practices; (b) use its reasonable best efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its respective principal officers and key employees and maintain its relationship with its respective principal customers and suppliers; (c) use its reasonable best efforts to maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted; (d) use its reasonable best efforts to keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained; (e) prepare and file all Tax returns required to be filed in a timely manner, and in a manner consistent with past practices and applicable laws and regulations; (f) timely file with the SEC all reports required to be filed under the Exchange Act, which reports (including the unaudited interim financial statements included in such reports) shall comply in all material respects with the Exchange Act, the rules and regulations promulgated thereunder and all applicable accounting requirements; and (g) operate its business in accordance with the terms of its licenses and in all material respects with all applicable laws.

SECTION 6.2. NEGATIVE COVENANTS OF THE COMPANY.

     Except as set forth in Schedule 6.2 or as expressly contemplated by this Agreement or otherwise consented to in writing by Acquiror (which consent shall not be unreasonably withheld, delayed or
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conditioned), from the date hereof until the Effective Time the Company shall not, and shall cause each Company Subsidiary not to, do any of the following:

     (a) (i) increase the periodic compensation payable to or to become payable to any of its directors, executive officers or any key employees; (ii) grant any severance or termination pay (other than pursuant to existing severance arrangements or policies as in effect on the date of this Agreement) to, or enter into or modify any employment or severance agreement with, any of its directors, officers or employees; (iii) adopt or amend any employee benefit plan or arrangement, except as may be required by applicable law; or (iv) pay any cash bonuses; provided, however, without the prior written consent of Acquiror, the Company shall be permitted during each full fiscal quarter of the Company, beginning with the fiscal quarter of the Company beginning on December 31, 1999, between the date hereof and the Effective Time to pay cash bonuses and increase periodic compensation as described in clause (i) hereof as long as the aggregate amount of any such cash bonuses and the annualized effect of such compensation increases does not exceed $2,000,000 from the date hereof until Closing (except any retention bonuses previously disclosed to Acquiror) or (v) except as previously disclosed to Acquiror, make any loans to any officer, director or key employee of the Company.

     (b) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of Company Common Stock;

     (c) (i) redeem, repurchase or otherwise reacquire any shares of Company Common Stock or any securities or obligations convertible into or exchangeable for any shares of Company Common Stock or other securities or obligations of the Company, or any options, warrants or conversion or other rights to acquire any shares of Company Common Stock or any such other securities or obligations (except in connection with the exercise of the Options and Director Options in accordance with their terms); (ii) effect any merger, consolidation, restructuring, reorganization or recapitalization or adopt a plan of complete or partial liquidation or dissolution; or (iii) split, combine or reclassify any shares of Company Common Stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of Company Common Stock or other securities;

     (d) (i) issue, pledge, deliver, award, grant or sell, or register under the Securities Act or the Exchange Act or otherwise file any registration statement under any such statute covering, or authorize or propose the issuance, pledge, delivery, award, grant or sale of (including the grant of any Encumbrances on) or registration of or filing of any registration statement covering, any shares of any class of its capital stock (including shares of Treasury Stock) or other securities (except in connection with the Options and Director Options), any securities convertible into or exercisable or exchangeable for any such shares or other securities, or any rights, warrants or options to acquire any such shares or other securities (except for the issuance of options to acquire shares of Company Common Stock: (A) to new employees of the Company that are hired after the date hereof; (B) to employees of the Company on a quarterly basis pursuant to the Company's performance-based equity incentive program; provided that the number of shares of Company Common Stock subject to options issued by the Company pursuant to this clause (B) shall not exceed 50,000 in the aggregate per any fiscal quarter of the Company beginning with the fiscal quarter of the Company beginning on December 31, 1999; and (C) to directors of the Company (in their capacity as directors) in connection with annual grants of stock options by the Company to the members of the Company's Board of Directors; provided that the number of shares of Company Common Stock subject to options issued by the Company pursuant to this clause (C) shall not exceed options covering 20,000 shares of Company Common Stock; provided, that any issuances of options by the Company pursuant to clauses (A), (B) and (C) shall only be to the extent such issuances are in the ordinary course of business and consistent with past practice); or (ii) amend or otherwise modify the terms of any such rights, warrants or options (including, without limitation, any Option or Director Option);

     (e) (i) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or any division (other than a Company Subsidiary) thereof

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

(except that prior to the initial filing of the Registration Statement, the Company may enter into a transaction to acquire substantially all the equity securities or assets of an entity (a "Company Acquisition") so long as the aggregate consideration payable for such target entity in a Company Acquisition consists solely of cash in an amount not to exceed $10 million) or (ii) make or commit to make any investments or capital expenditures, other than investments or capital expenditures not exceeding in the aggregate $1,000,000 from the date hereof until Closing, and that are solely for purposes related to computer hardware and software, leaseholds, furniture and fixtures;

     (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise encumber or dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise encumber or dispose of, any of its assets, except for dispositions in the ordinary course of business and consistent with past practice or sales that do not exceed $200,000 in the aggregate;

     (g) propose or adopt any amendment to its certificate or articles of incorporation or its bylaws;

     (h) (i) make any material change in any of its methods of accounting; or
(ii) make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, lawsuit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes (except where the amount of such settlements or controversies, individually or in the aggregate, does not exceed $100,000), or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended December 31, 1998, except, in the case of clause (i) or clause (ii), as may be required by applicable law or regulations or GAAP;

     (i) incur or increase any obligation for borrowed money (except that the Credit Facility may be increased by no more than $10 million in general and an additional $10 million in the case that the Company undertakes a Company Acquisition), whether or not evidenced by a note, bond, debenture or similar instrument, or capitalized lease obligation or issue or sell any debt securities or any warrants or rights to acquire any debt securities of the Company or any Company Subsidiary, or any guarantee of any obligation for borrowed money, other than purchase money indebtedness not to exceed $500,000 in the aggregate, except in the ordinary course of business under existing loan agreements or capitalized leases, or prepay, before the scheduled maturity thereof, any of its long-term debt;

     (j) engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any Affiliate (except a Company Subsidiary) which involves the transfer of consideration or has a financial impact on such entity, other than pursuant to such agreements, arrangements, or understandings existing on the date of this Agreement;

     (k) except in the ordinary course of business, enter into any contract, agreement, commitment, arrangement, lease (including with respect to personal property), policy or other instrument that has a value in excess of $50,000;

     (l) adjust, split, combine or reclassify any capital stock;

     (m) except for transactions in the ordinary course of business, terminate or amend in a material way, or waive any provision of, any material Company Contract; provided that this provision shall not prohibit the Company from entering into customer and service contracts in the ordinary course of business;

     (n) settle any material claim, action or proceeding involving money damages, except any settlement in the ordinary course of business where the amount of such settlement individually does not exceed $25,000, and in the aggregate with all other such settlements, does not exceed $50,000;

     (o) take any action that would, or would be reasonably likely to, prevent the Merger from being accounted for as a "pooling of interests" in accordance with GAAP and the rules and regulations of the SEC;

     (p) take any action that is intended or would reasonably be expected to result in any of the Company's representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VIII not being satisfied or in a violation of any provision of this Agreement; or

     (q) agree in writing or otherwise to do any of the foregoing.

SECTION 6.3.  RESERVED.

SECTION 6.4.  NEGATIVE COVENANTS OF ACQUIROR.

     Except as expressly contemplated by this Agreement, from the date hereof until the Effective Time, without the written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned) Acquiror shall not, and shall not permit any Acquiror Subsidiary to, do any of the following:

     (a) (i) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of Acquiror Common Stock; (ii) repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in, Acquiror or any Acquiror Subsidiary (except for those repurchases related to shares owned by employees or former employees of Acquiror or any Acquiror Subsidiary); or (iii) except to the extent not accounted for in Section 2.5 hereof, split, combine or reclassify any shares of Acquiror Common Stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of Acquiror Common Stock or other securities;

     (b) take any action that is intended or would reasonably be expected to result in any of Acquiror's representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in
Article VIII not being satisfied or in a violation of any provision of this Agreement;

     (c) take any action that would, or would be reasonably likely to, prevent the Merger from being accounted for as a "pooling of interests" in accordance with GAAP and the rules and regulations of the SEC;

     (d) take any action that would, or would be reasonably likely to, prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code; or

     (e) agree in writing or otherwise to do any of the foregoing.

                                  ARTICLE VII.
                             ADDITIONAL AGREEMENTS

SECTION 7.1.  ACCESS AND INFORMATION.

     During the period from the date hereof to the Effective Time (the "Interim Period"), the Company and Acquiror shall, and shall cause the Company Subsidiaries and the Acquiror Subsidiaries, respectively, to, afford to each other and their respective officers, employees, accountants, consultants, legal counsel and other representatives reasonable access during normal business hours (and at such other times as the parties may mutually agree) to the properties, executive personnel and all information concerning the business, properties, contracts, records and personnel of the Company and the Company Subsidiaries or Acquiror and the Acquiror Subsidiaries, as the case may be, as such other party may reasonably request; provided that no investigation pursuant to this Section
7.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger.

SECTION 7.2.  CONFIDENTIALITY.

     Acquiror and the Company each acknowledge and agree that all information received by it (the "Receiving Party") from or on behalf of the other party in connection with the transactions contemplated under this Agreement shall be deemed received pursuant to the confidentiality letter agreements, effective

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

as of November 23, 1999 (the "Company Confidentiality Agreement"), and October 25, 1999 (the "Acquiror Confidentiality Agreement"), between the Company and Acquiror (together, the "Confidentiality Agreements"), and such Receiving Party shall, and shall cause its officers, directors, employees, Affiliates, financial advisors and agents to, comply with the provisions of the Confidentiality Agreements with respect to such information, and the provisions of the Confidentiality Agreements are hereby incorporated herein by reference with the same effect as if fully set forth herein, provided, however, that (i) in the event the Merger is consummated, the term of the Confidentiality Agreements shall survive the Closing Date with respect to the safeguarding of confidential information and (ii) in the event this Agreement is terminated pursuant to
Article IX, the Confidentiality Agreements shall survive such termination in their entirety and remain in full force and effect.

SECTION 7.3.  PROXY STATEMENT AND REGISTRATION STATEMENT; STOCKHOLDERS MEETINGS.

     (a) As soon as practicable following the date of this Agreement but no later than January 15, 2000, the Company shall prepare and file with the SEC the Proxy Statement and Acquiror shall prepare and file with the SEC the Registration Statement in which the Proxy Statement will be included as a prospectus. Each of the Company and Acquiror shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. The Company shall use reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Acquiror also shall take any action required to be taken by the SEC, NYSE or under any applicable state securities laws in connection with the issuance of Acquiror Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Registration Statement will be made by Acquiror without the Company's prior consent (which shall not be unreasonably withheld, delayed or conditioned) and without providing the Company the reasonable and adequate opportunity to review and comment thereon. Acquiror shall advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Acquiror Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Acquiror, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Acquiror that should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company and Acquiror.

     (b) The Company shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") in accordance with Delaware Law and its certificate of incorporation and bylaws for the purpose of obtaining the Company Stockholder Approval as required by Delaware Law and otherwise, and shall, through the unanimous action of its Board of Directors, declare that this Agreement is advisable and recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby; provided, however, that the Board of Directors of the Company shall submit this Agreement to the Company's stockholders, whether or not the Board of Directors of the Company at any time subsequent to the date hereof determines that this Agreement is no longer advisable or recommends that the stockholders of the Company reject it. Unless the Board of Directors of the Company has withdrawn its recommendation of this Agreement in compliance herewith, the Company shall use reasonable best efforts to solicit from its stockholders proxies
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

in favor of the approval and adoption of this Agreement and the Merger and to secure the vote or consent of stockholders required by Delaware Law and its certificate of incorporation and bylaws to approve and adopt this Agreement and the Merger.

     (c) Notwithstanding the provisions of Section 7.3(b), in the event that an Acquisition Proposal for the Company received by the Company in writing constitutes a Superior Proposal and the Board of Directors of the Company has resolved to recommend such Superior Proposal to its stockholders, the Board of Directors of the Company may, at any time prior to the Stockholders Meeting, withdraw its recommendation of this Agreement as required under Section 7.3(b) hereof and recommend such the Superior Proposal to its stockholders (i) if, but only if, the Company (A) complies fully with this Section 7.3(c) and (B) provides Acquiror with at least five (5) Business Days' prior written notice of its intent to withdraw its recommendation of this Agreement along with a description in writing of all of the material terms and conditions of such Superior Proposal and (ii) if, in the event that during such five (5) Business Days Acquiror makes a counter proposal to such Superior Proposal (the "Acquiror Counter Proposal"), the Company's Board of Directors in good faith, taking into account the advice of its outside financial advisors, determines that the Acquiror Counter Proposal is not at least as favorable to the Company's stockholders as the Superior Proposal (taking into account all financial and strategic considerations and other relevant factors, including relevant legal, financial, regulatory and other aspects of such proposals, and the conditions, prospects and time required for completion of such proposal).

SECTION 7.4.  HSR ACT MATTERS.

     Acquiror, Merger Sub and the Company (as may be required pursuant to the HSR Act) promptly will complete all documents required to be filed with the Federal Trade Commission and the United States Department of Justice in order to comply with the HSR Act and, not later than fifteen (15) calendar days after the date hereof, together with the Persons, if any, who are required to join in such filings, shall file such documents with the appropriate Governmental Entities. Acquiror, Merger Sub and the Company shall promptly furnish all materials thereafter required by any of the Governmental Entities having jurisdiction over such filings, and shall take all reasonable actions and shall file and use all reasonable best efforts to have declared effective or approved all documents and notifications with any such Governmental Entity, as may be required under the HSR Act or other federal or state antitrust laws for the consummation of the Merger and the other transactions contemplated hereby. Acquiror and the Company shall each pay one-half of the filing fees related to compliance with the HSR Act in connection with the transactions contemplated hereby.

SECTION 7.5.  PUBLIC ANNOUNCEMENTS.

     The initial press release relating to this Agreement shall be a joint press release and thereafter Acquiror and the Company shall consult with each other and use reasonable efforts to agree upon the text of any press release or public statement before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereunder and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with Nasdaq or the NYSE.

SECTION 7.6.  INDEMNIFICATION.

     (a) The certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the certificate of incorporation and bylaws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of persons who at any time prior to the Effective Time were identified as prospective indemnitees under the certificate of incorporation or bylaws of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by applicable law.

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

     (b) From and after the Effective Time, Acquiror shall cause the Surviving Corporation to indemnify, defend and hold harmless the present and former officers, directors and employees of the Company and the Company Subsidiaries (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid, with the approval of Acquiror, in settlement of or otherwise in connection with, any claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on the fact that such person is or was such a director, officer or employee and arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), in each case to the fullest extent permitted under Delaware Law (and shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware Law upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by Section 145(e) of Delaware
Law), provided, however, that no Indemnified Party shall be entitled to any indemnification or expenses pursuant to this Section 7.6 in respect of any Claim, issue or matter as to which such Indemnified Party shall have been adjudged to be grossly negligent or to have committed or engaged in willful misconduct. To that end, Acquiror shall maintain the Company's existing officers' and directors' liability insurance policy ("D&O Insurance") for a period of not less than six (6) years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time; provided, however, that Acquiror may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers of the Company and provided, further, Acquiror shall not be required to pay an annual premium for such insurance in excess of $100,000.

     (c) In the event any Claim or Claims are asserted or made within such six-year period, all rights to indemnification in respect of any such Claim or Claims shall continue until disposition of any and all such claims. Any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Delaware Law, the Company's certificate of incorporation or bylaws or such agreements, as the case may be, shall be made by any method permitted under Delaware Law. Nothing set forth herein shall impair any rights or obligations of any Indemnified Party. In the event that any Claim or Claims are brought against any Indemnified Party (whether arising before or after the Effective Time), Acquiror may select counsel for the defense of such Claim, which counsel shall be reasonably acceptable to such Indemnified Party.

     (d) Any Indemnified Party seeking indemnification under this Section 7.6, promptly upon learning of any such Claim, shall notify Acquiror and the Surviving Corporation (although the failure so to notify Acquiror and the Surviving Corporation shall not relieve Acquiror and the Surviving Corporation from any liability that Acquiror and the Surviving Corporation may have under this Section 7.6, except to the extent such failure prejudices Acquiror or the Surviving Corporation), and shall deliver to Acquiror and the Surviving Corporation the undertaking contemplated by Section 145(e) of Delaware Law.

SECTION 7.7.  FURTHER ACTION; REASONABLE BEST EFFORTS.

     (a) Each of the parties hereto shall use all reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including, without limitation, using all reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with the Company, Acquiror or any Company Subsidiary or Acquiror Subsidiary as are necessary for the transactions contemplated herein. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use all reasonable best efforts to take all such action. Without limiting the generality of the foregoing, Acquiror shall use all reasonable best efforts to cause Merger Sub to perform its obligations under this Agreement and to effect the transactions contemplated hereby.

     (b) During the Interim Period, each of the parties hereto shall promptly notify the other in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any
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Governmental Entity or any other Person: (i) challenging or seeking damages in connection with the Merger or the conversion of Company Common Stock into the Merger Consideration pursuant to the Merger; or (ii) seeking to restrain or prohibit the consummation of the Merger or any of the transactions contemplated by this Agreement or otherwise to limit the right of Acquiror to own or operate all or any portion of the business or assets of the Company.

     (c) Each of the parties hereto shall use reasonable best efforts to refrain from taking any action, or entering into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or that would result in a breach of any covenant made by it in this Agreement.

SECTION 7.8.  NO SOLICITATION.

     (a) From the date of this Agreement until the Effective Time or the termination of this Agreement pursuant to the terms of this Agreement, the Company shall not and shall not permit any of its Subsidiaries, Affiliates, directors, officers, employees, agents or representatives, including, without limitation, any investment banker, attorney or accountant of the Company or any of its Subsidiaries (collectively, "Representatives"), directly or indirectly, to: (i) initiate, solicit, knowingly facilitate or encourage the submission of an Acquisition Proposal for the Company; (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes an Acquisition Proposal for the Company; (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company; or (iv) enter into any agreement with respect to any Acquisition Proposal for the Company, other than with Acquiror. The Company shall notify its Representatives of the terms of this
Section 7.8 and use reasonable efforts to cause such Representatives to comply with such terms. The Company shall cease and cause to be terminated immediately all existing discussions or negotiations with any persons conducted heretofore with respect to, or that could be reasonably expected to lead to, any Acquisition Proposal for the Company.

     (b) Nothing contained in this Section 7.8 shall prohibit the Company from:
(i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act; (ii) making a recommendation in compliance with Rule 14d-9 promulgated under the Exchange Act; or (iii) furnishing information to, or engaging in discussions or negotiations with, any Person that makes a bona fide proposal or offer with respect to the Company that constitutes an Acquisition Proposal for the Company, if: (1) the Board of Directors of the Company determines in good faith, taking into account the advice of outside counsel, that such action is reasonably likely to be required for the Board of Directors to comply with its fiduciary duties to stockholders under applicable law, (2) prior to furnishing such information to, or entering into discussions or negotiations with, such Person the Company provides written notice to Acquiror of the existence of such Acquisition Proposal for the Company and that it intends to furnish information to, or enter into discussions or negotiations with respect to such Acquisition Proposal for the Company, (3) the Company enters into a confidentiality agreement with the Person making such Acquisition Proposal for the Company on terms in the aggregate not more favorable to such Person than the terms of the Confidentiality Agreements, (4) the Company shall keep Acquiror informed on a timely basis of the status of such negotiations and all material terms and conditions thereof and promptly provide Acquiror with copies of any and all written inquiries or proposals relating thereto, and (5) such Acquisition Proposal was not solicited in violation of this Agreement.

SECTION 7.9.  NYSE LISTING.

     Acquiror shall, prior to the Closing Date file with the NYSE a Supplemental Listing Application providing for inclusion for quotation on the NYSE of the shares of Acquiror Common Stock issuable pursuant to Section 2.1(a) and shall use reasonable best efforts to cause the shares of Acquiror Common Stock to be issued pursuant to Section 2.1(a) of this Agreement to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

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SECTION 7.10.  EMPLOYEE MATTERS.

     (a) For a period of one (1) year following the Effective Time, to the extent that Acquiror provides continued employment to employees of the Company and its Subsidiaries ("Continuing Employees") after the Effective Time, such employment shall be (x) at a base salary or base hourly wage that, in the aggregate, is not less favorable than that which the Continuing Employee was receiving immediately prior to the Effective Time, (y) at a level of and current value of incentive compensation which, in the aggregate is no less favorable than incentive compensation provided to similarly situated employees of Acquiror and its Subsidiaries and (z) at a level of and current value of employee benefits (including, but not limited to, the provision of vacation, sick leave, pension and welfare benefits but excluding any incentive compensation, retention compensation or bonuses) which, in the aggregate and including any increase in base salary or base hourly wage that Acquiror reasonably believes, are no less favorable than those applicable to each such employee immediately prior to the Effective Time; and (ii) provide to Continuing Employees employee benefit plans, programs and arrangements under Acquiror Benefit Plans that in the aggregate are no less favorable to those employee benefit plans, programs and arrangements generally provided to the Continuing Employees under any Company Benefit Plans (excluding any incentive compensation, retention compensation or bonuses) immediately prior to the Effective Time.

     (b) Following the Effective Time, Acquiror shall cause the Acquiror Benefit Plans to (i) treat credited employment and service of the Continuing Employees with the Company, its Affiliates and any predecessor employers through the Effective Time as employment and service with Acquiror for all purposes under the Acquiror Benefit Plans except for benefit accrual purposes under any "defined benefit" pension plans; and (ii) give full credit to the Continuing Employees under the Acquiror Benefit Plans that provide vacation and sick leave benefits for all unused vacation days and sick leave accrued by the Continuing Employees while employees of the Company.

     (c) In the event of any change in coverage that applies generally to the Continuing Employees during the two-year period following the Effective Time under any Acquiror Benefit Plan that provides medical or health benefits, the Acquiror shall cause such plan to recognize credit toward satisfying deductible expense requirements, out-of-pocket expense limits and maximum lifetime benefit limits of such Continuing Employees or their eligible dependents, and to waive any pre-existing condition, exclusion or limitation, as and to the extent any such matter would previously have been recognized or waived (as the case may be) under the applicable Company Benefit Plan.

     (d) The Acquiror shall cause the Surviving Corporation to honor in accordance with their terms and to perform the obligations of the Surviving Corporation under the severance and retention plans and agreements listed on
Schedule 7.10.

     (e) Immediately following the Effective Time, the Acquiror shall cause the Surviving Corporation to enter into retention agreements with not more than twenty-eight (28) of its key employees to be identified and selected by the Company after consultation with the Acquiror.

     (f) Following the Effective Time, the Acquiror shall cause Continuing Employees who have previously been eligible to participate in the Company Stock Option Plans to be eligible to participate in the Acquiror Stock Option Plans. At each meeting of the Compensation Committee of the Acquiror Board of Directors during the two-year period following the Effective Time at which stock options are granted to Acquiror employees generally, Acquiror shall cause a recommendation to be made to the Compensation Committee to grant options under the Acquiror Stock Option Plans to such Continuing Employees on a basis that takes into consideration prior performance and service of the Continuing Employees to the Company prior to the Effective Time.

SECTION 7.11.  AFFILIATES.

     (a) Each of the Company and Acquiror: (i) has disclosed to the other in
Schedule 7.11 hereto all Persons who are, or may be, as of the date hereof its Affiliates; and (ii) shall use all reasonable best efforts to cause each Person who is identified as an Affiliate of it in Schedule 7.11 to deliver to the other

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as promptly as practicable but in no event later than thirty-one (31) days prior to the Closing Date, a signed Affiliate Agreement substantially in the form attached hereto as Exhibit A, in the case of the Company, and Exhibit B, in the case of Acquiror. The Company and Acquiror shall notify each other from time to time of all other Persons who then are or may be such an Affiliate and use all reasonable best efforts to cause each additional Person who is identified as an Affiliate to execute an Affiliate Agreement as set forth in this Section
7.11(a).

     (b) Shares of Company Common Stock and shares of Acquiror Common Stock held by such Affiliates of the Company or Acquiror, as the case may be, shall not be transferable during the thirty (30) day period prior to the Effective Time, and shares of Acquiror Common Stock issued to, or as of the Effective Time held by, such Affiliates shall not be transferable until such time as financial results covering at least thirty (30) days of combined operations of the Company and Acquiror have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such Affiliate has provided the signed Affiliate Agreement referred to in Section 7.11(a), except to the extent permitted by, and in accordance with, SEC Accounting Series Release 135 and SEC Staff Accounting Bulletins 65 and 76. Any Company Common Stock and any Acquiror Common Stock held by any such Affiliate shall not be transferable, regardless of whether such Affiliate has provided the applicable signed agreement referred to in Section 7.11(a), if such transfer, either alone or in the aggregate with other transfers by Affiliates, would preclude the ability of the parties hereto to have the Merger and the transactions contemplated hereby accounted for as a "pooling of interests" in accordance with GAAP, Accounting Principles Board Opinion No. 16 and all rules, regulations and policies of the SEC. Neither the Company nor Acquiror shall register the transfer of any shares of Company Common Stock or Acquiror Common Stock, as applicable, unless such transfer is made in compliance with the foregoing.

SECTION 7.12.  EVENT NOTICES.

     From and after the date of this Agreement until the Effective Time, each party hereto will promptly notify the other parties hereto of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any condition to the obligations of such party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied and (b) the failure of such party to comply with any covenant or agreement to be complied with by it pursuant to this Agreement that would be likely to result in any condition to the obligations of such party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied. No delivery of any notice pursuant to this Section 7.12 will cure any breach of any representation or warranty, covenant, condition or agreement of such party contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

SECTION 7.13.  TAX TREATMENT.

     Each of Acquiror and the Company shall use all reasonable best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code and will characterize the Merger as such a reorganization for purposes of all Tax returns and other relevant filings. The Company and Acquiror shall cooperate and use their best efforts in obtaining the Legal Opinions. In connection therewith, each of the Company, Acquiror and Merger Sub shall deliver to the other a representation letter (collectively, the "Representation Letters"), dated as of the Closing Date, in form and substance to be reasonably agreed upon by the Company, Acquiror and Merger Sub, on which each party shall be entitled to rely in rendering its Legal Opinion pursuant to Section 8.1(i); provided, however, that the failure of any of the Company, Acquiror or Merger Sub to make any statement in a Representation Letter because of an event, or a change in facts or law, in either case outside of such party's control, shall not constitute a breach of this covenant.

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

SECTION 7.14.  POOLING OF INTERESTS.

     Each of the Company and Acquiror shall use all reasonable best efforts to cause the Merger to be accounted for as a "pooling of interests" in accordance with GAAP, Accounting Principles Board Opinion 16 and applicable SEC rules, regulations and policies and shall take no action that would cause such accounting treatment not to be obtained.

SECTION 7.15.  MERGER SUB.

     Acquiror shall cause Merger Sub to approve and adopt, and to perform its obligations in accordance with, this Agreement and shall take any and all steps necessary to cause Merger Sub to effect the transactions contemplated hereby.

SECTION 7.16.  BOARD OF DIRECTORS OF ACQUIROR.

     Promptly following the Effective Time, the Board of Directors of Acquiror will take all actions necessary such that George A. Robinson, who as of the date hereof is the Chief Executive Officer of the Company, shall be appointed to Acquiror's Board of Directors with a term expiring at the annual meeting of Acquiror's stockholders to be held in calendar year 2000 (the "Year 2000 Meeting") and shall include George A. Robinson in the slate of nominees recommended by Acquiror's Board of Directors to the stockholders of Acquiror at the Year 2000 Meeting.

SECTION 7.17.  PUBLISHING FINANCIAL RESULTS.

     If the Effective Time shall occur after February 29, 2000, Acquiror shall prepare and publicly release, as soon as practicable following the end of the first complete accounting month ending at least thirty (30) days after the Closing Date, a report filed with the SEC on Form 8-K or any other public filing, statement or announcement that includes the combined financial results (including combined sales and net income) of the Acquiror and the Company for a period of at least thirty (30) days of combined operations of the Acquiror and the Company following the Closing Date; provided, however, that the Acquiror shall not be obligated to make such public release if the Acquiror determines based on Acquiror's good faith business judgment that such public release would be reasonably likely to (a) limit in any material respect the Acquiror's ability to undertake a planned underwritten public offering of Acquiror's securities to be covered by a registration statement to be filed with the SEC, or (b) cause a Material Adverse Effect on Acquiror.

SECTION 7.18.  STAND-STILL.

     From the date of this Agreement until the Effective Time or the termination of this Agreement pursuant to the terms of this Agreement, except as provided herein, the Acquiror shall not and shall not permit any of its Representatives, directly or indirectly, to: (i) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, directly or indirectly, by purchase or otherwise, ownership (including, without limitation, beneficial ownership as defined in Rule 13d-3 of the Exchange Act) of any voting securities or direct or indirect rights or options to acquire any voting securities of the Company or any Subsidiary thereof, or of any successor to or person in control of the Company, any of the assets or businesses of the Company or any Subsidiary or division thereof or of any such successor or controlling person or any bank debt, claims or other obligations of the Company or any rights or options to acquire (other than those currently owned) such ownership (including from a third party); (ii) seek or propose to influence or control the management or policies of the Company or to obtain representation on the Company's Board of Directors, or solicit, or participate in the solicitation of, any proxies or consents with respect to any securities of the Company, or make any public announcement with respect to any of the foregoing or request permission to do any of the foregoing; (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or its securities or assets;
(iv) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing, or otherwise

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
form, join or in any way participate in a "group" (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) in connection with any of the foregoing; (v) seek or request permission or participate in any effort to do any of the foregoing or make or seek permission to make any public announcement with respect to the foregoing; or (vi) request the Company or any of its Representatives, directly or indirectly, to amend or waive any provision of this paragraph. Acquiror shall promptly advise the Company of any inquiry or proposal made to it with respect to any of the foregoing.

SECTION 7.19.  STOCKHOLDER RIGHTS PLAN.

     From and after the date hereof until the termination of this Agreement, without the Acquiror's prior written consent, the Company shall not amend its Certificate of Incorporation or otherwise take any action to provide for the issuance of securities pursuant to a stockholder rights plan ("poison pill") or any other program or plan having a similar effect.

                                 ARTICLE VIII.

                               CLOSING CONDITIONS

SECTION 8.1.  CONDITIONS TO OBLIGATIONS OF THE PARTIES TO EFFECT THE MERGER.

     The respective obligations of the parties hereto to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

     (a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

     (b) Effectiveness of Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act prior to the mailing of the Proxy Statement by the Company to its stockholders and no stop order suspending the effectiveness of such Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of Acquiror or the Company, be threatened by the SEC.

     (c) No Order. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, rule, ordinance, regulation, executive order, decree, judgment, stipulation, injunction or other order (whether temporary, preliminary or permanent) (collectively, an "Order"), in any case, that is in effect and that prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement; provided, however, that the parties shall use their reasonable best efforts to cause any such Order to be vacated or lifted.

     (d) NYSE Listing. Acquiror Common Stock issuable to the holders of Company Common Stock pursuant to Section 2.1(a) of this Agreement shall have been included for listing on the NYSE upon official notice of issuance.

     (e) HSR Act. Any waiting period with any extensions thereof under the HSR Act shall have expired or been terminated.

     (f) Permits. Each of the Company and Acquiror shall have obtained such permits, authorizations, consents and approvals required to consummate the transactions contemplated hereby except for such permits, authorizations, consents and approvals the failure of which to obtain would not have a Material Adverse Effect on the Company or Acquiror.

     (g) Company Pooling Letter. There shall have been delivered to Acquiror and the Company a letter from the Company's independent accountants, dated as of the Closing Date and addressed to Acquiror and the Company, reasonably satisfactory in form and substance to Acquiror, setting forth the concurrence of the Company's independent accountants with the conclusion of the Company's management that the

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

transactions contemplated herein will qualify as a "pooling of interests" and to the effect that (i) after reasonable investigation, the Company's independent accountants are not aware of any fact concerning the Company or any of the Holders or any Affiliates of the Company that could preclude Acquiror from accounting for the Merger as a "pooling of interests" in accordance with GAAP, Accounting Principles Board Opinion No. 16 and all rules, regulations and policies of the SEC, and (ii) the Merger is eligible to be accounted for as a "pooling of interests" in accordance with GAAP, Accounting Principles Board Opinion No. 16 and all rules, regulations and policies of the SEC;

     (h) Acquiror Pooling Letter. There shall have been delivered to Acquiror and the Company a letter from Acquiror's independent accountants, dated as of the Closing Date and addressed to the Company and Acquiror, reasonably satisfactory in form and substance to Acquiror, to the effect that (i) after reasonable investigation, Acquiror's independent accountants are not aware of any fact concerning Acquiror or any of its Affiliates that could preclude Acquiror from accounting for the Merger as a "pooling of interests" in accordance with GAAP, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC, and (ii) the Merger is eligible to be accounted for as a "pooling of interests" in accordance with GAAP, Accounting Principles Board Opinion No. 16 and all rules, regulations and policies of the SEC; and

     (i) Legal Opinions. (A) The Company and the Holders shall have received a legal opinion addressed to the Company and the Holders from Venable, Baetjer, Howard & Civiletti, LLP ("Company's Legal Counsel"), dated as of the Closing Date to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; and (B) the Acquiror shall have received a legal opinion addressed to the Acquiror from Hogan & Hartson L.L.P. ("Acquiror's Legal Counsel"), dated as of the Closing Date to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. The legal opinions to be delivered by Company's Legal Counsel and Acquiror's Legal Counsel pursuant to this Section 8.1(i) shall be referred to herein as the "Legal Opinions."

SECTION 8.2.  ADDITIONAL CONDITIONS TO OBLIGATIONS OF ACQUIROR AND MERGER SUB.

     The obligations of Acquiror and Merger Sub to effect the Merger and the other transactions contemplated in this Agreement shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by Acquiror, in whole or in part, to the extent permitted by applicable law:

     (a) Representations and Warranties. The representations and warranties of the Company made in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date (except for representations and warranties that speak as of a specific date or time, which need only be true and correct in all material respects as of such date or time). Acquiror shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to such effect.

     (b) Agreements and Covenants. The agreements and covenants of the Company required to be performed on or before the Effective Time shall have been performed in all material respects. Acquiror shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to such effect.

     (c) No Material Adverse Changes. There shall have been no Material Adverse Effect on the Company since the date of this Agreement (it being understood that a decline in the price of a share of Company Common Stock shall not constitute a Material Adverse Effect on the Company for purposes of any provision of this Agreement).

     (d) No Litigation. There shall not be pending or threatened any suit, action, proceeding or investigation: (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (ii) relating to the Merger and seeking to obtain from Acquiror or any Acquiror Subsidiary any damages that may be material to Acquiror, (iii) seeking to prohibit or limit in any material respect Acquiror's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (iv) which would materially and adversely affect the right of the Surviving Corporation to own the assets or operate the business of the Company; or (v) which, if adversely determined, could have a Material Adverse Effect on the Company or Acquiror.

     (e) Affiliate Agreement. Each of the Affiliates shall have entered into an Affiliate Agreement and each of such Agreements shall be in full force and effect as of the Effective Time.

SECTION 8.3.  ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY.

     The obligations of the Company to effect the Merger and the other transactions contemplated in this Agreement are also subject to the satisfaction at or prior to the Effective Time of the following conditions any or all of which may be waived by the Company, in whole or in part, to the extent permitted by applicable law:

     (a) Representations and Warranties. The representations and warranties of Acquiror and Merger Sub made in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date (except for representations and warranties that speak as of a specific date or time, which need only be true and correct in all material respects as of such date and time). The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Acquiror to such effect.

     (b) Agreements and Covenants. The agreements and covenants of Acquiror and Merger Sub required to be performed on or before the Effective Time shall have been performed in all material respects. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Acquiror to such effect.

     (c) No Material Adverse Change. There shall have been no Material Adverse Effect on Acquiror since the date of this Agreement (it being understood that a decline in the price of a share of Acquiror Common Stock shall not constitute a Material Adverse Effect on Acquiror for purposes of any provision of this Agreement).

     (d) No Litigation. There shall not be pending or threatened any suit, action, proceeding or investigation: (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (ii) relating to the Merger and seeking to obtain from the Company or any Company Subsidiary any damages that may be material to the Company, or (iii) which, if adversely determined, could have a Material Adverse Effect on the Company or Acquiror.

                                  ARTICLE IX.

                       TERMINATION, AMENDMENT AND WAIVER

SECTION 9.1.  TERMINATION.

     This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of the Company (except as specifically provided below):

     (a) by mutual written consent of Acquiror and the Company;

     (b) by Acquiror, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied (a "Terminating Company Breach"); provided that, if such Terminating Company Breach is curable by the Company through the exercise of reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts, Acquiror may not terminate this Agreement under this Section 9.1(b);

     (c) by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement such that the conditions set forth in Section 8.3(a) or

Section 8.3(b) would not be satisfied (a "Terminating Acquiror Breach"); provided that, if such Terminating Acquiror Breach is curable by Acquiror through the exercise of reasonable best efforts and for so long as Acquiror continues to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 9.1(c);

     (d) by either Acquiror or the Company, if there shall be any Order that is final and nonappealable preventing the consummation of the Merger; provided that the party seeking to terminate this Agreement pursuant to this Section 9.1(d) shall have used reasonable best efforts to cause any such Order to be vacated or lifted;

     (e) by either Acquiror or the Company, if the Merger shall not have been consummated on or before that date that is One Hundred Eighty (180) calendar days after the date hereof (the "Outside Date"); provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to any party whose material breach of its obligations under this Agreement has been the cause of the failure of the Merger to occur on or before the Outside Date;

     (f) by the Company or Acquiror at any time after the Company Stockholders Meeting (including any adjournment or postponement thereof), if the requisite vote of the stockholders of the Company required by this Agreement shall not have been obtained at the Company Stockholders Meeting (including any adjournment or postponement thereof); provided that the right to terminate this Agreement under this Section 9.1(f) shall not be available to the Company if it has not complied with its obligations under Section 7.3(b) and taking into account the provisions of Section 7.3(c);

     (g) (i) by Acquiror, if the Acquiror Stock Price is greater than $35.75 per share unless the Company makes a Company Floating Rate Election, in which case the Acquiror shall have no right of termination pursuant to this Section 9.1(g) or (ii) by the Company, if the Acquiror Stock Price is less than $22.95 per share unless Acquiror makes an Acquiror Floating Rate Election, provided that in no event shall Acquiror have the right to make such election if the Acquiror Stock Price is equal to or less than $14.00 per share; provided further that any such termination pursuant to this Section 9.1(g) shall be without any liability to the parties hereto solely by virtue of the fact that the Acquiror Stock Price is greater than $35.75 or less than $22.95 per share or equal to or less than $14.00 per share, as the case may be;

     (h) by the Company, if the Board of Directors of the Company determines in good faith, taking into account the advice of outside counsel, that such action is reasonably likely to be required for the Board of Directors to comply with its fiduciary duties to stockholders under applicable law (other than in connection with an Acquisition Proposal);

     (i) by the Company, if the Board of Directors of the Company shall have withdrawn its recommendation of this Agreement and recommended a Superior Proposal to its stockholders pursuant to and in compliance with Section 7.3(c); provided that any termination of this Agreement by the Company pursuant to this
Section 9.1(i) shall not be effective if, prior to the close of business on the second full business day after Acquiror receives written notice of such termination, Acquiror elects, and Acquiror provides written notice to the Company of its election, to have the Company hold the Company Stockholders' Meeting (the "Stockholder Vote Election") in which event this Agreement, including without limitation the obligation to hold a Company Stockholders' Meeting, shall remain in full force and effect; provided further that in the event that Acquiror has not made the Stockholder Vote Election, this Agreement shall terminate on the date on which payment of a Termination Fee required by
Section 9.6(b) is paid; or

     (j) by Acquiror, if (i) the Board of Directors of the Company (A) fails to recommend approval and adoption of this Agreement, the Merger and the transactions contemplated by this Agreement by the Company's stockholders, (B) withdraws, modifies or changes such recommendation in a manner adverse to Acquiror or Merger Sub, (C) fails to include such recommendation (without withdrawal, modification or change) in the Proxy Statement or (D) fails to reaffirm its recommendation in favor of the adoption and approval of this Agreement, the Merger and transactions contemplated by this Agreement within ten
(10) days after Acquiror requests in writing that such recommendation be reaffirmed; provided that

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subsequent to the Acquiror's first such request, Acquiror may make further requests only after Acquiror has received written notice from the Company (or a public announcement has been made) of the existence of an Acquisition Proposal for the Company, (ii) the Board of Directors of the Company makes any recommendation to the Company's stockholders with respect to any proposal involving an Acquisition Proposal for the Company (or shall have resolved to do so), other than a recommendation to reject such proposal, (iii) a tender offer or exchange offer for 26% or more of the outstanding shares of capital stock of the Company is commenced (or any person or "group" (as defined in Section 13(d)(3) of the Exchange Act) shall have commenced or threatened to commence either with respect to the Company), and the Board of Directors of the Company, within ten (10) business days after such tender offer or exchange offer is so commenced, either recommends to the stockholders of the Company that they tender their shares into such tender or exchange offer, fails to unconditionally recommend to the stockholders of the Company that they not accept such tender offer or exchange offer or makes no recommendation to the Company's stockholders with respect to the acceptance of such tender offer or exchange offer by the Company's stockholders, (iv) after the date hereof, any person or "group" (as defined in Section 13(d)(3) of the Exchange Act) (other than Acquiror or any Acquiror Subsidiaries) shall have acquired (or agreed to acquire) beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as defined in Section 13(d)(3) of the Exchange Act) shall have been formed that beneficially owns or has the right to acquire beneficial ownership of, or has agreed to acquire beneficial ownership of, 26% or more of the then outstanding shares of capital stock of the Company, or (v) the Board of Directors of the Company shall have resolved or publicly announced an intention to do any of the foregoing.

     The right of any party hereto to terminate this Agreement pursuant to this
Section 9.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Affiliate of such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

SECTION 9.2.  EFFECT OF TERMINATION.

     Except as provided in Section 9.5 and Section 9.6 of this Agreement, in the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, there shall be no liability on the part of Acquiror or the Company or any of their respective officers, directors, stockholders or Affiliates to the other, and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party from liability for any willful breach by a party of any of its representations, warranties, covenants or agreements in this Agreement; and provided that the provisions of Section 7.2 (Confidentiality), Section 9.5 (Transaction Fees, Expenses and Other Payments) and Section 9.6 (Termination Fees) of this Agreement will remain in full force and effect and survive any termination of this Agreement.

SECTION 9.3.  AMENDMENT.

     This Agreement may be amended by the parties hereto by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made that by law or rule of the NYSE requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 9.4.  EXTENSION; WAIVER.

     At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by any other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

SECTION 9.5.  TRANSACTION FEES, EXPENSES AND OTHER PAYMENTS.

     Except as otherwise set forth in this Section 9.5, all costs and expenses incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such costs and expenses, whether or not the Merger is consummated; provided, however, that in the event that the Merger and the other transactions contemplated hereby are not consummated, Acquiror and the Company shall share equally all costs and expenses (other than attorneys' and accountants' fees and expenses) incurred in relation to printing and filing and, as applicable, mailing the Registration Statement and the Proxy Statement and any amendments or supplements thereto and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement and the fees required under the HSR Act and applicable foreign laws, if any, incurred in connection with the transactions contemplated under this Agreement.

SECTION 9.6.  TERMINATION FEES.

     (a) If this Agreement is terminated by the Company pursuant to Section 9.1(h), (i) the Company shall pay to Acquiror an amount equal to all of Acquiror's reasonable expenses incurred in connection with the transactions contemplated by this Agreement not to exceed $1,000,000 payable within ninety
(90) days from the date of such termination and (ii) and in the event the Company enters into a definitive agreement in connection with, or consummates, an Acquisition Proposal within six (6) months from the date of such termination, the Company shall pay to Acquiror the difference between four million dollars ($4,000,000) (the "Termination Fee") and the aggregate amount paid to Acquiror pursuant to Section 9.6(a)(i) above, within five (5) Business Days after the closing date of such transaction.

     (b) If this Agreement is terminated by the Company pursuant to Section 9.1(i), Acquiror may, within five (5) business days thereafter, make an election (the "Termination Election") to receive the Termination Fee, in which event the Company shall pay to Acquiror the Termination Fee within five (5) Business Days after the date of such Termination Election and this Agreement (except those provisions that, pursuant to Section 9.2, survive termination) shall be deemed to terminate, become void and be of no further force or effect immediately upon the Termination Election. Acquiror shall not have any right to receive, and the Company shall not have any obligation to pay, the Termination Fee except pursuant to a valid and timely Termination Election.

     (c) If this Agreement is terminated by Acquiror pursuant to Section 9.1(j) (excluding Sections 9.1(j)(i)(D), 9.1(iv) and 9.1(v) (only to the extent Section 9.1(j)(v) relates to Sections 9.1(j)(i)(D) or 9.1(j)(iv)), then (i) if the Board of Directors of the Company has recommended to its stockholders an Acquisition Proposal with a third party, then the Company shall pay to Acquiror the Termination Fee or (ii) if the Board of Directors of the Company has not recommended to its stockholders an Acquisition Proposal with a third party, then
(A) the Company shall pay to Acquiror an amount equal to all of Acquiror's reasonable expenses incurred in connection with the transactions contemplated by this Agreement not to exceed $1,000,000 payable within ninety (90) days from the date of such termination and (B) if the Company thereafter enters into a definitive agreement in connection with, or consummates, an Acquisition Proposal within nine (9) months from the date of such termination, the Company shall pay to Acquiror the difference between the Termination Fee and the aggregate amount paid to Acquiror pursuant to Section 9.6(c)(ii)(A) above, within five (5) Business Days after the closing date of such transaction.

     (d) If this Agreement is terminated by the Company pursuant to Section 9.1(c) as a result of a Terminating Acquiror Breach that has not been cured by Acquiror pursuant to Section 9.1(c), then Acquiror shall pay to the Company within thirty (30) days after such termination an amount equal to all of the Company's reasonable expenses incurred in connection with the transactions contemplated by this Agreement and all damages caused to the Company as a result of such Terminating Acquiror Breach.

     (e) If this Agreement is terminated by Acquiror pursuant to Section 9.1(b) as a result of a Terminating Company Breach that has not been cured by the Company pursuant to Section 9.1(b), then the Company shall pay to Acquiror within thirty (30) days after such termination an amount equal to all of Acquiror's reasonable expenses incurred in connection with the transactions contemplated by this Agreement and all damages caused to Acquiror as a result of such Terminating Company Breach. Notwithstanding any of the foregoing, to the extent that subsequent to the date hereof Acquiror terminates this Agreement by reason of the Company entering into an agreement to purchase substantially all of the assets or equity securities of an entity, such acquisition is not a Company Acquisition and Acquiror has not consented to such acquisition, then the Company shall be obligated to pay to Acquiror its reasonable expenses incurred in connection with the transactions contemplated by this Agreement but shall have no liability to Acquiror for any damages.

     (f) Any payment required to be made by either the Company or the Acquiror pursuant to Section 9.6 of this Agreement shall be made by wire transfer of immediately available funds to an account designated by the party receiving payment. If any party fails to pay any termination fee or any expenses or damages in connection with a termination when due and payable, such party shall pay all costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee, expense and/or damages at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid to the date on which it is paid.

     (g) The Company and Acquiror each agrees that, except as expressly provided therein, the payments provided for in clauses (a) through (e) above, to the extent applicable, shall be the sole and exclusive remedies of the parties against each other upon a termination of this Agreement pursuant to Section 9.1.

                                   ARTICLE X.
                               GENERAL PROVISIONS

SECTION 10.1.  EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

     (a) Except as set forth in Section 10.1(b) of this Agreement, the representations, warranties, covenants and agreements of each party hereto shall remain operative and in full force and effect up to the Effective Time regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors, representatives or agents whether prior to or after the execution of this Agreement.

     (b) The representations and warranties in this Agreement will terminate at the Effective Time; provided, however, that the covenants and agreements of the parties that by their respective terms contemplate performance after the Effective Time or after the termination of this Agreement pursuant to Article IX shall survive the Effective Time or the termination, as applicable.

SECTION 10.2.  NOTICES.

     All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

     (a) If to Acquiror or Merger Sub:

         The Titan Corporation
         3033 Science Park Road
         San Diego, CA 92121
         Telecopier No.: (619) 552-9759
         Attention: Nicholas J. Costanza, Esq., General Counsel

         With a copy (which shall not constitute notice) to:

         Hogan & Hartson L.L.P.
         8300 Greensboro Drive, Suite 1100
         McLean, VA 22102
         Telecopier No.: (703) 610-6200
         Attention: Richard K.A. Becker, Esq.

     (b) If to the Company:

         Advanced Communication Systems, Inc.
         10089 Lee Highway
         Fairfax, VA 22030
         Attention: George A. Robinson, Chief Executive Officer

         With a copy (which shall not constitute notice) to:

         Venable, Baetjer, Howard & Civiletti, LLP
         1201 New York Avenue, N.W., Suite 1100
         Washington, DC 20005
         Telecopier No.: (202) 962-8300
         Attention: Wallace E. Christner, Esq.

SECTION 10.3.  CERTAIN DEFINITIONS.

     For purposes of this Agreement, the term:

     "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement) involving the Company or its Subsidiaries: any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution, tender offer or exchange offer or other similar transaction involving, or, any sale, lease, exchange, mortgage, pledge, transfer or other disposition of ten percent (10%) or more of the assets or equity securities of, the Company or any of its Subsidiaries, in a single transaction or series of related transactions;

     "Affiliate" of any Person means: (a) a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person; and (b) as the context requires (including, without limitation, for purposes of Section 7.11 hereof), any Person who is or may be an "affiliate" of such Person for purposes of Rule 145 under the Securities Act or SEC Accounting Series Release 135;

     "Beneficial Owner" (including the terms "beneficial ownership" and "beneficially own") means with respect to any shares of capital stock, a Person who shall be deemed to be the beneficial owner or have beneficial ownership of such shares (a) which such Person or any of its Affiliates or associates beneficially owns, directly or indirectly, (b) which such Person or any of its Affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange
Act) has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding, (c) which are beneficially owned, directly or indirectly, by any other Persons with whom such Person or any of its Affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding voting or disposing of any such shares or (d) pursuant to Section 13(d) of the Exchange Act and any rules or regulations promulgated thereunder;

     "Business Day" means any day other than a day on which banks in the Commonwealth of Virginia are authorized or obligated to be closed;

     "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

     "Credit Facility" means the $60,000,000 Amended and Restated Credit Agreement among NationsBank, N.A. and Mellon Bank, N.A., and Advanced Communication Systems, Inc. and its subsidiaries, Integrated Systems Control, Inc., RF Microsystems, Inc., Advanced Management Incorporated and Semcor, Inc., dated as of February 3, 1999 (the "Credit Agreement"), as amended, and other "loan documents" related thereto.

     "Encumbrance" means any lien, pledge, charge, security interest or other Encumbrance of any nature;

     "Intellectual Property" means all (a) patents, utility models, invention disclosures, industrial designs, and applications for registration thereof and all reissues, divisions, reexaminations, renewals, extensions, provisionals, continuations, and continuations in part thereof, (b) trademarks, service marks, trade dress, logos, trade names, domain names, web site addresses, and corporate names and registrations and applications for registration thereof and the goodwill associated therewith, (c) copyrights and registrations and applications for registration thereof, (d) computer software, data, and documentation, (e) trade secrets and confidential business information (including formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information, (f) other proprietary rights, and (g) copies and tangible embodiments thereof (in whatever form or medium);

     "Material Adverse Effect" means, with respect to a specified Person, any event, change, circumstance, condition, development, effect or occurrence that individually or in the aggregate (taking into account all other such events, changes, circumstances, conditions, developments, effects or occurrences) has had, caused or resulted in (or with the passage of time would be reasonably likely to have, cause, or result in) a material adverse effect on the business, operations, earnings, assets, properties, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, if any, taken as a whole, except to the extent that any such event, change, circumstance, condition, development, effect or occurrence is directly caused by: (a) conditions generally affecting national, regional or world economics; (b) conditions generally affecting the industry of such Person; (c) the announcement, pendency or process of effectuating the Merger or the transactions contemplated hereby that directly results in a delay of, reduction in or cancellation or change in the terms of customer engagements, projects or relationships; or (d) a change in the market price or trading volume of the securities of such Person; which conditions (in the case of clauses (a) and (b) do not affect such Person in a disproportionate manner as compared with other Persons in such Person's industry). For purposes of this Agreement, the parties acknowledge and agree that (i) the industry of the Company is the government information technology services industry, and (ii) the industry of Acquiror is the government information technology services industry. In addition to the foregoing, the execution or consummation after the date hereof by Acquiror of any merger, acquisition or other similar transaction involving Acquiror and a third party shall constitute a Material Adverse Effect with respect to Acquiror if such merger, acquisition or similar transaction involves a third party in the same line of business as the Company or any Company Subsidiary and could be reasonably expected to have a materially adverse effect on the future employment prospects of Continuing Employees (in aggregate) with the Acquiror or its Affiliates subsequent to the Effective Time.

     "Person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act);

     "Reasonable Best Efforts" means, as to a party hereto, an undertaking by such party to perform or satisfy an obligation or duty or otherwise act in a manner reasonably calculated to obtain the intended result by action or expenditure not substantially disproportionate or unduly burdensome in the circumstances;

     "Subsidiary" of any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary of such Person) (a) owns, directly or indirectly, fifty percent (50%) or more of the capital stock, partnership interests or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity; or (b) possesses, directly or indirectly, control over the direction of management or policies of such corporation, partnership, joint venture or other legal entity (whether through ownership of voting securities, by agreement or otherwise);

     "Superior Proposal" means a bona fide Acquisition Proposal made by any Person that the Board of Directors of the Company determines in its good faith judgment (taking into account the advice of a financial advisor of nationally recognized reputation) will result in a transaction pursuant to which greater aggregate financial consideration will be paid to the Company's stockholders than pursuant to this Agreement and the transactions contemplated by this Agreement and for which financing, to the extent required, is then committed; provided that the Board of Directors of the Company has determined in good faith, taking into account the advice of outside counsel, that it is reasonably likely to be required to recommend such proposal to the Company's stockholders to comply with its fiduciary duties to stockholders under applicable law .

SECTION 10.4.  HEADINGS.

     The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.5.  SEVERABILITY.

     If any term or other provision of this Agreement is deemed invalid, illegal or incapable of being enforced pursuant to any rule of law or public policy or other Order by a court of competent jurisdiction or otherwise, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 10.6.  ENTIRE AGREEMENT.

     This Agreement (together with the Exhibits, the disclosure schedules of the parties and the other documents specified herein and delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties with respect to the subject matter contained herein and therein and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

SECTION 10.7.  SPECIFIC PERFORMANCE.

     The transactions contemplated by this Agreement are unique. Accordingly, the parties acknowledge and agree that, in addition to all other remedies to which they may be entitled, each shall be entitled to a decree of specific performance.

SECTION 10.8.  ASSIGNMENT.

     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

SECTION 10.9.  THIRD PARTY BENEFICIARIES.

     Subject to Section 10.8, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except for the Indemnified Parties under Section 7.6.

SECTION 10.10.  GOVERNING LAW.

     This Agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts between residents of that State and executed in and to be performed entirely within that State. Each party hereby irrevocably submits to the exclusive jurisdiction of the courts in the State of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such courts (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this
Section 10.10 and shall not be deemed to be a general submission to the jurisdiction of such courts or in the State of Delaware other than for such purposes.

SECTION 10.11.  COUNTERPARTS.

     This Agreement may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.12.  WAIVER OF JURY TRIAL.

     EACH OF ACQUIROR, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ACQUIROR, THE COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

             [The remainder of this page intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed and delivered as of the date first written above.

                                      THE TITAN CORPORATION

                                      By:   /s/ GENE W. RAY
                                         ---------------------------------------
                                          Name: Gene W. Ray
                                          Title: Chairman and Chief Executive
                                          Officer

                                      ADVANCED COMMUNICATION SYSTEMS, INC.

                                      By:   /s/ GEORGE A. ROBINSON
                                         ---------------------------------------
                                          Name: George A. Robinson
                                          Title: Chief Executive Officer

                                      A T ACQUISITION CORP.

                                      By:   /s/ GENE W. RAY
                                         ---------------------------------------
                                          Name: Gene W. Ray
                                          Title: Chairman and Chief Executive
                                          Officer

                 SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

                                   EXHIBIT A
                                    FORM OF
                          COMPANY AFFILIATE AGREEMENT

                                DECEMBER 9, 1999

Advanced Communication Systems, Inc.
10089 Lee Highway
Fairfax, Virginia 22030

The Titan Corporation
3033 Science Park Road
San Diego, California 92121

     Re: Affiliate Agreement

Ladies and Gentlemen:

     The undersigned is a stockholder of Advanced Communication Systems, Inc., a Delaware corporation (the "Company"), and will become a stockholder of The Titan Corporation, a Delaware corporation ("Acquiror"), pursuant to the transactions described in the Agreement and Plan of Merger, dated as of December 9, 1999 (the "Merger Agreement"), by and among the Company, Acquiror, and A T Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Acquiror ("Merger Sub"). Under the terms of the Merger Agreement, the Merger Sub will be merged with and into the Company and the shares of common stock of the Company, $.01 par value per share (the "Company Common Stock"), will be converted into and exchanged for shares of common stock of Acquiror, par value $.01 per share ("Acquiror Common Stock"). This Affiliate Agreement represents an agreement by and among the undersigned, the Company and Acquiror regarding certain rights and obligations of the undersigned in connection with the (i) shares of Company Common Stock beneficially owned by the undersigned and (ii) shares of Acquiror Common Stock into which such shares of Company Common Stock are to be converted as a result of the merger (the "Merger") of the Merger Sub with and into the Company.

     In consideration of the Merger and the mutual covenants contained herein, the undersigned, the Company and Acquiror hereby agree as follows:

     1. Affiliate Status. The undersigned understands and agrees that as to the Company he or she may be deemed to be an "affiliate" as that term is used in SEC Accounting Series Release Nos. 130 and 135 and Rule 145 of the rules and regulations of the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "1933 Act"), and the undersigned anticipates that the undersigned will be such an "affiliate" at the time of the Merger.

     2. Restriction on Disposition.

     (a) The undersigned agrees that during the Pooling Period (as defined below) he or she will not sell, transfer, or otherwise dispose of his or her interests in, or reduce his or her risk relative to, any of the (i) shares of Company Common Stock over which the undersigned has or shares voting or dispositive power with respect thereto or (ii) shares of Acquiror Common Stock into which such shares of Company Common Stock are converted upon consummation of the Merger or upon the exercise of any options to purchase Acquiror Common Stock. Notwithstanding the foregoing, the undersigned may sell, transfer or otherwise dispose of his or her interests in, or reduce his or her risk relative with respect to a de minimis (such amount to be determined in accordance with accounting rules, regulations, interpretations and bulletins of the SEC) number of (i) shares of Company Common Stock over which the undersigned has or shares voting or dispositive power with respect there to or (ii) shares of Acquiror Common Stock into which such shares of Company Common Stock are converted upon consummation of the Merger or upon the exercise of any options to purchase Acquiror Common Stock (any such transfer, a "De Minimis Transfer"), provided, however, that any De Minimis Transfer shall be subject to the prior written consent and approval of Acquiror and Acquiror shall be entitled to withhold such consent and approval if the

Acquiror reasonably believes (based upon consultation with Acquiror's independent public accountants) that such De Minimis Transfer (along with any other De Minimis Transfers by the undersigned or any other "affiliate" of the Company or the Acquiror) would prevent accounting for the Merger as a "pooling of interests".

     (b) For purposes of this Affiliate Agreement, "Pooling Period" shall mean the period commencing thirty (30) days prior to the Effective Time (as defined in the Merger Agreement) and ending on the date which is two (2) business days after publication by Acquiror of its results of post-Merger operations for the period which includes at least thirty (30) days of post-Merger combined operations of Acquiror and the Company whether by issuance of a quarterly earnings report on Form 10-K, 10-Q, 8-K or other public issuance (such as a press release) that includes such information. The undersigned understands that reducing his or her risk relative to such shares of Company Common Stock or Acquiror Common Stock includes, but is not limited to, using such shares to secure a loan, purchasing a put option to sell such shares or otherwise entering into a put agreement with respect to such shares.

     3. Covenants and Warranties of Undersigned. The undersigned represents, warrants and agrees that:

        (a) The Acquiror Common Stock received by the undersigned as a result of the Merger will be taken for the undersigned's own account and not for others, directly or indirectly, in whole or in part; and

        (b) Within thirty (30) days of execution hereof, the undersigned will, and will cause each of the other parties whose shares are deemed to be beneficially owned by the undersigned pursuant to Section 7 hereof to, have all of the Company Common Stock beneficially owned by the undersigned registered in the name of the undersigned or such parties as applicable, prior to the effective date of the Merger and not in the name of any bank, broker dealer, nominee or clearinghouse.

     4. Restrictions on Transfer. The undersigned understands and agrees that stop transfer instructions with respect to the shares of Acquiror Common Stock received by the undersigned pursuant to the Merger will be given to the Acquiror's transfer agent and that there will be placed on the certificates for such shares, or shares issued in substitution thereof, a legend stating substantially as follows:

          "The shares represented by this certificate were issued pursuant to a business combination which is accounted for as a "pooling of interests" and may not be sold, nor may the owner thereof reduce his risks relative thereto in any way, until such time as The Titan Corporation ("Acquiror") has published the financial results covering at least 30 days of combined operations after the effective date of the merger through which the business combination was effected (except for such sales to the extent permitted pursuant to a limited de minimis transfer exception under the accounting rules, regulations, interpretations and bulletins of the SEC). In addition, the shares represented by this certificate may not be sold, transferred or otherwise disposed of except or unless (1) covered by an effective registration statement under the Securities Act of 1933, as amended, (2) in accordance with (i) Rule 145(d) of the Rules and Regulations of such Act (in the case of shares issued to an individual who is not an affiliate of Acquiror) or (ii) Rule 144 (in the case of shares issued to an individual who is an affiliate of Acquiror), or (3) in accordance with a legal opinion satisfactory to counsel for Acquiror that such sale or transfer is otherwise exempt from the registration requirements of such Act."

     Such legend will also be placed on any certificate representing Acquiror securities issued subsequent to the original issuance of the Acquiror Common Stock pursuant to the Merger as a result of any stock dividend, stock split, or other recapitalization as long as the Acquiror Common Stock issued to the undersigned pursuant to the Merger has not been transferred in such manner to justify the removal of the legend therefrom. Upon the request of the undersigned, Acquiror shall cause the certificates representing the shares of Acquiror Common Stock issued to the undersigned in connection with the Merger to be reissued free of any legend relating to restrictions on transfer by virtue of ASR 130 and 135 promptly after the requirements of ASR 130 and 135 have been met upon receipt of an opinion of counsel reasonably acceptable to Acquiror to the effect that such legend may be removed (the Acquiror may waive, in the Acquiror's sole and absolute discretion, the Acquiror's right to receive such opinion). In addition, if the provisions of Rules 144 and 145 are amended to eliminate restrictions applicable to the Acquiror Common Stock received by the undersigned pursuant to the Merger, or at the expiration of the restrictive period set forth in Rule 145(d), Acquiror, upon the request of the undersigned, will cause the certificates representing the shares of Acquiror Common Stock issued to the undersigned in connection with the Merger to be reissued free of any legend relating to the restrictions set forth in Rules 144 and 145(d), or upon receipt by Acquiror of an opinion of counsel reasonably acceptable to Acquiror to the effect that such legend is not required under the 1933 Act and may be removed.

     5. Certain Understandings and Acknowledgments. The undersigned acknowledges and understands that the representations, warranties and covenants of the undersigned set forth herein will be relied upon by Acquiror and the Company and their respective affiliates, counsel and accounting firms, and that substantial losses and damages may be incurred by these persons if such representations, warranties or covenants are breached. The undersigned has carefully read the Merger Agreement and this Affiliate Agreement and discussed their requirements and impact upon the undersigned's ability to sell, transfer, or otherwise dispose of, or reduce his risks relative to, the shares of Acquiror Common Stock to be received by the undersigned, to the extent the undersigned believes necessary, with his or her counsel or counsel for the Company.

     6. Transfer Under Rule 145(d). If the undersigned desires to sell or otherwise transfer the shares of Acquiror Common Stock received by him in connection with the Merger at any time during the restrictive period set forth in Rule 145(d), the undersigned will provide the necessary representation letter to the transfer agent for Acquiror Common Stock together with such additional information as the transfer agent may reasonably request. If counsel reasonably acceptable to Acquiror concludes that such proposed sale or transfer complies with the requirements of Rule 145(d), upon receipt of an opinion of counsel reasonably acceptable to Acquiror, Acquiror will so instruct the transfer agent and provide such opinions to the transfer agent as may be necessary so that the undersigned may complete the proposed sale or transfer.

     7. Acknowledgments. The undersigned recognizes and agrees that the foregoing provisions also may apply to (i) the undersigned's spouse, if that spouse has the same home as the undersigned, (ii) any relative of the undersigned who has the same home as the undersigned, (iii) any trust or estate in which the undersigned, such spouse, and any such relative collectively own at least a 10% beneficial interest or of which any of the foregoing serves as trustee, executor, or in any similar capacity, and (iv) any corporation or other organization in which the undersigned, such spouse, and any such relative collectively own at least 10% of any class of equity securities or of the equity interest.

     8. Termination. This Affiliate Agreement shall be terminated and shall be of no further force and effect upon the termination of the Merger Agreement.

     9. Miscellaneous. This Affiliate Agreement is the complete agreement between the Company, Acquiror and the undersigned concerning the subject matter hereof. Nothing set forth herein, however, shall be construed to limit in any way any of the undersigned's other rights incident to ownership of shares of Company Common Stock or Acquiror Common Stock. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This Affiliate Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law.

     This Affiliate Agreement is executed as of the 9th day of December, 1999.

                                          Very truly yours,

                                          --------------------------------------
                                          Signature

                                          Name:
                                                --------------------------------
                                          Address:
                                                  ------------------------------
                                                  ------------------------------
                                                  ------------------------------
AGREED TO AND ACCEPTED as of
December 9, 1999

THE TITAN CORPORATION

By:
   -------------------------------------
Name:
     -----------------------------------
Title:
      ----------------------------------

ADVANCED COMMUNICATION SYSTEMS, INC.

By:
   -------------------------------------
Name:
     -----------------------------------
Title:
      ----------------------------------

                                   EXHIBIT B
                                    FORM OF
                          ACQUIROR AFFILIATE AGREEMENT

                                DECEMBER 9, 1999

The Titan Corporation
3033 Science Park Road
San Diego, California 92121

     Re: Affiliate Agreement

Ladies and Gentlemen:

     The undersigned is a stockholder of The Titan Corporation, a Delaware corporation ("Acquiror"). Under the terms of the Agreement and Plan of Merger, dated as of December 9, 1999 (the "Merger Agreement"), by and among Acquiror, Advanced Communication Systems, Inc., a Delaware corporation (the "Company"), and A T Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Acquiror ("Merger Sub"), the Merger Sub will be merged with and into the Company (the "Merger") and the shares of common stock of the Company, $.01 par value per share, will be converted into and exchanged for shares of common stock of Acquiror, par value $.01 per share ("Acquiror Common Stock"). This Affiliate Agreement represents an agreement between the undersigned and Acquiror regarding certain rights and obligations of the undersigned in connection with the shares of Acquiror Common Stock beneficially owned by the undersigned.

     In consideration of the Merger and the mutual covenants contained herein, the undersigned and Acquiror hereby agree as follows:

     1. Affiliate Status. The undersigned understands and agrees that as to Acquiror he or she may be deemed to be an "affiliate" as that term is used in SEC Accounting Series Release Nos. 130 and 135 and Rule 145 of the rules and regulations of the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "1933 Act"), and the undersigned anticipates that the undersigned will be such an "affiliate" at the time of the Merger.

     2. Restriction on Disposition.

     (a) The undersigned agrees that during the Pooling Period (as defined below) he or she will not sell, transfer, or otherwise dispose of his or her interests in, or reduce his or her risk relative to, any of the shares of Acquiror Common Stock over which the undersigned has or shares voting or dispositive power with respect thereto. Notwithstanding the foregoing, the undersigned may sell, transfer or otherwise dispose of his or her interests in, or reduce his or her risk relative with respect to a de minimis (such amount to be determined in accordance with accounting rules, regulations, interpretations and bulletins of the SEC) number of shares of Acquiror Common Stock (any such transfer, a "De Minimis Transfer"), provided, however, that any De Minimis Transfer shall be subject to the prior written consent and approval of Acquiror and Acquiror shall be entitled to withhold such consent and approval if Acquiror reasonably believes (based upon consultation with Acquiror's independent public accountants) that such De Minimis Transfer (along with any other De Minimis Transfers by the undersigned or any other "affiliate" of Acquiror) would prevent accounting for the Merger as a "pooling of interests".

     (b) For purposes of this Affiliate Agreement, "Pooling Period" shall mean the period commencing thirty days (30) days prior to the Effective Time (as defined in the Merger Agreement) and ending on the date which is two (2) business days after publication by Acquiror of its results of post-Merger operations for the period which includes at least thirty (30) days of post-Merger combined operations of Acquiror and the Company whether by issuance of a quarterly earnings report on Form 10-K, 10-Q, 8-K or other public issuance (such as a press release) that includes such information. The undersigned understands that reducing his or her risk relative to such shares of Acquiror Common Stock includes, but is not limited to, using such shares to secure a loan, purchasing a put option to sell such shares or otherwise entering into a put agreement with respect to such shares.

     3. Covenants and Warranties of Undersigned. The undersigned represents, warrants and agrees that within thirty (30) days of execution hereof, the undersigned will, and will cause each of the other parties whose shares are deemed to be beneficially owned by the undersigned pursuant to Section 4(b) hereof to, have all of the Acquiror Common Stock beneficially owned by the undersigned registered in the name of the undersigned or such parties as applicable, prior to the effective date of the Merger and not in the name of any bank, broker dealer, nominee or clearinghouse.

     4. Certain Understandings and Acknowledgments.

     (a) The undersigned acknowledges and understands that the representations, warranties and covenants of the undersigned set forth herein will be relied upon by Acquiror and its respective affiliates, counsel and accounting firms, and that substantial losses and damages may be incurred by these persons if the undersigned's representations warranties or covenants are breached. The undersigned has carefully read the Merger Agreement and this Affiliate Agreement and discussed their requirements and impact upon his ability to sell, transfer, or otherwise dispose of, or reduce his risks relative to, the shares of Acquiror Common Stock beneficially owned by the undersigned, to the extent he or she believes necessary, with his or her counsel or counsel for the Acquiror.

     (b) The undersigned recognizes and agrees that the foregoing provisions of this Affiliate Agreement also may apply to (i) the undersigned's spouse, if that spouse has the same home as the undersigned, (ii) any relative of the undersigned who has the same home as the undersigned, (iii) any trust or estate in which the undersigned, such spouse, and any such relative collectively own at least a 10% beneficial interest or of which any of the foregoing serves as trustee, executor, or in any similar capacity, and (iv) any corporation or other organization in which the undersigned, such spouse, and any such relative collectively own at least 10% of any class of equity securities or of the equity interest.

     5. Termination. This Affiliate Agreement shall be terminated and shall be of no further force and effect upon the termination of the Merger Agreement.

     6. Miscellaneous. This Affiliate Agreement is the complete agreement between Acquiror and the undersigned concerning the subject matter hereof. Nothing set forth herein, however, shall be construed to limit in any way any of the undersigned's other rights incident to ownership of shares of Acquiror Common Stock. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This Affiliate Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law.

            [The remainder of this page is intentionally left blank]

     This Affiliate's Agreement is executed as of the 9th day of December, 1999.

                                          Very truly yours,

                                          --------------------------------------
                                          Signature

                                          Name:
                                                --------------------------------
                                          Address:
                                                   -----------------------------
                                                   -----------------------------
                                                   -----------------------------
AGREED TO AND ACCEPTED as of
December 9, 1999

THE TITAN CORPORATION

By:
   -------------------------------------
Name:
     -----------------------------------
Title:
      ----------------------------------

                                   APPENDIX B

                                          December 8, 1999

Board of Directors
Advanced Communication Systems, Inc.
10089 Lee Highway
Fairfax, VA 22030

Members of the Board of Directors:

     You have requested our opinion as to the fairness from a financial point of view to Advanced Communication Systems, Inc. (the "Company") of the Exchange Ratio (as defined below) provided for in connection with the proposed merger (the "Merger") of the Company with a wholly owned subsidiary of The Titan Corporation (the "Purchaser"). Pursuant to the terms of the December 7, 1999 draft of an Agreement and Plan of Merger (the "Agreement") to be entered into by and among the Company, the Purchaser and AT Acquisition Corp. ("Acquisition Sub"), the Company will become a wholly owned subsidiary of the Purchaser, and stockholders of the Company will receive for each share of common stock, par value $.01 per share, of the Company (the "Company Common Stock"), held by them, other than shares held in treasury or held by the Purchaser or any affiliate of the Purchaser, consideration in the form of shares of common stock, par value $.01 per share, of the Purchaser (the "Purchaser Common Stock") equal to an amount (the "Exchange Ratio") calculated pursuant to a formula contained in the Agreement. The terms and conditions of the Merger are more fully set out in the Agreement.

     You have informed us, and we have assumed, that the Merger will be accounted for as a pooling of interests in accordance with U.S. Generally Accepted Accounting Principles. You also have informed us, and we have assumed, that the Merger will be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986, as amended.

     For purposes of the opinion set forth herein, we have:

          (xv) reviewed certain publicly available financial statements and other business and financial information of the Company and the Purchaser, respectively;

          (xv) reviewed certain internal financial statements and other financial and operating data concerning the Company and the Purchaser, respectively;

          (xv) analyzed certain financial forecasts prepared by the managements of the Company and the Purchaser, respectively;

          (xv) reviewed and discussed with senior executives of the company and the Purchaser information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the management of the Company;

          (xv) discussed the past and current operations, financial condition and prospects of the Company with senior executives of the Company and discussed the past and current operations, financial condition and prospects of the Purchaser with senior executives of the Purchaser;

          (xv) reviewed the pro forma impact of the Merger on the Purchaser's earnings per share, cash flow, consolidated capitalization and financial ratios;

          (xv) reviewed and considered in the analysis, information prepared by members of senior management of the Company and the Purchaser relating to the relative contributions of the Company and the Purchaser to the combined company;

          (xv) reviewed the reported prices and trading activity for the Company Common Stock and the Purchaser Common Stock;

          (xv) compared the financial performance of the Company and the Purchaser and the prices and trading activity of the Company Common Stock and the Purchaser Common Stock with that of certain other publicly traded companies we deemed relevant;

          (xv) compared certain financial terms to financial terms, to the extent publicly available, of certain other business combination transactions we deemed relevant;

          (xv) participated in discussions and negotiations among representatives of the Company and the Purchaser and their financial and legal advisors;

          (xv) reviewed the Agreement and certain related documents;

          (xv) at the request of management of the Company, spoken with a number of potential purchasers concerning their interest in the Company and their preliminary range of possible purchase prices;

          (xv) analyzed various segments of the Purchaser's business and compared them to publicly available information on other market participants; and

          (xv) performed such other analyses and considered such other factors as we have deemed appropriate.

     We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us for the purposes of this opinion. With respect to the financial forecasts, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of the Company and the Purchaser. With respect to the forecasts for the Company provided to us by its management, for purposes of our analyses we have adjusted such forecasts to reflect more conservative assumptions than those made by management of the Company. We have discussed the adjusted forecasts with management of the Company and they have acknowledged our use of such adjusted forecasts in arriving at our opinion. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. No opinion is expressed as to whether any alternative transaction might produce consideration for the Company's stockholders in an amount in excess of that contemplated in the Merger.

     We have assumed that in connection with the receipt of all the necessary regulatory approvals for the proposed Merger, no restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We have relied upon, without independent verification, the assessment by the management of the Company and the Purchaser of their respective technology, products and services and the integration of the Company's technology with the Purchaser's technology and the timing of introduction of future products and services incorporating such technology. We have also assumed that the Purchaser will be able to retain the Company's key managers upon consummation of the Merger.

     We have acted as sole financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, including a fee which is contingent upon rendering this opinion and a fee which is contingent upon the consummation of the Merger. In the past, Banc of America Securities LLC or its affiliates have provided financial advisory and financing services for the Company and have received fees for the rendering of these services. We serve as agent bank under the Company's senior credit facility and have received fees for the rendering of such services. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company and the Purchaser for our own account or for the accounts of customers and, accordingly, we or our affiliates may at any time hold long or short positions in such securities.

     It is understood that this letter is for the benefit and use of the Board of Directors of the Company in connection with and for purposes of its evaluation of the Merger and is not on behalf of, and shall not confer rights or remedies upon, any person, including without limitation any stockholder of the Company, other than the Board of Directors. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. However, this opinion may be included in its entirety in any filing made by the Company in respect of the Transactions with the Securities and Exchange Commission, so long as this opinion is reproduced in such filing in full and any description of or reference to us or summary of this opinion and the related analysis in such filing is in a form acceptable to us and our counsel. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of
Section 11 of the Securities Act. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and we do not have any obligation to update, revise, or reaffirm this opinion. This opinion does not in any manner address the prices at which the shares of Company Common Stock or Purchaser Common Stock have traded or at which shares of Purchaser Common Stock will trade following consummation of the Merger. No opinion is rendered with respect to any shares of Company Common Stock held by the Purchaser or any affiliate of the Purchaser. In addition, we express no opinion or recommendation as to how the stockholders of the Company should vote at the stockholders' meeting held in connection with the Merger.

     Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Exchange Ratio to be received by the Company's stockholders in the proposed Merger is fair from a financial point of view to the Company.

                                          Very truly yours,

                                          BANC OF AMERICA SECURITIES LLC

                                          By:    /s/ STEWART M. BOSWELL
                                            ------------------------------------
                                          Name:  Stewart M. Boswell
                                          Title:    Managing Director

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement of such action, suit or proceeding, provided that amounts paid in settlement of such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interest, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was illegal. A Delaware corporation may indemnify officers and directors against expenses (including attorney's fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

     The Bylaws of The Titan Corporation ("Titan") contain a provision to limit the personal liability of the directors of Titan for violations of their fiduciary duty, except to the extent such limitation of liability is prohibited by the Delaware Law. This provision eliminates each director's liability to Titan or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to Titan or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The Bylaws of Titan provide that Titan will indemnify directors and officers to the fullest extent permitted by law. The effect of these provisions is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

     In addition, Titan has entered into indemnity agreements with its executive officers and directors whereby Titan obligates itself to indemnify such officers and directors from any amounts which the officer or director becomes obligated to pay because of any claim made against such officer or director arising out of any act or omission committed while such officer or director is acting in the capacity of an officer or director of Titan.

     Titan maintains directors and officers liability insurance coverage that insures its officers and directors against certain losses that may arise out of their positions with Titan and insures Titan for liabilities it may incur to indemnity its officers and directors.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES.

     (a) The following exhibits, as required by Item 601 of Regulation S-K, are filed as part of this Registration Statement:

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
   2.1        Agreement and Plan of Merger by and among The Titan
              Corporation, Advanced Communications Systems, Inc. and A T
              Acquisition Corp. dated as of December 9, 1999, as amended as of January 20, 2000 (included as Appendix A to the Proxy
              Statement/ Prospectus contained in this Registration
              Statement).
   3.1*       Registrant's Restated Certificate of Incorporation, as
              amended.

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
   3.2        Registrant's By-laws, as amended, which was Exhibit 6(a)(3)
              to Registrant's Quarterly Report on Form 10-Q dated November
              13, 1995, is incorporated herein by this reference.
   4.1*       Specimen of certificate representing Registrant's Common
              Stock, $.01 par value.
   4.2        Rights Amendment, dated as of August 21, 1995, between the
              Titan Corporation and American Stock Transfer and Trust
              Company, which was Exhibit 1 to Registrant's Form 8-A dated
              September 5, 1995, is incorporated herein by this reference.
   5.1*       Legal opinion of Hogan & Hartson L.L.P. regarding the
              validity of the securities registered hereby.
   8.1*       Legal opinion of Hogan & Hartson L.L.P. with respect to
              certain tax matters.
   8.2*       Legal opinion of Venable, Baetjer, Howard & Civiletti, LLP with respect to certain tax matters.
  10.1*       Company Stockholders Agreement by and among The Titan
              Corporation, A T Acquisition Corp. and each other person
              listed on the signature page thereto dated as of December 9,
              1999.
  10.2*       Irrevocable Proxy of Charles G. Martinache dated December 9,
              1999.
  10.3*       Irrevocable Proxy of George A. Robinson and Barbara Robinson
              dated December 9, 1999.
  10.4*       Irrevocable Proxy of Thomas A. Costello and Margaret M.
              Costello dated December 9, 1999.
  21*         Subsidiaries of Registrant as of December 31, 1999.
  23.1*       Consent of Arthur Andersen LLP, Independent Public
              Accountants with respect to Registrant.
  23.2*       Consent of Arthur Andersen, LLP, Independent Public
              Accountants with respect to Advanced Communication Systems,
              Inc.
  23.3*       Consent of Hogan & Hartson L.L.P. (contained in its opinions filed as Exhibits 5.1 and 8.1).
  23.4*       Consent of Venable, Baetjer, Howard & Civiletti, LLP
              (contained in its opinion filed as Exhibit 8.2).
  23.5*       Consent of Arthur Andersen LLP, Independent Public
              Accountants, with respect to the audited financial
              statements of Transnational Partners, II, LLC which were
              filed as part of Registrant's Form 8-K/A filed on January
              19, 2000.
  23.6*       Consent of Arthur Andersen LLP, Independent Public
              Accountants, with respect to the audited financial
              statements of JB Systems, Inc. which were filed as part of the Registrant's Form 8-K/A filed on January 19, 2000.
  23.7*       Consent of Ernst & Young LLP, Independent Public
              Accountants, with respect to the audited financial
              statements of Assist Cornerstone Technologies, Inc. which
              were filed as part of Registrant's Form 8-K/A filed on
              January 19, 2000.
  23.8*       Consent of KPMG LLP, Independent Public Accountants, with
              respect to the audited financial statements of SFG
              Technologies, Inc. which were filed as part of Registrant's
              Form 8-K/A filed on January 24, 2000.
  99.1*       Consent of Banc of America Securities LLC.
  99.2*       Consent of George A. Robinson.
  99.3*       Form of ACS Proxy for Special Meeting of Stockholders.

---------------

* Filed herewith.

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such offering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information caused for by the other items of the applicable form.

     (d) The undersigned registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statements through the date of responding to the request.

     (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 24(th) day of January, 2000.

                                          The Titan Corporation

                                          /s/ NICHOLAS J. COSTANZA
                                          --------------------------------------
                                          Nicholas J. Costanza
                                          Senior Vice President,
                                          General Counsel and Secretary
                                          (duly authorized officer)

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

                     SIGNATURE                                   TITLE                       DATE
                     ---------                                   -----                       ----

/s/ GENE W. RAY                                      President and Chief Executive     January 24, 2000
---------------------------------------------------  Officer and Director
Gene W. Ray                                          (principal executive officer)

/s/ ERIC M. DEMARCO                                  Senior Vice President and         January 24, 2000
---------------------------------------------------  Chief Financial Officer
Eric M. DeMarco                                      (principal financial officer)

/s/ DEANNA H. PETERSEN                               Corporate Controller and Vice     January 24, 2000
---------------------------------------------------  President (principal
Deanna H. Petersen                                   accounting officer)

/s/ CHARLES R. ALLEN                                 Director                          January 24, 2000
---------------------------------------------------
Charles R. Allen

/s/ JOSEPH F. CALIGIURI                              Director                          January 24, 2000
---------------------------------------------------
Joseph F. Caligiuri

/s/ DANIEL J. FINK                                   Director                          January 24, 2000
---------------------------------------------------
Daniel J. Fink

/s/ THOMAS G. POWNALL                                Director                          January 24, 2000
---------------------------------------------------
Thomas G. Pownall

/s/ ROBERT E. LABLANC                                Director                          January 24, 2000
---------------------------------------------------
Robert E. LaBlanc

/s/ ROBERT HANISEE                                   Director                          January 24, 2000
---------------------------------------------------
Robert Hanisee

                                                     Director                          January   , 2000
---------------------------------------------------
James Roth

                                 EXHIBIT INDEX

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
   2.1        Agreement and Plan of Merger by and among The Titan
              Corporation, Advanced Communications Systems, Inc. and A T
              Acquisition Corp. dated as of December 9, 1999, as amended as of January 20, 2000 (included as Appendix A to the Proxy
              Statement/ Prospectus contained in this Registration
              Statement).
   3.1*       Registrant's Restated Certificate of Incorporation, as
              amended.
   3.2        Registrant's By-laws, as amended, which was Exhibit 6(a)(3)
              to Registrant's Quarterly Report on Form 10-Q dated November
              13, 1995, is incorporated herein by this reference.
   4.1*       Specimen of certificate representing Registrant's Common
              Stock, $.01 par value.
   4.2        Rights Amendment, dated as of August 21, 1995, between the
              Titan Corporation and American Stock Transfer and Trust
              Company, which was Exhibit 1 to Registrant's Form 8-A dated
              September 5, 1995, is incorporated herein by this reference.
   5.1*       Legal opinion of Hogan & Hartson L.L.P. regarding the
              validity of the securities registered hereby.
   8.1*       Legal opinion of Hogan & Hartson L.L.P. with respect to
              certain tax matters.
   8.2*       Legal opinion of Venable, Baetjer, Howard & Civiletti, LLP with respect to certain tax matters.
  10.1*       Company Stockholders Agreement by and among The Titan
              Corporation, A T Acquisition Corp. and each other person
              listed on the signature page thereto dated as of December 9,
              1999.
  10.2*       Irrevocable Proxy of Charles G. Martinache dated December 9,
              1999.
  10.3*       Irrevocable Proxy of George A. Robinson and Barbara Robinson
              dated December 9, 1999.
  10.4*       Irrevocable Proxy of Thomas A. Costello and Margaret M.
              Costello dated December 9, 1999.
  21*         Subsidiaries of Registrant as of December 31, 1999.
  23.1*       Consent of Arthur Andersen LLP, Independent Public
              Accountants with respect to Registrant.
  23.2*       Consent of Arthur Andersen, LLP, Independent Public
              Accountant, with respect to Advanced Communication Systems,
              Inc.
  23.3*       Consent of Hogan & Hartson L.L.P. (contained in its opinions filed as Exhibits 5.1 and 8.1).
  23.4*       Consent of Venable, Baetjer, Howard & Civiletti, LLP
              (contained in its opinion filed as Exhibit 8.2).
  23.5*       Consent of Arthur Andersen LLP, Independent Public
              Accountants, with respect to the audited financial
              statements of Transnational Partners, II, LLC which were
              filed as part of the Registrant's Form 8-K/A dated January
              19, 2000.
  23.6*       Consent of Arthur Andersen LLP, Independent Public
              Accountants, with respect to the audited financial
              statements of JB Systems, Inc. which were filed as part of the Registrant's Form 8-K/A dated January 19, 2000.
  23.7*       Consent of Ernst & Young LLP, Independent Public
              Accountants, with respect to the audited financial
              statements of Assist Cornerstone Technologies, Inc. which
              were filed as part of the Registrant's Form 8-K/A dated
              January 19, 2000.
  23.8*       Consent of KPMG LLP, Independent Public Accountants, with
              respect to the audited financial statements of SFG
              Technologies, Inc. which were filed as part of the
              Registrant's Form 8-K/A dated January 24, 2000.
  99.1*       Consent of Banc of America Securities LLC.
  99.2*       Consent of George A. Robinson.
  99.3*       Form of ACS Proxy for Special Meeting of Stockholders.

---------------

* Filed herewith.